Exhibit 13

EXECUTION COPY

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated as of December 29, 2000 by and among STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”), and each entity listed on Schedule I hereto, together with any other entity which may from time to time become a party to this Agreement by execution of an Instrument of Accession substantially in the form attached as Exhibit I hereto (each a “Fund” and collectively, the “Funds”).

WHEREAS, each Fund is, unless otherwise noted, registered as an open-end or closed-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain State Street to furnish certain accounting and other administrative services, and State Street is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION.

1.1	In this Agreement:

“Agreement” means this Agreement including the recitals hereto and the Schedules and Exhibits, as the same may be amended from time to time by agreement of the parties.

“Authorized Person” means any person authorized by a Fund to give Proper Instructions on behalf of the Fund and in respect of whom State Street has not received written notice from the Fund that such authorization has been revoked.

“Authorized Price Sources” means pricing sources designated by a Fund on State Street’s standard form price source authorization, as the same may be amended by the Fund and State Street from time to time or as otherwise designated by the Fund or an Authorized Person, including, without limitation, the investment adviser to the Fund.

“Business Day” means any day on which the New York Stock Exchange is open for trading or on which banking institutions in the City of New York are open for business.

“Charter Documents” means a Fund’s Articles of Incorporation or Declaration of Trust, as the case may be, and By-Laws.

“Compliance Monitoring Services” means the agreed investment compliance checks as may be carried out by State Street in respect of a Fund on a daily (or other periodic) basis pursuant to the provisions of the Compliance Monitoring Services Addendum attached hereto as Exhibit 2.

“Constitutive Documents” means, collectively, a Fund’s Charter Documents and Prospectus, as defined herein.

“Existing Service” means a Service which is described in the Service Level Agreement or which is determined by the JSC (as defined in Section 15) to be an Existing Service.

“Historic Fund Records” means the books, records, data files, documents and other information maintained by or on behalf of each Fund as part of the Services prior to the effective date of this Agreement and which are necessary for the provision of the Services by State Street hereunder.

“MLIM” means Merrill Lynch Investment Managers, L.P.

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“New Service” means a Service other than an Existing Service.

“Proper Instructions” means instructions (which may be standing instructions) received by State Street from an Authorized Person, in any of the following forms:

(i)	in writing signed by the Authorized Person; or
(ii)	in a tested communication; or
(iii)	in a communication utilizing access codes effected between electro mechanical or electronic devices as may be agreed upon by the parties in writing from time to time; or
(iv)	by such other means as may be agreed upon in writing from time to time by State Street and the party giving such instruction including, without limitation, oral instructions.

“Prospectus” means a Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Fund’s Prospectus(es) and Statement(s) of Additional Information relating to all portfolios and all amendments and supplements thereto as in effect from time to time.

“Service Level Agreement” means the Service Level Agreement of even date herewith between State Street and MLIM relating to the provision of the Services, as amended from time to time.

“Services” means the accounting and other administrative services described in Sections 3 and 4 hereof.

1.2
References herein to a Fund shall be deemed to include each portfolio or class of share of such Fund, as applicable.  For purposes of any liability or indemnification provision hereunder each separate portfolio of an investment company shall be considered a Fund.

1.3
In this Agreement references, to “persons” shall include legal as well as natural entities, references importing the singular shall include the plural (and vice versa), use of the masculine pronoun shall include the feminine and numbered schedules, exhibits, sections or sub-sections shall (unless the contrary intention appears) be construed as references to such schedules and exhibits hereto and, sections or sub-sections herein bearing those numbers.  The Schedules and Exhibits are hereby incorporated herein by reference.

2.	APPOINTMENT.

2.1
Each Fund hereby retains State Street and State Street agrees to provide the Services, in each case subject to and in accordance with the terms and conditions set forth in this Agreement and subject to the control, supervision and direction of the Fund and the review and comment by the Fund’s auditors and legal counsel and in accordance with such procedures as may be established from time to time between the Fund and State Street.  State Street confirms that it shall offer employment to substantially all of those persons employed by, and in good standing with, the Mutual Fund Accounting Department of MLIM as of the date hereof.

2.2
In the event that a Fund establishes one or more additional series of shares with respect to which it desires to have State Street render Services under the terms hereof, it shall so notify State Street in writing and thereafter such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by State Street on a discrete basis.

2.3
Subject to obtaining the prior written approval of each Fund, State Street may assign, delegate or otherwise transfer any or all of its rights and obligations under this Agreement to a third party provided that State Street’s liability to the Funds shall not be affected thereby.

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2.4
It is hereby acknowledged and agreed by each Fund that this Agreement is entered into by the Fund as a principal contracting party and not as agent for any other party and nothing contained herein shall be interpreted as creating any contractual obligations on the part of State Street towards any shareholders of the Fund.

2.5	State Street shall not be responsible for any duties or obligations which it has not specifically undertaken pursuant to this Agreement and no such duties or obligations shall be implied or inferred.

2.6
This Agreement and the Services to be provided by State Street hereunder shall be revised by the parties from time to time to comply with changes in any law, rule or regulation applicable to the Funds.

2.7
If any literature, including, but not limited to, brochures, advertising materials, web site contents and marketing materials, issued by or on behalf of a Fund contains any reference to State Street, other than literature merely identifying State Street as providing accounting or administrative services to the Fund, or if any literature issued by State Street contains any reference to a Fund, then the Fund or State Street, as the case may be, will obtain the other party’s prior written consent to such reference before its publication in any form.

3.	ACCOUNTING SERVICES.

3.1
State Street shall maintain the books of account and other financial records of each Fund in accordance with applicable law, including Section 31(a) of the 1940 Act and rules thereunder, other than records maintained by the Fund’s custodian (as agreed among the Fund, State Street and the custodian) and shall perform the following duties in the manner prescribed by the Constitutive Documents and further in accordance with such written procedures, including, but not limited to, the Service Level Agreement, as may be established between the Fund and State Street from time to time:

3.1.1	Record general ledger entries;

3.1.2	Calculate daily net income;

3.1.3	Reconcile activity to the trial balance;

3.1.4	Calculate and publish daily net asset value;

3.1.5	Prepare account balances; and

3.1.6	Provide such other accounting services as may be required to enable each Fund to maintain its books and records in compliance with applicable law and generally accepted accounting principles.

3.2
Each Fund shall provide timely prior written notice to State Street of any modification in the manner in which such calculations are to be performed.  For purposes of calculating the net asset value of a Fund, State Street shall value the Fund’s portfolio securities utilizing prices obtained from Authorized Price Sources.  State Street shall not be responsible for any revisions to the methods of calculation prescribed by the Constitutive Documents or the Fund unless and until such revisions are communicated in writing to State Street.

4.	ADMINISTRATIVE SERVICES.

4.1	State Street shall provide the following additional administrative services to each Fund in the manner prescribed by the Constitutive Documents and further in accordance with such written

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procedures, including, but not limited to, the Service Level Agreement, as may be established between the Fund and State Street from time to time:

4.1.1	Oversee the maintenance by the Fund’s custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act;

4.1.2	Calculate, submit for approval by officers of the Fund and arrange for payment of the Fund’s expenses;

4.1.3
Prepare for review and approval by officers of the Fund financial information for the Fund’s semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders;

4.1.4
Prepare and file, following review by an officer of and legal counsel for the Fund, the Fund’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR and prepare financial information required by Form N-1A, Form N-2 and other regulatory filings and such other financial reports, forms or filings as may be mutually agreed upon;

4.1.5
Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund’s investment adviser, custodian, legal counsel or independent accountants;

4.1.6	Make such reports and recommendations to the Board of Directors of the Fund (the “Board”) concerning the performance of the Fund’s independent accountants as the Board may reasonably request;

4.1.7
Make such reports and recommendations to the Board concerning the performance and fees of the Fund’s custodian and transfer and dividend disbursing agent (the “Transfer Agent”) as the Board may reasonably request or deem appropriate;

4.1.8	Consult with the Fund’s officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing and following the accounting policies of the Fund;

4.1.9
Provide Compliance Monitoring Services to assist the Fund’s investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon;

4.1.10	Assist the Fund in the handling of routine regulatory examinations and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

4.1.11
Assist the Fund in the preparation of reports to the Board of Directors and with any other work of a routine or non-routine nature that requires information maintained or accessible through the Fund’s accounting and financial records.

4.2
State Street shall be responsible for the provision of the office facilities and the personnel required by it to perform the Services contemplated herein.  State Street shall also provide reasonable facilities for use by the Fund’s auditors in connection with any periodic inspection of the books and records maintained by State Street hereunder.

5.	SERVICE LEVEL AGREEMENT.

5.1
In conjunction with this Agreement, State Street and MLIM shall enter into a Service Level Agreement which specifies key performance indicators and delivery benchmarks in respect of the Services and which reflects the performance goals of the parties from time to time.

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5.2	Subject at all times to the terms and conditions of this Agreement, State Street shall use all reasonable endeavors to provide the Services in accordance with the Service Level Agreement.

5.3
Each Fund shall use all reasonable endeavors to fulfill its duties and obligations under the Service Level Agreement and to cause any third parties referenced therein to do likewise.  State Street shall have no liability for any loss, liability, claim, cost or expense to the extent resulting from or caused by the failure of a Fund or any other party referenced in the Service Level Agreement to comply with the terms thereof.  For avoidance of doubt, the preceding sentence shall not relieve State Street of liability to the extent any such loss or expense arises from its own negligence, bad faith, fraud, willful default or willful misconduct in the discharge of its duties hereunder.

5.4
The liability of State Street in respect of its obligations under the Service Level Agreement shall be governed by the terms of this Agreement.  In no event shall a failure by State Street to comply with any term or condition of the Service Level Agreement constitute a breach or violation of this Agreement giving rise to financial penalties, damages or contractual or other remedies, except as set out in this Section 5.  However, the fact that State Street has met the key performance indicators or delivery benchmarks of the Service Level Agreement shall not relieve State Street of any liability that it might otherwise have under this Agreement arising from or as a result of its fraud, willful default, negligence or willful misconduct in the performance of its duties hereunder.  It is the intention of State Street and each Fund that the remedy for any:

5.4.1	failure by State Street, a Fund or any third party referenced in the Service Level Agreement to meet the performance indicators, delivery benchmarks or other aspects of the Service Level Agreement; or

5.4.2
consistent failure by State Street, a Fund or any third party referenced in the Service Level Agreement to fulfill its duties and obligations under the Service Level Agreement in a material respect; or

5.4.3	dispute relating to the Service Level Agreement,

shall be referral of the matter to the JSC (as defined below) for attempted resolution or, where applicable, termination of this Agreement in accordance with Section 20.6.4.

5.5
The purpose of the referral to the JSC is to resolve the inability of the relevant party to meet the provisions of the Service Level Agreement.  It shall be the responsibility of the JSC to develop and oversee implementation of procedural or operational changes which will enable the Service Level Agreement to be more regularly met; revise the obligations of the parties under the Service Level Agreement to more adequately meet the service requirements of the Funds; or otherwise develop a solution aimed at ensuring that the inability to meet the Service Level Agreement will be less likely to occur in the future.

5.6
If a matter is referred to the JSC pursuant to Section 5.4 and despite implementation of the JSC’s recommendations, a party consistently fails to meet in a material respect its obligations under the Service Level Agreement that were the subject of the referral or any revised obligations agreed as a result of the referral (other than for reasons outside the party’s reasonable control), then the matter shall be referred to the senior executive of the Global Investor Services Group of State Street and the First Vice President — MLIM Operations (or their equivalents following any reorganization) (together the “Executive Officers”) for resolution.  The referral shall expressly cite this Section 5 and state that the relevant Fund(s) or State Street, as the case may be, may exercise its right to terminate this Agreement should the matter not be resolved.

5.7
If the Executive Officers are unable to resolve the matter within thirty (30) Business Days of the referral, and if (but only if) all relevant parties agree in writing within five (5) Business Days of the aforementioned deadline, the matter may be submitted to a mutually-acceptable Professional

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Mediator (as defined in Section 26.5 below) to attempt to facilitate a resolution within thirty (30) Business Days of the referral.  Any such mediation shall be conducted in accordance with the provisions of Sections 26.4 through 26.6. below.

5.8
If either (i) following a failure by the Executive Officers to resolve the matter, the relevant Fund(s) and State Street do not agree on use of a Professional Mediator or (ii) the matter has not been resolved within thirty (30) Business Days of the conclusion of such mediation effort, then the relevant Fund(s) or State Street, as the case may be, shall be entitled to terminate this Agreement in accordance with Sections 20.4.3 and 20.6.4, respectively.

5.9
Nothing in this Section 5 shall limit the liability of State Street for any failure to perform the Services in accordance with the standard of care set forth in Section 11 and the terms of this Agreement as distinct from a failure by State Street to meet key performance indicators or delivery benchmarks of the Service Level Agreement.  The fact that the Service Level Agreement performance metrics have been met shall not excuse State Street from liability that it would otherwise have under the terms of this Agreement.

6.	NECESSARY INFORMATION.

6.1	Each Fund will promptly deliver to State Street copies of each of the following documents and all future amendments and supplements thereto, if any:

6.1.1	The Fund’s Charter Documents;

6.1.2	The Fund’s Prospectus;

6.1.3
Certified copies of the resolutions of the Board authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give Proper Instructions to State Street pursuant to this Agreement and (b) sign checks and pay expenses;

6.1.4	A copy of the investment advisory agreement between the Fund and its investment adviser; and

6.1.5	Such other certificates, documents or opinions which State Street may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

6.2
Each Fund shall provide or cause to be provided to State Street such additional data and information as State Street may reasonably require in order to discharge its duties under this Agreement, including, without limitation, the information detailed in the Service Level Agreement.  State Street shall have no liability for the failure to provide, any error in the provision of, or any delay in providing, any of the Services to the extent the provision of such Services is dependent upon receipt of the aforesaid information and the same has not been provided in a materially complete, accurate and timely manner.  For avoidance of doubt, the preceding sentence shall not relieve State Street of liability to the extent any such loss or expense arises from its own negligence, bad faith, fraud, willful default or willful misconduct in the discharge of its duties hereunder.

6.3
Each Fund shall assure that its custodian and other service providers make available to State Street such information in respect of the Fund as State Street may reasonably require for the performance of the Services.

6.4
Each Fund shall use all reasonable endeavors to ensure that any information provided or caused to be provided to State Street pursuant to this Agreement, including the Service Level Agreement, shall be provided in a complete, accurate and timely manner so as to enable State Street to duly render the Services.

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6.5
In the course of discharging its duties hereunder, State Street may rely on the information provided to it by or on behalf of a Fund or by any persons authorized by a Fund including, without limitation, any other service providers to the Fund or any Authorized Price Sources.

6.6
Each Fund acknowledges and agrees that except as otherwise expressly set forth in the Service Level Agreement, State Street shall have no responsibility for, or duty to review, confirm or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any information provided to it by the Fund, any persons authorized by the Fund or any other service providers to the Fund, including, without limitation, any Authorized Price Sources and shall be without liability for any loss, liability, claim, expense or damage suffered or incurred by any person as a result of State Street having relied upon and utilized such information in good faith.  For avoidance of doubt, the preceding sentence shall not relieve State Street of liability to the extent any such loss or expense arises from its own negligence, bad faith, fraud, willful default or willful misconduct in the discharge of its duties hereunder.  State Street will promptly notify a Fund in the event it becomes aware that any information received by it is incomplete, inaccurate or insufficient or in the event of a failure or delay by any party to provide information required by State Street to discharge its duties under this Agreement.

7.	RECONCILIATION.

7.1
Each Fund represents and warrants to State Street that it has completed or caused to be completed a full reconciliation of the Historic Fund Records and except as otherwise disclosed in writing to State Street such records are accurate and complete in all material respects.

7.2
To the extent the Historic Fund Records remain unreconciled as of the effective date of this Agreement, each Fund shall ensure that the outstanding items are reconciled as soon as practicable or otherwise promptly redressed, in each case at the expense of the Fund.  State Street shall provide all reasonable assistance to each Fund (at the expense of the Fund) to reconcile any outstanding items.

7.3
State Street shall have no liability to a Fund or any other person and shall be indemnified and held harmless by each Fund from and against any loss, liability, damage, claim, cost or expense resulting from or caused by its good faith reliance on the accuracy and completeness of the Historic Fund Records.

8.	PROPER INSTRUCTIONS.

8.1
Each Fund shall provide State Street with an incumbency certificate specifying the names, specimen signatures and powers of all Authorized Persons in respect of the Fund.  State Street may rely upon the identity and authority of such persons until it receives written notice from the relevant Fund to the contrary.

8.2
Each Fund will give State Street all necessary instructions to enable State Street to fulfill its obligations under this Agreement at such times and in such form as mutually agreed upon, including, without limitation, as State Street may request.

8.3
State Street shall have no responsibility or liability to a Fund and shall be indemnified and held harmless by the Fund, if a subsequent written confirmation of an oral Proper Instruction fails to conform to the oral instructions received by State Street.  State Street shall promptly seek written confirmation of any oral instruction received by it.

8.4	State Street shall have no obligation to act in accordance with purported instructions to the extent they conflict with applicable law or regulation, provided that State Street shall not be under any

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obligation to ensure that any instruction received by it would not contravene any such laws or regulations.

8.5
State Street shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instructions which it reasonably deems to be incomplete or unclear, provided that it promptly seeks such clarification.

8.6
State Street shall be held harmless by a Fund in acting upon any instruction, notice, request, consent, certificate or instrument reasonably believed by it to be genuine and to be signed or otherwise given by the proper party or parties.

8.7
If a Fund instructs State Street to take any action (including, without limitation, the initiation of legal proceedings) which may involve the payment of money or liability on the part of State Street, State Street may refrain from acting in accordance with such instruction until it has received indemnity, security or both reasonably satisfactory to it and sufficient to hold it harmless from and against any loss, liability or expense which State Street may incur as a result of taking such action.

9.	PROFESSIONAL ADVICE.

When deemed necessary for the proper performance of its duties under this Agreement with respect to specific and non-routine matters involving one or more of the Funds, State Street may, with the consent of a Fund (which consent shall not be unreasonably withheld), seek legal, tax, financial, administrative or other advice of a reputable professional adviser and State Street shall be reimbursed in respect of any costs and expenses properly incurred in obtaining and receiving any such advice.  State Street shall have no liability to a Fund for any loss, liability, claim, cost, expense, tax or assessment arising as a direct or indirect result of having relied on such advice in good faith.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

Each Fund assumes responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it in the conduct of its business.

11.	STANDARD OF CARE; LIMITATION OF LIABILITY.

11.1
State Street shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that State Street shall be without liability to any Fund or any agent thereof for any loss, liability, damage, claim, cost or expense unless caused by its own fraud, willful default, negligence or willful misconduct or that of its agents, delegates or employees.  State Street shall be responsible for the performance of only such duties as are explicitly set forth in this Agreement and shall have no responsibility for the actions or activities of any other party (save its agents, delegates or employees), including other service providers to a Fund.

11.2
Each Fund, severally but not jointly, hereby indemnifies and secures harmless (to the maximum extent permitted by law) State Street from and against all claims, actions, costs, charges, losses, damages and expenses (including without limitation legal fees and amounts reasonably paid in settlement) which State Street may incur or sustain (other than by reason of State Street’s bad faith, willful default or negligence or that of its agents, delegates or employees) in connection with the performance of its duties for that particular Fund under this Agreement or otherwise arising from any act or omission of that particular Fund or any other person (including any predecessor service provider to the Fund) prior to the effective date of this Agreement.

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11.3
If State Street (the “Indemnified Party”) shall seek indemnification from a Fund (the “Indemnifying Party”) in respect of a claim or liability asserted by a third party, the Indemnified Party shall give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice.  Such notice shall summarize the basis for the claim for indemnification and any claim or liability being asserted by the third party.  Within 15 days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against the third-party claim or liability at its own cost and expense.  If the Indemnifying Party fails to give notice that it disputes an indemnification claim within 15 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim.  The Indemnifying Party shall be entitled to direct the defense against the third-party claim or liability with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense.  The Indemnified Party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel.  If no such notice of intent to dispute and defend a third-party claim or liability is given by the Indemnifying Party, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to undertake the defense of such claim or liability (with counsel selected by the Indemnified Party), and to compromise or settle it, exercising reasonable business judgment.  Except as otherwise provided in the immediately preceding sentence, neither the Indemnified Party nor the Indemnifying Party shall settle or confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to indemnify the Indemnified Party, except with the prior written consent of both parties.  The Indemnified Party shall at all times make available such information and assistance as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense, at the expense of the Indemnifying Party.

11.4
In no event shall any party be liable for any loss arising by reason of the occurrence of a Force Majeure Event (as defined in Section 12) which prevents, hinders or delays it from or in performing its obligations under this Agreement.

11.5
State Street shall not be liable for any liabilities, damages, losses, claims, taxes, duties, costs or expenses (including, without limitation, legal fees) whatsoever incurred or suffered by a Fund at any time as a result of the failure of the Fund or any other person (other than State Street, its employees, agents or delegates) to comply with the laws or regulations of any country or jurisdiction.  For avoidance of doubt, the preceding sentence shall not relieve State Street of liability to the extent such other person’s failure to comply with laws or regulations is the direct result of State Street’s negligence, bad faith, fraud, willful default or willful misconduct in the discharge of its duties hereunder.

11.6
The provisions herein regarding indemnification, liability and limits thereon shall survive following the expiration or termination of this Agreement to the extent relating to any claim or right of action arising in connection with the performance of this Agreement and each Fund and State Street shall enter into such documents as shall be necessary to ensure the survival of the same.

11.7
Each Fund acknowledges that except as otherwise expressly set forth in this Agreement, State Street’s duties under this Agreement do not include any obligation to monitor the compliance of the Fund or any other person whatsoever with any restriction or guideline imposed by its Constitutive Documents or by law or regulation or otherwise with regard to the investment of the

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assets of the Fund.  In no event shall State Street have any duty to enforce compliance by the Fund or any other person whatsoever with any such restrictions or guidelines.

11.8
Each Fund acknowledges and agrees that State Street shall provide Compliance Monitoring Services, if any, on a contractual basis only in accordance with the terms of the Compliance Monitoring Services Addendum attached hereto as Exhibit 2.  The Compliance Monitoring Services are provided by State Street as a supplement to and not in place or in lieu of a Fund’s own compliance program and/or that of the investment advisers of the Fund.

11.9
State Street shall have no liability to a Fund or otherwise for any loss or liability resulting from State Street’s performance or non-performance of the Compliance Monitoring Services except as expressly set forth in the Compliance Monitoring Services Addendum.

11.10
In no event shall State Street or any Fund be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever, even if advised of the possibility of such damages.  The limitation on liability imposed by this Section 11.10 shall not be construed to relieve State Street of liability to a Fund in circumstances where (i) it is otherwise liable to the Fund under the terms of this Agreement for losses resulting from an inaccurate Net Asset Value calculation and (ii) the liability of the Fund arises from its obligation to compensate shareholders for direct loss resulting from the purchase or redemption of shares at such inaccurate Net Asset Value.

12.	FORCE MAJEURE.

12.1	If a party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event (as defined below) then:

12.1.1	that party’s obligations under this Agreement shall be suspended for so long as the Force Majeure Event continues and to the extent that party is so prevented, hindered or delayed;

12.1.2
as soon as reasonably possible after commencement of the Force Majeure Event that party shall notify the other party in writing of the occurrence of the Force Majeure Event, the date of commencement of the Force Majeure Event and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement; and

12.1.3
as soon as reasonably possible after the cessation of the Force Majeure Event that party shall notify the other party in writing of the cessation of the Force Majeure Event and shall resume performance of its obligations under this Agreement.

12.2
For the purposes of this Section 12 and Section 11.4, “Force Majeure Event” means any event beyond the reasonable control of a party including, without limitation, acts of God, war damage, enemy action, riot, civil commotion, rebellion, act of any government or any other competent authority or compliance with any law or governmental order, rule, regulation or direction.  For avoidance of doubt, provided that State Street has exercised reasonable care and diligence and complied with its obligations under Section 12.3 and 13 below, a Force Majeure Event shall include any failure or malfunction of any telecommunications, computer or other electrical, mechanical or technological application, service or system to the extent any such failure is beyond State Street’s reasonable control.

12.3	Each party hereto shall use all reasonable efforts to mitigate the effects of any Force Majeure Event.

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13.	CONTINGENCY MEASURES.

13.1
State Street shall maintain in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes, disks or other sources of information necessary to reproduce all such records.

13.2
Within twelve (12) months of the date hereof, State Street shall establish and maintain a disaster recovery back-up facility available for its use in providing the Services required hereunder in the event circumstances beyond State Street’s control result in State Street not being able to process the necessary work at its principal facility.  State Street shall, from time to time, upon request from a Fund provide written evidence and details of its arrangement with respect to such back-up facility.  State Street further agrees to provide each Fund from time to time on request with a copy of the disaster recovery and contingency plans of State Street and to make its staff available to discuss such plans on request.  Nothing in this Section shall relieve State Street of any liability that it might otherwise have under this Agreement arising from or as a result of its fraud, willful default, negligence or willful misconduct in the performance of its duties hereunder, provided, however, that the aggregate liability of State Street to any Fund in relation to the maintenance of a disaster recovery back-up facility during the initial twelve (12) months of this Agreement shall not at any time exceed an amount equal to ten (10) per cent of the fee paid or accrued and payable by such Fund (as of the date of the liability) in respect of the accounting and administrative services provided pursuant to the Agreement.

13.3
State Street shall at all times employ a then current version of one of the leading commercially available virus detection software programs to test the on-site hardware and software applications utilized by it to deliver the Services to determine that such hardware and software does not contain any computer code designed to disrupt, disable, harm, or otherwise impede operation.  With respect to any applications utilized on a remote basis, State Street shall use commercially reasonable efforts to obtain a similar representation or commitment from the third party provider of such application.

13.4
State Street shall at its expense retain a firm of independent auditors to perform an annual audit of the internal accounting controls and procedures employed by State Street in the performance of the Services and to issue a detailed report thereon and shall provide to each Fund a copy of such report within ten (10) Business Days of its issue by the independent auditors.  The first such annual audit shall be carried out in the fourth quarter of 2001.  State Street shall also allow each Fund’s independent auditors and the corresponding personnel of each Fund’s investment adviser reasonable access to perform their own audit of State Street’s internal accounting controls, provided, however, that the frequency and scope of such audits shall be as agreed by the JSC from time to time.

13.5
Upon request of a Fund, State Street shall from time to time as appropriate, furnish to such Fund a letter setting forth the insurance coverage maintained by State Street, any changes in such coverage which may have occurred from the date of the last such request and any claim relating to the Fund which State Street may have made under such insurance.

14.	FEES AND EXPENSES.

14.1
In consideration of the provision of the Services by State Street, each Fund (or Merrill Lynch Investment Managers, L.P., for those Funds identified on Schedule 1 hereto as Funds for which its investment adviser pays accounting costs) shall pay to State Street such fees and shall reimburse State Street such expenses as may be agreed by the parties from time to time in a separate written fee schedule.

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14.2
Each Fund will bear all expenses that are incurred in its operation and not specifically assumed by State Street.  Expenses to be borne by each Fund, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Fund’s registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by State Street under this Agreement); cost of any services contracted for by the Fund directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and independent accountants’ fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs incidental to the preparation, printing and distribution of the Fund’s registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Fund’s tax returns, Form N-1A or N-2, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; and fidelity bond and directors’ and officers’ liability insurance.

15.	JOINT SERVICES COMMITTEE.

15.1
Following the signing of this Agreement, State Street and the Funds, in conjunction with MLIM and Princeton Administrators, L.P.  (collectively, the “MLIM Group”) which have entered into separate Administrative Services Agreements with State Street, shall establish a Joint Services Committee (the “JSC”) comprised of an equal number of representatives appointed to represent State Street and the MLIM Group (the “Committee Members”).  For purposes of this section, the MLIM Group shall be treated as one entity in terms of their ability to appoint representatives to the JSC.  Except as otherwise agreed, a meeting shall not be validly constituted unless an equal number of representatives from the MLIM Group and State Street are present.  The JSC shall continue in existence after termination of this Agreement until such time as all activities performed by State Street under this Agreement have been transferred to a successor service provider.  All parties shall be entitled from time to time to replace any of their representatives (and shall notify one another of their intention to do so).  The JSC shall monitor the progress and performance of this Agreement in relation to the Services and shall meet on a regular basis no less frequently than quarterly unless otherwise agreed.  Each of State Street and the MLIM Group shall also be entitled to convene meetings of the JSC by giving notice to all members of the JSC.  A representative of the Funds shall chair all meetings of the JSC.  The minutes shall be kept by State Street and, subject to review of all parties, issued to the MLIM Group.  The JSC shall establish its own procedures and each party shall use all reasonable endeavors to meet the actions agreed at those meetings and cooperate with the other to provide personnel, resources and actions to meet their obligations under this Agreement.

15.2
State Street shall provide to the JSC and the representative(s) of the MLIM Group a monthly report in such form as the Committee Members shall agree (the “Key Performance Indicator Report”) showing the following performance levels achieved by State Street in providing the relevant Services including, but not limited to:

15.2.1	the average performance in the previous 12 months;

15.2.2	the month with the highest and lowest performance levels in the previous 12 months; and

15.2.3	the performance in each month since the previous meeting.

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15.3	The JSC shall be responsible for:

15.3.1
determining whether a Service is an Existing Service or a New Service and, for this purpose, a Service shall be determined to be an Existing Service if, although that Service is not described in a Service Level Agreement, it is a service which a Fund can demonstrate (to the reasonable satisfaction of State Street) has been provided or made available prior to the date of this Agreement by MLIM to one or more of the Funds.

15.3.2	oversight of the performance of the Services;

15.3.3	oversight of the performance by State Street, each Fund and third parties of their duties under the Service Level Agreement;

15.3.4
determining when and where revisions need to be made to this Agreement and to the Service Level Agreement(s) to more adequately meet or address the service requirements of the Funds from time to time; and

15.3.5	determining changes to be made in the Services as a result of changes in any law, rule or regulation applicable to the Funds.

16.	REPRESENTATIONS AND WARRANTIES OF STATE STREET.

16.1	State Street represents and warrants to each Fund that:

16.1.1	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

16.1.2	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts and the State of New Jersey;

16.1.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

16.1.4	No legal or administrative proceedings have been instituted or threatened which would impair State Street’s ability to perform its duties and obligations under this Agreement; and

16.1.5	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

17.	REPRESENTATIONS AND WARRANTIES OF THE FUNDS.

17.1	Each Fund represents and warrants to State Street that:

17.1.1	It is a corporation or business trust, as the case may be, duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation or establishment;

17.1.2	It has the requisite corporate or trust power and authority under applicable laws and by its Constitutive Documents to enter into and perform this Agreement;

17.1.3	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

17.1.4	It is an investment company properly registered under the 1940 Act;

17.1.5
A registration statement under the 1933 Act and the 1940 Act has been filed and, if the Fund is offering securities in a transaction that requires registration under the 1933 Act, will be effective and remain effective during the term of this Agreement as required by

13

applicable law.  The Fund also warrants to State Street that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

17.1.6	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; and

17.1.7	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

18.	CONFIDENTIALITY.

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the Securities and Exchange Commission, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such provident party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any auditor or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

19.	RECORDS.

19.1
State Street is authorized to maintain all accounts, registers, corporate books and other documents and information on magnetic tape or disc or in accordance with any other mechanical or electronic system provided that they are capable of being reproduced in legible form in accordance with applicable laws.

19.2
In compliance with the requirements of Rule 31a-3 under the 1940 Act, State Street agrees that all records which it maintains for a Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  State Street further agrees that all records which it maintains for a Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  State Street shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

20.	TERM; TERMINATION.

20.1
This Agreement shall become effective as of the date of its execution and delivery and shall continue in full force and effect for an initial term of five (5) years (the “Initial Term”) with automatic one year renewals from year to year thereafter unless otherwise terminated in accordance with this provisions of this Section 20.

20.2	Upon termination of this Agreement, each Fund shall pay to State Street upon demand, such fees and reimbursable costs, expenses and disbursements as, may be due as of the date of such termination.

20.3	State Street shall be entitled to resign its appointment hereunder in respect of a Fund:

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20.3.1
following expiration of the Initial Term, by giving not less than 270 days notice in writing to the Fund to expire at any time, provided, however, that State Street will use reasonable efforts in assisting the Fund to select a successor and if, after the expiration of the notice period, a new administrative services provider has not been appointed or is not ready to assume its duties, State Street shall continue its appointment hereunder for such additional period as may be mutually agreed between State Street and the Fund.

20.3.2	with immediate effect at any time prior to the expiry of the Initial Term if:

20.3.2.1
such Fund shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Fund seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Fund shall take any corporate action to authorize any of the preceding actions, provided, however, that State Street may not resign its position on the basis that a Fund is being liquidated or reorganized for reasons other than bankruptcy or insolvency; or

20.3.2.2	such Fund shall commit a material breach of this Agreement, which breach, although capable of remedy, has not been remedied by the Fund within thirty (30) days of written notice by State Street; or

20.3.2.3
the obligations and duties in respect of a Fund under the Service Level Agreement have consistently not been met in a material respect and such failure has not been resolved by the JSC or the Executive Officers in accordance with Sections 5.5 through 5.8 above.

20.4	A Fund may terminate the appointment of State Street:

20.4.1	following expiration of the Initial Term, by giving not less than 270 days notice in writing to expire at any time.

20.4.2	with immediate effect at any time prior to the expiry of the Initial Term if:

20.4.2.1
State Street shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against State Street seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or State Street shall take any corporate action to authorize any of the preceding actions;

20.4.2.2	State Street shall commit any material breach hereunder, which breach, although capable of remedy, has not been remedied by State Street within thirty (30) days of written notice by a Fund;

15

20.4.2.3	The Fund has substantially liquidated or distributed its assets to shareholders or a successor following a vote of such shareholders or other action to dissolve the Fund; or

20.4.2.4
State Street has consistently failed to meet the key performance indicators, delivery benchmarks or other aspects of the Service Level Agreement in a material respect and such failure has not been resolved by the JSC or the Executive Officers in accordance with Sections 5.5 through 5.8 above.

20.4.3	A Fund may terminate this Agreement with effect on the expiry of the Initial Term by giving twelve months prior written notice or anytime thereafter in accordance with Section 20.4.1.

20.5
In the event that a Fund terminates one or more series of shares with respect to which State Street renders Services or a Fund terminates State Street’s appointment pursuant to Section 20.4.2 above, it shall so notify State Street in writing.

20.6
Following any termination of this Agreement, State Street and each Fund agree to provide their committed cooperation to effect an orderly transition of State Street’s duties and responsibilities hereunder to a new administrative services provider(s) selected by the Fund or Funds as soon as may be reasonably practicable.

20.7
In the event this Agreement is terminated by one or more of the Funds pursuant to Section 20.4.2.4 or by State Street pursuant to Section 20.3.2.3, State Street shall pay one-half of the direct costs and expenses incurred by State Street and the Fund(s) in connection with such termination and the conversion to a successor administrative services provider and the Fund or Funds involved shall arrange for the payment of the balance.

21.	NOTICES.

21.1
Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to a Fund c/o Merrill Lynch Investment Managers, L.P., 500 College Road East, Plainsboro, NJ 08536, Attn: Treasurer, fax (609) 282-7231; and if to State Street: State Street Bank and Trust Company, 500 College Road East, Plainsboro, NJ 08536, Attn: Donald DeMarco, fax: 609-282-9239.

22.	FURTHER ASSURANCE.

22.1	Each party to this Agreement shall do and execute or procure to be done and executed all necessary acts, deeds, documents and things reasonably in its power to give effect to this Agreement.

23.	NON-EXCLUSIVITY.

23.1
The services of State Street to the Funds hereunder are not to be deemed exclusive and State Street and any affiliate shall be free to render similar services to others and to retain for its own use and benefit all fees or other monies payable thereby and neither State Street nor any affiliate shall be deemed to be affected with notice of or to be under any duty to disclose to the Funds any fact or thing which comes to the notice of State Street or that affiliate or any servant or agent of State Street or that affiliate in the course of State Street rendering similar services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties hereunder.

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23.2
Nothing herein contained shall prevent State Street or any affiliate from buying holding and dealing in any assets upon its own account or the account of others notwithstanding that similar assets may be held by State Street for the account of a Fund.

24.	NO PARTNERSHIP OR AGENCY.

Nothing in this Agreement shall be construed as creating a partnership between State Street and a Fund or as constituting any party the agent of another party (save as expressly set out in this Agreement) for any purpose whatsoever and no party shall have the authority or power to bind another party or to contract in the name of or create a liability against another party in any way or for any purpose.

25.	NON-WAIVER; FORBEARANCE.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion or the failure of a party to exercise or any delay in exercising a right or remedy under this Agreement (including any right implied by law) shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

26.	DISPUTES.

26.1
The parties desire to prevent both disputes and unanticipated issues arising under or relating to this Agreement.  The parties further desire to resolve such disputes and unanticipated issues that nevertheless do occur by use of processes that are intended to avoid and prevent delaying or impairing in any way the performance by all parties of their respective obligations under this Agreement.  Therefore, the parties have agreed to utilize the processes specified below in this Section 26 to resolve certain disputes, as described below, arising under or relating to this Agreement.

26.2
The parties agree that any issue(s) which may arise in connection with the Agreement shall initially be referred to the JSC, which shall establish a deadline for resolution of each matter submitted to it.

26.3	If the JSC has not fully resolved such issue(s) by the stated deadline, then the matter shall be referred to the Executive Officers for resolution.

26.4
If the Executive Officers are unable to resolve the matter within thirty (30) Business Days of the referral, and if (but only if) all relevant parties agree in writing within five (5) Business Days of the aforementioned deadline, then a mutually-acceptable Professional Mediator (as defined below) may be utilized to review the open issue(s) and attempt to facilitate a resolution within thirty (30) Business Days of referral of the issue(s).  The parties will mutually determine the location, date, duration, and process for any such mediation effort, which shall be in all respects advisory to, and not binding on, the parties.  State Street shall pay one-half of the costs of the Professional Mediator and the Fund or Funds involved shall arrange for the payment of the balance.

26.5
To be considered as the Professional Mediator, an individual must have experience in the investment and/or administrative services industry/ies (preferably both).  Any individual employed during the last two (2) calendar years by any party or any party’s current primary legal, accounting, or consulting firm may not be utilized.

17

26.6
In order to enable and facilitate candor and completeness during, and the optimal potential benefits of, the mediation process, both (I) the parties’ respective contentions, communications, documents, and/or submissions, if any, during the mediation, and (2) the analysis, comments, and/or recommendations of the Professional Mediator, if any (x) will remain confidential among the parties (to the extent permissible under applicable law, State Street and each Fund hereby acknowledging that State laws and/or regulations may require the public availability of some or all information and documents relating to this Agreement) and (y) may not be asserted, admitted, or otherwise utilized by any party as evidence against another party in any later or simultaneous mediation, binding arbitration, litigation, or otherwise.

26.7
If either (i) following a failure by the Executive Officers to resolve the matter, the relevant parties do not agree on use of a Professional Mediator or (ii) the open issue(s) have not been resolved within thirty (30) Business Days of the conclusion of such mediation effort, then resolution between the parties’ will be deemed to have failed and each party shall be free to enforce of its legal rights under this Agreement in such manner as it shall deem fit.

27.	REMEDIES ARE CUMULATIVE.

Except as expressly provided in this Agreement, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.	REPRODUCTION OF DOCUMENTS.

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself, subject to any challenge on the grounds that the reproduction has been materially altered so that it does not conform to the terms of the original agreement, in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

29.	VARIATION OF AGREEMENT.

No variation, amendment or modification of this Agreement shall be valid unless it is in writing and signed for or on behalf of each party hereto.

30.	ASSIGNABILITY.

This Agreement shall not be assigned by either State Street or a Fund without the prior consent in writing of the other party; except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with State Street.

31.	SUCCESSORS.

This Agreement shall be binding on and shall inure to the benefit of the Fund and State Street and their respective successors and permitted assigns.

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32.	SEVERABILITY.

In the event that any part of this Agreement shall be determined to be void or unenforceable for any reason, the remainder of this Agreement shall be unaffected thereby (unless the purpose of the agreement is substantially frustrated by such determination), and shall be enforceable in accordance with the remainder of its terms as if the void or unenforceable part were not part hereof.

33.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall, when executed and delivered be an original, but all the counterparts taken together shall constitute one and the same agreement.

34.	LIMITATION ON LIABILITY OF TRUSTEES.

In relation to each Fund which is a business trust, this Agreement is executed and made by the Trustees of the Fund not individually, but as trustees under the Declarations of Trust of the Fund and the obligations of this Agreement are not binding upon any of such Trustees or upon any of the shareholders of the Fund individually, but bind only the trust estate of the Fund.

35.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

36.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between State Street and each Fund on the subject matter hereof and supersedes and terminates as of the date hereof, all prior oral or written agreements, arrangements or understandings between the parties.

[Remainder of Page Intentionally Blank]

19

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Donald DeMarco

Name:	Donald DeMarco
Title:	Senior Vice President

TERRY K. GLENN,
President
for and on behalf of the Funds listed on Schedule I hereto

/s/ Terry K. Glenn

20

SCHEDULE I

MLIM-ADVISED1 INVESTMENT COMPANIES

Apex Municipal Fund, Inc.
CBA Money Fund
CMA Government Securities Fund
CMA Money Fund
CMA Multi-State Municipal Series Trust (10 series)
CMA Tax-Exempt Fund
CMA Treasury Fund
Corporate High Yield Fund II, Inc.
Corporate High Yield Fund III, Inc.
Corporate High Yield Fund, Inc.
Debt Strategies Fund II, Inc.
Financial Institutions Series Trust (Summit Cash Reserves Fund)
Global Financial Services Master Trust
Income Opportunities Fund 2000, Inc.
Master Basic Value Trust
Master Equity Income Trust
Mercury Master Trust (7 portfolios
Mercury Asset Management VI Funds, Inc.
Master Small Cap Value Trust
Master Large Cap Series Trust (3 series)
Master Premier Growth Trust
Master Mid Cap Growth Trust
Master Senior Floating Rate Trust
Master U.S. High Yield Trust
Mercury Basic Value Fund
Mercury Focus Twenty Fund
Mercury Large Cap Series Funds, Inc. (3 series)
Mercury Mid Cap Growth Fund
Mercury Premier Growth Fund
Mercury Small Cap Value Fund
Mercury Internet Strategies Fund
Mercury U.S. High Yield Fund
Mercury Senior Floating Rate Fund
Mercury US Large Cap Fund
Mercury US Small Cap Growth Fund

Master Focus Twenty Trust
Master Internet Strategies Trust
Master Large Cap Series Trust
Master Premier Growth Trust
__________________________
1	Includes funds advised by Merrill Lynch Investment Managers, L.P. and Fund Asset Management, L.P.

Mercury Global Holdings, Inc.
Mercury QA Equity Series, Inc.
Mercury QA Strategy Series, Inc.
Mercury Pan-European Growth Fund
Mercury International Fund
Mercury Global Balanced Fund
Mercury Gold and Mining Fund
Mercury Select Growth Fund
Mercury VI US Large Cap Fund
Mercury VI Pan-European Growth Fund”
Mercury Puerto Rico Tax-Exempt Fund
Merrill Lynch Short-Term US Government Fund (formerly Adjustable Rate)
Merrill Lynch Emerging Markets Debt Fund (formerly Americas Income Fund)
Merrill Lynch Balanced Capital Fund, Inc.2
Merrill Lynch Basic Value Fund, Inc.
Merrill Lynch California Municipal Series Trust (2 series)
Merrill Lynch Corporate Bond Fund, Inc. (3 series)
Merrill Lynch Developing Capital Markets Fund, Inc.
Merrill Lynch Disciplined Equity Fund, Inc.
Merrill Lynch Dragon Fund, Inc.
Merrill Lynch EuroFund
Merrill Lynch Fundamental Growth Fund, Inc.
Merrill Lynch Funds for Institutions Series
Merrill Lynch Government Fund
Merrill Lynch Institutional Fund
Merrill Lynch Premier Institutional Fund
Merrill Lynch Rated Institutional Fund
Merrill Lynch Institutional Tax-Exempt Fund
Merrill Lynch Treasury Fund
Merrill Lynch Global Allocation Fund, Inc.
Merrill Lynch Global Bond Fund for Investment and Retirement
Merrill Lynch Global Financial Services Fund
Merrill Lynch Global Growth Fund, Inc.
Merrill Lynch Natural Resources Trust (formerly Global Resources Trust)
Merrill Lynch Global SmallCap Fund, Inc.
Merrill Lynch Global Technology Fund, Inc.
Merrill Lynch Utilities & Telecommunications Fund (formerly Global Utility Fund)
Merrill Lynch Global Value Fund, Inc.
Merrill Lynch Growth Fund
Merrill Lynch Healthcare Fund, Inc.
Merrill Lynch High Income Municipal Bond Fund, Inc.
Merrill Lynch Index Funds, Inc. (Administration Agreement only)
Merrill Lynch Intermediate Government Bond Fund
Merrill Lynch International Equity Fund
Merrill Lynch Large Cap Series Funds, Inc. (3 series)
Merrill Lynch Focus Twenty Fund, Inc.
Merrill Lynch Premier Growth Fund, Inc.
Merrill Lynch Mid Cap Growth Fund, Inc.
Merrill Lynch Latin America Fund, Inc.
__________________________
2	Costs of Services for this Fund to be billed to and paid by MLIM.

2

Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (2 series)
Merrill Lynch Multi-State Municipal Series Trust (17 series)
Merrill Lynch Municipal Bond Fund, Inc. (3 series)
Merrill Lynch Municipal Series Trust (Merrill Lynch Municipal Intermediate Term Fund)
Merrill Lynch Municipal Strategy Fund, Inc.
Merrill Lynch Pacific Fund, Inc.
Merrill Lynch Focus Value Fund (formerly Merrill Lynch Phoenix Fund)
Merrill Lynch Ready Assets Trust
Merrill Lynch Real Estate Fund, Inc.
Merrill Lynch Retirement Series Trust (Merrill Lynch Retirement Reserves Money Fund)
Merrill Lynch Senior Floating Rate Fund, Inc.
Merrill Lynch Senior Floating Rate Fund II, Inc.
Merrill Lynch Series Fund, Inc. (10 portfolios)
Merrill Lynch Short-Term Global Income Fund, Inc.
Merrill Lynch Small Cap Value Fund, Inc. (formerly Merrill Lynch Special Value Fund, Inc.)
Merrill Lynch Equity Income Fund (formerly Strategic Dividend Fund)
Merrill Lynch U.S. Treasury Money Fund
Merrill Lynch U.S. High Yield Fund, Inc. (formerly Merrill Lynch Corporate High Yield)
Merrill Lynch U.S. Government Mortgage Fund (formerly Merrill Lynch Federal Securities Trust)
Merrill Lynch U.S.A. Government Reserves
Merrill Lynch Variable Series Funds, Inc. (20 portfolios)
Merrill Lynch World Income Fund, Inc.
MuniAssets Fund, Inc.
MuniEnhanced Fund, Inc.
MuniHoldings California Insured Fund, Inc.
MuniHoldings Florida Insured Fund
MuniHoldings Florida Insured Fund V
MuniHoldings Fund, Inc.
MuniHoldings Fund II, Inc.
MuniHoldings Insured Fund, Inc.
MuniHoldings Insured Fund II, Inc.
MuniHoldings Michigan Insured Fund II, Inc.
MuniHoldings New Jersey Insured Fund, Inc.
MuniHoldings New Jersey Insured Fund IV, Inc.
MuniHoldings New York Insured Fund, Inc.
MuniHoldings New York Insured Fund IV, Inc.
MuniInsured Fund, Inc.
MuniVest Fund, Inc.
Muni Vest Fund II, Inc.
MuniYield Arizona Fund, Inc.
MuniYield California Fund, Inc.
MuniYield California Insured Fund, Inc.
MuniYield California Insured Fund II, Inc.
MuniYield Florida Fund
MuniYield Florida Insured Fund
MuniYield Fund, Inc.
MuniYield Insured Fund, Inc.
MuniYield Michigan Insured Fund, Inc.
MuniYield Michigan Fund, Inc.
MuniYield New Jersey Fund, Inc.
MuniYield New Jersey Insured Fund, Inc.

3

MuniYield New York Insured Fund, Inc.
MuniYield Pennsylvania Insured Fund
MuniYield Quality Fund, Inc.
MuniYield Quality Fund H, Inc.
Quantitative Master Series Trust
Senior High Income Portfolio, Inc.
The Asset Program, Inc. (formerly Asset Builder Program, Inc.) (5 series)
The Corporate Fund Accumulation Program, Inc.
The Municipal Fund Accumulation Program, Inc.
Worldwide DollarVest Fund, Inc.

4

EXHIBIT I

Instrument of Accession

Reference is hereby made to the Administrative Services Agreement (the “Agreement”) dated December 29, 2000 by and between STATE STREET BANK AND TRUST COMPANY (“State Street”) and each entity listed on Schedule I thereto or which has or shall become a signatory thereto by execution of an instrument of accession substantially in the form hereof.

In order that it may become a party to the aforesaid Agreement, including, without limitation, any and all schedules and exhibits thereto, [Fund Name] agrees and binds itself to the terms and conditions thereof and acknowledges that by its execution and delivery of this Instrument it shall assume all of the obligations and shall be entitled to all of the rights of a Fund (as such term is defined in the Agreement), as if it were an original party thereto.

This Instrument of Accession shall take effect and shall become a part of said Agreement immediately upon its execution and delivery.

Executed as of the date set forth below under the laws of the State of New York.

[NAME OF FUND]

By:_____________________________________
Name:
Title:

Accepted and agreed to:
STATE STREET BANK AND TRUST COMPANY

By: /s/ Donald DeMarco
Name:  Donald DeMarco
Title:  Senior Vice President

Date:  12/28/00

21

EXHIBIT 2

Compliance Monitoring Services Addendum

1.	DEFINITIONS.

For purposes of this addendum (the “Addendum”):

“Contract Year” means the twelve-month period beginning on the commencement date of the Compliance Monitoring Service in respect of a Portfolio and each subsequent twelve-month period thereafter.

“Compliance Test” means periodic checks carried out by State Street to determine or assist in the determination of compliance or non-compliance by a Portfolio with the investment guidelines, restrictions and policies specified for such Portfolio in a Test Matrix or as required by the Service Level Agreement, including without limitation the tests to be carried out pursuant to Section 4.1.9 of the Agreement and Sections 11.1 and 9.11 of the Service Level Agreement relating to AMPS Compliance and Subchapter “M” and Subchapter “L” Compliance (as applicable in each case, the “Investment Criteria”)

“Compliance Breach” means, as applicable in relation to the test being conducted, the failure of a Portfolio to comply with any of the Investment Criteria specified for such Portfolio in the applicable Test Matrix or the Service Level Agreement.

“Compliance Monitoring Services” means the performance by State Street of the Compliance Tests set forth in a Test Matrix or as required by the Service Level Agreement with respect to one or more Portfolios designated therein.

“Compliance Report” means, as applicable in relation to the test being conducted, a report containing the results of the Compliance Tests carried out by State Street.

“Test Matrix” means State Street’s standard form test matrix, together with any exhibits or attachments thereto, setting forth the Investment Criteria, Compliance Tests to be carried out, Portfolios to be tested and frequency of tests, as agreed between State Street and a Fund from time to time.

“Portfolio” means each portfolio of assets of a Fund in respect of which a Fund has requested State Street to carry out Compliance Tests.

2.	COMPLIANCE MONITORING SERVICES.

2.1
Subject to the general terms and conditions of the Agreement and Section 3 below, State Street agrees to carry out the Compliance Tests set forth in a Test Matrix or the Service Level Agreement, as the case may be, with respect to one or more Portfolios designated therein as may be agreed from time to time by State Street and a Fund.

2.2
Unless otherwise specified in a Test Matrix or the Service Level Agreement, as the case may be, all Compliance Tests will be based on unaudited daily, monthly or other appropriate period end data obtained from the record keeping systems employed by State Street and will utilize standard dictionary classifications with respect to all assets and each Compliance Test.

2.3
State Street shall communicate Compliance Breaches and Compliance Reports to the relevant Fund at such times and in such manner as may be agreed from time to time between State Street and the Fund; provided that in carrying out the Compliance Monitoring Services, State Street shall report Compliance Breaches to a Fund promptly after becoming aware of any such breach.

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2.4	The Compliance Monitoring Services will commence in respect of a Portfolio at such time as may be agreed from time to time between State Street and the Fund.

3.	LIABILITY.

3.1
Each Fund acknowledges and agrees that State Street shall assume no duty to discharge any legal or regulatory obligation imposed on a Fund or its investment adviser to ensure or otherwise monitor investment or legal compliance by the Fund.

3.1
Except as expressly set forth in Section 3.2 below, State Street shall have no liability for any loss, liability, damage, claim, cost or expense, in contract, tort or otherwise (including, but not limited to, any liability relating to qualification of a Fund as a regulated investment company or any liability relating to a Fund’s compliance with any federal or state tax or securities statute, regulation or ruling), whether ordinary, direct, indirect, consequential, incidental, special, punitive or exemplary arising out or in connection with the Compliance Monitoring Services or any decision made or action taken by any party in reliance upon such service, even if State Street has been advised of the possibility of such loss, damage or expense and regardless of the form of action in which a claim is brought.

3.2
In the event a Fund incurs a loss or liability with respect to a Portfolio by reason of State Street’s fraud, bad faith, willful default or negligence in the performance of the Compliance Monitoring Services, State Street shall reimburse the Fund an amount in respect of such loss or liability up to (but not in excess of) the fees paid or accrued and payable by the Fund for the Compliance Monitoring Services in respect of such Portfolio, provided, however, that in no event will the aggregate liability of State Street for the provision of Compliance Monitoring Services in respect of any Portfolio in any Contract Year exceed the annual fee payable by the Fund for such services in respect of such Portfolio.  For purposes of this Section 3.2, the annual fee payable by a Fund for Compliance Monitoring Services shall be deemed to be an amount equal to ten (10) per cent of the aggregate annual fee payable by such Fund to State Street in respect of the accounting and administrative services provided pursuant to the Agreement.

3.3
The liability of State Street under Section 3.2 for any loss shall be limited to the extent of its relative degree of fault in relation to that of the party responsible for the management of the Portfolio.  To the extent that a Fund and State Street are unable to agree initially as to the relative degree of fault, the particular matter shall be referred to the JSC, which shall refer the matter to a committee of representatives of State Street and the Funds appointed by the JSC.  To the extent that the committee is unable to reach a determination of relative degree of fault, and the dispute is not subsequently resolved by the JSC, the matter shall be resolved under the dispute resolution procedures set forth in Section 26 of the Agreement.

3.4
Notwithstanding Section 3.2, State Street shall be without liability to a Fund for any loss or liability incurred subsequent to a Fund or the investment adviser of the Fund becoming aware of a Compliance Breach.

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Instrument of Accession

Reference is hereby made to the Administrative Services Agreement (the “Agreement”) dated December 29, 2000, by and between STATE STREET BANK AND TRUST COMPANY (“State Street”) and each entity listed on Schedule 1 thereto or which has or shall become a signatory thereto by execution of an instrument of accession substantially in the form hereof.

In order that it may become a party to the aforesaid Agreement, including, without limitation, any and all schedules and exhibits thereto, Floating Rate Income Strategies Fund, Inc. agrees and binds itself to the terms and conditions thereof and acknowledges that by its execution and delivery of this Instrument it shall assume all of the obligations and shall be entitled to all of the rights of a Fund (as such term is defined in the Agreement), as if it were an original party thereto.

This Instrument of Accession shall take effect and shall become a part of said Agreement immediately upon its execution and delivery.

Executed as of the date set forth below under the laws of the State of New York.

FLOATING RATE INCOME STRATEGIES FUND, INC.

By:	/s/ Donald C. Burke
Name:	Donald C. Burke
Title:	Senior Vice President

Date:	10/24/03

Accepted and agreed to:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Donald DeMarco
Name:	Donald DeMarco
Title:	Senior Vice President

Date:	10/16/03

Transfer Agency and Service Agreement

Among

Each of the BlackRock Closed-End Investment Companies

Listed Herein on Appendix A

and

Computershare Trust Company, N.A.

and

Computershare Inc.

Appendix A — Fund List
Appendix B — Form of CFTC Compliance Letter
Appendix C — Form of New Fund Confirmation Letter

TRANSFER AGENCY AGREEMENT

This Transfer Agency Agreement (this “Agreement”) is made as of January 1, 2015, by and among each of the BlackRock closed-end investment companies listed on Appendix A, as amended from time to time, having a principal office and place of business at 100 Bellevue Parkway, Wilmington, Delaware 19809 (each a “Customer” or a “Fund”), Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”), both doing business at 250 Royall Street, Canton, Massachusetts 02021 (collectively the “Transfer Agent” or “Computershare”).

WHEREAS, the Customer desires to appoint Trust Company as its sole transfer agent, registrar and dividend disbursing agent for the Shares, and administrator of dividend reinvestment plans, and Computershare Inc. as processor of all payments received or made by Customer under this Agreement;

WHEREAS, Trust Company and Computershare Inc. will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare Inc. to act on behalf of Trust Company in providing certain of its services covered by this Agreement;

WHEREAS, Trust Company and Computershare Inc. desire to accept such respective appointments and perform the services related to such appointments; and

WHEREAS, the Board of Directors or Trustees, as applicable, of each Customer has approved the appointment of the Transfer Agent and the form of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

Section 1.	Certain Definitions.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Account” or “Accounts” means the account of each Shareholder which account shall hold any full or fractional Shares held by such Shareholder, outstanding funds or reportable tax information.

“Additional Services” means any and all services which are not Services, but performed by Transfer Agent upon request of a Customer.

“Agreement” means this agreement and any and all appendices, exhibits or Schedules and any and all amendments or modifications, which may from time to time be executed.

“Board of Directors” means the Board of Directors or the Board of Trustees, as the case may be, of each Customer.

“Dividend Reinvestment Plan” means any dividend reinvestment plan, direct stock purchase plan, or other investment programs administered by the Trust Company for Customer, the services for which are as set forth in the Service Schedule.

“Effective Date” means the date first stated above.

“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, which creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fee Letter” means the fee letter attached to the Side Agreement as Schedule 1, as may be amended from time to time.

“Initial Term” means the term commencing on the Effective Date and continuing for a period of one (1) year from such date.

“KPI Document” means the KPI document describing the agreed to service levels attached to the Side Agreement as Schedule 3, as may be amended from time to time.

“Schedule” or “Schedules” means each schedule attached hereto, separately or collectively as the context requires, as the same may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the 1933 Act and the 1934 Act as applicable to the Transfer Agent.

“Service Schedule” means the service schedule attached to the Side Agreement as Schedule 2.

“Services” means any and all services as further described herein and in the Service Schedule or the Schedules.

“Share” means common units of beneficial interest or common stock, as the case may be, of each Customer authorized by the Customer’s respective Declaration of Trust or Articles of Incorporation, as the case may be.

“Side Agreement” means the Side Agreement for Transfer Agency Services between the Customer and Transfer Agent dated as of January 1, 2015.

“Shareholder” means the holder of record of one or more Shares.

“U.S.” means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government. Each will be referred to as a “State”.

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Section 2.	Appointment of Agent.

2.1
Appointment. The Fund hereby appoints the Trust Company to serve as sole transfer agent and registrar for the Shares, Shareholder servicing agent to the Fund and administrator of the Dividend Reinvestment Plans in accordance with the terms and conditions thereof and appoints Computershare Inc. as the service provider to the Trust Company and as processor of all payments received or made by or on behalf of Customer under this Agreement, and the Trust Company and Computershare Inc. accept such respective appointments and agree in connection with such appointments to furnish the Services expressly set forth in this Agreement. Computershare represents that it is currently registered with the SEC as a transfer agent and will remain so registered during the effectiveness of this Agreement.

2.2
Documents. In connection with the appointment of the Trust Company as the transfer agent and registrar for a Customer, the Customer will provide or has previously provided the following documents to the Transfer Agent:

(a)	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission for initial public offerings; and

(b)	Specimens of the Signatures of the officers of the Customer authorized to sign written instructions and requests.

2.3
Records. The books and records pertaining to the Customer required by Securities Laws and the 1940 Act which are in the possession or under the control of Computershare shall be the property of the Customer. Agent will prepare and maintain such books and records as required by Securities Laws, or as otherwise mutually agreed by the parties, subject to additional fees. Such books and records shall, to the extent practicable, be maintained separately for each Fund. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Computershare to an Authorized Person, and may be subject to a reasonable fee to be agreed upon by the parties. Transfer Agent may adopt as part of its records all lists of Shareholders, records of the Customer’s Shares, books, documents and records which have been employed by any former agent of the Customer for the maintenance of the ledgers for the Customer’s Shares, provided such ledger is certified by an officer of Customer or the prior transfer agent to be true, authentic and complete.

2.4
Shares. The Customer shall, if applicable, inform Transfer Agent as to (i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal from any book entry interest of stock of any legend restricting the transfer of such Shares or the substitution for such book entry interest of a book entry interest without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation and (v) special instructions regarding dividends and information of foreign holders.

2.5	Customer’s Agent. Transfer Agent represents that it is engaged in an independent business and will perform its obligations under this Agreement as an agent of the Customer.

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2.6	Certificates. No physical certificates will be issued while this Agreement is in effect. All Shares issued while this Agreement is in effect shall be represented by book entry notations only.

Section 3.	Standard Services.

3.1	Services. Computershare shall perform the Services set forth in the Service Schedule.

3.2	Information Security and Data Protection. Computershare shall comply with the provisions of Schedules 9 and 10 of the Side Agreement.

3.3
Reports and Information. Computershare shall provide the Funds with the reports specified in Schedule 6 of the Side Agreement within the periods of time prescribed in Schedule 6 of the Side Agreement and at no additional cost to the Funds.

3.4
Internet Services. Transfer Agent shall make available to Customer and Shareholders, through www.computershare.com (“Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services on an “as available” basis as set forth in Schedule 2 of the Side Agreement, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Notwithstanding the foregoing, Transfer Agent shall ensure that content as posted to Web Site by Transfer Agent is an accurate and complete reflection of information contained in Transfer Agent’s records database.

3.5
Proprietary Information. Customer agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Customer by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). In no event shall Proprietary Information be deemed Shareholder data. Customer agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 14 of this Agreement. Customer shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.5. Subject to this Section 3.5, Transfer Agent grants to Customer a nonexclusive, nontransferable, royalty free license to use any Proprietary Information solely for the internal business purposes of Customer. Any rights to the Proprietary Information not expressly licensed hereunder are reserved by Transfer Agent.

3.6
Third Party Content. Transfer Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Transfer Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Customer agrees and acknowledges that Transfer Agent shall not be liable in any way for any

4

loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

3.7
Compliance with Laws. The Customer agrees the Transfer Agent is obligated to and the Transfer Agent agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, order and government rules in the performance of its duties under this Agreement.

Section 4.	Fees and Expenses.

4.1
Fee Letters. As compensation for Services rendered by Computershare during the term of this Agreement, the Fund will pay to Computershare such fees and charges and reimburse Computershare for such expenses, as set forth in the Fee Letter or as may otherwise be agreed to from time to time in writing by the Fund and Computershare.

4.2	Adjustments. Notwithstanding Section 4.1 above, fees may be changed from time to time as agreed upon in writing between the Transfer Agent and the Customer.

4.3
Invoices. The Customer agrees to pay all fees and reimbursable expenses within forty-five (45) days of receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Customer may only withhold that portion of the fee or expense subject to the good faith dispute. The Customer shall notify the Transfer Agent within forty-five (45) days following the receipt of each billing notice if the Customer is disputing any amounts in good faith. If the Customer does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Customer. The Customer shall settle such disputed amounts within a reasonable time following the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.4	Late Payments.

(a)       If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Customer shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic Transfer Agents) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Customer on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

(b)       The failure by Customer to pay an invoice within forty-five (45) days after written and telephonic notice to Customer that payment is overdue or the failure by the Customer to timely pay two consecutive invoices shall constitute a material breach pursuant to Section 16.3(a) below. Transfer Agent will provide notice by writing and telephone forty-five (45) days after payment is past due. The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Customer with thirty (30) days to cure such breach.

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4.5	Taxes. Customer shall pay all sales or use taxes in lieu thereof with respect to the Services (if applicable) provided by the Transfer Agent under this Agreement.

Section 5.	Representations and Warranties of Transfer Agent.

5.1
Governance. Computershare Trust Company, N.A. is a federally chartered limited purpose national bank duly organized under the laws of the U.S. and Computershare Shareholder Services Inc. is a corporation validly existing and in good standing under the laws of the State of Delaware and they have full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Computershare has been duly authorized by all necessary corporate action and constitutes the legal valid and binding obligation of Computershare enforceable against Computershare in accordance with its terms.

5.2
Compliance. The execution, delivery and performance of the Agreement by Computershare will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Computershare is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or governmental or regulatory official, body or authority which is applicable to Computershare, (iii) the incorporation documents or by-laws of, or any material agreement to which Computershare is a party.

5.3	Facilities. The Transfer Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.4
Insurance. The Transfer Agent shall procure and maintain in effect all insurance coverages required by law, and further, shall procure and maintain the policies of insurance (regardless of whether such insurance is required by law) covering claims and liabilities arising from this Agreement as identified in Schedule 8 of the Side Agreement.

Section 6.	Representations and Warranties of Customer.

6.1	Each Customer severally and not jointly represents and warrants to the Transfer Agent that:

(a)	Organization. It is a corporation or Trust duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

(b)
Governance. It is empowered under applicable laws and by its charter documents to enter into and perform this Agreement. All corporate proceedings required by said charter documents and applicable law have been taken to authorize it to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by each Customer has been duly authorized by all necessary corporate or trust action and constitutes the legal valid and binding obligation of each Customer enforceable against each Customer in accordance with its terms;

(c)
A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of

6

each Customer outstanding or being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent.

Section 7.	Indemnification/Limitation of Liability.

7.1
Standard of Care. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all Services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage unless said loss or damage is caused by its negligence, bad faith or willful misconduct or that of its employees as set forth or breach of any representation or warranty of the Transfer Agent hereunder and subject to the limitations set forth hereunder in Section 7.4 7.3 below.

7.2
Customer Indemnity. The Transfer Agent shall not be responsible for, and the Customer shall indemnify and hold the Transfer Agent harmless from and against, any and all claims, losses, damages, costs, charges, payments, expenses, liability and, court costs, fees and expenses of attorneys, expert witnesses, and other professionals reasonably acceptable to Customer arising out of or attributable to:

(a)
All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided such actions are taken in good faith and without negligence or willful misconduct;

(b)	The Customer’s bad faith, negligence or willful misconduct or the material breach of any representation or warranty of the Customer hereunder;

(c)
The reliance or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by the Transfer Agent or its agents or subcontractors and furnished to it by or on behalf of the Customer, and (ii) have been prepared and /or maintained by the Customer or any other person or firm on behalf of the Customer;

(d)
The reliance or use by the Transfer Agent or its agents or subcontractors of any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons including Shareholders;

(e)
The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Customer’s representatives, provided such actions are taken in good faith and without negligence or willful misconduct; and

(f)
The offer or sale of Shares in violation of any federal or state securities laws requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares.

7.3
Instructions. From time to time, the Customer may provide Transfer Agent with instructions concerning the Services. In addition, at any time the Transfer Agent may apply to any officer of the Customer for instruction, and may consult with legal counsel reasonably acceptable to

7

Customer with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Customer for taking action or omitting to take action by it in reliance upon such instructions or upon the advice or opinion of such counsel provided that when the action is taken it is performed in good faith and without negligence or willful misconduct. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or similar means authorized by the Customer or the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Customer. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Customer, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.4
Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold the Customer harmless from and against any and all claims, losses, damages, costs, charges, payments, expenses, liability, court costs, and reasonable fees and expenses of attorneys, expert witnesses, and other professionals, arising out of or attributable to Transfer Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Transfer Agent’s bad faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of Transfer Agent hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement. Any liability of the Transfer Agent shall be limited as set forth in Schedule 11 of the Side Agreement.

7.5
Events Beyond Reasonable Control. Neither party nor its affiliates shall be liable for any loss (including loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: natural disasters, such as floods, hurricanes, tornados, earthquakes and wildfires; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; nonperformance by third parties (other than subcontractors of Transfer Agent for duties or obligations described herein, except to the extent that such non-performance would be an Event Beyond Reasonable Control of Transfer Agent if Transfer Agent was itself the non-performing party and the event(s) referenced above had affected Transfer Agent); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”). Upon the occurrence of an Event Beyond Reasonable Control, the affected party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long such affected party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted.

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7.6
Notice. In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

Section 8.	Service Fee Credits; Service Levels.

8.1
The KPI Document sets forth provisions applicable to the determination and assessment of “Service Fee Credits”, as such term is defined in the KPI Document. Service Fee Credits shall not be an exclusive remedy for any loss incurred as a result of breach conduct (which may be claimable as damages pursuant to the terms of this Agreement), but are intended to be a form of recompense to the Fund for failure by the Transfer Agent to deliver the Services in a proper, timely and consistent manner, in view of the key significance that the service levels have to the Fund. The application of Service Fee Credits shall be without prejudice to any rights of the Fund under this Agreement including the right of the Fund to terminate this Agreement pursuant to the terms of the Agreement or to claim damages from Transfer Agent, pursuant to the terms of the Agreement, as a result of any matter constituting breach conduct that contributes to circumstances that cause Service Fee Credits that accrue to the Customer.

8.2
The Services provided by Computershare to the Fund shall be provided in accordance with the terms of the KPI Document, as relevant. The KPI Document is subject to change, as agreed in writing between the parties.

Section 9.	Damages.

9.1
NOTWITHSTANDING ANY OTHER PROVISION OF THE AGREEMENT, IN NO EVENT SHALL ANY PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER DAMAGES WHICH ARE NOT DIRECT DAMAGES REGARDLESS OF WHETHER SUCH DAMAGES WERE OR SHOULD HAVE BEEN FORESEEABLE AND REGARDLESS OF WHETHER ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL AND EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. FOR PURPOSES OF CLARIFICATION: NO OTHER PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED TO CONDITION, LIMIT, MODIFY, NULLIFY OR OTHERWISE PREVAIL IN WHOLE OR IN PART OVER THIS SECTION 9.

9

Section 10.	Responsibilities of the Transfer Agent.

10.1	The Transfer Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Customer, by its acceptance hereof, shall be bound:

(a)
Whenever in the performance of its duties hereunder the Transfer Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant treasurer, the Secretary any Assistant Secretary or Chief Financial Officer of the Customer and delivered to the Transfer Agent. Such certificate shall be full authorization to the Transfer Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate provided the action taken is without negligence, bad faith or willful misconduct.

(b)
The Customer agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the Transfer Agent of the provisions of this Agreement.

(c)
Transfer Agent, any of its affiliates or subsidiaries, and any stockholder, director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Customer or become pecuniary interested in any transaction in which the Customer may be interested, or contract with or lend money to the Customer or otherwise act as fully and freely as though it were not appointed as agent under this Agreement. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Customer or for any other legal entity.

(d)
No provision of this Agreement shall require the Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 11.	Covenants of the Customer and Transfer Agent.

11.1	Customer Corporate Authority. The Customer has previously furnished or shall furnish to the Transfer Agent the following:

(a)	A copy of the Articles of incorporation and By-Laws of the Customer;

(b)	Copies of all material amendments to its Articles of Incorporation or By-Laws made after the date of this Agreement, promptly after such amendments are made; and

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(c)
A certificate of the Customer as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued shares relating to the exercise of options, warrants or a conversion of debentures or otherwise.

11.2
Transfer Agent Facilities. The Transfer Agent hereby agrees to establish and maintain facilities and procedures consistent with industry standards for the safekeeping of check forms and facsimile signature imprinting devices, if any, and for the preparation, use, and recordkeeping of such forms and devices.

11.3
Notification. Customer shall notify the Transfer Agent as soon as possible in advance of any stock split, stock dividend or any similar event which may affect the Shares and any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors’ rights. Notwithstanding any other provision of the Agreement to the contrary, the Transfer Agent will have no obligation to perform any Services under the Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Customer affecting the enforcement of creditors’ rights unless the Transfer Agent receives assurance satisfactory to it that it will receive full payment for such services. Further, Customer may not assume the Agreement after the filing of a bankruptcy petition without the Transfer Agent’s written consent.

11.4
Summary of Policies and Procedures. Transfer Agent shall upon request provide Customer with a summary of any of its policies and procedures relating to Services or this Agreement and provide prompt summary e-mail notification of material changes to such policies and procedures

Section 12.	Addition or Deletion of a Fund.

12.1
The parties shall cooperate to update Appendix A (e.g., add or remove a Fund) within thirty (30) days of the end of each calendar quarter to reflect the addition or deletion of any Fund receiving Services pursuant to this Agreement.

12.2
The parties agree that Appendix A may be amended for purposes of Section 12.1 and otherwise without an executed written amendment if (a) any member of the BlackRock Relationship Team (as identified in Schedule 4 of the Side Agreement) delivers by email to the Transfer Agent Senior Customer Service Officer or a Transfer Agent Customer Service Officer (all as identified in Schedule 4 of the Side Agreement) (i) a copy of an amended and restated Appendix A, dated as of the date such amended and restated Appendix A is intended to be effective, and (ii) to the extent a Fund is being added, a letter substantially in the format stated in Appendix C signed by an authorized officer of such Fund confirming the addition of such Fund as a party to the Agreement, and (b) the Transfer Agent Senior Customer Service Officer or a Transfer Agent Customer Service Officer, as the case may be, receiving the email message and attachment(s) acknowledges in a responding email that the amended and restated Appendix A has been received.

12.3	The parties agree that Funds listed on Appendix A, as it may be amended from time to time, automatically agree to be bound by the terms of the Side Agreement.

12.4	Notwithstanding the foregoing, if Transfer Agent determines and advises the Customer that additions or revisions to the SCRIP System are necessary in order to accommodate any such new

11

fund the Customer shall be deemed to have submitted a request for an amendment to the Agreement.

Section 13.	Audits and Site Visits.

13.1
Subject to the further provisions of this Section 13, a reasonable number of representatives of the Customer together, if applicable, with auditors associated with a firm of certified independent public accountants (“Auditor Firms”) may, during normal weekday business hours, upon giving the Transfer Agent at least twenty (20) days advance notice, no more frequently than once per year (unless required by Customer’s regulators or in response to a previously-identified deficiency, in which event the additional audit will only relate to such deficiency), except that, at mutually agreed dates, and subject to the Transfer Agent’s reasonable security, privacy and confidentiality policies and procedures inspect the Transfer Agent premises principally utilized to perform the Services and related operations, and (ii) examine on-site any books and records required to be maintained by the Transfer Agent in connection with the performance of the Services and the written procedures utilized by the Transfer Agent in performing the Services, solely to determine the Transfer Agent’s compliance with this Agreement.

13.2
During the annual site visit by the BlackRock Relationship Team at mutually agreed dates, and subject to the Transfer Agent’s reasonable security, privacy and confidentiality policies and procedures the Customer may, subject to the further provisions of this Section 13, (i) inspect the Transfer Agent premises principally utilized to perform the Services and related operations, and (ii) request the Transfer Agent provide system and transaction processing demonstrations, and (iii) make available employees with knowledge about the Services performed to conduct discussions with the Customer and answer reasonable questions of the Customer about such subjects.

13.3
Subject to the further provisions of this Section 13, and Transfer Agent’s reasonable security, privacy and confidentiality policies and procedures. Transfer Agent will give regulatory authorities with jurisdiction over the Customer, upon reasonable advance written notice and during normal weekday business hours, the ability to (i) inspect the Transfer Agent premises principally utilized to perform the Services and related operations, and (ii) examine on-site any books and records required to be maintained by the Transfer Agent in connection with the performance of the Services.

13.4
Transfer Agent shall not be required in connection with any site visits under this Section 13 to engage in any conduct that would significantly interfere with or disrupt the normal business operations of the Transfer Agent. The Transfer Agent may, in its sole discretion, prohibit the Customer, personnel of Auditor Firms, and regulators of the Customer from entering certain areas of its facilities for security reasons, in which case the Transfer Agent will provide the Customer with alternative access to the books and records, information or personnel in such restricted area, to the extent reasonably possible. Audits shall not include penetration testing. Any audit under this Section 13 includes the right to inspect the books and records of the Transfer Agent on-site at Transfer Agent’s office, but not the right to copy any records. The Customer will provide the Transfer Agent with a written scope of work including a mutually agreed level of detail, at least ten (10) business days in advance of commencement of any audit. Personnel of Auditor Firms or regulators of the Customer, who in the sole judgment of the

12

Transfer Agent will have access to customer, confidential, proprietary or other privileged information of the Transfer Agent, must prior to the site visit if so requested by the Transfer Agent execute confidentiality agreements containing terms reasonably satisfactory to the Transfer Agent. The Transfer Agent shall not under any circumstances be obligated to divulge any information that is prohibited by law or by a confidentiality agreement with a third party.

13.5
The Customer will compensate the Transfer Agent for all out of pocket expenses incurred in connection with any audit under this Section 13, and will also compensate the Transfer Agent, in accordance with the Transfer Agent’s fee schedule in effect at the time of such audit, for the time of each of the Transfer Agent’s employees required to assist with such audit; provided, however, that in no event shall the Customer be charged for the time incurred by the Transfer Agent’s Relationship Management employees required to assist with such audit.

Section 14.	Confidentiality.

14.1
Each party shall keep the Confidential Information (as defined in below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except as set forth in Section 14.4 below. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this Section 14.1, each party will use at least the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

14.2
Subject to Sections 14.3 and 14.4 below, “Confidential Information” means (i) except to the extent disclosure may be required by the Securities Laws or the 1940 Act, the terms and conditions (but not the existence of) this Agreement, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, in whatever form, and (ii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Computershare, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Computershare a competitive advantage over its competitors; (C) a confidential or proprietary concept, Proprietary Information, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols, and (E) anything designated as confidential.

13

14.3	Information or data that would otherwise constitute Confidential Information under Section 14.2 shall not constitute Confidential Information to the extent it:

(a)	is already known to the receiving party at the time it is obtained;

(b)	is or becomes publicly known or available through no wrongful act of the receiving party;

(c)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(d)	is released by the protected party to a third party without restriction; or

(e)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

14.4
Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(a)	in connection with activities contemplated by this Agreement;

(b)
as required by law or regulation or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided that, other than for requests to the Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions) the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(c)
in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or requests for advice or opinions from counsel;

(d)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party; or

(e)	as otherwise agreed in writing between the parties.

14.5	Subject to the exceptions in Section 14.4, each party agrees not to publicly disseminate Confidential Information of the other party or mutual Confidential Information.

14.6	Notwithstanding Section 20.8 (Survival) of this Agreement, the provisions of this Section 14 shall survive termination of this Agreement for a period of three (3) years after such termination.

14

Section 15.	Privacy.

15.1
Computershare agrees to implement and maintain appropriate security measures to protect “personal information”, as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations. Computershare shall treat non-public personal information of Shareholders as confidential, and shall not disclose such information except in connection with carrying out the Services set forth in this Agreement, as required by law or regulation, or as allowed in this Agreement.

Section 16.	Term and Termination.

16.1
Term. This Agreement shall be effective from the Effective Date and shall remain in full force and effect and continue through to the end of the Initial Term and shall, upon the expiration thereof, be automatically renewed thereafter for successive one (1) year terms, unless terminated pursuant to Section 16.

16.2
Termination for Convenience. Either party may terminate this Agreement by providing a written notice of termination to the other party, specifying the date this Agreement will terminate as follows: (a) if terminated by Customer, at least ninety (90) days and not more than 365 days in advance of the termination date so specified in the notice, or (b) if terminated by Computershare, at least 180 days and not more than 365 days in advance of the termination date so specified in the notice.

16.3	Termination for Cause. Without prejudice to its other rights under this Agreement, a party (the “Terminating Party”) shall be entitled to terminate this Agreement if:

(a)
the other party commits a material breach of the Agreement which is capable of being remedied but, following receipt of written notice of such material breach from the Terminating Party, the breaching party does not remedy the material breach within ninety (90) days of receiving such notice (or within such other period as the Customer and the Transfer Agent may agree upon following receipt of such notice). In such case, the Terminating Party may terminate this Agreement by providing a written notice of termination to the breaching party, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided, however, the failure by the Customer to pay an invoiced Fee which is subject to a good faith dispute shall not constitute a material breach of the Agreement;

(b)
a party commits a material breach of the Agreement which is not capable of being remedied. In such case, the Terminating Party may terminate this Agreement by providing a written notice of termination to the breaching party, specifying the date as of which this Agreement will terminate, which may be any date ninety (90) days from the date such written notice is provided;

(c)
In the case of Transfer Agent assigning this Agreement pursuant to Section 17.1, Customer may terminate this Agreement. Customer must exercise its right to terminate pursuant to this Section 16.3(c) within sixty (60) days from the date Customer receives

15

notice of such assignment and must provide the Transfer Agent with not less than ninety (90) days prior written notice of termination.

(d)
a party ceases to maintain a regulatory license, registration, permission or authorization that, in the case of the Transfer Agent materially impairs its ability to provide the Services or any material portion thereof or in the case of the Customer, materially alters its ability to perform its obligations under this Agreement; or

(e)
the other party becomes the subject of a significant action (such as an enforcement action or investigation) by a regulatory authority with jurisdiction over that party that materially impacts, in the case of the Transfer Agent, its ability to provide Services and, in the case of the Customer, its ability to perform its obligations under this Agreement.

16.4
Regulatory Necessity. In the event the Customer, is required by the written directive an applicable provincial or federal regulatory or self-regulatory organization with jurisdiction over the Customer (the “Issuing Regulator”) to terminate this Agreement or to cease to receive or procure one or more Services from the Transfer Agent or to cease to carry on the business for the purpose of which it requires the Services due to any circumstance relating specifically to the Transfer Agent (a “Termination Directive”), the Customer shall provide the Transfer Agent with a copy of the Termination Directive as promptly as permitted by such Termination Directive, if permitted, and thereafter be entitled to terminate the Agreement or impacted Services in accordance with the requirements of the Termination Directive.

16.5
Termination by the Customer. The Customer may terminate this Agreement by providing a written notice of termination to the Transfer Agent, specifying the date as of which this Agreement will terminate, which may be any date, including the date such written notice is provided, provided the circumstances described below giving rise to the termination right are continuing at the time of the Transfer Agent’s receipt of such written notice, if as a result of an Event Beyond Reasonable Control:

(a)	The Transfer Agent is prevented from performing the whole or substantially the whole of the Services, or of any key elements of the Services, for a continuous period in excess of sixty (60) days; or

(b)
The Transfer Agent is prevented from performing the whole or substantially the whole of the Services, or of any key elements of the Services for a continuous period in excess of fourteen (14) days and during that period it has not used all commercially reasonable efforts to: find a solution by which its obligations under this Agreement may be performed despite the continuance of the Event Beyond Reasonable Control; or attempt to perform the impacted obligations, including by implementing its business continuity and disaster recovery plan.

16.6	Insolvency.

(a)
Notwithstanding any other provision of this Agreement, the Customer or the Transfer Agent may in their or its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following to such other party:

16

(i)	such party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding;

(ii)
such party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against such party any such case or proceeding;

(iii)	such party makes a general assignment for the benefit of creditors; or

(iv)	such party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due.

(b)
Each of the Customer, and the Transfer Agent may exercise its termination right under Section 16 at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Customer or the Transfer Agent of its termination right under Section 16 shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding anything to the contrary in this Agreement, notice of termination under this Section 16 shall be considered given and effective when given, not when received.

16.7
Each party will notify the other party promptly of any occurrence of the circumstances specified in Sections 16.2, 16.3, 16.4, 16.5, and 16.6. No failure or delay by a party to give any such notice will prejudice or limit the rights of the other party to terminate this Agreement (whether arising out of, in connection with or relating to this Agreement or otherwise).

16.8
Records. Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement. Subject to the provisions in Schedule 7 of the Side Agreement, the Transfer Agent will deliver promptly to the Customer electronically or in other media, in Computershare’s industry standard format, all stockholder and other records, files and data supplied to or compiled by the Transfer Agent on behalf of the Customer, subject to applicable law and Transfer Agent’s records management policy.

Section 17.	Assignment.

17.1
Affiliates. Upon thirty (30) days prior written notice to Customer, the Transfer Agent may, without further consent of the Customer assign its right and obligations hereunto to any affiliated and registered transfer agent under Rule 17Ac2-1 promulgated under the 1934 Act. The Transfer Agent will not assign its rights and obligations to any other person without the Customer’s prior written consent.

17.2	Sub-contractors. The Transfer Agent may, without further consent of the Customer, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors such services as may be required from

17

time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that the Transfer Agent shall be as fully responsible to the Customer for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Section 18.	Unaffiliated Third Parties.

18.1
Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, airborne services, the U.S. mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

Section 19.	Disaster Recovery.

19.1
Computershare shall maintain or arrange with third parties for back-up facilities (“Back-Up Facilities”) to the primary operations and data centers used by Computershare to provide the Services (“Primary Facilities”). The Back-Up Facilities will be capable of providing the Services in the event an incident to the Primary Facilities significantly interrupts the delivery of a significant Service. In the event of equipment failures, Computershare shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, including using the Back-Up Facilities where appropriate.

19.2
Computershare shall develop and maintain a business continuity plan containing disaster recovery procedures for its data centers and operations facilities (“Business Continuity Plan”). Computershare will provide business continuity and disaster recovery services in accordance with its Business Continuity Plan. Computershare’s Business Continuity Plan will at a minimum contain:

(a)	Crisis management procedures for command and control during a disaster;

(b)	Emergency notification process;

(c)	Activation procedures including assignment of the authority to activate;

(d)	Recovery process;

(e)	Procedures and accommodations for the recovery of systems, applications and networks; and

(f)
Identification of external service providers required for recovery, including but not limited to, disaster recovery service providers, equipment maintenance, transportation, salvage and building maintenance.

19.3	Annually, or upon the Fund’s reasonable request, Computershare will certify that its Business Continuity Plan complies with the provisions of this Section 19 and Schedule 5 of the Side Agreement.

18

19.4
Attached to the Side Agreement as Schedule 5 is an executive summary of the Business Continuity Plan as the Business Continuity Plan was constituted on the Effective Date which sets forth in reasonable detail the characteristics of the Business Continuity Plan. Computershare shall annually provide the Fund with an executive summary in written form of the Business Continuity Plan, updated as necessary to incorporate into the executive summary, as of the date provided, summaries of any changes to the Business Continuity Plan since the Effective Date, or the date of the last executive summary of the Business Continuity Plan provided to the Fund, as the case may be.

Section 20.	Miscellaneous.

20.1	Notices.

All notices or other communications required to be given pursuant to this Agreement shall be in writing, including by Electronic Transmission, and shall be deemed given when (i) delivered in person, by overnight delivery through a commercial courier service, or by registered or certified mail or (ii) delivered by electronic mail directed to the electronic mail address set out in this Section 20. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to the Customer:

c/o BlackRock Advisors, LLC
100 Bellevue Parkway
Wilmington, Delaware 19809
Attn: TA Oversight
E-mail: Matthew.luongo@blackrock.com

If to the Transfer Agent:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attn: Client Services
E-mail: Jennifer.bridges@computershare.com

The Transfer Agent and the Customer may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

20.2	Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Customer or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

19

20.3	Amendments.

This Agreement may be amended or modified by a written amendment executed by both parties hereto and, to the extent required by Customer, authorized or approved by a resolution of the Board of Directors of the Customer, subject to the provisions of Section 12.

20.4	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20.5	Governing Law.

This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

20.6	Descriptive Headings.

Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

20.7	Third Party Beneficiaries.

The provisions of this Agreement are intended to benefit only the Transfer Agent, the Customer and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

20.8	Survival.

All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

20.9	Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

20.10	Priorities.

In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

20.11	Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

20

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Trust Company, N.A. and
Computershare Inc.

On Behalf of Both Entities:	On Behalf of the BlackRock Closed-End Investment Companies Listed on Appendix A:
By: /s/ Martin J. McHale, Jr.	By: /s/ Neal J. Andrews
Name: Martin J. McHale, Jr.	Name: Neal J. Andrews
Title: President, U.S. Equity Services	Title: Chief Financial Officer
Date: 1/7/15	Date:

21

Appendix A

Fund List

Coy (Legacy Co Code)	Company Name
BAF	BlackRock Municipal Income Investment Quality Trust
BBF	BlackRock Municipal Income Investment Trust
BBK	BlackRock Municipal Bond Trust
BBN	BlackRock Build America Bond Trust
BCX	BlackRock Resources & Commodities Strategy Trust
BDJ	BlackRock Enhanced Equity Dividend Trust
BFK	BlackRock Municipal Income Trust
BFO	BlackRock Florida Municipal 2020 Term Trust
BFY	BlackRock New York Municipal Income Trust II
BFZ	BlackRock California Municipal Income Trust
BGRT	BlackRock Energy & Resources Trust
BGT	BlackRock Floating Rate Income Trust
BGY	BlackRock International Growth & Income Trust
BHK	BlackRock Core Bond Trust
BHL	BlackRock Defined Opportunity Credit Trust
BHV	BlackRock Virginia Municipal Bond Trust
BIE	BlackRock Municipal Bond Investment Trust
BIT	BlackRock Multi-Sector Income Trust
BJZ	BlackRock California Municipal 2018 Term Trust
BKK	BlackRock Municipal 2020 Term Trust
BKN	BlackRock Investment Quality Municipal Trust

Coy (Legacy Co Code)	Company Name
BKT	BlackRock Income Trust, Inc.
BLE	BlackRock Municipal Income Trust II
BLH	BlackRock New York Municipal 2018 Term Trust
BLJ	BlackRock New Jersey Municipal Bond Trust
BLW	BlackRock Limited Duration Income Trust
BME	BlackRock Health Sciences Trust
BNJ	BlackRock New Jersey Municipal Income Trust
BNY	BlackRock New York Municipal Income Trust
BOE	BlackRock Global Opportunities Equity Trust
BPK	BlackRock Municipal 2018 Term Trust
BPS	BlackRock Pennsylvania Strategic Municipal Trust
BQH	BlackRock New York Municipal Bond Trust
BSD	BlackRock Strategic Municipal Trust
BSE	BlackRock New York Municipal Income Quality Trust
BST	BlackRock Science and Technology Trust
BTA	BlackRock Long-Term Municipal Advantage Trust
BTT	BlackRock Municipal Target Term Trust
BTZ	BlackRock Credit Allocation Income Trust
BUI	BlackRock Utility and Infrastructure Trust
BYM	BlackRock Municipal Income Quality Trust
BZM	BlackRock Maryland Municipal Bond Trust
CII	BlackRock Enhanced Capital & Income Fund, Inc.
DSU	BlackRock Debt Strategies Fund, Inc.
EGF	BlackRock Enhanced Government Fund, Inc.

A-2

Coy (Legacy Co Code)	Company Name
FRA	BlackRock Floating Rate Income Strategies Fund, Inc.
HYT	BlackRock Corporate High Yield Fund, Inc.
MCA	BlackRock MuniYield California Quality Fund, Inc.
MEN	BlackRock MuniEnhanced Fund, Inc.
MFL	BlackRock MuniHoldings Investment Quality Fund
MFT	BlackRock MuniYield Investment Quality Fund
MHD	BlackRock MuniHoldings Fund, Inc.
MHE	BlackRock Massachusetts Tax-Exempt Trust
MHN	BlackRock MuniHoldings New York Quality Fund, Inc.
MIY	BlackRock MuniYield Michigan Quality Fund, Inc.
MJI	BlackRock MuniYield New Jersey Quality Fund, Inc.
MNE	BlackRock Muni New York Intermediate Duration Fund
MPA	BlackRock MuniYield Pennsylvania Quality Fund
MQT	BlackRock MuniYield Quality Fund II, Inc.
MQY	BlackRock MuniYield Quality Fund, Inc.
MUA	BlackRock MuniAssets Fund, Inc.
MUC	BlackRock MuniHoldings California Quality Fund, Inc.
MUE	BlackRock Muniholdings Quality Fund II, Inc.
MUH	BlackRock MuniHoldings Fund II, Inc.
MUI	BlackRock Muni Intermediate Duration Fund, Inc.
MUJ	BlackRock MuniHoldings New Jersey Quality Fund, Inc.
MUS	BlackRock MuniHoldings Quality Fund, Inc.
MVF	BlackRock MuniVest Fund, Inc.
MVT	BlackRock MuniVest Fund II, Inc.

A-3

Coy (Legacy Co Code)	Company Name
MYCF	BlackRock MuniYield California Fund, Inc.
MYD	BlackRock MuniYield Fund, Inc.
MYFD	BlackRock MuniYield Investment Fund
MYI	BlackRock MuniYield Quality Fund III, Inc.
MYJ	BlackRock MuniYield New Jersey Fund, Inc.
MYM	BlackRock MuniYield Michigan Quality Fund II, Inc.
MYN	BlackRock MuniYield New York Quality Fund, Inc.
MZA	BlackRock MuniYield Arizona Fund, Inc.

A-4

Appendix B

Form of CFTC Compliance Letter

[DATE]

BlackRock
100 Bellevue Parkway
Wilmington, DE 19809

Re: Retention of Books and Records

Dear Sir or Madam:

This letter is provided with respect to the BlackRock Core Bond Trust (NYSE: BHK) and BlackRock Income Trust, Inc. (NYSE: BKT) (each a “Fund” and together the “Funds”) that are regulated by the Commodity Futures Trading Commission (“CFTC”) as commodity pools. BlackRock Advisors, LLC (the “Advisor”) is a registered commodity pool operator acting as the investment advisor and commodity pool operator of the Funds.

The Funds are party to an agreement with Computershare Trust Company, N.A. and Computershare Inc. (together, “Computershare”) pursuant to which Computershare Trust Company, N.A. has been appointed as the transfer agent for the Funds. As part of that agreement, Computershare maintains the transfer agency records of the Funds at 250 Royall St, Canton, MA 02021.

At the request of the Advisor and the Funds, Computershare hereby acknowledges the following:

(i)
The Advisor intends that Computershare keep and maintain certain records of ownership for record holders of Fund shares reflecting the name and address of the holder, and share transactions in the account (the “required books and records”);

(ii)	Computershare shall endeavor to keep and maintain books and records required in accordance with CFTC regulation 1.31 as further discussed below; and

(iii)
Computershare agrees to keep such required books and records open to inspection by any representative of the CFTC or the United States Department of Justice in accordance with CFTC Regulation 1.31 and agrees to make such required books and records available to pool participants in accordance with CFTC Regulation 4.23.

Please note that the full application of CFTC Regulation 1.31 in the context contemplated by this letter is not clear at this time. The books and records of the Fund are currently maintained in accordance with the rules and regulations under the Investment Act of 1940 as applicable to Computershare.

Computershare shall not be deemed to be acting as a “commodity pool operator”, and the Advisor shall remain fully responsible for compliance with the Commodity Exchange Act and CFTC rules regarding the maintenance of the Funds’ books and records.

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name: Tyler Haynes
Title: Vice President

B-2

Appendix C

Form of New Fund Confirmation Letter

[DATE]

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attention: Jennifer Bridges

Re:       Addition of Fund to Agreement

Dear Jennifer:

Reference is made to the Transfer Agency and Service Agreement among certain BlackRock Closed-End Investment Companies, Computershare Trust Company, N.A., and Computershare Inc. dated as of January 1, 2015 (“Agreement”). [New Fund Name] hereby confirms that as of [Effective Date of New Fund Being Added to Agreement], it is added to the Agreement as a party and will be included in the definition of “Fund” and “Customer” as such terms are defined in the Agreement.

[NEW FUND NAME]

By:______________________________________
Name:___________________________________
Title:_____________________________________

SIDE AGREEMENT

This Side Agreement for Transfer Agency Services (“Side Agreement”) is made and effective as of January 1, 2015, by and among each of the BlackRock closed-end investment companies listed on Appendix A, as may be amended from time to time, of the Agreement (defined below) and having a principal office and place of business at 100 Bellevue Parkway, Wilmington, Delaware, 19809 (each a “Customer” or a “Fund”), Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, both doing business at 250 Royall Street, Canton, Massachusetts, 02021 (collectively, “Agent”).

WHEREAS, Customer and Agent are parties to that certain Transfer Agency Agreement dated as of the date hereof, inclusive of all appendices, schedules, exhibits and attachments and as may be amended from time to time (“Agreement”);

WHEREAS, all capitalized terms used but not defined in this Side Agreement shall have the meanings ascribed to such terms in the Agreement;

WHEREAS, Customer and Agent wish to set forth certain other terms and conditions in connection with the Agreement; and

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedules. Schedules 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, and 11, each as respectively referenced in the Agreement, are all attached hereto and incorporated herein.

2.	Termination. This Side Agreement will terminate automatically upon termination of the Agreement.

3.
Incorporation by Reference. All terms and conditions set forth in the Agreement, as amended from time to time, not otherwise modified by this Side Agreement, shall be incorporated by reference herein, and are made a part of this Side Agreement as fully as if set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Side Agreement by their duly authorized officers as of the day and year above written.

EACH OF THE BLACKROCK CLOSED-END INVESTMENT COMPANIES
LISTED ON APPENDIX A OF THE AGREEMENT

By:	/s/ Neal J. Andrews
Name:	Neal J. Andrews
Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.
and COMPUTERSHARE INC. (on behalf of both entities)

By:	/s/ Martin J. McHale, Jr.
Name	Martin J. McHale, Jr.
Title:	President, U.S. Equity Services

SCHEDULE 1

FEE LETTER
FOR STOCK TRANSFER SERVICES

between

EACH OF THE BLACKROCK CLOSED-END INVESTMENT COMPANIES
LISTED ON APPENDIX A OF THE AGREEMENT
and
COMPUTERSHARE TRUST COMPANY, N.A.
and
COMPUTERSHARE INC.

This Fee Letter (“Fee Letter”) is by and between Computershare Trust Company, N. A. and Computershare Inc. (collectively, “Transfer Agent” or “Computershare”) and each of the BlackRock closed-end investment companies listed on Appendix A of the Agreement (each, a “Fund” and hereinafter collectively referred to as the “Customer”) and is an exhibit to the Side Agreement. Unless specifically defined in this Fee Letter, capitalized terms used in this Fee Letter shall have the meaning assigned to them in the Agreement.

TERM

The term of this Fee Letter shall be for a period of three (3) years, commencing from January 1, 2015, the effective date of the Side Agreement. From the date of its effectiveness, this Fee Letter supersedes all other fee letters in place for the Funds or the Customer with the Transfer Agent for the services listed in Schedule 2 of the Side Agreement.

FEES AND SERVICES

Transfer Agent and Registrar Fee

$610.00	Monthly Administrative Fee, Per Fund

DRP and DTC Fees:

$1.00	For each Dividend Reinvestment per participant
$250.00	DTC Participation Monthly fee, per Fund

Includes the standard Transfer Agent and Registrar services as stated in the following sections: (the services listed apply to each Fund)

Lost Shareholder Search Services
•	SEC Electronic Database Search	$2.00 per Account searched

ITEMS NOT COVERED

Additional Services
Items not included in the fees and services set forth in this Fee Letter including, but not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, or any services associated with a special project are to be billed separately, based on a statement of work from the Transfer Agent that has been approved by the Customer.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Fee Letter shall not be a part of the Standard Services and may be subject to additional fees to be mutually agreed by the parties.

Out Of Pocket Expenses
All direct out-of-pocket expenses listed on Schedule A will be billed as incurred. Expenses associated with the bank accounts referenced in Schedule 2 of the Side Agreement will not be billed to Customer.

ACCEPTANCE

In witness whereof, the parties hereto have caused this Fee Letter to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee Letter.

On behalf of the BlackRock Closed-End Investment
Companies listed on Appendix A of the Agreement

By:	/s/ Neal J. Andrews
Name:	Neal J. Andrews
Title:	Chief Financial Officer
Date:

COMPUTERSHARE TRUST COMPANY, N.A. and
COMPUTERSHARE INC.

On Behalf of Both Entities

By:	/s/ Martin J. McHale, Jr.
Name:	Martin J. McHale, Jr.
Title:	President, U.S. Equity Services
Date:	1-7-15

Schedule A
Out of Pocket Expenses

Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Fee Letter and are billable as incurred.

Postage (Outgoing and Business Reply)
Envelopes
Labels
Forms, Stationery and Proxy Cards
Fulfillment
Proxy Proof Set-up
Printing
Enclosing
Record Retention
Insurance Premiums (Mailing certificates)
Delivery and Freight charges (including overnight delivery; Airborne Express, FedEx, etc.)
Typesetting (proxy cards, due diligence mailings, etc.)
Destruction of excess/obsolete material
DTC trade transactions expenses (Treasury buybacks, etc.)
Custody Settlement charges
Telephone usage and line expenses

Please Note:

Other out of pocket expenses could be incurred depending on the services utilized.

Good funds to cover postage expenses in excess of $5,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

SCHEDULE 2

SERVICE SCHEDULE

Section 1.	Standard Services.

1.1	General Services. The Transfer Agent shall perform the following services in accordance with procedures established from time to time by agreement between the Customer and the Transfer Agent:

(a)	issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

(b)
maintain Shareholder accounts, including but not limited to (i) establishing new accounts (ii) preparing and mailing W-9 solicitations for new accounts that do not have Tax Identification Numbers (iii) processing address changes (iv) processing Tax Identification Number changes (v) processing routine and non-routine transfers of ownership upon receipt of appropriate documentation (vi) posting debit and credit transactions (vii) responding to written Shareholder communications (viii) responding to Shareholder telephone inquiries (ix) placing and releasing stop transfers (x) Online access to Shareholder account information and services and (xi) Dividend Reinvestment Plan accounts and establish new participant accounts;

(c)
Computershare Inc. will prepare and transmit payments for dividends and distributions declared by the Customer, provided good funds for said dividends or distributions are received by Computershare Inc. on or prior to the scheduled payable date on or about 11:00 a.m. ET for said dividends or distributions;

(d)
act as agent for Shareholders pursuant to the Dividend Reinvestment Plan, and other investment programs, if any, as amended from time to time in accordance with the terms of the agreements relating thereto to which the Transfer Agent is or will be a party;

(e)
issue replacement book entry shares for those certificates alleged to have been lost, stolen or destroyed upon receipt from the respective Shareholder by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Customer harmless, absent notice to the Customer and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer Agent, at its option, may issue replacement book entry shares in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may at its sole option accept indemnification from a Customer to issue replacement book entry shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond;

(f)
Computershare Inc. will issue replacement checks and place a stop payment order on original checks based on a Shareholder’s representation that a check was not received or was lost, once the check has been verified as outstanding;

(g)	Execute and deliver the letter substantially in the form attached hereto as Appendix B of the Agreement, annually upon demand of the Funds;

(h)	At the Customer’s request, prepare and deliver standard reports;

(i)
Support and implement Customer corporate action instructions, issuance or distribution of Shares to Shareholders (e.g., instructions relating to Fund mergers, liquidations, name changes, etc.) (may be subject to additional fees);

(j)
Perform any other services typically provided by a transfer agent, dividend disbursing agent, dividend reinvestment plan agent, and other investment programs consistent with those requirements in effect as of the date of the Agreement;

(k)	Computershare Inc. will prepare, mail and file tax filings relating to the Services or the subject thereof, with the IRS and the States; and

(1)	Provide Additional Services to the Customer pursuant to the Agreement as shall be agreed in writing between the Customer and Computershare from time to time.

In connection with the appointment set forth in the Agreement, Computershare shall ensure that (i) all of its operations utilized in providing Services and (ii) the provision of the Services, shall comply with the provisions of Schedules 9 and 10 of the Side Agreement.

1.2
Reports and Information. Computershare shall provide the Funds with the reports specified in Schedule 6 of the Side Agreement within the periods of time prescribed in Schedule 6 of the Side Agreement and at no additional cost to the Funds, subject to the following limitations:

(a)	Addressing, enclosing and mailing to registered Shareholders Customer-provided materials three (3) times per annum

(b)	Preparing six (6) standard reports at the Customer’s discretion per annum

Report distributions in excess of these limits may accrue additional costs.

1.3	Communications to Shareholders.

(a)	Subject to receipt by Computershare of timely written instructions as appropriate, Computershare shall mail all communications by the Customer to Shareholders, including but not limited to:

(i)	Annual and semi-annual reports to Shareholders;

(ii)	Confirmations of sales of Shares;

(iii)	Monthly and/or quarterly statements including but not limited to cash and Dividend Reinvestment Plan detail statements, which shall be prepared by Computershare;

(iv)	Dividend(s) and distribution notices including Section 19 notices, which shall be prepared by Computershare Inc.; and

(v)	Tax form information including but not limited to Form 1099s, 1042 and State filings, which shall be prepared by Computershare Inc..

(b)
Computershare shall provide electronic delivery of the Shareholder communications listed in Section 1.3(a) above to individual Shareholders, with the exception of Sections 1.3(a)(i) and (v), upon the satisfaction by individual Shareholders of all pre-requisite requirements for electronic delivery.

(c)	Computershare shall answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence pursuant to written procedures.

(d)
Computershare Inc. will in accordance with IRS regulations, utilizing relevant information provided to Computershare in the ordinary course of performing the services provided for in the Agreement, report cost basis information to Shareholders on a first in, first out (“FIFO”) basis by tax year and Shares, except when a Shareholder requests such reporting to occur on another basis.

(e)
Computershare Inc. will in accordance with the Code, prepare and deliver year-end and other Federal tax forms to Shareholders based on transactions in Fund Shares and related actions taken by Shareholders with respect to their Fund accounts and file the related Federal tax reports with the IRS.

1.4	Dividend Disbursing Services.

(a)
Declaration of Dividends. Upon receipt by Computershare Inc. of written instructions containing all requisite information that may be reasonably requested by Computershare Inc., including payment directions and authorization, Computershare Inc. shall issue Shares in payment of the dividend or distribution, or, upon Shareholder election, pay such dividend or distribution in cash, if provided for in the Fund’s prospectus.

(b)
Tax Withholding. Computershare Inc. is authorized to deduct from all dividends declared by the Fund and disbursed by Computershare Inc., as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

(c)
Bank Accounts. All funds received by Computershare Inc. under the Agreement that are to be distributed or applied by Computershare Inc. in the performance of Services (the “Funds”) shall be held by Computershare Inc. “as agent for” Customer and deposited in one or more bank accounts to be maintained by Computershare Inc. in its name as agent for Customer. Until paid pursuant to the Agreement, Computershare Inc. may hold or invest the Funds through such accounts in: (a) obligations of, or guaranteed by, the U.S.; or (b) AAA rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940. Customer shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare Inc. in accordance with this paragraph, including any losses resulting from a default by any bank or financial institution. Computershare Inc. may from time to time receive interests, dividends or other earnings in connection with such deposits or investments. Computershare Inc. shall not be obligated to pay such interest, dividends or earnings to Customer, any Shareholder or any other party.

(d)	In connection with dividend disbursing services, Computershare Inc. shall perform the following, as required from time to time:

(i)	reconciling paid and outstanding checks;

(ii)	All funds must be received by Computershare Inc. before or on dividend payable date on or about 11:00 a.m. Eastern Time via Federal Funds Wire.

(iii)
Dividend checks will be drawn on a Direct Deposit Account (DDA) set up by Computershare Inc. on behalf of the Customer. The funds received from the Customer will be immediately available on mailing date.

(iv)	processing and recordkeeping of accumulated uncashed dividends; and

(v)	performing the following duties listed below:

(1)	Withholding taxes from funds issued in connection with Shareholder Accounts as required by United States government regulations;

(2)	Reconciling and reporting taxes withheld, including additional 1099 reporting requirements, to the IRS;

(3)	Responding to Shareholder inquiries regarding taxes withheld;

(4)	Mailing to new accounts which have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding;

(5)	Performing Shareholder file adjustments to reflect certification of Accounts;

(6)	Providing sample 1099 DIVs to Customer for review, prior to mailing;

(7)	Providing signoff to Customer that mailing occurred prior to IRS imposed deadlines;

(8)	Responding to IRS notices and inquiries upon receipt from Customer; and

(9)	Preparing and filing applications for extension of time to file withholding tax forms with the IRS (if necessary).

1.5	Dividend Reinvestment Services. As administrator of the Customer’s original issue Dividend Reinvestment Plan, Trust Company shall:

(a)	Invest Dividend Reinvestment Plan purchases, up to fourteen (14) per annum, and execute reinvestment transactions of Dividend Reinvestment Plan participant accounts;

(b)	Process the termination and withdrawal requests;

(c)	Act as certificate depository; and

(d)
Execute market trades or issue shares within the timing allowed by the Fund’s Dividend Reinvestment Plan. Provide reporting to Customer for approval, as soon as practical after completion of the process.

1.6
Unclaimed Property and Lost Shareholders. The Transfer Agent shall report unclaimed property to each state in compliance with state law. The Transfer Agent shall direct filing of abandoned property by:

(a)
Processing and mailing due diligence notices to all qualifying Shareholder accounts in accordance with Computershare’s schedule of States’ due diligence and abandoned property filing requirements, also known as the “State Filing Matrix”;

(b)	Processing returned due diligence notices and remitting property to Shareholders prior to escheatment;

(c)	Preparing and filing preliminary and final abandoned property reports;

(d)	Preparing and filing payments for each State covering unclaimed funds as per a particular State’s requirements;

(e)	Issuing and filing book entry shares registered to the applicable State(s) representing returned (RPO) certificates and underlying share certificates; and

(f)
Retaining, or returning to the Customer upon the termination of the Agreement, as required by law or otherwise, records of property escheated to the several States and responding, after appropriate research, to Shareholder, Customer or state or federal regulator inquiries relating to same.

1.7	Lost Shareholder Services. The Transfer Agent shall perform the following services and shall comply with Rule17Ad-17 promulgated under the 1934 Act for Lost Shareholders and Unresponsive Payees.

(a)	Code Shareholder Accounts as ‘lost’ when mail has been returned as undeliverable by the United States Postal Service

(b)	Identify lost Accounts eligible for SEC Mandated Searches

(c)	Perform electronic database searches in accordance with SEC requirements

(d)	Update Shareholder Account with a new address provided by search firm and remove lost status

(e)	Send SEC ADDRESS VERIFICATION NOTICE to Shareholders when a new address has been applied to the Account

(f)	Send SEC ADDRESS VERIFICATION NOTICE to Shareholders when the address search has provided the Account address of record as the most current (lost status not removed)

(g)	Reissue unclaimed property to Shareholders upon receipt of signed verification notice

(h)	Identify a Shareholder as an Unresponsive Payee if a check is sent to the Shareholder and is not negotiated:

(i)	before the earlier of the paying agent’s sending the next regularly scheduled check or

(ii)	the elapsing of six (6) months (or 180 days) after the sending of the not yet negotiated check

(i)
Provide written notification to each Unresponsive Payee with a non-negotiated check outstanding more than 180 days and valued at $25 or more, stating that the Unresponsive Payee has been sent a check that has not yet been negotiated. That notification must be provided no later than seven (7) months (or 210 days) after the sending of the not yet negotiated check.

1.8	In-Depth Shareholder Search.

Pursuant to Section 7.3 of the Agreement, Customer hereby authorizes and instructs Transfer Agent to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program on behalf of, and authorized by, Customer. If Customer selects a locating service provider other than one selected by Transfer Agent, then Transfer Agent shall not be responsible for the terms of any agreement between such provider and Customer and additional fees that apply will be charged to the service provider.

1.9
Proxy/Annual Meeting Services. The Transfer Agent shall perform the following services in accordance with procedures established from time to time by agreement between the Customer and the Transfer Agent:

(a)	Prepare one (1) set of files per fund per annum for delivery to the solicitation/proxy vendor selected by the Funds (the “Solicitation/Proxy Vendor”).

(b)	Receive back from the Solicitation/Proxy Vendor a file containing last contact date and/or address updates.

(c)	If files are to be delivered to a non-Computershare entity the then set fees per fund for sending and receiving files will be charged to the Customer.

1.10
Online Services. The on-line systems, described below, shall be available at least 23 hours a day, Monday – Friday (subject to Section B(3) of the KPI Document) provided further that the potential daily downtime shall not occur during normal business hours. Evening (6:00 p.m. to 8:00 a.m.) and weekend availability subject additionally to scheduled maintenance windows). Computershare shall:

(a)
Provide availability to “Issuer Online,” which provides access to Customer and Shareholder information administered by Computershare, which permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range.

(b)	Provide availability to “Investor Centre,” which provides Shareholder Account information, transaction capabilities, downloadable forms and FAQs.

(c)	Provide on-demand reporting to allow Customer to generate non-standard reports.

1.11	Correspondence and Complaints.

(a)	Retain electronic copies of manual correspondence letter output on Computershare Image system and make a copy available to Customer within 2 Business Days of a request.

(b)	Notify Customer of any complaint addressed to a Computershare or Customer executive, or from any regulatory agency (“Complaint”) within 2 Business Days of its identification.

1.12	Automated Clearinghouse (ACH) Services

(a)	Review data for accuracy and completeness

(b)	Mail cure letter to Shareholders with incomplete information

(c)	Code Accounts for ACH and performing pre-note test

(d)	Identify rejected ACH transmissions, mail dividend check and explanation letter to Shareholders with rejected transmissions

(e)	Respond to Shareholder inquiries concerning the ACH Program

(f)	Calculate on a monthly/quarterly basis the Share breakdown for ACH vs. other dividend payments and notifying the Company of funding amount for ACH transmissions and other payable date funds

(g)	Credit ACH designated bank accounts automatically on dividend payable date

(h)	Maintenance of ACH participant file, including coding new ACH Accounts

(i)	Process termination requests

(j)	Keep adequate records including retention of ACH documents

1.13	Direct Registration System Services

(a)	Register, issue and transfer DRS book-entry Shares

(b)	Issue DRS statements of holding

(c)	Provide Shareholders with the ability to sell Shares in accordance with the terms and conditions, including applicable fees, of the DRS Sales Facility

(d)	Process sales requests within the appropriate timeframe based on the type of service requested, in accordance with the terms of the DRS sales facility

(e)	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the DRS sales facility, in accordance with the terms and conditions of the facility

(f)	Coordinate the mailing of advices to Shareholders

(g)	Accept and cancel certificated Shares and credit such Shares into a DRS position

1.14
Compliance with Laws. The Customer agrees the Transfer Agent is obligated to and the Transfer Agent agrees to comply with all applicable federal, state and local laws and regulations, codes, order and government rules in the performance of its duties under the Agreement.

1.15	U.S. Government List Matching Services.

(a)
Computershare will compare, as frequently as is consistent with industry best practice, Appropriate List Matching Data (as defined in Section 1.15(c) below) contained in Computershare databases which are maintained for the Fund pursuant to the Agreement (“Fund Data”) to “U.S. Government Lists”, which is hereby defined to mean the following:

(i)
data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund (“OFAC Lists”);

(ii)	data promulgated in connection with the list of Non-Cooperative Countries and Territories (“NCCT List”) published by the Financial Action Task Force;

(iii)
data promulgated in connection with determinations by the Director (the “Director”) of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern (“PMLC Determination”); and

(iv)
data promulgated in connection with any other lists, programs or determinations (A) which Computershare determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or Section 1.15(b) which Computershare and the Fund agree in writing to add to the service described in this Section 1.15(a).

(b)
In the event that following a comparison of Fund Data to a U.S. Government List as described in Section 1.15 (a) Computershare determines that any Fund Data constitutes a “match” with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, Computershare:

(i)	will notify the Fund of such match;

(ii)	will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)
if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)	if a match to the NCCT List or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(c)
“Appropriate List Matching Data” means (i) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by Computershare in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 1.15(c), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 1.15(c).

1.16	Red Flags Services.

(a)	The provisions of this Section 1.16 (the “Red Flags Section”) shall apply in the event the Fund elects to receive the “Red Flags Services”, which are hereby defined to mean the following services:

(i)	Computershare will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with:

(1)	account opening and other account activities and transactions conducted directly through Computershare with respect to Direct Accounts (as defined below), and

(2)
transactions effected directly through Computershare by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

“Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities that may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

“Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

“Registered Owner” means the owner of record of a Direct Account on the books and records of the Fund maintained by Computershare as registrar of the Fund (the “Fund Registry”).

“Covered Person” means the owner of record of a Covered Account on the Fund Registry.

“Direct Account” means an Account established directly with and through Computershare as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through Computershare.

“Covered Account” means an Account established by a financial intermediary for another as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through Computershare.

“Account” means (1) an account holding Fund Shares with respect to which a natural person is the owner of record, and (2) any other account holding Fund Shares with respect to which there is a reasonably foreseeable risk to the particular account owner’s customers from identity theft, including financial, operational, compliance, reputation, or litigation risks.

(ii)	Computershare will provide the Fund with a copy of the policy and procedures and controls.

(iii)
Computershare will notify the Fund of Red Flags that it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)
Computershare will (A) engage an independent auditing firm or other similar flint of independent examiners to conduct an annual evaluation of the Controls and issue a report on the results of the evaluation (the “Evaluation Report”), and (B) furnish a copy of the Evaluation Report to the Fund; and

(v)
On a Quarterly basis issue a certification in a form determined to be appropriate by Computershare in its reasonable discretion, certifying to Computershare’s continuing compliance with the Controls after the date of the most recent Evaluation Report.

(b)
The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 615(e) of the Fair Credit Reporting Act of 1970, as amended in 2010, and regulations promulgated thereunder by the SEC (the “Red Flags Requirements”), for determining the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate, and that Computershare has given no advice and makes no representations with respect to such matters. This Red Flags Section shall not be interpreted in any manner which imposes a duty on Computershare to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Controls and the Red Flags Services may be changed at any time and from time to time by Computershare in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time and Computershare shall provide notice to the Fund of such changes as soon as reasonably practicable under the circumstances.

SCHEDULE 3

KEY PERFORMANCE INDICATORS

Unless specifically defined in this Schedule 3 or specifically defined by reference to an Appendix or Schedule, capitalized terms used in this Schedule 3 shall have the meaning assigned to them in the Agreement.

A)	Certain Definitions.

“BlackRock” means, as the context requires, all Funds considered collectively or the Fund or Funds relevant to the particular context.

“BlackRock Legal and Compliance” means the group of individuals designated by the Funds and communicated to Computershare’s Customer Service Officer in writing as responsible for the oversight of the Funds’ related programs under the USA PATRIOT Act.

“Business Day” means a day the NYSE is open for business.

“Emergency Service” means Computershare’s performance of a service, activity or conduct requested by one or more Funds which is not provided for in the Agreement.

“Financial Transactions” means a redemption received by Computershare in good order.

“Green Zone” means the performance level in the column of the KPI Table titled “Green Zone”.

“Impacted Service Performance” has the meaning set forth in Section B(3) of this KPI Document.

“KPI Component” means a service level standard component outlined in the KPI Table in Section C of this KPI document.

“KPI Document” means this Key Performance Indicators document.

“Month” means a calendar month.

“Monthly Applicable Fees” means with respect to a given Month, the aggregate fees owed by the Funds pursuant to the section of the Fee Letter entitled “Transfer Agent and Registrar Fee” for that Month.

“Monthly Minimum” means the minimum number of transactions per Month that must be processed in each KPI Component in order to be eligible for the Service Fee Credit in Section D of this KPI document, to the extent noted in the KPI Table..

“Non-Financial Transactions” means the certificate stops, certificate replacement via book entry shares and addition of information or changes to information in Fund accounts of Shareholders.

“Non-Routine Correspondence” means correspondence types not defined by the SEC as regulated pursuant to Rule 17Ad-5.

“Non-Routine Transactions” means transfer types which require, include, or involve any of the conditions defined by Rule 17Ad-1(i)(1)-(8).

“NYSE” means the New York Stock Exchange.

“Red Zone” means the performance level in the column of the KPI Table titled “Red Zone”.

“Routine Correspondence” means correspondence types defined by the SEC as regulated pursuant to Rule 17Ad-5.

“Routine Transactions” means transfer types which do not require, include, or involve any of the conditions defined by 17Ad-1(i)(1)-(8).

“Service Fee Credit” has the meaning set forth in Section D(1) of this KPI Document.

“Subsequent Invoice” means, in connection with a Service Fee Credit, the invoice sent by Computershare to the Funds for the Month after the Service Fee Credit Amount is owed.

“Transactions” means Financial Transactions and Non-Financial Transactions, collectively.

“Yellow Zone” means the performance level in the column of the KPI Table titled “Yellow Zone”.

B)	General Terms and Conditions.

1)	All times expressed in this KPI Document are Eastern Time.

2)	The words “the Funds” when used in this KPI Document shall mean, without further specification or clarification of any nature, “the Funds considered collectively as a whole and not individually”.

3)
If the occurrence of any of the events, circumstances, or conduct listed immediately below adversely impacts Computershare’s performance of a KPI Component listed in the KPI Table in Section C, below (such as by causing interference with or delaying Computershare’s normal performance of an activity, increasing demand for resources or reducing the availability of resources) and Computershare provides reasonable proof of such adverse impact (an “Impacted Service Performance”), then if in the Month that the Impacted Service Performance occurs, Computershare’s performance of the KPI Component represented by the Impacted Service Performance falls within the Red Zone for the relevant KPI Component as a result of that/those Impacted Service Performance(s), then the Month shall be skipped (deemed not to have occurred) for purposes of determining Service Fee Credits, provided that, with respect to (iv) no such Month shall be skipped unless the parties have agreed in writing in advance of such occurrences for the KPI or KPIs that may be so impaired;

i)
Any breaches of the Agreement by a Fund, any negligent conduct or errors of a Fund, or any failure of a Fund to perform in accordance with standard for the mutual fund industry or which is needed for the performance by Computershare of any KPI Component in accordance with applicable performance standards;

ii)	An Event Beyond Reasonable Control (as defined in Section 7 of the Agreement), provided Computershare satisfies the condition specified in the last sentence of Section 7.5 of the Agreement;

iii)	Errant Data;

iv)	Any performance by Computershare of an Emergency Service; and/or

v)	The average volume of transactions or inquiries significantly increases as a result of outside factors or unforeseen circumstances for which Computershare is not the proximate cause.

4)
Computershare acknowledges that the Funds regard KPI performance in the Yellow Zone to be less than satisfactory to the Funds, and in the event performance of a KPI is reported within that KPI’s Yellow Zone, Computershare will increase its oversight of the performance of that KPI activity with the goal of increasing performance to that KPI’ s Green Zone level.

C)	KPI Table.

The service level standards in the following table (the “KPI Table”) will be monitored and measured on a Monthly basis and all KPI metrics will be reported to BlackRock (including KPI’s that do not meet the “Monthly Minimum” set forth in the KPI Table). For KPI’s that include multiple process measurements to calculate the KPI percentage, if one of the process measurements does not meet the applicable monthly minimum, then the calculation is based solely on the remaining process measurement for that specific KPI, if such remaining process measurement meets the applicable monthly minimum.

KPI #	KPI Description	Service Description	Monthly Minimum	Calculation	Green Zone	Yellow Zone	Red Zone
1	Telephone inquiries – abandoned rate	Achieve abandoned call rate on average each Month.	N/A	Calls abandoned over 20 seconds, divided by total calls in Month.	≤2%	>2 to ≤2.5%	>2.5%
2	Telephone customer service level	Achieve telephone customer service level on average each Month	N/A	Calls answered under 20 seconds + calls abandoned under 20 seconds, divided by total calls in Month.	≥85%	<85% to >80%	≤80%
3	Processing of Financial Transactions in a timely manner	Financial Transaction timeliness. Processed within 5 Business Days of receipt.	35	Number of Financial Transactions processed within 5 Business Days divided by number of Financial Transactions received for the Month.	≥98%	<98 to ≥97%	<97%

4	Distribution Output	ACH payments released by Computershare on Payable Date Checks mailed on Payable Date	N/A
Total percentage of distribution ACH payments released on Payable Date per month.

Total percentage of distribution checks mailed on Payable Date per month.

The final KPI percentage is a combined average of the above.
					=100%	<100 to ≤99%	<99%
5	Non-Financial Transactions Timeliness	Non-Financial Transactions processed within 5 Business Days	35	Number of Non-Financial Transactions processed within 5 Business Days divided by total number of Non-Financial Transactions received for the Month.	>99%	<99% to ≥97%	<97%
6	Routine Transactions Non-Routine Transactions	Routine Transactions processed within 3 Business Days Non-Routine Transactions processed within 10 Business Days	35 35
Number of Routine Transactions processed within 3 Business days divided by total number of Routine Transactions received for the Month.

Number of Non-Routine Transactions processed within 10 Business days divided by total number of Non-Routine Transactions received for the Month.

The final KPI percentage is a combined average of the above.
					≥98%	<98 to ≥97%	<97%
7	SEC Routine Correspondence SEC Non-Routine Correspondence	Routine Correspondence processed within 5 Business Days Non-Routine Correspondence processed within 10 Business Days	35 35
Number of Routine Correspondence items processed within 5 Business days divided by total number of Routine Correspondence items received for the Month.

Number of Non-Routine Correspondence items processed within 10 Business days divided by total number of Non-Routine Correspondence items received for the Month.

The final KPI percentage is a
combined average of the above.
					≥98%	<98 to ≥97%	<97%

8	Shareholder communications
Make the Shareholder statements available online within 5 Business Days from statement production end period

Complete the Shareholder Regulatory Report Mailings within 5 Business Days of receipt of the reports. BlackRock to provide expected receipt date in advance.

Complete Year-end 1099DIV tax form mailings by the IRS deadlines.
Complete Check mailings for redemptions on T+4

Complete Shareholder
letters mailing within the agreed upon timeframe for each mailing
			N/A
The number of mailing items completed for each category in the target timeframe divided by the total mailing items for each category for Month.

The final KPI percentage is a combined average of the above.
					−100%	100% to ≥95%	<95%
9	Regulatory Reporting Oversight	Notice of OFAC matches – provided to BlackRock Legal and Compliance as generated within 2 Business Days.	N/A	Total number of regulatory items provided within the specified timeframes divided by the total number of regulatory items and or reports sent within the Month.	100%	<100% to ≥95%	<95%

10	System availability	Ensure SCRIP system is available for update of Shareholder records and trade processing.	N/A
Availability shall be measured by dividing the aggregate time of Unscheduled Outage periods (defined below) for a given Month by the total amount of Committed Time (defined below) available for that Month. An “Unscheduled Outage” shall mean any outage that is not a “Scheduled Outage”. “Committed Time” shall mean, as to each Business Day, one hour before the trading session for that day is scheduled to open on the NYSE and one hour after the trading session on the NYSE for that day finally closes, but excluding the following periods of Scheduled Outage (defined below). A “Scheduled Outage” shall mean (1) those time periods from 12 AM Saturday to 6:00 AM Sunday each week and 11:00 PM to 12:00 AM daily, during which Computershare’s System maybe unavailable due to routine maintenance; and (2) any time period as to which Company has received prior notice.
				≥99.5%	<99.5% to ≥98%	<98%

D)	Service Fee Credits.

1)	Service Fee Credits.

Except as otherwise provided in this KPI Document, BlackRock shall be entitled to a Service Fee Credit applied against the Monthly Applicable Fees when Computershare fails to meet any 1 (or more) of the KPI Components set forth in the Red Zone detailed as follows:

Number of continuous Months the same KPI Component set forth in the Red Zone has not been met	Credit of Monthly fees (per KPI Component in Red Zone)
1	$0
2	$1,500
3 or more	$2,500

a.	A service fee credit owed by Computershare under Section D(1) of this KPI Document is referred to herein as a “Service Fee Credit”.

b.
Computershare’s obligation to pay any Service Fee Credits shall be determined, and if owed, calculated, with respect to individual Months. With respect to any Month, if Computershare shall owe a Service Fee Credit amount pursuant to the terms of this KPI Document, such Service Fee Credit(s) shall be included on the Subsequent Invoice.

2)	Service Fee Credits shall not apply to the first three full Months that the Agreement is effective.

SCHEDULE 4

GOVERNANCE

1.	General Matters.

1.1
Unless specifically defined in this Schedule 4 or specifically defined by reference to an Appendix or Schedule, capitalized terms used in this Schedule 4 shall have the meaning assigned to them in the Agreement.

1.2
The Fund and Computershare acknowledge that meaningful interactions between senior members of their respective organizations, in addition to the meetings set forth in Section 3, may be mutually advantageous.

1.3	This Schedule 4 is intended to set out a process by which the Fund may:

(i)	Discuss the activities of Computershare contemplated by the Agreement, including without limitation:

(A)	performance of the Services generally and performance of Services subject to the service level standards included in the KPI Table (as defined in Schedule 3);

(B)	activities that occur in accordance with Schedule 2 but solely to assist the Fund Agent (as defined in Schedule 2) in performing the role of Fund Agent; and

(C)	issues and concerns arising in connection with such activities;

(ii)
Disseminate information to Computershare above and beyond that furnished to Computershare in the ordinary course of business that may be useful to Computershare in performing its obligations under the Agreement; and

(iii)	Discuss potential improvements and refinements to the Services, including the development of new or improved technologies and processes that could be implemented.

2.	RELATIONSHIP TEAMS

2.1	Certain Definitions:

“Blackrock Oversight Team” means the individuals listed in the table at Section 2.2 (including as it may be revised pursuant to Section 2.3) as the Head of Domestic Shareholder Services and TA Oversight Director for the Funds.

“BlackRock Relationship Team” means the individuals listed in the table at Section 2.2 (including as it may be revised pursuant to Section 2.3) under the heading BlackRock Relationship Team.

 “Computershare Relationship Team” means the individuals listed in the table at Section 2.2 (including as it may be revised pursuant to Section 2.3) under the heading Computershare Relationship Team.

“Computershare Service Team” means the individuals listed in the table at Section 2.2 (including as it may be revised pursuant to Section 2.3) as the Relationship Executive, the Senior Customer Service Officer and the Customer Service Officers of Computershare.

“Relationship Teams” means the BlackRock Relationship Team and the Computershare Relationship Team considered collectively, whether used in the singular or the plural number.

2.2
Each Fund hereby authorizes each individual member of the BlackRock Relationship Team to represent the Fund on all matters reasonably related to this Schedule 4, and, on its behalf, to communicate with Computershare; Computershare may rely on any communication from an individual member of the BlackRock Relationship Team as a communication directly from a Fund and may rely on this authorization. Furthermore, the Fund may provide Computershare with lists of other authorized persons from time to time and shall indicate the authority granted to each such person in sufficient detail to provide reasonable guidance to Computershare.

Relationship Teams
BlackRock Relationship Team
Fund Position	Name of Individual Filling Position
Global Head of TA Services	Daniel J. Schwieger
Head of Domestic Shareholder Services	Lisa A. Hill
TA Oversight Director	John Sebulsky
Lead for Global Provider Services	Georgia A. Plevritis, Dawn Ferrotta, Jennifer Scharnitz, Matthew Luongo, Sharman Fleming, Sharon Fucci, Lynn Louie, Fran Gero, Paul Mickle

Computershare Relationship Team
Computershare Position	Name of Individual Filling Position
Business Head	Steven Rothbloom
Business Executive	Jay McHale
Relationship Executive	Mike Lang
Senior Customer Service Officer	Tyler Haynes
Customer Service Officers	Jen Bridges, Jeff Almeida, Angela Dray

2.3	Each party will promptly notify the other party in writing of any changes to their respective Relationship Teams.

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2.4	Any of Computershare’s Customer Service Officers shall constitute the initial escalation points for the Fund to seek prompt attention to significant issues relating to the delivery of the Services.

2.5
Computershare agrees to consider any evaluations of the members of its Relationship Team provided to it in writing by the Fund but retains the right to appoint members of its Relationship Team in its sole and absolute discretion.

3.	GOVERNANCE MEETINGS

Without modifying in any manner any provision of the Agreement that requires the parties to communicate in a particular manner:

3.1	Periodic Review Meetings.

(a)
Such members of the BlackRock Relationship Team and the Computershare Relationship Team as may reasonably be deemed appropriate by agreement of the parties, shall meet periodically, either in person or telephonically, (such meeting being the “Review Meeting”) to discuss the matters that the Fund or Computershare may reasonably request to include in the agenda for the particular meeting, including without limitation the following:

(i)	Computershare’s performance of Services generally and of the Services subject to the service level standards included in the KPI Table (as defined in Schedule 3);

(ii)	Issues that may impact Computershare’s performance, or the Fund’s receipt, of the Services or other issues affecting the relationship of Computershare and the Fund generally;

(iii)	Financial management of the Agreement;

(iv)	Service Fee Credits (as defined in Schedule 3) and issues arising from them;

(v)	Matters arising under any Schedule;

(vi)	Performance of each party’s respective obligations and responsibilities under and in accordance with the Agreement.

(b)
If a relevant member of a Relationship Team is unable to attend a particular Review Meeting, the party that person represents may send another person (to be designated in advance) in such person’s place. In these circumstances, the parties agree to send only representatives who have the necessary power and authority to conduct and advance discussions in good faith at the appropriate level with respect to matters on the agenda for such Review Meeting.

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(c)	The parties will use reasonable efforts at each Review Meeting to agree upon the date and time for the next Review Meeting.

(d)	The parties will use reasonable efforts to submit proposed agenda items to each other reasonably in advance of each scheduled Review Meeting.

(e)	The parties will use reasonable efforts to submit draft papers and appropriate supporting documents, as relevant, to each other reasonably in advance of each scheduled Review Meeting.

(f)
Computershare shall, to the extent agreed upon by the parties at the particular Review Meeting, take notes on major discussion points that occurred at the meeting on matters mutually designated by the parties, including without limitation, to the extent mutually identified, action items and timelines with major milestones, and distribute the notes to all participants in the particular Review Meeting within a reasonable period following the meeting. Computershare shall discuss the distributed notes to the extent reasonably requested by the Fund, shall revise the distributed notes following such discussions to the extent it determines in its discretion to do so, and shall distribute any notes so revised to all participants in the particular Review Meeting. The Fund may distribute to all participants in the particular Review Meeting its own notes with respect to matters addressed by Computershare’s notes.

(g)
Reasonably in advance of a scheduled Review Meeting, Computershare shall distribute an agenda for the particular Review Meeting (with respect to Fund agenda items, to the extent it has received such from the Fund), materials reasonably requested by the Fund or reasonably determined by Computershare to be appropriate for the meeting, and, to the extent required by agreement of the parties at the prior Review Meeting, information that describes in reasonable detail the status of specified action items. The Fund may distribute to all participants in a scheduled Review Meeting materials that it reasonably determines to be appropriate for the meeting.

3.2	Operational Meetings.

(a)
As mutually agreed upon, the parties will meet by conference telephone to discuss any day-to-day operational matter of interest (the “Operational Meeting”) that the Fund or Computershare may reasonably request to include in the agenda for the particular meeting, including without limitation the following:

(i)
As reasonably requested by the Fund giving it an opportunity to ask questions, give information and provide opinions with respect to the day- to-day services provided by Computershare, support needs of the Fund, and activities contemplated by Schedule 2.

4

(ii)	Computershare’s capacity and capabilities for expanding and enhancing the Services;

(iii)	Fund priorities and strategy; and

(iv)	Changes in Applicable Law and other regulatory issues;

(b)
In the event the Fund or Computershare requests of the other party that it meet other than in a meeting described elsewhere in this Section 3 on urgent operational or service-related matters and the other party agrees, then:

(i)
The meetings will involve the Fund and Computershare representatives as agreed upon by the parties with appropriate levels of knowledge and seniority to discuss the matters with respect to which the meeting will be held and to make commitments (in his or her sole discretion) on behalf of the party represented;

(ii)	The parties will use reasonable efforts provide relevant information reasonably requested by the other party prior to or at the meeting;

(iii)
Subsequent to each meeting the parties will use reasonable efforts to distribute all materials they agreed to provide during the meeting within the time periods they agreed to provide them, including for example a list of the issues, discussion points, action items and timelines.

3.3	Other Meetings.

(a)
Annual Due Diligence Meeting. Once each calendar year the parties will meet to provide the Fund an opportunity to ask questions, give information and provide opinions with respect to, and to examine to the extent expressly granted by the Agreement: regulatory and operating risk issues, Computershare’s controls framework, on-going compliance of the Services and any significant breaches or trends about which the Fund or Computershare are concerned.

(b)
User Group Meetings. To the extent Computershare plans and holds meetings between the personnel who manage its technology products and the clients who use particular technology products, if applicable Computershare will provide the Fund with reasonable advance notice of such meetings and invite the Fund to attend.

(c)
Chief Compliance Officer (CCO) Forum. To the extent Computershare plans and holds meetings between its clients and the personnel who manage its compliance services and other support services of interest to Chief Compliance Officers of its clients, Computershare will provide the Fund with reasonable advance notice of such meetings and invite the Fund to attend.

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(d)
Computershare Service Team and BlackRock Oversight Team. Such members of the BlackRock Oversight Team and the Computershare Relationship Team as may reasonably be deemed appropriate by agreement of the parties will, upon the reasonable request of the other, meet to discuss in good faith operational matters.

(e)
Facilitated Contact. BlackRock’s TA Oversight Director and Computershare’s Relationship Executive will, upon the reasonable request of the other, facilitate direct contact between appropriate Fund personnel and appropriate Computershare personnel with respect to operational matters that both individuals reasonably agree require direct contact between operational personnel in addition to that which occurs in the ordinary course of business.

3.4	High Level Contacts. Both parties agree to communication between BlackRock’s Head of Domestic Shareholder Services and Computershare’s Business Executive on an as-needed basis.

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SCHEDULE 5

BUSINESS CONTINUITY PLANNING/DISASTER RECOVERY

1.	Business Continuity Plans/Disaster Recovery

Computershare shall maintain a Business Continuity Plan for the Services and execute the Business Continuity Plan in the event of any unplanned or anticipated interruption of the Services consistent with the provisions set forth in this Schedule 5 (“Schedule”). Computershare shall provide BlackRock with a summary of the business continuity process, Exhibit A of this Schedule, in accordance with Section 19 of the Agreement. Computershare shall provide BlackRock with its periodic disaster recovery exercise attestation letters as soon as available, and at a minimum at least annually.

If Computershare fails to reinstate the Services within the recovery times set forth in this Schedule, BlackRock may, in addition to other remedies available hereunder, at its sole discretion, immediately terminate the Agreement as a non-curable default under Section 16.3(b) of the Agreement. The force majeure and Section 7.5 terms of the Agreement do not remove or diminish Computershare’s obligation to deliver the recovery service levels described herein.

2.	Business Continuity Service Levels

Computershare will comply with all Recovery Time Objectives (RTO) and Recovery Point Objectives (RPO) as defined in this Schedule.

Recovery capacity shall equal the normal service levels defined in the Agreement.

The continuity service levels apply regardless of the number of other customers

Computershare is obligated to service during any such interruption of Service.

3.	Business Continuity Plan Maintenance and Exercising

Review and testing of Computershare’s business continuity plans shall occur at least annually Computershare shall develop a plan to remedy any failures or anomalies identified during testing.

4.	Notification

Computershare shall promptly notify the Fund (i) in the event the Business Continuity Plan is executed for any Services or work locations supporting the Fund, or (ii) Computershare’s Customer Service Officer (as defined in Schedule 4 of the Side Agreement) becomes aware that it is reasonably likely that the Business Continuity Plan will be executed. Each party shall maintain at all times identified points of contact for the purpose of requesting information and obtaining the detailed, up-to-date status of the other party’s progress and ongoing actions during disasters which require execution of the Business Continuity Plan (“Plan Contacts”). Computershare’s lead Customer Service

Officer (as defined in Schedule 4 of the Side Agreement) for the Fund shall be responsible for coordinating Computershare’s communication with the Fund regarding the Business Continuity Plan, including, without limitation, recovery testing and implementation of recovery procedures. Each party shall notify the Plan Contacts of the other party in writing (e-mail shall constitute a writing for this purpose) of any changes to the Plan Contacts or any updates to their contact information.

Annually or upon request of the Fund as part of any annual site visit conducted by the Fund, Computershare will provide the following documentation to the Fund to evidence compliance of the Business Continuity Plan with the requirements of this Agreement:

(a)	a written summary schedule of Business Continuity Testing Events (as defined immediately below);

(b)
a written summary of testing performed, including, but not limited to, identification of any significant challenges experienced in the testing and actions taken or planned to address such challenges; and

(c)
a written summary of any material changes to the Business Continuity Plan or related procedures reasonably expected to be implemented during the year following the site visit. “Business Continuity Testing Events” means an annual call tree test, annual alternate site recovery and semi-annual application test for recovery objective.

5.	Business Continuity Service Levels

Recovery Time Objective (RTO) is the time period (objective) it takes to switch over to the disaster recovery site once Computershare makes the decision to switch over. The aim is to have a fully functional system within that time frame.

Recovery Point Objective (RPO) is the point in time before the disaster that Computershare can recover to. Computershare will comply with all Recovery Time Objectives (RTO) and Recovery Point Objectives (RPO) provided by the Customer Service Officer from time to time. The RTO and RPO as of the Effective date are set forth below:

•	“RPO” recovery time will be within four (4) hours, subject to Computershare’s ability to access at least one (1) of its data centers.
•	“RTO” recovery time will be within twenty-four (24) hours, subject to Computershare’s ability to access at least one (1) of its data centers.

Recovery capacity shall equal the normal service levels defined in the Agreement. The continuity service levels apply regardless of the number of other customers Computershare is obligated to service during a disaster.

6.
In the event that the Fund (or the Fund’s investment adviser) implements or updates its business continuity and/or disaster recovery plan, Computershare shall provide all reasonable assistance to the Fund as may be requested.

EXHIBIT A (CPU Executive Summary)

SCHEDULE 6

REPORTS AND INFORMATION

	Report	Frequency
1.	Distribution Funding Grids	By the 5th Business day after record date, but no later than 1 Business Day before payable date
2.	DRP Trade Summaries	Daily during DRIP cycle
3.	DRP Recap Report	Daily during the DRP cycle, as funds issue shares and finish purchasing
4.	Late Term Report	On Payable + 1
5.	DRP Analysis Grid	As soon as practical after all funds have completed the DRP process
6.	Shares Outstanding Report	Weekly, every Monday, as of the previous business day and on month end
7.	Number of Registered accounts	Monthly by the 5th Business Day
8.	Affiliate Reporting	Monthly by the 5th Business Day
9.	Monthly Score Card	Monthly by the 15th Business Day
10.	38a-1 Certification	Quarterly
11.	Pre-escheatment list of at risk accounts	With commercially reasonable advance notice of each escheatment cycle
____________________________
* Computershare agrees to provide such other reports (including but not limited to ad hoc reports) as shall be requested by the Fund from time to time.

SCHEDULE 7

POST-TERMINATION SERVICES EXTENSION AND DECONVERSION SERVICES

1.	General Terms.

1.1	Unless specifically defined in this Schedule 7 or specifically defined by reference to a Schedule, capitalized terms used in this Schedule 7 shall have the meaning assigned thereto in the Agreement.

1.2
Computershare shall communicate on all Deconversion matters solely with the Deconversion Fund, Computershare shall not be obligated to act on any communication relating to a Deconversion matter if the communication does not come directly from the Deconversion Fund, and Computershare may rely on any communication from the Deconversion Fund as a communication directly from the Fund. On all Deconversion matters, the Fund hereby authorizes the Deconversion Fund to communicate with Computershare on its behalf and to enter into legally binding agreements with Computershare regarding Deconversion matters and Computershare may rely on this authorization.

1.3
The Deconversion Fund and Computershare’s Customer Service Officer (as defined in Schedule 4 of the Side Agreement) shall constitute the principle points of contact between the Deconversion Fund and Computershare with respect to Deconversion matters.

1.4	Notices required or permitted to be given under this Schedule 7 shall be governed by Section 20.1 of the Agreement, unless specifically provided otherwise in this Schedule 7.

2.	Certain Definitions.

“Deconversion” means the collaborative process of transferring Shareholder files and records related to the Funds from the Computershare system to the processing system of the Replacement Provider.

“Deconversion Activities” means any activities of Computershare, including without limitation all Deconversion Services, associated with any transfer or movement of files, records, materials or information or a conversion thereof to the Replacement provider.

“Deconversion Commencement Date” means the date that Computershare begins sending files regarding the Deconversion Fund to the Replacement Provider.

“Deconversion End Date” means the final expiration date of the Agreement with respect to a Deconversion Fund.

“Deconversion Fund” means the particular Fund or Funds that are deconverting.

“Deconversion Services” means the Computershare services described by Sections 4.2 through 4.7, as may be amended from time to time.

“Funds Termination Notice” means a termination notice sent by the Fund pursuant to Section 16 of the Agreement satisfying all terms of the provision pursuant to which it was sent.

“Computershare Termination Notice” means a termination notice sent by Computershare pursuant to Section 16 of the Agreement satisfying all terms of the provision pursuant to which it was sent.

“Replacement Provider” means the entity designated by the Deconversion Fund in a written notice received by a Customer Service Officer as the successor service Provider for such Deconversion Fund.

“Termination Notice” means a Funds Termination Notice or a Computershare Termination Notice.

3.	Notifications Regarding Deconversions.

3.1	Deconversion Services.

(a)
In the event Computershare receives a Funds Termination Notice or the Fund receives a Computershare Termination Notice, Computershare shall provide Deconversion Services with respect to termination of the Agreement or Services being terminated, as the case may be, subject to the particular Termination Notice.

(b)	A Deconversion Notice shall in all cases be conclusively presumed to request that the Deconversion Activities be completed as of the Deconversion End Date.

4.	The Deconversion Services.

4.1
Computershare shall undertake commercially reasonable efforts, subject to the further provisions of Section 5, to perform the Deconversion Services subject to the good faith and commercially reasonable cooperation of the Replacement Provider and the Deconversion Fund in such efforts.

4.2
Computershare will cooperate in good faith with the Deconversion Fund and Replacement Provider to advise them with respect to their creation of a Deconversion plan, including without limitation advice with respect to objectives, feasible timelines and significant milestones, specifications and requirements supported by Computershare, master files and balancing reports typically furnished by Computershare in deconversions, and to reasonably assist in the manner customary for terminating service providers in the execution of reasonable action items in the Deconversion plan.

4.3	Computershare will provide a certification letter on the first business day following the Deconversion End Date verifying key system totals including:

(i)	Total Issued and outstanding shares
(ii)	Current year distributions, and withholding

4.4
Computershare will reasonably cooperate with the Deconversion Fund and Replacement Provider in their efforts, as may be requested, to create a document which maps the transfer of responsibility for applicable transfer agent functions from Computershare to the Replacement Provider, including, but not limited to:

(i)	Uncashed checks
(ii)	Shareholder mail
(iii)	ACH returns
(iv)	Misdirected wires
(v)	Open control reconciliation items
(vi)	RPO and escheat items
(vii)	Civil penalties
(viii)	W-9 forms and W-8 forms
(ix)	Tax reporting
(x)	Shareholder confirmations and statements
(xi)	Research items
(xii)	Correspondence items
(xiii)	Fulfillment items
(xiv)	Adjustments
(xv)	Shareholder servicing (call center)
(xvi)	Control reporting and settlement

4.5
In connection with a reasonable number of a “dress rehearsals” or “mock deconversions” reasonably requested by the Replacement Provider prior to the Deconversion End Date, Computershare will provide a master file and balancing report for each Deconversion Fund customary for a deconversion to the Replacement Provider in closed-end fund/equity transfer agent format and specifications, and provide the Replacement Provider with the customary assistance of a transferring service provider in such “dress rehearsals” or “mock deconversions”. The Customer shall pay for each individual file created by Computershare in connection with such “dress rehearsals” or “mock deconversions” in accordance with the fee schedule of Computershare for such services in place at the time of the “dress rehearsals” or “mock deconversions”.

4.6
In connection with the Deconversion of each Deconversion Fund, Computershare will provide a master file and balancing report customary for a deconversion to the Replacement Provider in closed-end fund/equity transfer agent format and specifications, with data relating to the Deconversion Fund as of the Deconversion End Date and provide the Replacement Provider with the customary assistance of a transferring service provider in deconversions.

4.7
Notwithstanding anything in this Schedule 7 to the contrary, nothing herein contained will be construed to require Computershare to share any of its Confidential Information or its Proprietary Information with any entity which is a competitor of Computershare.

5.	Additional Terms Governing Services Extensions and Deconversion Services

5.1	Computershare will have no obligation to furnish the Services after the termination date of the Agreement.

5.2	Computershare will have no obligation to provide Deconversion Services until Computershare receives notification of termination of the Deconversion Fund.

5.3
Computershare will use commercially reasonable efforts to commence the Deconversion and perform the Deconversion Services by the applicable termination date, but Computershare makes no warranties, covenants, guarantees or representations that it will or be able to commence the Deconversion or complete all Deconversion Services by such date. Provided that, in the event Computershare is not able to commence the Deconversion or complete all Deconversion Services by the termination date, including as the result of any delays relating to the preparations for such Deconversion by the Replacement Provider or the Deconversion Fund, the parties agree to work together in good faith to mutually determine a new termination date for such Deconversion Fund, including cooperating on any subsequent changes to such date as are required to complete the Deconversion.

5.4
All obligations of Computershare with respect to the performance of Service and Service Levels shall remain in effect until the Deconversion Commencement Date; provided, however, any failure of Computershare to perform a Service at a Service Level included in the KPI Table (as defined in the KPI Document) or otherwise in accordance with the Agreement that is reasonably attributable to the performance of Deconversion Activities, based on supporting materials or written reports furnished by Computershare, shall not be considered a breach of the Agreement or a Service Level and shall not be included in any determination of Service Fee Credits (as defined in the KPI Document).

5.5
In connection with any termination of the Agreement, upon request of the other party, each party will either return to the other party no later than the Deconversion End Date, or destroy, all Confidential Information of the other party, and upon the request of the other party will certify that it has complied with its obligations under this Section 5.5 with respect to the other party’s Confidential Information, except that a party may retain the other party’s Confidential Information subject to the confidentiality obligations of the Agreement to the extent (and for the limited period) that the party is required to do so for the purposes of compliance with applicable recordkeeping laws, rules or regulations; provided, however, notwithstanding the foregoing, Computershare may retain, subject to the confidentiality obligations set forth in the Agreement, copies of all data, information, files and records of whatsoever nature received, processed or created in connection with its activities under the Agreement that it reasonably determines to be appropriate to document its compliance with the Agreement, to protect its rights under the Agreement, or to comply with legal, regulatory, audit, accounting or similar business requirements provided it does so in accordance with its information security policies and document destruction and retention policies.

6.	Deconversion Fees.

6.1
in connection with any termination under Section 16 of the Agreement involving Deconversion Services, the Fund shall pay to Computershare the amounts described in clauses (i) through (iii) below, in advance of the Deconversion Commencement Date:

(i)
any Fees and reimbursable expenses that may be owed pursuant to Section 4 of the Agreement for services performed by Computershare pursuant to the Agreement through the Deconversion End Date, as appropriate (whether or not previously invoiced);

(ii)
all fees and out of pocket expenses associated with the movement of records and materials to the Funds or the Replacement Provider, including fees such as, but not limited to, data files and reports, in accordance with the fee schedule of Computershare in place at the time of the Deconversion End Date, and any out of pockets incurred, including but no limited to freight;

(iii)
the amount estimated in good faith by Computershare (“Good Faith Estimate”) for the reasonable out-of-pocket expenses expected to be incurred in performing any services to be provided by Computershare following the dates with respect to which the compensation contemplated by clauses (i) and (ii) above has been calculated that constitute services provided for by the Agreement or that may relate to a cessation of operations or the winding up of the affairs covered by the Agreement, including by way of example and not limitation, answering general shareholder inquiries, furnishing historical shareholder account information to authorized parties, providing tax services with respect to transactions occurring before the termination such as the filing of final tax forms, maintaining a service account for checks not yet cleared, and compliance with record retention requirements (“Reimbursable Trailing Expenses”); and

(iv)
Computershare’s obligation to perform any Deconversion Activities is expressly conditioned on the prior performance by the Fund, to Computershare’s reasonable satisfaction, of the Fund’s obligations set forth in the Agreement.

6.2	Within 120 days following the appropriate Deconversion End Date:

(i)
Computershare shall determine any (A) amounts that should have been paid pursuant to Section 6.1 or otherwise but could not or was not determined, invoiced or estimated by Computershare and have not been paid, and (B) any amounts paid pursuant to Section 6.1 or otherwise that are in excess of amounts actually owed;

(ii)
Computershare shall net the amounts determined in accordance with clause (i) above and notify the Fund whether Computershare owes money to the Fund or the Fund owes money to Computershare and the amount owed; and

(iii)
Within seven (7) Business Days following the notice in accordance with Section 6.2(ii), Computershare will pay the Fund any amount it owes the Fund or the Fund shall pay Computershare any amount it owes Computershare.

(iv)	Computershare will perform any tax or regulatory required mailings that may occur outside 120 days, as mutually agreed upon by the parties.

SCHEDULE 8

INSURANCE

Section 1.
General Matters. Unless specifically defined in this Schedule 8 or specifically defined by reference to an Appendix or Schedule, capitalized terms used in this Schedule 8 shall have the meaning assigned to them in the Agreement.

Section 2.
Minimum Coverage Requirements. Computershare shall at its sole cost and expense, during the term of the Agreement, procure and maintain in effect the insurance coverage covering the risks, claims and liabilities arising from or in connection with the performance of work under the Agreement by Computershare, its agents, representatives, employees or, where applicable, subcontractors, as specified in this Exhibit.. All insurance shall be procured from reputable insurers (rated A- , VIII or better by A.M. Best & Company) that are licensed, approved or admitted to do business in the state.

Section 3.	Insurance Coverage.

(i)       Insurance covering Computershare’s employees for injuries arising out of their employment for services provided under the Agreement in an amount that will be sufficient to meet all applicable statutory requirements to cover Computershare’s employees (commonly referred to as “Workers’ Compensation Insurance”).

(ii)      Insurance covering all sums Computershare shall become legally obligated to pay because of bodily injury by accident or disease sustained by any employee of Computershare arising out of their employment for services provided under the Agreement (commonly referred to as “Employer’s Liability Insurance”) in amounts not less than (a) $1,000,000 each accident for bodily injury by accident; (b) $1,000,000 each employee for bodily injury by disease; and (c) $1,000,000 policy limit for bodily injury by disease;

(iii)     Insurance covering all sums Computershare shall be legally obligated to pay because of claims for bodily injury and property damage arising out of premises, operations, products and completed operations; and advertising and personal injury (commonly referred to as “Commercial General Liability Insurance” or “Public Liability Insurance”) in amounts not less than (a) $1,000,000 per occurrence and $1,000,000 in aggregate; and (b) $10,000,000 per occurrence of “Umbrella Liability Insurance” scheduling the “Commercial General Liability Insurance” or “Public Liability Insurance.” This insurance shall include: (a) contractual liability covering Computershare’s liability under the Agreement; and (b) a severability of interest clause.

(iv)     If automobiles or other vehicles are used in connection with the performance or provision of the services under the Agreement, insurance covering all sums Computershare shall be legally obligated to pay because of claims for bodily injury or property damage arising out of the use of owned, hired, and non-owned automobiles in the rendering of Services to be provided under the

Agreement (commonly referred to as “Automobile Liability Insurance”) in an amount not less than (a) $1,000,000 combined single limit for bodily injury and property damage per accident and in aggregate.

(v)      Insurance covering loss resulting from dishonest or fraudulent acts committed by Computershare’s employees, its agents and, where applicable, subcontractors; forgery and alteration and including coverage of third party property; and computer crime as further described in (vii) (commonly referred to as “Crime Insurance” or “Fidelity Bond”) in an amount not less than $10,000,000 per claim.

(vi)     Insurance covering all sums Computershare shall be legally obligated to pay because of claims for wrongful acts, negligent errors or negligent omissions committed by Computershare, its agents and employees arising from the Services to be provided under the Agreement (commonly referred to as “Professional Liability Insurance” or “Errors & Omissions Insurance”) in an amount not less than $10,000,000 per claim. If coverage is written on a “claims-made” basis, the retroactive date must be shown, and must be on or before the commencement of the services or work.

(vii)    Insurance covering all sums Computershare shall be legally obligated to pay because of claims alleging a security failure (including but not limited to failure of a computer system, unauthorized access / use of a computer system, virus transmission, denial of service, physical theft of hardware) or a privacy event (including but not limited to failure to protect confidential information) (commonly referred to as “Cyber Liability Insurance” or “Network Security and Privacy Liability Insurance” or alternatively afforded by Comprehensive Crime and Computer Electronic Crime insurance) in an amount not less than $10,000,000 per claim. If coverage is written on a “claims-made” basis, the retroactive date must be shown, and must be on or before the commencement of the services or work.

Section 4.
Effect. The insurance requirements under the Agreement are not intended and shall not be construed to modify, limit, increase, or reduce the indemnification obligations made in the Agreement by Computershare to Customer or to modify, limit, increase or reduce Computershare’s liability as set forth in the Agreement.

Section 5.	No warranty is made by Customer that the coverage or limits set forth herein are adequate to cover and protect the interests of Computershare for Computershare’s operations.

Section 6.
Evidence of Insurance Coverage. Prior to the execution of the Agreement, Computershare shall furnish Customer with a certificate of insurance that evidences all the insurance required in the Agreement and thereafter at the request of Customer. Computershare’s failure to deliver evidence of coverage in form and substance reasonably satisfactory to Customer or its designee shall not be construed as a waiver of that party’s obligation to provide the required insurance coverage. Receipt by Customer of a non-conforming certificate of insurance does not constitute acceptance.

Section 7.
Notifications. Computershare shall provide for at least 30 days prior written notice to be given to Customer in the event coverage is materially changed, cancelled or non-renewed. Computershare shall not take or omit to take any reasonable action or (insofar as it is reasonably within its power) permit anything to occur in relation to the insurance policies indicated above as would entitle the relevant insurer to refuse to pay any claim under the policies.

SCHEDULE 9

CUSTOMER INFORMATION SECURITY

Adherence to Standards of Protection.

In fulfilling its obligations under this Schedule 9 (“Schedule”), Computershare may utilize methods, processes, or procedures concerning information security (“Processes”) similar to and substantially conforming to certain terms herein. Computershare shall at all times ensure that any such Processes are no less rigorous in their protection to Customer than (i) the standards reflected in this Exhibit’s terms set forth below, and (ii) the Processes by which Computershare maintains the integrity and efficacy of its own information security. In all cases Computershare’s Processes shall provide safeguards no less protective than those of the terms of this Exhibit in all material respects. Unless specifically defined in this Schedule, or specifically defined by reference to an Appendix or Schedule to the Agreement or Side Agreement, capitalized terms used in this Schedule shall have the meaning assigned to them in the Agreement.

(i)	Definitions.

a.	“Customer Confidential Information” means Confidential Information of the Customer provided to Computershare.

b.	“Firewall” is an integrated collection of security measures used to protect against unauthorized electronic access to a networked computer system.

c.	“Encryption” is a process of using an algorithm to transfonn data into coded information in order to protect confidentiality.

d.
“Intrusion Detection Process” (or “IDP”) is a method of reviewing system logs and processes in near real time and, without unreasonable delay, alerting management to known patterns of behavior that indicate an intrusion is occurring or is likely to take place soon.

(ii)	Breach Notification and Remediation.

In the event of an actual security breach incident involving Computershare’s systems or network that has resulted in unauthorized access to or disclosure of, or have any material adverse effect on, Customer Confidential Information (“Incident”), Computershare shall:

a.
Within two business days after the confirmation by Computershare of the occurrence of an Incident, notify a Lead for Global Provider Services (as defined in Schedule 4 of the Side Agreement) by telephone and subsequently in writing. Notice shall include the approximate date and time of the Incident and a summary of all relevant facts along with the actions taken to rectify the Processes and address the Incident’s effects. An Incident may include, but is not limited to, instances in which Computershare’s personnel (“Computershare Personnel”) access systems in excess of their user rights or otherwise use the systems inappropriately;

b.
Immediately implement commercially reasonable measures necessary to ensure the security of Computershare’s systems and restore the security of Customer Confidential Information. If such measures include temporarily restricting access to any of Computershare’s information, network or systems in order to mitigate against further breaches, Computershare shall notify Customer of the restricted access, in advance of such restriction when possible but in all cases as soon as possible. Customer may request additional steps of Computershare relating to Computershare’s Processes and to address the Incident’s effects. In the event of an Incident, Computershare shall reasonably cooperate with Customer in order for Customer to verify Computershare’s compliance with its obligations under this section (ii)(b).

(iii)	Independent Control Attestations.

Computershare shall:

a.
Computershare will engage a certified public accounting film to conduct a SSAE 16, AT 101, or equivalent audit of the control environment and activities of Computershare and prepare a report on an annual basis. Computershare shall make available to Customer a copy of each such report prepared in connection with each such audit, within a reasonable amount of time after receipt. Customer will pay a fee for each such report in accordance with Computershare’s fees in effect at such time; and

b.
Penetration Testing. For Computershare systems that host or process Customer Confidential Information, Computershare shall at least annually engage at its own expense a third party service provider for penetration testing and provide Customer with an executive overview of such testing. The method of test scoring and issue ratings shall follow standard industry practice, such as the latest Common Vulnerability Scoring System (CVSS) published by the US National Institute of Standards and Technology (NIST). For any material findings (critical, priority, or high risk), Computershare shall within thirty (30) days from its receipt of penetration test results produce a remediation plan detailing the actions and dates by when these security issues shall be fully resolved. Computershare’s failure to prepare and schedule a remediation plan within sixty (60) days of the penetration test report represents sufficient grounds for Customer to terminate the Agreement for cause.

(iv)	Data Management.

Computershare shall:

a.	Information Classification. Unless otherwise indicated by Customer, consider all Customer Confidential Information to be classified as “Confidential” and handle accordingly.

b.	Encryption of Information. Use industry-standard encryption techniques (for example, public encryption algorithms such as 3DES, RC4 RC5, IDEA, RSA and

AES) at cipher strengths no less than 128-bit or equivalent for Customer  Confidential Information. Computershare shall use industry standard authentication practices for Customer Confidential Information.

c.
Cryptographic Key Management. Ensure that cryptographic keys are managed securely at all times, in accordance with documented control requirements and procedures which are consistent with good industry practice, and shall ensure that Customer Confidential Information is protected against unauthorized access or destruction. Computershare shall ensure that if public key infrastructure (PKI) is used, it shall be protected by ‘hardening’ the underlying operating system(s).

d.
Transmission. . If transferred across the Internet, any wireless network (e.g., cellular, 802.11x, or similar technology), or other public or shared networks, data must be protected using cryptography consistent with good industry practice. Computershare’s policies do not allow for the copying of Confidential Information to Removable Media (defined below).

e.
Data Backups. In connection with the performance of Services, Computershare shall create backup records of Customer’s information, including but not limited to server files (“backup files”) at least daily. Computershare will not create backup files on Removable Media. Any Computershare storage or retention of backup files is subject to all terms of this Section (iv).

f.
Event Logging. For Computershare’s systems directly utilized for providing services to Customer and/or processing or storing Customer Confidential Information, Computershare shall maintain logs of key events that may affect the confidentiality, integrity, and/or availability of the Service to Customer and that may assist in the identification or investigation of material incidents and/or security breaches occurring in relation to Computershare systems. Computershare shall retain the log for at least 12 months and protect the log against unauthorized changes (including, unauthorized amending or deleting a log). Computershare shall regularly review the logs of all key events within Computershare systems (preferably using automated tools) and notify Customer upon identification of any Incidents in accordance with Section (ii)(a) of this Schedule.

g.
Software Updates. Computershare shall (i) use the most current version of software required to support the performance of Services, including anti-virus and other security software, (ii) regularly review its software applications and systems in light of new products or software releases providing enhanced functionality, and (iii) replace or “patch” existing software as enhancements become available as determined appropriate by Computershare and consistent with good industry practice.

h.
Removable Media. For purposes of this Schedule , “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media whether owned by Customer or Computershare.

i.
Media Disposal and Servicing. In the event any hardware, storage media or Removable Media used in connection with the Services must be disposed of or transported for servicing, Computershare shall ensure all Customer Confidential Information has been deleted and is not accessible from such hardware and/or media using methods such as, burning, shredding, pulping, melting, mutilation, chemical decomposition, or pulverizing. Crosscut shredders shall be designed to produce residue particle size not exceeding 1/32 inch in width (with a 1/64 inch tolerance by 1/2 inch in length). Classified material in microform; that is, microfilm, microfiche, or similar high data density material may be destroyed by burning or chemical decomposition. Industry best practices should be deployed, such as those of the U.S. National Institute of Standards and Technology (NIST).

(v)	Computer & Network Security.

a.
Server Security. Access to any of Computershare’s computer servers used to perform development Services for Customer shall be limited to only Computershare Personnel performing Services. Computershare will back-up the server files daily

b.
Internal Network Segment Security. All data entering Computershare’s internal data network from any external source (including, without limitation, the Internet), must pass through Firewalls to enforce secure connections between internal and external systems and such Firewalls shall only allow specific types of data to pass through.

c.
External Segment Security. Computershare’s external connections to the Internet or direct connections to Customer shall (i) have commercially reasonable security measures and controls applied to its routers, and (ii) include an IDP that will monitor all data within the external segment and information coming from routers to the Firewalls. Computershare shall disable unnecessary network access points to prevent unauthorized devices from accessing the Customer VLAN. Computershare Personnel may not use PDAs to access devices with the Customer VLAN.

d.
Network and Systems Monitoring. Computershare shall actively monitor all of its networks and systems (including but not limited to IDP, Local Area Network/Wide Area Network (LAN/WAN) equipment and systems and all servers) to detect deviation from access control policies and actual or attempted intrusions or other unauthorized acts.

e.
Data Leakage. Computershare shall deploy data leakage tools to detect any unauthorized transfers of Customer Confidential Information outside Computershare systems and any unauthorized external transfers of such information.

f.
Instant Messaging and Email. Computershare shall ensure that its instant messaging and email services are protected by both policy and technical application controls, configuring all commercially reasonable methods for Computershare’s related infrastructure. To the extent Computershare Personnel will have access to external email or the Internet Computershare will have policies or systems to monitor its usage.

g.	User Authentication. Computershare shall implement processes designed to authenticate the identity of all network users through the following means:

i.	User ID. Each user of an application containing Customer Confidential Information shall be assigned a unique identification code (“User ID”).

ii.
Passwords. Each user on Computershare’s network should use a unique password to access applications containing Customer Confidential information. Passwords should be at least eight (8) alphanumeric characters, using mixed upper and lower case, numbers and special characters. Passwords and PINs must be different than User IDs and must be updated at least every ninety (90) calendar days. The use of passwords that are easily discerned shall be avoided (e.g., passwords made up from users’ birthdays, street addresses, children’s names, etc.) and shall align with ISO/EIC 27001:2005 and BS7799-2:2005. Computershare shall require users to update, at least every sixty (60) calendar days, PINs and passwords which control access to applications or systems containing Customer Confidential Information.

iii.
Secure tokens. Remote access to applications containing Customer Confidential Information shall require the use of security codes that are made available to users via a key fob or other token device issued by Computershare to each user.

iv.
Deactivation. Computershare applications shall automatically deactivate a User ID after a specified number of unsuccessful log-in attempts. Sessions must be restricted or timed out after a defined period of inactivity and require Users to re-authenticate. User IDs for Computershare Personnel with access to Customer Confidential Information shall be deactivated immediately upon changes in job responsibilities that render such access unnecessary, or upon termination of employment.

h.	Privileged Access. Computershare shall ensure that:

i.	Privileged user access accounts are not provided for use in day-to-day operations.

ii.	Users provided with privileged user access have such access terminated within two days following the relevant user leaving Computershare’s employment.

i.	Anti-virus Protection. Computershare shall:

i.	Scan incoming files. Computershare shall use industry-accepted anti-virus tools to scan all incoming files that may be stored or processed with files containing Customer Confidential Information.

ii.
Use commercially reasonable efforts to protect against any Unauthorized Code. “Unauthorized Code” means any virus, Trojan horse, worm or other software routines or equipment components whose effect is to permit unauthorized access or to disable, erase or otherwise harm software, equipment or data, or to perform any other actions not authorized by Customer.

iii.	Use commercially reasonable efforts to protect against transferring Unauthorized Code to Customer or Customer’s systems via email or other electronic transmission.

iv.
Use commercially reasonable efforts to protect against any Self-Help  Codes. “Self-Help Codes” means any back door, time bomb, drop-dead device, or other software routine whose effect is to disable a computer program automatically with the passage of time or under the positive control of an unauthorized person. Self-Help Codes do not include software routines whose effect is to permit an owner or authorized user of the computer program to obtain access to a Customer’s computer system(s) (e.g., remote access via modem) solely for purposes of maintenance or technical support.

(vi)	System Development

a.	Development Methodology and Installation Process.

i.
For systems directly providing services to Customer and/or processing or storing Customer Confidential Infonnation, Computershare shall ensure that development activities are carried out in accordance with a documented system development methodology.

ii.	Computershare shall ensure that new systems and changes to existing systems are deployed to the live environment strictly in accordance with a documented process.

b.
Development Environments. Computershare shall ensure that system development is performed in distinct environments segregated from the production environment, and protected against unauthorized disclosure of Customer Confidential Information.

c.
Capacity and Performance Planning. For systems directly providing services to Customer, Computershare shall ensure that the likelihood and impact of system failures or outages are minimized, through the use of effective capacity and performance planning practices. For systems used to process Customer transactions and/or to manage Customer assets, Computershare shall maintain capacity plans and conduct performance monitoring in accordance with good industry practice.

d.
Testing Process. Computershare shall ensure that all elements of a system (i.e. application software packages, system software, hardware and services) shall be  tested at all stages of the systems development lifecycle before the system is promoted its live environment.

e.
Live Data in Test Environments. Computershare shall ensure that Customer Confidential Information (including Personal Data) is never used within test environments without documented controls needed to protect such information, including but not limited to the scrambling and obfuscating of such Customer Confidential Information in accordance with commercially reasonable standards.

f.	Secure Coding Practices. Computershare shall have secure development practices, including the definition, testing, and deployment of security requirements.

(vii)	General Security.

a.
Point of Contact. Computershare shall designate a point of contact to coordinate and be accountable for the continued security of all Customer Confidential Information and related systems in Computershare’s possession or to which Computershare has access.

b.
Facilities. All Services involving the processing of Customer Confidential Information shall be (i) developed in Computershare facilities, and (ii) housed in secure areas and protected by perimeter security such as barrier access controls (e.g., the use of guards and entry badges) that provide a physical environment secure from unauthorized access, damage, and interference (the “Dedicated Facilities”). Additional requirements specific to the Dedicated Facilities are:

i.	All access points are designed to restrict entry and limit access to certain designated areas to authorized personnel and peimitted visitors.

ii.
Computershare shall implement and maintain personnel and physical security policies, including, without limitation, a “clean desk” policy. In addition, the Dedicated Facilities must contain shredders and confidential bins for disposing of documents containing Customer Confidential Information or related to the Services, and all papers discarded in such bins must be shredded.

iii.	Computershare has installed closed circuit television (CCTV) systems and CCTV recording systems to monitor and record access to controlled areas.

iv.	All Computershare Personnel shall be issued and shall display an identification badge showing the bearer’s name and photographic likeness.

v.
Each location shall maintain procedures for validating visitor identity and authorization to enter the premises, including but not limited to an identification check, issuance of an identification badge, validation of host identity, purpose of visit and recorded entry and departure time.

c.	Change and Patch Management

i.
Computershare shall ensure that changes to applications, any part of Computershare’s IT infrastructure, and the network shall be tested, reviewed and applied using a documented change management process.

ii.
Computershare shall ensure that emergency fixes, including security patches, are implemented when available and approved, unless this introduces higher business risks. Computershare systems that for any reason cannot be updated shall have security measures installed to fully protect the vulnerable system. All changes must be undertaken in accordance with Computershare’s approved change management process.

iii.
Patch Management. Computershare shall develop and implement a patch management strategy that is supported by management controls and patch management procedures and operational documentation. Within a reasonable time, Computershare will review newly available security patches and determine whether to implement a particular patch and the timing of any such implementation based upon risks to Computershare or its customers and such other factors as Computershare deems relevant.

iv.
Computershare shall have a documented process to identify and remediate security vulnerabilities in any software provided to Customer and provide these updates to Customer within a reasonable time after their becoming available, if applicable.

d.	Training of Computershare Personnel.

Computershare shall at least annually supply all Computershare Personnel with appropriate ongoing training regarding Computershare’s Processes, including, without limitation, procedures to ensure all Computershare Personnel promptly report Incidents and suspected security breach incidents. Such training shall be provided within one (1) month of Computershare Personnel being engaged in the provision of Services or prior to Computershare Personnel being given access to Customer Confidential Information. Computershare shall be responsible for retaining documentation that annual training has been completed for each Computershare Personnel engaged in the provision of Services.

(viii)	Data Center Controls.

a.	Base Requirements. Any Computershare data center supporting the Services shall possess the following minimum requirements:

i.	Adequate physical security and access controls;

ii.	Professional HVAC & environmental controls;

iii.	Professional network/cabling environment;

iv.	Professional fire detection/suppression capability; and

v.	A comprehensive business continuity plan.

b.
Enhanced Requirements. Computershare’s data center shall possess all requirements and capabilities of a highly-available, redundant “N+1” data center, where multiple components each have at least one independent backup component to ensure that system functionality continues at acceptable performance levels in the event of a system failure, except as may be otherwise provided in the Agreement.

SCHEDULE 10

DATA PROTECTION: PERSONAL DATA SUPPLEMENT

1.	Definitions.

a.
“Data Protection Legislation” means, to the extent applicable to Computershare in the provision of any Services under the Agreement, the EU Data Protection Directive 95/46/EC (“Directive”), the EU Directive on Privacy and Electronic Communications 2002/58/EC, Commission decisions.

b.	“Personal Data” has the meaning given to that term by the Directive.

c.	“Process(ing)” has the meaning given to that term by the Directive and “Processed” shall have a corresponding meaning.

2.	Other Terms.

a.
Computershare and Customer acknowledge that for the purposes of the Directive, Customer is the Controller and Computershare is the data processor of any Personal Data. Computershare shall, at all times, comply with its obligations and ensure that its personnel (“Computershare Personnel”) comply with their obligations under Data Protection Legislation in relation to all Personal Data that is Processed by it in the course of performing its obligations under the Agreement, including by maintaining any valid and up-to-date registration or notification required under Data Protection Legislation.

b.
Computershare shall process the Personal Data only to the extent, and in such a manner, as is necessary for the purposes specified in the Agreement and shall not process the Personal Data for any purpose other than those expressly authorized by Customer herein. Computershare will keep a record of any processing of personal data it carries out on behalf of Customer.

SCHEDULE 11

LIMITATION OF LIABILITY

In accordance with Section 7.4 of the Agreement, Transfer Agent’s aggregate liability during any annual term of the Agreement with respect to, arising from, or arising in connection with the Agreement, or as a result of any Services provided or omitted to be provided under the Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the following amounts: (a) amounts paid hereunder by the Customer to Transfer Agent as fees and charges, but not including reimbursable expenses, during the thirty-six (36) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought which arises out of the Transfer Agent’s negligence, and (b) amounts paid hereunder by the Customer to Transfer Agent as fees and charges, but not including reimbursable expenses, during the sixty (60) calendar months immediately preceding the event for which recovery is being sought which arises out of the Transfer Agent’s gross negligence. For the avoidance of doubt, the Transfer Agent’s aggregate liability during any term of the Agreement with respect to, arising from, or arising in connection with the Agreement, or as a result of any Services provided or omitted to be provided under the Agreement, whether in contract, or in tort, or otherwise, which arises out of the Transfer Agent’s bad faith of willful misconduct shall not be subject to the foregoing limitations.

THIRD AMENDED AND RESTATED SECURITIES LENDING AGENCY AGREEMENT

This Third Amended and Restated Agreement, dated as of January 1, 2015, between each investment company severally and not jointly, identified on Schedule A, as such schedule may be amended from time to time (each a “Client”), acting on behalf of itself or the funds listed on Schedule A thereto and any future series of a Client (each, a “Fund”), by and through BlackRock Advisors, LLC (“BlackRock”), not in its individual capacity but as agent and investment advisor, and BlackRock Investment Management, LLC (the “Lending Agent”), a Delaware limited liability company.

WHEREAS, each Client is registered as an open-end management investment company or closed end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Lending Agent acts as the agent for each Client and its corresponding Funds, as applicable, for the purpose of lending securities pursuant to a securities lending agency agreement, dated as of June 1, 2007, as amended March 1, 2011, and as amended and restated as of February 1, 2014;

WHEREAS, the parties to this Agreement desire to amend and restate such agreement on the terms set forth herein; and

WHEREAS, the Directors or Trustees, as the case may be, of each Client have authorized each Client and its corresponding Funds, as applicable, to lend securities to Approved Borrowers (as defined below); and

WHEREAS, the Directors or Trustees, as the case may be, of each Client have approved the appointment of the Lending Agent as each Client’s securities lending agent and coordinator of each Client’s securities lending program, subject to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.         Appointment. The Client, on behalf of its Funds, as applicable, appoints BlackRock Investment Management, LLC as its lending agent, and BlackRock Investment Management, LLC accepts such appointment. The Lending Agent will act solely as a directed agent of the Client hereunder, and the Lending Agent shall have no duties or responsibilities in respect of securities lending transactions except those expressly set forth in this Agreement.

2.         Authorizations. The Client authorizes the Lending Agent to act as agent as set forth in this Section.

2.1
Lending of Available Securities. The Client authorizes the Lending Agent to lend, on the Client’s behalf, those securities (“Available Securities”) which are held in accounts maintained under the supervision of the Client’s custodian (the “Custodian”) or any sub-custodian (each a “Custody Account”), other than securities which the Client’s investment advisor (the “Advisor”), on behalf of the

Client, specifically notifies the Lending Agent are not available for lending. With respect to the Clients identified on Schedule A as being in the Equity-Liquidity Complex or the Closed-End Complex, except as otherwise agreed by the Client and the Advisor, the Advisor shall lend Available Securities only when the “lending spread” with respect to such Available Securities is equal to or greater than 300 basis points, determined at the time such loan is entered into (“Specials Only Securities”). For purposes of this Agreement, “lending spread” shall mean the difference between the rebate rate (interest rate) owed to the Approved Borrower and the risk free rate (typically Fed Funds Target). The Client warrants to the Lending Agent that it will give appropriate instructions to the Advisor and the Custodian sufficient to permit the Lending Agent to arrange and settle loan transactions on the Client’s behalf as contemplated by this Agreement.

2.2
Lending to Approved Borrowers. The Client authorizes the lending of Available Securities to any one or more of the institutions approved by the Client, the Client’s Board of Directors/Trustees and/or the Client’s Advisor, in accordance with the Funds’ Guidelines and Procedures for Lending of Securities (“Securities Lending Guidelines”) (each, an “Approved Borrower”). The Client’s Advisor, on behalf of the Client, may request that the Lending Agent change the Approved Borrowers by delivering an updated list to the Lending Agent, provided that the Advisor shall report to the Board of Directors/Trustees at its next quarterly meeting any addition or removal of an Approved Borrower to or from the “approved list” made by the Advisor since the Board of Directors/Trustees prior quarterly meeting.

2.3
Securities Loan Agreement. The Lending Agent is authorized to execute securities loan agreements (each an “SLA”) as the Client’s agent on a disclosed basis with Approved Borrowers. The SLA will be in substantially a form or forms set forth in Schedule B hereto, as such form or forms may be materially amended from time to time with prior written approval of the Client. The Client specifically approves such form of agreement and agrees, upon request of the Lending Agent, to cause the Advisor to promptly furnish to the Lending Agent the Client’s financial statements or other documents or information reasonably requested by the Lending Agent in order to enable the Lending Agent to satisfy reasonable credit and legal requests by Approved Borrowers in connection with any SLA or loan transaction.

2.4
Lending under Approved Terms. All loans arranged by the Lending Agent on behalf of a Client shall comply with applicable Securities and Exchange Commission (“SEC”) guidelines for securities lending, any applicable SEC exemptive orders, no-action positions taken by the staff of the SEC with respect to securities lending transactions, and the investment restrictions and/or guidelines for the Client, all of which shall be provided to the Lending Agent by the Client or the Advisor, and shall be subject to the terms of an SLA substantially similar to Schedule B. The Client may, at the request of the Lending Agent, approve changes to the approved terms by delivering an amended Schedule B to the Lending Agent. The Lending Agent shall negotiate on behalf of the Client with

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each Approved Borrower all terms of a securities loan, including the amounts or fees to be received or paid pursuant to the applicable SLA. The Lending Agent may prepare a transactional confirmation in respect of each loan effected pursuant to an SLA, setting forth the securities borrowed and the material terms of the loan, and may transmit such confirmation to the Approved Borrower in accordance with such SLA. The Client understands and agrees that the identity of the Client will be disclosed by the Lending Agent to the Approved Borrower in accordance with the SLA.

2.5
Authorizations by Client. The Client authorizes and empowers the Lending Agent to execute in the Client’s name all agreements and documents as may be necessary or appropriate in the Lending Agent’s judgment to carry out the purposes of this Agreement. It is understood and agreed that the Lending Agent is authorized to supply any information regarding the Client that is required by an SLA or under applicable law.

3.         Loan of Securities. During the term of any securities loan, the Client shall permit the loaned securities to be transferred, pursuant to a SLA, into the name of an Approved Borrower.

3.1
Limits on Return of Loaned Securities. The Client acknowledges that, under the applicable SLA, Approved Borrowers will not be required to return loaned securities immediately upon receipt of notice from the Lending Agent terminating the applicable loan, but instead will be required to return such loaned securities within the earlier of (i) such period of time following such notice which is the standard settlement period for trades of the loaned securities entered into on the date of such notice in the principal market therefor, or from the giving of such notice or (ii) the third business day following such notice.

3.2
Recall of Loaned Securities. Upon receiving a notice from the Advisor that Available Securities which have been lent to an Approved Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), the Lending Agent shall notify promptly thereafter the Approved Borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to be returned within the time specified by the applicable SLA, provided that the Lending Agent may alternatively determine that it is in the best interests of another lending client of the Lending Agent to renew and restate such loan transaction on behalf, and in the name, of such other lending client and cause to be delivered to the Client an equivalent amount of such security from the assets of such other lending client (in which event such renewal and restatement of the loan shall constitute separate transactions between each lending client of the Lending Agent and the borrower shall not be construed as a transaction between such clients).

3.3	Notification of Sales of Loaned Securities. The Client acknowledges its obligation to the Lending Agent, as applicable, to cause and require the Advisor

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to provide notification of any sale of securities which are out on loan by the close of business, in the principal market therefor, on trade date of such sale.

3.4
Termination. The Lending Agent is authorized in its discretion to terminate any securities loan entered into with an Approved Borrower without prior notice to the Client, subject to the conditions of the relevant SLA. The Advisor, on behalf of a Client, may instruct the Lending Agent to terminate any loan on any date, subject to the conditions of the relevant SLA. The Lending Agent agrees to comply with any such instruction.

3.5	Lending Agent Subject to Supervision of Advisor. The Lending Agent shall at all times be subject to the supervision of the Advisor.

4.         Loan Collateral. For each loan of securities, the Approved Borrower shall pledge as collateral any of the following items: (a) cash in U.S. dollars or foreign currency (“Cash Collateral”) or (b) securities issued or fully guaranteed by the United States government or any agencies or instrumentalities thereof (“Non-Cash Collateral” and, collectively with Cash Collateral, “Collateral”) having a market value (as determined by the Lending Agent pursuant to the applicable SLA) at least equal to the market value of the loaned securities (as determined by the Lending Agent pursuant to the applicable SLA); plus such other collateral as may be then permitted by applicable law, regulation and/or interpretation, and the Securities Lending Guidelines.

4.1
Receipt of Collateral. At the commencement of any loan, the Lending Agent shall instruct the Approved Borrower to transfer to the Lending Agent the required Collateral. Collateral will be received from an Approved Borrower prior to or simultaneous with delivery of the securities loaned. If the Approved Borrower does not provide Collateral to the Lending Agent, as previously agreed, then the Lending Agent will cancel the corresponding loan instruction prior to delivery.

4.2	Holding and Administration of Collateral.

(a)
Cash Collateral. All Cash Collateral shall be received, held and administered by the Lending Agent for the benefit of the Client in the applicable account maintained by the Lending Agent. The Lending Agent is hereby authorized and directed, without obtaining any further approval from the Client or the Advisor, to invest and reinvest all Cash Collateral in accordance with the Securities Lending Guidelines (“Permitted Investments”).

(b)
Non-Cash Collateral. All Non-Cash Collateral shall be received, held and administered by the Lending Agent for the benefit of the Client in the applicable Custody Account or other account established for the purpose of holding Non-Cash Collateral.

4.3	Maintenance of Collateral Margin. In respect of loans of securities entered into on behalf of the Client, the Lending Agent will value on a daily basis under

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policies consistent with the valuation policies of the Client, in accordance the applicable SLA, the loaned securities and all Collateral and, where applicable, the Lending Agent shall, in accordance with the provisions of the applicable SLA, request the Approved Borrower to deliver sufficient additional Collateral to the Client by 12:00 noon on the next business day to satisfy the applicable margin requirement. If, as a result of marking-to-market, Collateral is required to be returned to the Approved Borrower under the SLA, the Lending Agent will return such Collateral to the Approved Borrower.

4.4
Substitution of Collateral. To the extent the Client’s Board of Directors/Trustees permits the use of Non-Cash Collateral, the Client acknowledges and agrees that, pursuant to any SLA, the Lending Agent may permit an Approved Borrower to substitute Collateral of any type specified in Section 4 hereof during the term of any loan so long as the required margin in respect of such loan continues to be satisfied at the time of such substitution.

4.5
Return of Collateral. Upon termination of the loan, the Lending Agent shall instruct the Approved Borrower to return the loaned securities to the applicable Clearing Account. The Lending Agent will instruct any custodian or sub-custodian of the Client to accept such return delivery of loaned securities. The Lending Agent shall monitor the return of loaned securities. Once the Lending Agent has confirmed settlement of the return of the loaned securities, the Lending Agent shall effect, on behalf of the Client, the redemption of any Permitted Investment, if applicable, and effect the return of Collateral due the Approved Borrower in accordance with the Approved Borrower’s transfer instructions with respect thereto, without obtaining any further approval from the Client.

5.         Investment of Cash Collateral. Pursuant to the SLA, the Client shall have the right to invest Cash Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the Approved Borrower the amount of cash initially pledged (as adjusted for any interim marks-to-market).

5.1
Cash Collateral Investment Direction. The Client authorizes and directs the Lending Agent, subject to oversight by the Advisor, to cause to be invested, on the Client’s behalf and at the Client’s sole risk, all Cash Collateral by effecting purchases and sales and/or subscriptions and redemptions of such Collateral in accordance with the Securities Lending Guidelines. The Lending Agent shall, where applicable, send timely instructions to the transfer agent of the Permitted Investment with respect to any cash transfers required to be completed in conjunction with any subscription or redemption in a Permitted Investment, and cause the Advisor and the Custodian to be notified of such investment. To facilitate the Lending Agent’s ability to effect investments of Cash Collateral authorized by this Agreement, the Client appoints the Lending Agent as its true and lawful attorney-in-fact, with full power of substitution and revocation, in its name, place and stead to take action in the Client’s name to the extent necessary or desirable to fulfill the purposes of this Agreement, including, without limitation, (i) to establish trading accounts in a Client’s name, (ii) to execute and

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deliver such contracts and other documents on a Client’s behalf as the Lending Agent, in its discretion, deems necessary or desirable to establish such trading accounts or otherwise to effect investments on the Client’s behalf that are authorized by this Agreement, and (iii) to act, in the Lending Agent’s discretion, in the Client’s name to enforce the Client’s rights and remedies under such contracts or documents.

5.2
Cash Collateral Investment Risk. Any investment of Cash Collateral shall be at the sole risk of the Client. Any income or gains and losses from investing and reinvesting any Cash Collateral delivered by an Approved Borrower pursuant to an SLA shall be at the Client’s risk, and the Client agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the Approved Borrower upon the termination of any loan (including any Cash Collateral Fee as defined in the SLA), the Client will, on demand of the Lending Agent, immediately pay or cause to be paid to such Approved Borrower an equivalent amount in cash.

6.         Borrower Default. In the event of default by a Borrower with respect to any loan entered into pursuant to an SLA, the Lending Agent will take such actions as agent for the Client as are set forth in the applicable SLA. In addition, the following provisions shall apply.

6.1
Replacement of Loaned Securities. If the Lending Agent declares an event of default pursuant to the SLA with a Borrower (a “Default Event”), then the Lending Agent shall use the Collateral or the proceeds of the liquidation of Collateral to purchase for the affected Client’s account, for settlement in the normal course, replacement securities of the same issue, type, class and series as that of the loaned securities (“Buy-In”). The Lending Agent shall purchase an amount of replacement securities having a value equal to the value of the securities on loan for which a Default Event has been declared. If the cost of fully replacing the loaned securities is greater than the value of the Collateral (or liquidated damages calculated under Section 6.2), the Lending Agent shall be responsible for using its funds, at its expense, to satisfy the shortfall, but only to the extent that such shortfall is not due to any diminution in the value of the Collateral due to reinvestment risk that is borne by the Client pursuant to Section 5 of this Agreement. For purposes of this Section, value of the Collateral shall be calculated as follows:

6.1.1	Value of Cash Collateral. In the case of loans collateralized solely by Cash Collateral, the value of the Collateral shall be the market value of such Cash Collateral.

6.1.2	Value of Securities Collateral. In the case of loans collateralized solely by securities Collateral, the value of the Collateral shall be the market value of such Collateral.

6.1.3	Valuation Date. The value of the Collateral shall be determined on the date of the Buy-In (or the payment made pursuant to Section 6.2 below).

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6.1.4	Market Value. Market value shall be determined by the Lending Agent, where applicable, based upon the valuation policies adopted by the Client’s Board of Directors/Trustees.

6.1.5
Multiple Forms of Collateral. Where a loan is collateralized by more than one type of Collateral, the aggregate market value of Collateral securing such loan (for the purpose of computing the indemnity) shall be the sum of the market values for each relevant type of Collateral.

6.2
Impossibility of Replacement/Liquidated Damages. If the Lending Agent determines that a Buy-In is commercially impracticable (for any reason other than price), the Lending Agent shall, in lieu of effecting a Buy-In, pay to the affected Client an amount equal to the market value of the loaned securities determined at the close of business on the date of the Default Event to be reduced by any shortfall diminution in the value of the Collateral due to reinvestment risk that is borne by the Client pursuant to Section 5.

6.3
Replacement of Distributions. In addition to making the purchases or payments required above, the Lending Agent shall pay from the proceeds of Collateral to the Client the value of all distributions on the Loaned Securities, the record dates for which occur before the date that the Lending Agent executes a Buy-In or makes the payments to the Client required pursuant to Section 6.2 and that have not otherwise been credited to the Client’s Custody Account. For purposes of this Section, the value of such distributions shall be calculated net of taxes, expenses or other deductions that would normally accrue to such distributions. The Lending Agent shall use Collateral or the proceeds of such Collateral to the extent available to make such payments of distributions.

6.4
Collateral not in Possession or Control of the Lending Agent. If, on the date of the Default Event, by reason of the Client’s request or actions, the Lending Agent is not in possession or control of the Collateral allocated to the defaulted Loan, the Client shall promptly cause such Collateral to be transferred to the Lending Agent for application against the cost of any Buy-In. In such event, the replacement provisions of this Section 6 shall not apply, and the compensation of the Client shall be limited to the value of the Collateral on the date that Buy-In or replacement payment may be affected.

6.5
Subrogation and Assignment of Rights in Collateral. In the event that the Lending Agent is required to perform or make any payment under this Section, the Client agrees that, to the extent of such performance or payment, the Lending Agent shall be subrogated to the Client, and the Client shall assign, and be deemed to have assigned, to the Lending Agent all of such Client’s rights in, to and against the Borrower in respect of the related loan, any Collateral pledged by such Borrower in respect of such loan and all proceeds of such Collateral to the extent permitted by applicable law. In the event that the Client receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which the Lending Agent is subrogated as provided herein, the

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Client shall promptly remit or pay to the Lending Agent the same (or, where applicable, its United States dollar equivalent).

7.         Income, Corporate Actions and Substitute Payments. Income, corporate actions and Substitute Payments (as defined in Sections 7.1 and 7.2) shall be dealt with as provided in this Section 7.

7.1	Income and Related Payments to Borrower. Payments to an Approved Borrower shall be made in accordance with the terms of the applicable SLA.

7.2
Income and Related Payments to Client. The Lending Agent shall instruct each Approved Borrower which is a party to a SLA to remit any payment in-lieu-of the interest or other distribution on loaned securities (“Loan Substitute Payment”) for the account of the Client. The Lending Agent shall also instruct each Approved Borrower which is a party to a SLA to remit any other fees payable on loaned securities to the Lending Agent for the account of the Client, and the Lending Agent shall receive, hold and administer the same for the account of the Client.

7.3
Corporate Actions and Proxy Rights. The Client acknowledges that, with respect to securities which are out on loan over the applicable record date for such action, unless otherwise agreed hereto, it will not be entitled to participate in any dividend reinvestment program or vote any proxies; provided, however, that the Client may recall such securities upon sufficient notice to exercise proxy rights. Corporate actions will otherwise be processed in accordance with the SLA.

8.         Reports and Statements. The Lending Agent shall furnish the Client with the reports and statements set forth in the Securities Lending Guidelines or as otherwise agreed from time to time.

9.         SIPC Coverage. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 OR THE DODD-FRANK ACT OF 2010 MAY NOT PROTECT THE FUND WITH RESPECT TO THE SECURITIES LOAN TRANSACTION AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY AN APPROVED BORROWER TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE OBLIGATION OF THE APPROVED BORROWER IN THE EVENT THE APPROVED BORROWER (OR ITS AGENT) FAILS TO RETURN THE SECURITIES. THE LENDING AGENT SHALL NOT BE RESPONSIBLE FOR ANY LOSSES INCURRED OR LIABILITIES WHICH ARISE SOLELY DUE TO THE APPLICATION OF SIPA OR DFA TO THE SECURITIES LENDING TRANSACTIONS DESCRIBED HEREIN.

10.       Client Information. The Client covenants and agrees to promptly furnish to the Lending Agent any information regarding the Client which is necessary to effect transactions on behalf of the Client, including, but not limited to, any limitations imposed pursuant to any applicable law, regulation, authority, charter, by-law, statute or other instrument. The Lending Agent agrees to comply with such restrictions and limitations.

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10.1
The Lending Agent may not disclose or supply any information regarding the Client or Fund unless required by any law or governmental regulation now or hereafter in effect or requested to do so by the Client; provided that the Lending Agent may disclose or supply information regarding the Client and/or Fund and any transactions authorized by this Agreement as necessary in the sole discretion of the Lending Agent in order to facilitate, effect or continue any securities loans hereunder or to assist in the analysis of the performance of the securities lending program.

11.       Tax Treatment. The Client acknowledges that the tax treatment of Substitute Payments may differ from the tax treatment of the interest or dividend to which such payment relates and that the Client has made its own determination as to the tax treatment of any securities loan transactions undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received hereunder. The Client also acknowledges that, to the extent that either the Client or the Approved Borrower is a non-U.S. resident, the Lending Agent may be required to withhold tax on amounts payable to or by the Client pursuant to a securities loan and may at any time claim from the Client any shortfall in the amount so withheld.

12.       Responsibility of the Lending Agent. Except as otherwise set forth herein, and subject to the requirements of applicable law, the Lending Agent shall not be liable with respect to any losses incurred by the Client in connection with this securities lending program or under any provision hereof, except to the extent that such losses result from the Lending Agent’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties under this Agreement. The Lending Agent shall not be liable for losses, costs, expenses or liabilities caused by or resulting from the acts or omissions of the Client or of any agent or third party custodian of the Client. The Lending Agent shall not be responsible for any special, punitive, indirect or consequential damages, whether or not the Lending Agent has been apprised of the likelihood of such damages.

13.       Standard of Care: Indemnification.

13.1
Subject to Section 6, the Client shall indemnify and hold harmless the Lending Agent (which, for purposes of this paragraph shall include its respective officers, directors, partners, managers, employees and agents) from and against any and all claims, damages, liabilities, losses, costs or expenses, including the reasonable fees and expenses of counsel (each, a “Loss”) incurred, suffered or sustained by the Lending Agent, which arise from the Lending Agent’s actions or failure to act, in either case taken in good faith in performance of this Agreement, except to the extent that such claims, damages, liabilities, losses, costs or expenses were caused by the willful misfeasance, bad faith, negligence or reckless disregard of the Lending Agent, provided that the Client’s indemnification obligation with respect to the acts or omissions of the Advisor shall not exceed the indemnification provided by such Advisor to the Client. This indemnity shall survive the termination of this Agreement and the resignation or removal of the Lending Agent as agent.

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13.2
The Lending Agent shall indemnify and hold harmless the Client and each Fund, its Board of Directors/Trustees and the Advisor (which for purposes of this paragraph shall include its officers, directors, partners, managers, employees and agents) and any other investment advisor for the Clients and Funds from any and all Losses to the extent that any such Loss arises out of the material breach of this Agreement by or the willful misfeasance, bad faith, negligence or reckless disregard of the Lending Agent, its officers, directors or employees in connection with the securities lending activities undertaken pursuant to this Agreement, provided that the Lending Agent’s indemnification obligation with respect to the acts or omissions of its subcustodians shall not exceed the indemnification provided by the applicable subcustodian to the Lending Agent. This indemnity shall survive the termination of this Agreement and the resignation or removal of the Lending Agent.

14.       Representations and Warranties. Each party represents and warrants to the other that (i) it has due authority to enter into and perform this Agreement and any transactions contemplated thereby; (ii) the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it; and (iii) this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms. In addition, the Client represents that: (a) any loan authorized hereunder and the performance of this Agreement in respect of such loan is authorized by the prospectus and other constitutive documents of the Client (including any limits as to the aggregate amount of authorized lending under such documents); and (b) as to any securities lent at any time and from time to time on behalf of the Client, the Client shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist.

15.       Non-Exclusivity of Agency Service and Similar Matters. The Client acknowledges that the Lending Agent, acting on behalf of other lending clients, may effect transactions with or for the same Approved Borrowers to which loans of securities may be made hereunder, which transactions may give rise to potential conflict of interest situations. Lending opportunities among Approved Borrowers shall be allocated at the discretion of the Lending Agent in an equitable manner.

16.       Force Majeure. The Lending Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of, or caused directly or indirectly by, circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation. Without limiting the foregoing, but subject to Section 6, the Lending Agent shall not be responsible for economic, political or investment risks incurred through the Client’s participation in this securities lending program.

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17.       Reliance on Client Communications. The Lending Agent shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone (if promptly confirmed in writing), telex, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an approved person of the party sending such certification, notice or other communication. The Lending Agent reserves the right to notify the Client of any restrictions (self-imposed or otherwise) concerning its activities worldwide. The Lending Agent and the Client shall each have the right to consult with counsel with respect to their respective rights and duties hereunder and shall not be liable for actions taken or not taken in reliance on such advice.

18.       Compensation. In connection with the lending of Available Securities, a Fund shall pay to the Lending Agent a percentage (the “Lending Agent Fee Percentage”) of the net amount earned from securities lending activities, consisting of income earned on the investment and reinvestment of Cash Collateral plus any Securities Loan Fees otherwise paid by the Authorized Borrowers. For purposes of this Agreement, “Securities Loan Fees” shall mean the amount payable by an Authorized Borrower to the Lending Agent, as agent to the Fund, pursuant to the applicable SLA in connection with the loan of Available Securities, if any, collateralized by collateral other than Cash Collateral. The net amount to be paid to the Lending Agent shall be computed after deducting (a) any applicable rebate due to the Authorized Borrowers under the applicable SLA and (b) Cash Management Costs. “Cash Management Costs” shall mean the expenses incurred in connection with the management and investment of a Fund’s Cash Collateral in accordance with Section 5 of this Agreement, including any fees payable to the Lending Agent, the Advisor or any other affiliate of the Lending Agent as a result of the investment of Cash Collateral in any joint account, fund or similar vehicle. The Lending Agent, upon mutual agreement with the Client, may determine to cap the Cash Management Costs. Any such cap on the Cash Management Costs shall be set forth in Appendix A hereto, as such Appendix may be amended from time to time. The Lending Agent Fee Percentage shall be such percentage as may from time to time be agreed upon by the Board of Directors/Trustees of the Client and the Lending Agent and shall be set forth in writing. Effective as of January 1, 2015, the Lending Agent Fee Percentage for each Fund is set forth in Appendix A hereto. The Client authorizes and directs the Lending Agent to deduct amounts equal to such compensation from the Custody Account and to retain such amounts as compensation. The Lending Agent shall notify the Client, on or about the 10th (tenth) day of each month, of the amount of fees due the Lending Agent hereunder and, promptly upon receipt of such notice, the Client shall effect the requisite payment to the Lending Agent in immediately available funds of U.S. dollars. The Lending Agent shall be responsible for all transaction fees and all other operational costs relating to securities lending activities, other than Cash Management Costs as described above and extraordinary expenses (e.g., litigation and indemnification expenses), each to be borne by the respective Fund.

19.       Termination. This Agreement may be terminated at any time upon mutual written agreement of the Lending Agent and the Client or upon sixty (60) days’ prior written notice to the other party; provided that the indemnification obligations in Section 13 shall survive any such termination.

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20.       Action on Termination. It is agreed that (a) upon receipt of notice of termination, no further loans shall be made hereunder by the Lending Agent and (b) the Lending Agent shall, as promptly as possible after termination of this Agreement, terminate any and all outstanding loans but continue to administer to any outstanding loans as necessary to effect their termination and remit and deliver to the Custody Account all securities, earnings and other items due to the Client. The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided. Both parties shall take all commercially reasonable steps to cooperate to provide a smooth transition in the event of a termination.

21.       Notices. All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex, courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient as provided below. Notices shall be effective upon receipt.

21.1
Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Lending Agent, shall be sufficiently given if addressed to BlackRock Investment Management LLC and received by it at its offices at 1 University Square Drive, Princeton, NJ 08540, Attention: Howard Surloff, with a copy to BlackRock Investment Management, LLC, 400 Howard Street, San Francisco, CA 94105, Attention: Securities Lending Group, or at such other place as the Lending Agent may from time to time designate in writing.

21.2
Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Client shall be sufficiently given if addressed to the Client and received by it at its offices at 100 Bellevue Parkway, Wilmington, Delaware 19809 and received by: Neal Andrews, or at such other place as the Client may from time to time designate in writing.

22.       Governing Law and Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law provisions thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of (and waive dispute of venue in) the courts of the State of New York and the federal courts located in New York City in the Borough of Manhattan.

23.       Entire Agreement. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities owned by the Client. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments and understandings related thereto.

24.       Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party.

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25.       Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings provided in the SLA.

26.       Amendment. This Agreement may not be amended or modified in any respect, without the written agreement of both parties.

27.       Waiver. No provision of this Agreement may be waived, without the written agreement of both parties. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

28.       Remedies. All remedies hereunder shall survive the termination of this Agreement.

29.       Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid, or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of the Agreement.

30.       Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

31.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

32.       Headings. The headings of sections herein are included solely for convenience and shall have no effect on the meaning of this Agreement.

33.       Separate Agreement. Execution of this Agreement by more than one Client or on behalf of more than one Fund shall not create any contractual or other obligation between or among such Clients or Funds, and this Agreement shall constitute a separate agreement between the Lending Agent and each Client on behalf of each respective Fund. Every reference to Client or Fund shall be construed to be a reference solely to the particular Client or Fund that is a party to the relevant transaction. Each of the parties agrees that under no circumstances shall any rights, obligations, remedies or liabilities of a particular Client or Fund, or with respect to transactions to which a particular Client or Fund is a party, be deemed to constitute rights, obligations, remedies or liabilities applicable to any other Client or Fund or to transactions to which other Clients or Funds are parties, and the Lending Agent shall have no right to set off claims of any Client or Fund against property or liabilities of any other Client or Fund. All transactions are entered into in reliance on the fact that this Agreement constitutes a separate agreement between the Lending Agent and the Client or Fund.

13

34.       Additional Parties. The Lending Agent agrees that additional Clients may be added as parties to this Agreement from time to time upon written notice to the Lending Agent and upon written consent of the Lending Agent to the addition of any such additional Client.

35.       Business Trust. With respect to a Client which is a business trust, the Lending Agent acknowledges and agrees that this Agreement is executed by such Client on behalf of the trustees of such Client as trustees and not individually; and no trustee, shareholder, officer, employee or agent of such business trust shall be held to any personal liability, nor shall resort be had to their property for the satisfaction of the Client’s obligations under this Agreement, and such obligations are binding only upon the assets and property of such Client.

36.       Series Trusts. The parties acknowledge that the Client may be an investment company, whose assets may be allocated to two or more series. In such case, the Lending Agent agrees to seek satisfaction of all obligations of such Client hereunder solely out of the assets of the series on whose behalf the Transaction(s) giving to the obligations was entered into. If the Client establishes two or more series, the Client shall so indicate on Schedule A or otherwise give notice thereof and identify such series, and from such time the liability of such series shall be limited as set forth above, as though and to the same extent as if such series was a separate and distinct Client hereunder.

14

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf as of the day and year first set forth above.

BLACKROCK ADVISORS, LLC, on behalf of the investment companies indicated on Schedule A

By:	/s/ Neal J. Andrews
	Name:	Neal J. Andrews
	Title:	Managing Director

BLACKROCK INVESTMENT MANAGEMENT, LLC, as Lending Agent

By:	/s/ Michael Weaver
	Name:	Michael Weaver
	Title:	Managing Director

15

Schedule A: Clients and Funds

Closed-End Complex

BlackRock Build America Bond Trust
BlackRock California Municipal 2018 Term Trust
BlackRock California Municipal Income Trust
BlackRock Core Bond Trust
BlackRock Corporate High Yield Fund, Inc.
BlackRock Credit Allocation Income Trust
BlackRock Debt Strategies Fund, Inc.
BlackRock Defined Opportunity Credit Trust
BlackRock Dividend Income Trust
BlackRock EcoSolutions Investment Trust
BlackRock Energy and Resources Trust
BlackRock Enhanced Capital and Income Fund, Inc.
BlackRock Enhanced Equity Dividend Trust
BlackRock Enhanced Government Fund, Inc.
BlackRock Fixed Income Value Opportunities
BlackRock Floating Rate Income Strategies Fund, Inc.
BlackRock Floating Rate Income Trust
BlackRock Florida Municipal 2020 Term Trust
BlackRock Global Opportunities Equity Trust
BlackRock Health Sciences Trust
BlackRock Income Opportunity Trust, Inc.
BlackRock Income Trust, Inc.
BlackRock International Growth and Income Trust
BlackRock Investment Quality Municipal Trust, Inc.
BlackRock Limited Duration Income Trust
BlackRock Long-Term Municipal Advantage Trust
BlackRock Maryland Municipal Bond Trust
BlackRock Massachusetts Tax-Exempt Trust
BlackRock Multi-Sector Income Trust
BlackRock Muni Intermediate Duration Fund, Inc.
BlackRock Muni New York Intermediate Duration Fund, Inc.
BlackRock MuniAssets Fund, Inc.
BlackRock Municipal 2018 Term Trust
BlackRock Municipal 2020 Term Trust
BlackRock Municipal Bond Investment Trust
BlackRock Municipal Bond Trust
BlackRock Municipal Income Investment Quality Trust
BlackRock Municipal Income Investment Trust
BlackRock Municipal Income Quality Trust
BlackRock Municipal Income Trust
BlackRock Municipal Income Trust II
BlackRock Municipal Target Term Trust

Sched A-1

BlackRock MuniEnhanced Fund, Inc.
BlackRock MuniHoldings California Quality Fund, Inc.
BlackRock MuniHoldings Fund, Inc.
BlackRock MuniHoldings Fund II, Inc.
BlackRock MuniHoldings Investment Quality Fund
BlackRock MuniHoldings New Jersey Quality Fund, Inc.
BlackRock MuniHoldings New York Quality Fund, Inc.
BlackRock MuniHoldings Quality Fund, Inc.
BlackRock MuniHoldings Quality Fund II, Inc.
BlackRock MuniVest Fund, Inc.
BlackRock MuniVest Fund II, Inc.
BlackRock MuniYield Arizona Fund, Inc.
BlackRock MuniYield California Fund, Inc.
BlackRock MuniYield California Quality Fund, Inc.
BlackRock MuniYield Fund, Inc.
BlackRock MuniYield Investment Fund
BlackRock MuniYield Investment Quality Fund
BlackRock MuniYield Michigan Quality Fund, Inc.
BlackRock MuniYield Michigan Quality Fund II, Inc.
BlackRock MuniYield New Jersey Fund, Inc.
BlackRock MuniYield New Jersey Quality Fund, Inc.
BlackRock MuniYield New York Quality Fund, Inc.
BlackRock MuniYield Pennsylvania Quality Fund
BlackRock MuniYield Quality Fund, Inc.
BlackRock MuniYield Quality Fund II, Inc.
BlackRock MuniYield Quality Fund III, Inc.
BlackRock New Jersey Municipal Bond Trust
BlackRock New Jersey Municipal Income Trust
BlackRock New York Municipal 2018 Term Trust
BlackRock New York Municipal Bond Trust
BlackRock New York Municipal Income Quality Trust
BlackRock New York Municipal Income Trust
BlackRock New York Municipal Income Trust II
BlackRock Preferred Partners LLC
BlackRock Real Asset Equity Trust
BlackRock Resources & Commodities Strategy Trust
BlackRock Science and Technology Trust
BlackRock Utility and Infrastructure Trust
BlackRock Virginia Municipal Bond Trust
The BlackRock Pennsylvania Strategic Municipal Trust
The BlackRock Strategic Municipal Trust

Equity-Liquidity Complex

BBIF Government Securities Fund
BBIF Money Fund
BBIF Tax-Exempt Fund

Sched A-2

BBIF Treasury Fund
BIF Government Securities Fund
BIF Money Fund
BIF Multi-State Municipal Series Trust
BIF California Municipal Money Fund
BIF Connecticut Municipal Money Fund
BIF Massachusetts Municipal Money Fund
BIF Michigan Municipal Money Fund
BIF New Jersey Municipal Money Fund
BIF New York Municipal Money Fund
BIF Ohio Municipal Money Fund
BIF Pennsylvania Municipal Money Fund
BIF Tax-Exempt Fund
BIF Treasury Fund
BlackRock Emerging Markets Fund, Inc.
BlackRock Financial Institutions Series Trust
BlackRock Summit Cash Reserves Fund
BlackRock FundsSM
BlackRock All-Cap Energy & Resources Portfolio
BlackRock Commodity Strategies Fund
BlackRock Disciplined Small Cap Core Fund
BlackRock Emerging Market Allocation Portfolio
BlackRock Emerging Markets Dividend Fund
BlackRock Emerging Markets Long/Short Equity Fund
BlackRock Energy & Resources Portfolio
BlackRock Exchange Portfolio
BlackRock Flexible Equity Fund
BlackRock Global Long/Short Credit Fund
BlackRock Global Long/Short Equity Fund
BlackRock Global Opportunities Portfolio
BlackRock Health Sciences Opportunities Portfolio
BlackRock International Opportunities Portfolio
BlackRock Macro Themes Fund
BlackRock Managed Volatility Portfolio
BlackRock Mid-Cap Growth Equity Portfolio
BlackRock Money Market Portfolio
BlackRock Municipal Money Market Portfolio
BlackRock Multi-Asset Real Return Fund
BlackRock Multi-Manager Alternative Strategies Fund
BlackRock New Jersey Municipal Money Market Portfolio
BlackRock North Carolina Municipal Money Market Portfolio
BlackRock Ohio Municipal Money Market Portfolio
BlackRock Pennsylvania Municipal Money Market Portfolio
BlackRock Real Estate Securities Fund
BlackRock Science & Technology Opportunities Portfolio
BlackRock Short Obligations Fund

Sched A-3

BlackRock Short-Term Treasury Fund
BlackRock Small Cap Growth Equity Portfolio
BlackRock Strategic Risk Allocation Fund
BlackRock U.S. Opportunities Portfolio
BlackRock U.S. Treasury Money Market Portfolio
BlackRock Ultra-Short Obligations Fund
BlackRock Virginia Municipal Money Market Portfolio
BlackRock Index Funds, Inc.
BlackRock International Index Fund
BlackRock Small Cap Index Fund
BlackRock Large Cap Series Funds, Inc.
BlackRock Large Cap Core Fund
BlackRock Large Cap Core Plus Fund
BlackRock Large Cap Core Retirement Portfolio
BlackRock Large Cap Growth Fund
BlackRock Large Cap Growth Retirement Portfolio
BlackRock Large Cap Value Fund
BlackRock Large Cap Value Retirement Portfolio
BlackRock Latin America Fund, Inc.
BlackRock Liquidity Funds
California Money Fund
Federal Trust Fund
FedFund
MuniCash
MuniFund
New York Money Fund
TempCash
TempFund
T-Fund
Treasury Trust Fund
BlackRock Master LLC
BlackRock Master International Portfolio
BlackRock Master Small Cap Growth Portfolio
BlackRock Pacific Fund, Inc.
BlackRock Series, Inc.
BlackRock International Fund
BlackRock Small Cap Growth Fund II
Funds for Institutions Series
FFI Government Fund
FF1 Institutional Fund
FF1 Institutional Tax-Exempt Fund
FFI Premier Institutional Fund
FFI Select Institutional Fund
FFI Treasury Fund
Master Government Securities LLC
Master Institutional Money Market LLC

Sched A-4

Master Government Portfolio
Master Institutional Portfolio
Master Institutional Tax-Exempt Portfolio
Master Premier Institutional Portfolio
Master Treasury Portfolio
Master Large Cap Series LLC
Master Large Cap Core Portfolio
Master Large Cap Growth Portfolio
Master Large Cap Value Portfolio
Master Money LLC
Master Tax-Exempt LLC
Master Treasury LLC
Quantitative Master Series LLC
Master Extended Market Index Series
Master International Index Series
Master Small Cap Index Series
Ready Assets Prime Money Fund
Ready Assets U.S.A. Government Money Fund
Ready Assets U.S. Treasury Money Fund
Retirement Series Trust
Retirement Reserves Money Fund

Equity-Bond Complex

BlackRock Allocation Target Shares
BATS: Series A Portfolio
BATS: Series C Portfolio
BATS: Series E Portfolio
BATS: Series M Portfolio
BATS: Series P Portfolio
BATS: Series S Portfolio
BlackRock Balanced Capital Fund, Inc.
BlackRock Basic Value Fund, Inc.
BlackRock Bond Fund, Inc.
BlackRock Total Return Fund
BlackRock California Municipal Series Trust
BlackRock California Municipal Bond Fund
BlackRock Capital Appreciation Fund, Inc.
BlackRock CoRI Funds
BlackRock CoRI 2015 Fund
BlackRock CoRI 2017 Fund
BlackRock CoRI 2019 Fund
BlackRock CoRI 2021 Fund
BlackRock CoRI 2023 Fund
BlackRock Equity Dividend Fund
BlackRock EuroFund
BlackRock Focus Growth Fund, Inc.

Sched A-5

BlackRock Funds II
BlackRock Aggressive Growth Prepared Portfolio
BlackRock Conservative Prepared Portfolio
BlackRock Core Bond Portfolio
BlackRock Dynamic High Income Portfolio
BlackRock Emerging Markets Flexible Dynamic Bond Portfolio
BlackRock Floating Rate Income Portfolio
BlackRock Global Dividend Portfolio
BlackRock GNMA Portfolio
BlackRock Growth Prepared Portfolio
BlackRock High Yield Bond Portfolio
BlackRock Inflation Protected Bond Portfolio
BlackRock Investment Grade Bond Portfolio
BlackRock Low Duration Bond Portfolio
BlackRock Moderate Prepared Portfolio
BlackRock Multi-Asset Income Portfolio
BlackRock Secured Credit Portfolio
BlackRock Strategic Income Opportunities Portfolio
BlackRock U.S. Government Bond Portfolio
LifePath® Active Retirement Portfolio
LifePath® Active 2020 Portfolio
LifePath® Active 2025 Portfolio
LifePath® Active 2030 Portfolio
LifePath® Active 2035 Portfolio
LifePath® Active 2040 Portfolio
LifePath® Active 2045 Portfolio
LifePath® Active 2050 Portfolio
LifePath® Active 2055 Portfolio
BlackRock Global Allocation Fund, Inc.
BlackRock Global SmallCap Fund, Inc.
BlackRock Long-Horizon Equity Fund
BlackRock Mid Cap Value Opportunities Series, Inc.
BlackRock Mid Cap Value Opportunities Fund
BlackRock Multi-State Municipal Series Trust
BlackRock New Jersey Municipal Bond Fund
BlackRock New York Municipal Bond Fund
BlackRock Pennsylvania Municipal Bond Fund
BlackRock Municipal Bond Fund, Inc.
BlackRock High Yield Municipal Fund
BlackRock National Municipal Fund
BlackRock Short-Term Municipal Fund
BlackRock Municipal Series Trust
BlackRock Strategic Municipal Opportunities Fund
BlackRock Natural Resources Trust
BlackRock Series Fund, Inc.
BlackRock Balanced Capital Portfolio

Sched A-6

BlackRock Capital Appreciation Portfolio
BlackRock Global Allocation Portfolio
BlackRock High Yield Portfolio
BlackRock Large Cap Core Portfolio
BlackRock Money Market Portfolio
BlackRock Total Return Portfolio
BlackRock U.S. Government Bond Portfolio
BlackRock Value Opportunities Fund, Inc.
BlackRock Variable Series Funds, Inc.
BlackRock Basic Value V.I. Fund
BlackRock Capital Appreciation V.I. Fund
BlackRock Equity Dividend V.I. Fund
BlackRock Global Allocation V.I. Fund
BlackRock Global Opportunities V.I. Fund
BlackRock High Yield V.I. Fund
BlackRock International V.I. Fund
BlackRock iShares® Alternative Strategies V.I. Fund
BlackRock iShares® Dynamic Allocation V.I. Fund
BlackRock iShares® Dynamic Fixed Income V.I. Fund
BlackRock iShares® Equity Appreciation V.I. Fund
BlackRock Large Cap Core V.I. Fund
BlackRock Large Cap Growth V.I. Fund
BlackRock Large Cap Value V.I. Fund
BlackRock Managed Volatility V.I. Fund
BlackRock Money Market V.I. Fund
BlackRock S&P 500 Index V.I. Fund
BlackRock Total Return V.I. Fund
BlackRock U.S. Government Bond V.I. Fund
BlackRock Value Opportunities V.I. Fund
BlackRock World Income Fund, Inc.
FDP Series, Inc.
Franklin Templeton Total Return FDP Fund
Invesco Value FDP Fund
Marsico Growth FDP Fund
MFS Research International FDP Fund
Managed Account Series
BlackRock U.S. Mortgage Portfolio
Global SmallCap Portfolio
Mid Cap Value Opportunities Portfolio
Master Basic Value LLC
Master Bond LLC
Master Total Return Portfolio
Master Focus Growth LLC
Master Value Opportunities LLC

Amended: January 1, 2015

Sched A-7

Schedule B: Forms of Securities Loan Agreement

Sched B-1

Appendix A

Closed-End Complex and Equity-Liquidity Complex: Specials Only Program

1.
For the Funds in each of the BlackRock Equity-Liquidity Complex listed on Schedule A hereto and the BlackRock Closed-End Complex (each, a “Lending Complex”), the Lending Agent Fee Percentage is twenty percent (20%).

2.
For the Funds in the Closed-End Complex, notwithstanding paragraph 1 above, if at any point during a calendar year, the aggregate gross revenues earned by such Funds and any other funds in such Lending Complex (and any future fund in such Lending Complex) prior to payment of compensation to the Lending Agent exceed $850,000 (the “CE Breakpoint”), the Lending Agent Fee Percentage set forth above shall be reduced to fifteen percent (15%) in allocating net income after gross revenues for the calendar year equal the CE Breakpoint. The adjusted allocation shall become effective on incremental gross income starting on the next business day after the CE Breakpoint is reached.

3.
For the Funds in the Equity-Liquidity Complex listed on Schedule A hereto, notwithstanding paragraph 1, if at any point during a calendar year, the aggregate gross revenues earned by such Funds and the funds listed below on Appendix B which are advised by BlackRock or its affiliates, including any future funds in such Lending Complex that have a Specials Only Securities lending program (the “Specials Only Funds”), prior to payment of compensation to the applicable lending agent, exceed $6,790,000 (the “EL Breakpoint”), the Lending Agent Fee Percentage set forth above shall be reduced to fifteen percent (15%) in allocating net income after gross revenues for the calendar year equal the EL Breakpoint. The adjusted allocation shall become effective on incremental gross income starting on the next business day after the EL Breakpoint is reached.

4.
The Client and the Lending Agent agree and acknowledge that no advisory fee is payable with respect to management and investment of a Fund’s Cash Collateral in any joint account, fund or similar vehicle. The Lending Agent has agreed to cap the Cash Management Costs in respect of the investment of Cash Collateral in Money Market Series on an annualized basis at 0.04% of the daily net asset value of Money Market Series. The cap on the Cash Management Costs may be raised or reduced upon mutual agreement between the Lending Agent and the Client. In the event that a Fund directly or indirectly bears any Cash Management Costs, as computed at least monthly by the Lending Agent or its designee, in excess of such cap, then such excess shall, without limitation, be deemed a transaction fee or other operational cost for which the Lending Agent shall be responsible.

App A-1

Equity-Bond Complex — Full Program

5.	For the Funds in the BlackRock Equity-Bond Complex (a “Lending Complex”), the Lending Agent Fee Percentage shall be as set forth below:

(a)
With respect to a Fund that is identified as a “U.S. Equity Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage is twenty-eight and a half percent (28.5%).

(b)
With respect to a Fund that is identified as an “International Equity Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage is twenty percent (20%).

(c)
With respect to a Fund that is identified as a “Fund of Funds” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage is twenty percent (20%).

(d)
With respect to a Fund that is identified as a “Fixed Income Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage is twenty percent (20%).

6.
Notwithstanding the foregoing, if at any point during a calendar year, the aggregate gross revenues earned by the Funds in such Lending Complex (and any future Fund in such Lending Complex) prior to payment of compensation to the Lending Agent exceed $12,120,000 (the “EB Breakpoint”), the Lending Agent Fee Percentage shall be reduced as follows in allocating net income after the gross revenues for the calendar year equal the EB Breakpoint:

(a)
With respect to a Fund that is identified as a “U.S. Equity Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage shall be twenty-five percent (25%).

(b)
With respect to a Fund that is identified as an “International Equity Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage shall be fifteen percent (15%).

(c)
With respect to a Fund that is identified as a “Fund of Funds” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage shall be fifteen percent (15%).

(d)
With respect to a Fund that is identified as a “Fixed Income Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage shall be fifteen percent (15%).

The adjusted allocation shall become effective on incremental gross income starting on the next business day after the EB Breakpoint is reached.

App A-2

7.
The Client and the Lending Agent agree and acknowledge that no advisory fee is payable with respect to management and investment of a Fund’s Cash Collateral in any joint account, fund or similar vehicle. The Lending Agent has agreed to cap the Cash Management Costs in respect of the investment of Cash Collateral in Money Market Series on an annualized basis at 0.04% of the daily net asset value of Money Market Series. The cap on the Cash Management Costs may be raised or reduced upon mutual agreement between the Lending Agent and the Client. In the event that a Fund directly or indirectly bears any Cash Management Costs, as computed at least monthly by the Lending Agent or its designee, in excess of such cap, then such excess shall, without limitation, be deemed a transaction fee or other operational cost for which the Lending Agent shall be responsible.

8.
Notwithstanding any of the foregoing, if the fee calculated pursuant to paragraphs 5, 6 and 7 above would result in an effective fee split for a Fund that is identified as a U.S. Equity Fund in such Lending Complex of less than sixty-five percent (65%) of the sum of such Fund’s securities lending income (after deducting the rebate to the Approved Borrowers) and Cash Management Costs for any day (the “U.S. Equity Funds Effective Fee Split Floor”), then the Lending Agent’s fees for such day shall be reduced to the extent necessary to provide such Fund with the U.S. Equity Funds Effective Fee Split Floor.

9.
Notwithstanding any of the foregoing, if the fee calculated pursuant to paragraphs 5, 6 and 7 above would result in an effective fee split for a Fund that is identified as a Fixed Income Fund, International Equity Fund or a Fund of Funds in such Lending Complex of less than seventy percent (70%) of the sum of such Fund’s securities lending income (after deducting the rebate to the Approved Borrowers) and Cash Management Costs for any day (the “Effective Fee Split Floor”), then the Lending Agent’s fees for such day shall be reduced to the extent necessary to provide such Fund with the Effective Fee Split Floor.

App A-3

Appendix B
Master Investment Portfolio
Bond Index Master Portfolio
CoreAlpha Bond Master Portfolio
Government Money Market Master Portfolio
Money Market Master Portfolio
Prime Money Market Master Portfolio
Treasury Money Market Master Portfolio

App B-1

VRDP SHARES FEE AGREEMENT

dated as of

December 30, 2010

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.,
as Issuer

and

CITIBANK, N.A.,
as Liquidity Provider

BlackRock MuniYield Michigan Quality Fund, Inc.
Variable Rate Demand Preferred Shares (“VRDP Shares”),
Series W-7

TABLE OF CONTENTS

Schedule I	—	Description of VRDP Shares; Initial Remarketing Agent
Schedule II	—	Litigation
Exhibit A	—	Forms of Opinions of Counsel for the Fund and the Investment Adviser
Exhibit A-1	—	Form of Corporate Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit A-2	—	Form of Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit A-3	—	Form of Opinion of Maryland Counsel to the Fund
Exhibit A-4	—	Form of In-House Counsel Opinion for the Investment Adviser
Exhibit B	—	Forms of Opinions of Counsel for the Liquidity Provider and the Remarketing Agent
Exhibit B-1	—	Form of Opinion of In-house Counsel for the Liquidity Provider
Exhibit B-2	—	Form of Opinion of Outside Counsel for the Liquidity Provider
Exhibit B-3	—	Form of Opinion of In-house Counsel for the Remarketing Agent
Exhibit B-4	—	Form of Opinion of Outside Counsel for the Remarketing Agent
Exhibit C	—	Form of Opinion of Counsel for the Tender and Paying Agent
Exhibit D	—	Eligible Assets
Exhibit E	—	Form of Related Documents
Exhibit E-1	—	Form of VRDP Shares Purchase Agreement
Exhibit E-2	—	Form of VRDP Shares Remarketing Agreement
Exhibit E-3	—	Form of VRDP Shares Tender and Paying Agent Agreement
Exhibit E-4	—	Form of VRDP Shares Distribution Agreement
Exhibit E-5	—	Form of Statement
Exhibit E-6	—	Form of VRDP Shares

VRDP SHARES FEE AGREEMENT

VRDP SHARES FEE AGREEMENT dated as of December 30, 2010 (the “Closing Date”), between BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation, as issuer (the “Fund”), and CITIBANK, N.A., a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”).

WHEREAS, the Fund has authorized the issuance to Holders (as defined below) of its Variable Rate Demand Preferred Shares, as set forth on Schedule I hereto, which are subject to this Agreement (the “VRDP Shares”);

WHEREAS, the Fund wishes to enhance the liquidity of the VRDP Shares by providing for the right of Holders and Beneficial Owners (as defined below) to sell pursuant to the Statement (as defined below) and the obligation of the Liquidity Provider to purchase VRDP Shares pursuant to the Purchase Obligation (as defined below);

WHEREAS, the original issuance and sale of the VRDP Shares by the Fund is conditioned upon, and subject to, the Purchase Obligation being in effect with respect to the VRDP Shares; and

WHEREAS, the Statement provides that the Fund for the benefit of the Holders and Beneficial Owners of VRDP Shares shall (i) maintain an Agreement (as defined below) providing a Purchase Obligation on an ongoing basis to the extent that the Fund can do so on a commercially reasonable basis, and (ii) provide Holders and Beneficial Owners with advance notice of any termination of the Purchase Obligation.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.    Definitions.

The following terms, as used herein, have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Agent Member” means a Person with an account at the Securities Depository that holds one or more VRDP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Remarketing Agent and the Tender and Paying Agent with respect to such Beneficial Owner.

1

“Agreement” means this VRDP Shares Fee Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Alternate VRDP Shares Purchase Agreement” means any agreement with a successor liquidity provider replacing the VRDP Shares Purchase Agreement (or any replacement therefor) upon its termination in accordance with its terms and containing a Purchase Obligation substantially similar to the Purchase Obligation therein, as determined by the Fund.

“AMPS” has the meaning set forth in Section 6.20.

“Applicable Rate” means the dividend rate per annum on any share of VRDP Shares for a Rate Period determined as set forth in Section 2(e)(i) of Part I of the Statement or in the definition of “Maximum Rate.”

“Available Commitment” as of any day means, with respect to the VRDP Shares, the sum of the aggregate Liquidation Preference of the VRDP Shares then Outstanding plus all accumulated but unpaid dividends, whether or not earned or declared.

“Basic Maintenance Amount,” as of any Valuation Date, has the meaning set forth in the Rating Agency Guidelines.

“Beneficial Owner” means a Person in whose name VRDP Shares are recorded as beneficial owner of such VRDP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or such Person’s subrogee, including the Liquidity Provider to the extent it is at any time the Beneficial Owner of VRDP Shares (irrespective of any assignment or transfer by the Liquidity Provider of its voting rights).

“Board” means the Board of Directors of the Fund or any duly authorized committee thereof.

“Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

“Charter” means the Articles of Incorporation  of the Fund, and all amendments thereto, as filed with the State Department of Assessments and Taxation of Maryland.

“Closing Date” has the meaning set forth in the preamble of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the shares of common stock, par value $.10 per share, of the Fund.

“Conditional Acceptance” means a conditional acceptance by the Liquidity Provider of an extension of the Scheduled Termination Date.

2

“Confidential Information” has the meaning set forth in Section 8.15.

“Custodian” means a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in paragraph 1 of Section 26(a) of the 1940 Act, or such other entity as shall be providing custodian services to the Fund as permitted by the 1940 Act or any rule, regulation, or order thereunder, and shall include, as appropriate, any similarly qualified sub-custodian duly appointed by the Custodian.

“Date of Original Issue,” with respect to the VRDP Shares, means the date on which the Fund initially issued such VRDP Shares.

“Defeased Securities” means a security for which cash, cash equivalents or other eligible property has been pledged in an amount sufficient to make all required payments on such security to and including maturity, in accordance with the instrument governing the issuance of such security.

“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:

(1) cash or any cash equivalent;

(2) any U.S. Government Security;

(3) any Municipal Obligation that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to Municipal Obligations with substantially similar terms as of the date of the Statement (or such rating’s future equivalent), including (A) any such Municipal Obligation that has been pre-refunded by the issuer thereof with the proceeds of such refunding having been irrevocably deposited in trust or escrow for the repayment thereof and (B) any such fixed or variable rate Municipal Obligation that qualifies as an eligible security under Rule 2a-7 under the 1940 Act;

(4) any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Municipal Obligations or U.S. Government Securities or any combination thereof; or

(5) any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of similar banks or other financial institutions as of the date of the Statement (or such rating’s future equivalent).

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward swap transactions, equity or equity index swaps or

3

options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, futures contracts, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Derivative Termination Value” means, in respect of any one or more Derivative Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Contracts, (a) for any date on or after the date such Derivative Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivative Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivative Contracts (which may include the Liquidity Provider or an affiliate of the Liquidity Provider).

“Discounted Value” as of any Valuation Date, shall have the meaning set forth in the Rating Agency Guidelines.

“Distributor” means BlackRock Investments, LLC.

“Dividend Payment Date” except as otherwise provided in Section 2(d) of Part I of the Statement, means the date that is the first Business Day of each calendar month.

“Dividend Period,” with respect to VRDP Shares, means the period from, and including, the Date of Original Issue of VRDP Shares to, but excluding, the initial Dividend Payment Date for VRDP Shares and any period thereafter from, and including, one Dividend Payment Date for VRDP Shares to, but excluding, the next succeeding Dividend Payment Date for VRDP Shares.

“Drop Dead Date” means July 1, 2011.

“Effective Date” means the Date of Original Issue of the VRDP Shares subject to the satisfaction of the conditions specified in Section 3.01 and 3.02.

“Effective Leverage Ratio” means the quotient of:

(A)       the sum of (i) the aggregate liquidation preference of the Fund’s “senior securities” (as that term is defined in the 1940 Act) that are stock, plus any accumulated but unpaid dividends thereon, excluding, without duplication, (x) any such senior securities for which the Fund has issued a Notice of Redemption and either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand for the

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purpose of such redemption and (y) the Fund’s outstanding preferred shares to be redeemed in accordance with Section 6.20 of this Agreement with the net proceeds from the sale of the VRDP Shares, for which the Fund either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand for the purpose of such redemption; (ii) the aggregate principal amount of a Fund’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act), plus any accrued but unpaid interest thereon; and (iii) the aggregate principal amount of floating rate trust certificates corresponding to the associated residual floating rate trust certificates owned by the Fund (less the aggregate principal amount of any such floating rate trust certificates owned by the Fund and corresponding to the associated residual floating rate trust certificates owned by the Fund).

divided by

(B)       the sum of (i) the Market Value of the Fund’s total assets (including amounts attributable to senior securities) but excluding, any assets consisting of Deposit Securities relating to senior securities for which the Fund has issued a Notice of Redemption and either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand and segregated on the books and records of the Custodian for the purpose of such redemption, less the amount of the Fund’s accrued liabilities (which accrued liabilities shall include net obligations of the Fund under each Derivative Contract in an amount equal to the Derivative Termination Value thereof payable by the Fund to the related counterparty), other than liabilities for the aggregate principal amount of senior securities representing indebtedness, and (ii) the aggregate principal amount of floating rate trust certificates corresponding to the associated residual floating rate trust certificates owned by the Fund (less the aggregate principal amount of any such floating rate trust certificates owned by the Fund and corresponding to the associated residual floating rate trust certificates owned by the Fund).

“Effective Leverage Ratio Cure Period” has the meaning set forth in Section 6.18.

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Tender and Paying Agent, shall be sent by such means as set forth in Section 7.02 of the VRDP Shares Tender and Paying Agent Agreement or as specified in the related notice.

“Eligible Assets” means the instruments listed on Exhibit D to this Agreement, as amended from time to time with the prior written consent of the Liquidity Provider.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary Corporate Event” means as to the Liquidity Provider, (i) the consolidation, amalgamation with, or merger with or into or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity, or (ii) the dissolution, for any reason, of the Liquidity Provider other than in connection with the consolidation, amalgamation with, or

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merger with or into another entity or the transfer of all or substantially all of the Liquidity Provider’s assets; provided, however, that with respect to (i) above, an Extraordinary Corporate Event does not include any of the listed occurrences where (x) the surviving entity, or transferee of all or substantially all of the Liquidity Provider’s assets (a) assumes all of the obligations of the Liquidity Provider under the terms of the VRDP Shares Purchase Agreement and (b) has (i) short-term debt ratings in one of the two highest rating categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act and (y) the Liquidity Provider has provided notice in writing to the Fund confirming the information described in (x) at least 10 days prior to the scheduled date of the applicable listed occurrence in (i) above.

“Failed Remarketing Condition” means a Failed Remarketing Condition—Purchased VRDP Shares or a Failed Remarketing Condition—Unpurchased VRDP Shares.

“Failed Remarketing Condition—Purchased VRDP Shares” means the Liquidity Provider acquires and continues to be the beneficial owner for federal income tax purposes of any VRDP Shares in connection with purchases made pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) on any Purchase Date including VRDP Shares the Liquidity Provider continues to be the beneficial owner of for federal income tax purposes after the expiration or termination of the VRDP Shares Purchase Agreement.

“Failed Remarketing Condition—Purchased VRDP Shares Redemption” means redemption by the Fund, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed by the Board for redemption, of VRDP Shares that the Liquidity Provider shall have acquired pursuant to the Purchase Obligation and continued to be the beneficial owner of for federal income tax purposes for a continuous period of six months during which such VRDP Shares are tendered for Remarketing at each Remarketing in accordance with the Related Documents but cannot be successfully remarketed pursuant to such Remarketings (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such VRDP Shares), determined by the Fund on a first-in, first-out basis, in accordance with and subject to the provisions of Section 6.21 of this Agreement and the Statement.

“Failed Remarketing Condition—Unpurchased VRDP Shares” means that a Beneficial Owner (other than the Liquidity Provider or its affiliates) continues to hold VRDP Shares, that were subject to a Tender in accordance with the VRDP Shares Purchase Agreement, after any Purchase Date as a result of the failure by the Liquidity Provider for any reason to purchase such VRDP Shares pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) (“Unpurchased VRDP Shares”), until such time as all Outstanding Unpurchased VRDP Shares are (i) successfully remarketed pursuant to a Remarketing, (ii) purchased by the Liquidity Provider pursuant to the Purchase Obligation, or (iii) if not successfully remarketed pursuant to a Remarketing or purchased by the Liquidity Provider pursuant to the Purchase Obligation, the subject of a validly tendered Notice of Revocation (or any combination of the foregoing); and any Unpurchased VRDP Shares shall be

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deemed tendered for Remarketing until the earliest to occur of the foregoing events (i), (ii) or (iii) with respect to such Unpurchased VRDP Shares.

“Final Notice of Purchase” means, in connection with an Optional Tender or a Mandatory Tender, a Notice of Purchase delivered by the Tender and Paying Agent to the Liquidity Provider (or directly to the Liquidity Provider by Beneficial Owners or their Agent Members, in the case of an Optional Tender, or Holders, in the case of a Mandatory Tender, if there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations) on the Purchase Date indicating the number of VRDP Shares to be purchased on such date pursuant to the Purchase Obligation, or, in connection with a Mandatory Purchase, the Mandatory Purchase Notice delivered by the Fund or the Tender and Paying Agent on behalf of the Fund.

“Fitch” means Fitch Ratings, a part of the Fitch Group, which is a majority-owned subsidiary of Fimalac, S.A.

“Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Discounted Value of the Fund’s assets in connection with Fitch ratings of shares of a Series of VRDP Shares at the request of the Fund.

“Fitch Eligible Assets” means assets of the Fund set forth in the Fitch Guidelines as eligible for inclusion in calculating the Discounted Value of the Fund’s assets in connection with Fitch ratings of shares of a Series of VRDP Shares at the request of the Fund.

“Fitch Guidelines” means the guidelines provided by Fitch in effect on the date hereof, as may be amended from time to time, in connection with Fitch’s ratings of shares of a Series of VRDP Shares at the request of the Fund.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Fund Insolvency Event” means that the Fund becomes a debtor under Title 11 of the United States Bankruptcy Code or becomes subject to insolvency or liquidation proceedings under any United States federal or state, or any other law.

“Holder” means a Person in whose name a share of VRDP Shares is registered in the registration books of the Fund maintained by the Tender and Paying Agent.

The word “including” means “including without limitation.”

“Indemnified Persons” means, as applicable, the Fund and its affiliates and directors, officers, partners, employees, agents, representatives and control persons within the meaning of the Exchange Act, entitled to indemnification by the Liquidity Provider, or the Liquidity Provider and its affiliates and directors, officers, partners, employees, agents, representatives and control persons within the meaning of the Exchange Act, entitled to indemnification by the Fund, in each case, under Section 8.03.

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“Initial Rate Period” with respect to the VRDP Shares, means the period commencing on and including the Date of Original Issue thereof and ending on, and including, the next succeeding day of the week set forth in the Statement.

“Investment Adviser” means BlackRock Advisors LLC, or any successor company or entity.

“Legal Process” has the meaning set forth in Section 8.15.

“Liquidation Preference,” with respect to a given number of VRDP Shares, means $100,000 times that number.

“Liquidity Account” has the meaning set forth in Section 6.22(a).

“Liquidity Account Investments” means Deposit Securities or any other security or investment owned by the Fund that is rated at least investment grade or the equivalent rating (or any such rating’s future equivalent) by each NRSRO then rating such security or investment (or if rated by only one NRSRO, by such NRSRO) or, if no NRSRO is then rating such security, deemed to be, with the prior written consent of the Liquidity Provider, of an equivalent rating by the Investment Adviser on the Fund’s books and records.

“Liquidity Provider” has the meaning set forth in the preamble of this Agreement.

“Liquidity Provider Information” means (i) the information under the captions “Summary – Liquidity Provider” and “Liquidity Provider” in the Offering Memorandum and (ii) any information in the Remarketing Materials under the caption “Liquidity Provider”, which in each case has been furnished in writing by the Liquidity Provider or its affiliates for inclusion therein.

“Liquidity Provider Ratings Event” means the Liquidity Provider shall fail to maintain at any time short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or, if applicable, such other short-term debt ratings as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act.

“Liquidity Provider Ratings Event Termination Date” means the date established by the Tender and Paying Agent, acting upon instructions of the Fund pursuant to the VRDP Shares Tender and Paying Agent Agreement, for termination of the VRDP Shares Purchase Agreement upon the occurrence of a Liquidity Provider Ratings Event, which date shall be not less than 16 days nor more than 30 days following such Liquidity Provider Ratings Event.

“Liquidity Requirement” has the meaning set forth in Section 6.22(b).

“Managed Assets” means the Fund’s net assets, including assets attributable to any principal amount of any borrowings (including the issuance of commercial paper or notes) or preferred shares outstanding.  For the avoidance of doubt, assets attributable to borrowings includes the portion of the Fund’s assets in a tender option bond trust of which the Fund owns the residual interest (without regard to the value of the residual interest to avoid double counting).

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“Mandatory Purchase” means the mandatory purchase of Outstanding VRDP Shares by the Liquidity Provider pursuant to the VRDP Shares Purchase Agreement in connection with a Mandatory Purchase Event.

“Mandatory Purchase Date” means the Purchase Date for a Mandatory Purchase in accordance with the Statement and the VRDP Shares Purchase Agreement.

“Mandatory Purchase Event” means, (i) in connection with the termination of the VRDP Shares Purchase Agreement due to its expiration as of a Scheduled Termination Date, by the fifteenth day prior to any such Scheduled Termination Date, (a) the Liquidity Provider shall not have agreed to an extension or further extension of the Scheduled Termination Date to a date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement then in effect, and (b) the Fund shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement, or (ii) in connection with the termination of the VRDP Shares Purchase Agreement due to a Liquidity Provider Ratings Event or Related Party Termination Event, by the fifteenth day prior to the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, the Fund shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement.  The Mandatory Purchase Event shall be deemed to occur on such fifteenth day prior to any Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be.

“Mandatory Purchase Notice” means, in connection with the Mandatory Purchase of VRDP Shares, a notice substantially in the form attached to the VRDP Shares Purchase Agreement as Exhibit B, delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Purchase Date.

“Mandatory Tender,” with respect to a Mandatory Tender Event, means the mandatory tender of all VRDP Shares by Holders for Remarketing, or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider at the Purchase Price pursuant to Section 1 of Part II of the Statement and the VRDP Shares Purchase Agreement.

“Mandatory Tender Event” means (a) each failure by the Fund to make a scheduled payment of dividends on a Dividend Payment Date; (b) the occurrence of a Liquidity Provider Ratings Event (which shall constitute a single Mandatory Tender Event upon the occurrence of such Liquidity Provider Ratings Event, whether or not continuing and whether or not such Liquidity Provider Ratings Event also results in a Mandatory Purchase Event; provided that, following restoration of the short-term debt ratings to the requisite level, and a subsequent Liquidity Provider Ratings Event shall constitute a new Mandatory Tender Event); (c) in the

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event of a failure by the Fund to pay the Liquidity Provider the applicable fee due in advance under the terms of this Agreement by seven Business Days prior to the beginning of the month to which such payment relates if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event; (d) the eighth day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event; (e) the Fund shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement being replaced; (f) the Fund shall have provided a Notice of Proposed Special Rate Period in accordance with the Statement; or (g) in the event of a breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider set forth in Section 6.18 of this Agreement and the failure to cure such breach within 60 days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund and the Tender and Paying Agent that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider).

“Mandatory Tender Notice” means, in connection with the Mandatory Tender of VRDP Shares, a notice, substantially in the form attached to the VRDP Shares Remarketing Agreement as Annex II, delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Tender Event and Purchase Date.

“Market Value” of any asset of the Fund means the market value thereof determined by an independent third-party pricing service designated pursuant to the Fund’s valuation policies and procedures approved from time to time by the Board for use in connection with the determination of the Fund’s net asset value.  Market Value of any asset shall include any interest or dividends, as applicable, accrued thereon. The pricing service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available.  Securities for which quotations are not readily available are valued at fair value as determined by the pricing service using methods which include consideration of: yields or prices of municipal bonds of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions.  The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine valuations.

“Maximum Rate” with respect to the VRDP Shares, has the meaning specified in the Statement.

“Minimum VRDP Shares Asset Coverage” means asset coverage, as defined in Section 18(h) of the 1940 Act as of the date hereof (excluding (1) from the denominator of such asset coverage test (i) any such senior securities for which the Fund has issued a Notice of Redemption and either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand for the purpose of such redemption and (ii) the Fund’s outstanding preferred shares to be redeemed in accordance with Section 6.20 of this Agreement with the net proceeds from the sale of the VRDP Shares, for which the Fund either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand for the purpose of such redemption and (2) from the numerator of such asset coverage

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test, any Deposit Securities referred to in the previous clause (1)(i) and (ii)), with such changes thereafter as agreed with the prior written consent of the Liquidity Provider, of at least 200% or such higher percentage as required and specified in this Agreement, but, in any event, not more than 250%, with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding VRDP Shares (or, in each case, if higher, such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common shares or stock).

“Minimum VRDP Shares Asset Coverage Cure Date” with respect to the failure by the Fund to maintain the Minimum VRDP Shares Asset Coverage (as required by the Statement and this Agreement) as of the last Business Day of each month, means the tenth Business Day of the following month.

“Minimum Rate Period” means any Rate Period consisting of seven Rate Period Days, as adjusted to reflect any changes when the regular day that is a Rate Determination Date is not a Business Day.

“Moody’s” means Moody’s Investors Service, Inc. a Delaware corporation, and its successors.

“Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines for use in calculating the Discounted Value of the Fund’s assets in connection with Moody’s ratings of shares of a Series of VRDP Shares at the request of the Fund.

“Moody’s Eligible Assets” means assets of the Fund set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Fund’s assets in connection with Moody’s ratings of shares of a Series of VRDP Shares at the request of the Fund.

“Moody’s Guidelines” means the guidelines provided by Moody’s in effect on the date hereof, as may be amended from time to time, in connection with Moody’s ratings of shares of a Series of VRDP Shares at the request of the Fund.

“Municipal Obligations” means municipal securities as described in the Offering Memorandum.

“Notice of Purchase” means, as the context requires, a Preliminary Notice of Purchase or a Final Notice of Purchase, in each case, substantially in the form attached as Exhibit A to the VRDP Shares Purchase Agreement.

“Notice of Redemption” means any notice with respect to the redemption of VRDP Shares pursuant to the Statement.

“Notice of Revocation” means, in connection with the revocation by a Beneficial Owner or its Agent Member of its Notice of Tender, a notice, substantially in the form attached to the VRDP Shares Tender and Paying Agent Agreement as Exhibit C, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent indicating an intention to revoke

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the tender of some or all of the VRDP Shares for sale on a Purchase Date pursuant to Section 1 of Part II of the Statement.

“Notice of Tender” means, in connection with an Optional Tender, a notice, substantially in the form attached to the VRDP Shares Tender and Paying Agent Agreement as Exhibit A, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent indicating an intention to tender VRDP Shares for sale on a Purchase Date pursuant to the Statement.

“NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund or the Liquidity Provider, including, at the date hereof, Moody’s and Fitch.

“Offering Memorandum” means the Offering Memorandum of the Fund relating to the offering and sale of the VRDP Shares to be dated on or prior to the Drop Dead Date, as amended, revised or supplemented from time to time, including in connection with any Remarketing, if applicable.

“Optional Tender” means any tender of VRDP Shares by a Beneficial Owner or its Agent Member to the Tender and Paying Agent, other than a Mandatory Tender, for Remarketing or, in the event (i) no Remarketing occurs on or before the Purchase Date, or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider pursuant to Section 1 of Part II of the Statement and the VRDP Shares Purchase Agreement.

The word “or” is used in its inclusive sense.

“Other Rating Agency” means each NRSRO, if any, other than Moody’s or Fitch then providing a rating for the shares of a Series of VRDP Shares at the request of the Fund.

 “Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of shares of a Series of VRDP Shares at the request of the Fund.

“Outstanding” means, as of any date with respect to the VRDP Shares, the number of VRDP Shares theretofore issued by the Fund except, without duplication, (i) any VRDP Shares theretofore cancelled or delivered to the Tender and Paying Agent for cancellation or redemption by the Fund, (ii) any VRDP Shares with respect to which the Fund has given a Notice of Redemption and irrevocably deposited with the Tender and Paying Agent sufficient Deposit Securities to redeem such VRDP Shares, pursuant to Section 10 of Part I of the Statement, (iii) any VRDP Shares as to which the Fund shall be a Beneficial Owner, and (iv) any VRDP Shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Fund; provided, however, with respect to clause (ii), any such share of VRDP Shares will be deemed to be Outstanding for purposes of the VRDP Shares Purchase Agreement until redeemed by the Fund.

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“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means the preferred shares of the Fund, and includes the VRDP Shares.

“Purchase Date,” with respect to any purchase of VRDP Shares, means (i) in connection with an Optional Tender, the date specified in a Notice of Tender, which date shall be no earlier than the seventh day (or, if such day is not a Business Day, the next succeeding Business Day) following delivery to the Tender and Paying Agent of the Notice of Tender, (ii) in connection with a Mandatory Tender, the date specified in the Mandatory Tender Notice (or, if such day is not a Business Day, the next succeeding Business Day), subject to the immediately succeeding sentence below, or (iii) in connection with a Mandatory Purchase, the Mandatory Purchase Date specified in the Mandatory Purchase Notice (or, if such day is not a Business Day, the next succeeding Business Day).  The Purchase Date in respect of a Mandatory Tender Event shall be not later than seven days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (A) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (B) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event shall be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (C) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of the VRDP Shares Purchase Agreement); and (D) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first day of such proposed Special Rate Period.

“Purchase Obligation” means the unconditional and irrevocable obligation of the Liquidity Provider during the term and pursuant to the terms of the VRDP Shares Purchase Agreement to purchase Outstanding VRDP Shares on any Purchase Date at the Purchase Price from Beneficial Owners, in the case of any Optional Tender, and Holders, in the case of any Mandatory Tender or any Mandatory Purchase, in each case following delivery of a Final Notice of Purchase with respect to such VRDP Shares.

“Purchase Price” means an amount equal to the Liquidation Preference of any VRDP Shares to be purchased on a Purchase Date, plus any accumulated but unpaid dividends thereon (whether or not earned or declared), if any, to but excluding, the relevant Purchase Date.

“Purchased VRDP Shares” means all VRDP Shares purchased by the Liquidity Provider pursuant to the VRDP Shares Purchase Agreement, so long as the Liquidity Provider continues to be the beneficial owner for federal income tax purposes of such VRDP Shares.

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“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rate Determination Date” means, with respect to any series of VRDP Shares, the last day of a Rate Period for such series or, if such day is not a Business Day, the next succeeding Business Day; provided, however, that the next succeeding Rate Determination Date will be determined without regard to any prior extension of a Rate Determination Date to a Business Day.

“Rate Period” with respect to the VRDP Shares, means the Initial Rate Period and any Subsequent Rate Period, including any Special Rate Period.

“Rate Period Days” for any Rate Period, means the number of days that would constitute such Rate Period, but for the application of Section 2(d) of Part I of the Statement or Section 4(b) of Part I of the Statement.

“Rating Agency” means each of Fitch (if Fitch is then rating shares of a Series of VRDP Shares at the request of the Fund), Moody’s (if Moody’s is then rating shares of a Series of VRDP Shares at the request of the Fund) and any Other Rating Agency (if such Other Rating Agency is then rating shares of a Series of VRDP Shares at the request of the Fund).

 “Rating Agency Guidelines” means Moody’s Guidelines (if Moody’s is then rating shares of a Series of VRDP Shares at the request of the Fund), Fitch Guidelines (if Fitch is then rating shares of a Series of VRDP Shares at the request of the Fund) and any Other Rating Agency Guidelines (if such Other Rating Agency is then rating shares of a Series of VRDP Shares at the request of the Fund).

“Redemption Date” means any date fixed for redemption in accordance with Section 10(c) of Part I of the Statement.

“Redemption Price” means the applicable redemption price specified in Section 10(a) or 10(b) of Part I of the Statement.

“Related Documents” means this Agreement, the Charter, the Statement, the VRDP Shares, the VRDP Shares Distribution Agreement, the VRDP Shares Purchase Agreement, the VRDP Shares Remarketing Agreement and the VRDP Shares Tender and Paying Agent Agreement.

“Related Party” means a related party for purposes of Section 267(b) or Section 707(b) of the Code, as such provisions may be amended from time to time.

“Related Party Termination Date” means the effective date of the termination of the VRDP Shares Purchase Agreement in accordance with its terms following the occurrence of a Related Party Termination Event.

“Related Party Termination Event” means the Liquidity Provider becoming a Related Party of the Fund other than through the acquisition of VRDP Shares pursuant to the terms of the VRDP Shares Purchase Agreement.

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“Remarketing” means the remarketing of VRDP Shares by the Remarketing Agent on behalf of the Beneficial Owners thereof pursuant to an Optional Tender or on behalf of the Holders thereof pursuant to a Mandatory Tender, as provided in the VRDP Shares Remarketing Agreement and the Statement.

“Remarketing Agent” means, with respect to the VRDP Shares, the Person or Persons designated, with the prior written consent of the Liquidity Provider (which consent shall not be unreasonably withheld) as Remarketing Agent for the VRDP Shares, initially as set forth in Schedule I hereto, and its or their permitted successors and assigns.

“Remarketing Materials” means (i) the Fund’s most recent annual report and, if available, subsequent semi-annual report, which shall be deemed to have been made available upon the electronic availability of any such document on a public website, (ii) the most recent annual and, if available, interim report of the Liquidity Provider, which shall be deemed to have been made available upon the electronic availability of any such document on a public website, (iii) such other publicly available information as the Fund or the Liquidity Provider or the Remarketing Agent, if applicable, may reasonably request from time to time, of the Liquidity Provider, the Fund or the Remarketing Agent, and such other documentation, representations, warranties and certifications as the Fund, the Liquidity Provider or the Remarketing Agent, if applicable, may reasonably request, it being understood that either party or the Remarketing Agent, if applicable, may, in its discretion, determine to deliver to purchasers and prospective purchasers, in connection with the offer and sale of VRDP Shares by the Liquidity Provider, a Remarketing Memorandum, and (iv) such other publicly available information necessary, in the opinion of counsel for the Fund, the Liquidity Provider or the Remarketing Agent, if applicable, to amend or supplement the foregoing materials, in order that the foregoing materials will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time made available to or delivered to a purchaser.

“Remarketing Memorandum” means the Offering Memorandum or any other written communication describing the Fund, the Liquidity Provider and/or the terms of the VRDP Shares and the Purchase Obligation, which has been approved by each party hereto in writing for use in connection with Remarketing prior to its use, which approval shall not be unreasonably withheld or delayed.

“Representatives” has the meaning set forth in Section 8.15.

“Requisite NRSROs” means (i) any two NRSROs that have issued a rating with respect to a security or class of debt obligations of an issuer; or (ii) if only one NRSRO has issued a rating with respect to such security or class of debt obligations of an issuer at the time a purchaser Acquires (as such term is defined in Rule 2a-7 under the 1940 Act) the security, that NRSRO.

“Scheduled Termination Date” means the date that is 364 days from (and including) the Effective Date, or any succeeding date to which the term of this Agreement is extended pursuant to Section 2.02.

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“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VRDP Shares.

“Special Rate Period” with respect to the VRDP Shares, has the meaning specified in Section 4(a) of Part I of the Statement.

“Special Redemption Provisions” has the meaning specified in Section 10(a)(i) of Part I of the Statement.

“Statement” means the Certificate of Designation Establishing and Fixing the Rights and Preferences of the VRDP Shares or the Articles Supplementary Establishing and Fixing the Rights and Preferences of the VRDP Shares, as applicable with respect to the Fund.

“Subsequent Rate Period” with respect to the VRDP Shares, means the period from, and including, the first day following the Initial Rate Period of the VRDP Shares to, and including, the next Rate Determination Date for the VRDP Shares and any period thereafter from, and including, the first day following a Rate Determination Date for the VRDP Shares to, and including, the next succeeding Rate Determination Date for the VRDP Shares; provided, however, that if any Subsequent Rate Period is also a Special Rate Period, such term shall mean the period commencing on the first day of such Special Rate Period and ending on, and including, the last day of the last Dividend Period thereof; except for Special Rate Periods, each Subsequent Rate Period will be a Minimum Rate Period.

“Tender” means either a Mandatory Tender or an Optional Tender, as applicable.

“Tender and Paying Agent” means The Bank of New York Mellon or, with the prior written consent of the Liquidity Provider (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VRDP Shares.

“Termination Event” means a termination of this Agreement (a) on a Scheduled Termination Date, as such date may be extended pursuant to the terms hereof, (b) following written notice provided by the Fund pursuant to Section 8.06(b) hereof following the occurrence of a Liquidity Provider Ratings Event at any time during the term hereof or (c) on a Related Party Termination Date.

“Transactions” has the meaning set forth in Section 8.15.

“U.S. Government Securities” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and

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that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Valuation Date” means, for purposes of determining whether the Fund is maintaining the VRDP Shares Basic Maintenance Amount, each Friday that is a Business Day, or for any Friday that is not a Business Day, the immediately preceding Business Day, and the Date of Original Issue, commencing with the Date of Original Issue.

“VRDP Shares” has the meaning set forth in the preamble to this Agreement.

“VRDP Shares Distribution Agreement” means the VRDP Shares distribution agreement, to be dated on or prior to the Drop Dead Date, between the Fund and the Distributor with respect to the offering and sale of the VRDP Shares.

“VRDP Shares Purchase Agreement” means the VRDP Shares purchase agreement, to be dated on or prior to the Drop Dead Date, between the Liquidity Provider and the Tender and Paying Agent, as amended, modified or supplemented, or any Alternate VRDP Shares Purchase Agreement, or any similar agreement with a successor liquidity provider.

“VRDP Shares Remarketing Agreement” means the VRDP Shares remarketing agreement with respect to the VRDP Shares, to be dated on or prior to the Drop Dead Date, between the Fund and the Remarketing Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor remarketing agent.

“VRDP Shares Tender and Paying Agent Agreement” means the VRDP Shares tender and paying agent agreement, to be dated on or prior to the Drop Dead Date, between the Fund and the Tender and Paying Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor tender and paying agent.

“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

SECTION 1.02.    Incorporation of Certain Definitions by Reference.

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement.  Any day not referred to herein as a Business Day shall mean a calendar day.

ARTICLE II
PURCHASE OBLIGATION

SECTION 2.01.    Commitment to Purchase VRDP Shares; Fees.

(a)        The Fund and the Liquidity Provider are entering into this Agreement in connection with the Liquidity Provider’s agreement to provide the Purchase Obligation under the VRDP Shares Purchase Agreement.  The Liquidity Provider agrees that in no event shall amounts paid by it in respect of the Purchase Obligation be paid from funds or property of the

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Fund, including, without limitation, any funds derived from funds that the Fund may have on deposit with the Liquidity Provider.  The obligation of the Liquidity Provider to purchase VRDP Shares pursuant to the VRDP Shares Purchase Agreement shall run to the benefit of the Beneficial Owners of VRDP Shares and shall be unconditional and irrevocable in accordance with the provisions thereof.

(b)        Pursuant to the Statement, the Fund shall use its best efforts to engage at all times a Remarketing Agent that is a nationally recognized securities dealer with experience in remarketing variable-rate securities whose appointment has been consented to in writing by the Liquidity Provider (which consent shall not be unreasonably withheld) to use its best efforts to find purchasers for all VRDP Shares properly tendered pursuant to a Tender.  All such VRDP Shares shall be remarketed at the Purchase Price of such VRDP Shares.

(c)        Upon the occurrence of the Effective Date, the Fund shall use its best efforts to engage at all times a Tender and Paying Agent to perform the duties specified in the Statement, the VRDP Shares Tender and Paying Agent Agreement and the VRDP Shares Purchase Agreement.

SECTION 2.02.    Extension of Scheduled Termination Date.

The Fund shall have the right, exercisable not more than 120 days nor less than 90 days prior to the Scheduled Termination Date, to request that the Liquidity Provider extend the term of such Scheduled Termination Date for an additional period of 364 days or, if mutually agreed upon by the parties hereto, a period greater than 364 days, which request may be conditioned upon other terms and conditions that are different from the terms and conditions of this Agreement and the VRDP Shares Purchase Agreement then in effect.  The Liquidity Provider shall, no later than 30 days after receiving such request, notify the Fund and the Tender and Paying Agent of its acceptance or rejection of such request, which acceptance by the Liquidity Provider may be a Conditional Acceptance conditioned upon terms and conditions which are different from the terms and conditions of this Agreement and the VRDP Shares Purchase Agreement then in effect or the terms and conditions proposed by the Fund in making an extension request.  If the Liquidity Provider fails to notify the Fund and the Tender and Paying Agent of its acceptance or rejection of the Fund’s request for extension within such 30-day period, such failure to respond shall constitute a rejection of such request.  If the Liquidity Provider provides a Conditional Acceptance, then the Fund shall have 30 days thereafter to notify the Liquidity Provider and the Tender and Paying Agent of its acceptance or rejection of the terms and conditions specified in the Liquidity Provider’s Conditional Acceptance.  The Fund’s failure to notify the Liquidity Provider and the Tender and Paying Agent within the 30-day period will be deemed a rejection of the terms and conditions specified in the Liquidity Provider’s Conditional Acceptance.  The Fund acknowledges and agrees that the Liquidity Provider may grant or deny any request for extension of the Scheduled Termination Date in its sole and absolute discretion.

SECTION 2.03.    Sale of VRDP Shares.

(a)        The Liquidity Provider shall make available to the Remarketing Agent those VRDP Shares held by it pursuant to the VRDP Shares Purchase Agreement for Remarketing in

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accordance with the terms of the VRDP Shares Remarketing Agreement and the remarketing procedures thereunder; provided, however, that the Liquidity Provider expressly reserves the right to sell VRDP Shares held by it at any time to any Person that is a QIB and by any other means deemed appropriate by the Liquidity Provider in its sole discretion in accordance with applicable law.  The Liquidity Provider agrees that offers and sales will be made only to QIBs, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(2) of the Securities Act.

(b)        In order to facilitate the sale of VRDP Shares by the Liquidity Provider, the Fund and the Liquidity Provider agree to timely make available their respective Remarketing Materials for inclusion in any Remarketing Memorandum.

SECTION 2.04.    Reduction of Available Commitment.

(a)        As of the opening of business on the day following the Liquidity Provider’s receipt of written notice (which the Fund will cause to be given) of any redemption or other repurchase of VRDP Shares consummated by the Fund, the Available Commitment shall automatically be reduced by the amount applicable to the VRDP Shares so redeemed or otherwise repurchased; and the Available Commitment in respect of such VRDP Shares shall be extinguished and shall not thereafter be revived, except with the prior written consent of the Liquidity Provider.  Notwithstanding the foregoing, nothing herein is intended to expand the terms of the Purchase Obligation.

(b)        In the event that any dividends or redemption proceeds paid by the Fund on Outstanding VRDP Shares prior to the occurrence of a Fund Insolvency Event are required to be, and are, paid over to the bankruptcy estate of the Fund pursuant to a final, non-appealable judgment of a court of competent jurisdiction arising out of a Fund Insolvency Event, any Beneficial Owner (or former Beneficial Owner) of VRDP Shares that has paid over to the bankruptcy estate of the Fund pursuant to such judgment any dividends or redemption proceeds previously received from the Fund may demand reimbursement from the Liquidity Provider of any amounts so paid.  The Liquidity Provider agrees to make such reimbursement payment within three Business Days of receipt of any such demand for payment made in writing and accompanied by evidence reasonably satisfactory to the Liquidity Provider of payment made to the bankruptcy estate of the Fund by or on behalf of the demanding party.  In connection with any reimbursement payment by the Liquidity Provider, the Beneficial Owner (or former Beneficial Owner) of VRDP Shares shall be deemed to have transferred, assigned and conveyed to the Liquidity Provider the right to receive from the Fund and the bankruptcy estate of the Fund any such dividends or redemption proceeds in exchange for the reimbursement payment by the Liquidity Provider, and the Beneficial Owner (or former Beneficial Owner) shall execute, acknowledge and deliver such further conveyances, assignments and other documents as the Liquidity Provider may reasonably request and are reasonably necessary in order to effectuate such assignment.  The provisions of this Section 2.04 shall survive any expiration or termination of this Agreement, in respect of any dividends or redemption proceeds paid by the Fund on Outstanding VRDP Shares during the term of this Agreement, and shall be in addition to any other obligation of the Liquidity Provider under this Agreement.

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SECTION 2.05.    Fees.

(a)        The Fund shall pay the Liquidity Provider from February 1, 2011 to and including the earlier to occur of (i) the Drop Dead Date and (ii) the Effective Date, a fee at a rate of ____% per annum of $_______.  Such fee is payable upon presentment of an invoice from the Liquidity Provider on the earlier of the Drop Dead Date and the Effective Date.  The fee shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

(b)        The Fund shall pay to the Liquidity Provider from the Effective Date to and including the date on which the Purchase Obligation under the VRDP Shares Purchase Agreement for all VRDP Shares has terminated, a fee at the rate of _____% per annum of ____% of the daily average aggregate Liquidation Preference of the Outstanding VRDP Shares.

With respect to the fees payable pursuant to this Section 2.05(b), such fee shall be invoiced by the Liquidity Provider and shall be payable monthly with the first monthly fee due on the Effective Date and thereafter in advance 15 calendar days prior to the beginning of the month to which such payment relates, and upon the date of termination of this Agreement, unless such payment date is a Dividend Payment Date, in which case such fee shall be paid on the Business Day immediately preceding such payment date. For the avoidance of doubt, (i) if the Effective Date occurs prior to the date that is 15 calendar days prior to the beginning of the immediately succeeding month, the fee for the period from the Effective Date to and including the last day of the calendar month in which the Effective Date occurs shall be paid on the Effective Date and (ii) if the Effective Date occurs on or after the date that is 15 calendar days prior to the beginning of the immediately succeeding month, (1) the fee for the period from the Effective Date to and including the last day of the calendar month in which the Effective Date occurs and (2) the fee for such immediately succeeding month shall, in each case, be paid on the Effective Date. Each advance monthly fee payment shall include a pro forma amount, calculated using the aggregate Liquidation Preference of the VRDP Shares Outstanding and the aggregate Liquidation Preference of the Purchased VRDP Shares, if any, and the per annum fee rate in effect, as of the close of business on the Business Day immediately preceding the date of payment, which amount (except in the case of the initial monthly fee) shall be increased or decreased, in each case if applicable, by an amount equal to the amount necessary to reflect any differences in the actual fee payable relative to the pro forma fee amount included in the immediately preceding monthly fee payment, as a result of differences in the actual daily average aggregate Liquidation Preference of the Outstanding VRDP Shares and the actual daily average aggregate Liquidation Preference of Purchased VRDP Shares, for the period to which the immediately preceding monthly fee payment related, relative to the amounts used for the pro forma calculation referred to above.  In addition, notwithstanding the foregoing, in the event of any optional redemption of VRDP Shares during the period commencing on the date hereof and ending on the initial Scheduled Termination Date, on the related Redemption Date the Fund shall pay to the Liquidity Provider a make-whole amount equal to the fee that would otherwise have been payable in respect of such redeemed VRDP Shares for the remainder of such period calculated as if such VRDP Shares remained Outstanding and not purchased by the Liquidity Provider during such remaining period.  The fee shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

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SECTION 2.06.    Operating Expenses.

The Fund shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VRDP Shares) as operating expenses.

SECTION 2.07.    No Deductions; Increased Costs.

(a)        To the extent set forth in clauses (b) and (c) below, all “Sums Payable Hereunder” shall be paid in full, without any deduction or withholding whatsoever.  For purposes of this Section 2.07, “Sums Payable Hereunder” shall mean amounts payable by the Fund hereunder (or under any agreement referenced herein or part of a common transaction herewith), whether of fees, expenses or otherwise (but excluding any sums payable with respect to VRDP Shares of liquidation preference or dividends whether in connection with a Failed Remarketing Condition —Purchased VRDP Shares Redemption or otherwise).

(b)        If any change in applicable law, regulation, condition or directive applicable to transactions of the type contemplated in this Agreement and the VRDP Shares Purchase Agreement (including any request, guideline or policy whether or not having the force of law (which the Liquidity Provider, in the reasonable exercise of its judgment, complies with) and including, without limitation, Regulation D promulgated by the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect but excluding, changes in tax laws) or interpretation thereof by any authority charged with the administration or interpretation thereof with respect to the regulation of national banks occurs after the date hereof which:

(i)  imposes, modifies or deems applicable any reserve or deposit or similar requirements against any assets held by or in connection with the Liquidity Provider’s commitment to provide the Purchase Obligation or this Agreement (or any agreement referenced herein or part of a common transaction herewith); or

(ii)  imposes upon the Liquidity Provider any other condition with respect to Sums Payable Hereunder or amounts payable by the Liquidity Provider with respect to this Agreement (or any agreement referenced herein or part of a common transaction herewith) or its commitment to provide the Purchase Obligation; and the result of any of the foregoing is (x) to increase the cost to the Liquidity Provider of entering into or performing this Agreement (or any agreement referenced herein or part of a common transaction herewith), making any payment pursuant to its Purchase Obligation or maintaining its commitment to provide the Purchase Obligation, (y) to reduce the amount of any Sums Payable Hereunder to the Liquidity Provider or (z) to require the Liquidity Provider to make any payment to a regulatory or governmental authority on or calculated by reference to the gross amount of any sum received by it, in each case by an amount which the Liquidity Provider deems material, then:

(1)  the Liquidity Provider shall promptly notify the Fund in writing of the happening of such event;

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(2)  the Liquidity Provider shall promptly deliver to the Fund a certificate stating in reasonable detail the change which has occurred or the reserve requirements or other conditions which have been imposed on the Liquidity Provider or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated; and

(3)  the Fund shall within thirty (30) days after demand and the Fund’s receipt of the certificate described in subclause (2) above pay to the Liquidity Provider such an amount or amounts as will compensate the Liquidity Provider for such additional cost, reduction or payment as set forth on such certificate.

The reasonably detailed certificate of the Liquidity Provider prepared in good faith, signed by a senior officer of the Liquidity Provider, as to the additional amounts payable pursuant to this paragraph delivered to the Fund shall be conclusive and binding on the Fund absent manifest error of the amount thereof.  In the event any such amounts paid by the Fund are subsequently refunded to the Liquidity Provider by the authority imposing such costs, the Liquidity Provider will reimburse the Fund for such amounts to the extent they are refunded to the Liquidity Provider, but without interest; provided, however, that it is understood and agreed that the Liquidity Provider has no duty or obligation to contest the imposition of or seek the recovery of any such costs.

For the avoidance of doubt, no payment will be due under this subsection in respect of a cost arising solely out of the ownership of VRDP Shares after performance by the Liquidity Provider of its obligations under this Agreement.

(c)        If any applicable law, rule or regulation regarding capital adequacy, or any change therein, in each case adopted after the date hereof, or any change in the interpretation or administration thereof after the date hereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Liquidity Provider (or any of its branches) with any request or directive made after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Liquidity Provider’s capital as a consequence of its obligations hereunder (or any agreement referenced herein or part of a common transaction herewith) or under its commitment to provide the Purchase Obligation or the transactions referenced herein or contemplated hereby to a level below that which the Liquidity Provider could have achieved but for such adoption, change or compliance (taking into consideration the Liquidity Provider’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Liquidity Provider to be material, then, within thirty (30) days of demand by the Liquidity Provider and receipt by the Fund of a certificate stating in reasonable detail the basis on which such amount was determined, the amount requested and the way in which such amount has been calculated, the Fund shall pay to the Liquidity Provider such additional amount or amounts determined by the Liquidity Provider set forth on such certificate as will compensate the Liquidity Provider for such reduced rate of return.  The reasonably detailed certificate of the Liquidity Provider prepared in good faith, signed by a senior officer of the Liquidity Provider, as to the additional amounts payable

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pursuant to this paragraph delivered to the Fund shall be conclusive and binding on the Fund absent manifest error of the amount thereof.

For the avoidance of doubt, no payment will be due under this subsection in respect of a cost arising solely out of the ownership of VRDP Shares after performance by the Liquidity Provider of its obligations under this Agreement.

(d)        With respect to the Liquidity Provider’s claim for any compensation under this Section 2.07, the Fund shall not be required to compensate the Liquidity Provider for any amount incurred more than one hundred eighty (180) days prior to the date that the Liquidity Provider notifies the Fund of the event that gives rise to such claim; provided that if the circumstances giving rise to such claim is retroactive, then such 180-day period referenced above shall be extended to include the period of retroactive effect.

ARTICLE III
CLOSING DATE AND EFFECTIVE DATE

SECTION 3.01.    Conditions to Closing Date

It shall be a condition to the Closing Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a)        this Agreement shall have been duly executed and delivered by the parties hereto; and

(b)        the Liquidity Provider shall have short-term debt ratings of “P-1” from Moody’s and “F-1+” from Fitch.

SECTION 3.02.    Conditions to Effective Date.

It shall be a condition to the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a)        the VRDP Shares Purchase Agreement shall have been duly executed and delivered by the parties hereto or thereto;

(b)        the VRDP Shares shall have a short-term credit rating of P-1 from Moody’s and F1+ from Fitch, and a long-term credit rating of Aaa from Moody’s and a long-term issue credit rating of AAA from Fitch on the Effective Date;

(c)        the Liquidity Provider shall have short-term debt ratings of P-1 from Moody’s and F1+ from Fitch;

(d)        receipt by the Liquidity Provider of executed originals, or copies certified by a duly authorized officer of the Fund to be in full force and effect and not otherwise amended, of:

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the Statement, the VRDP Shares, the VRDP Shares Distribution Agreement, the VRDP Shares Purchase Agreement, the VRDP Shares Remarketing Agreement and the VRDP Shares Tender and Paying Agent Agreement, in substantially the forms attached hereto as Exhibit E together with such changes as to which the Liquidity Provider may consent (such consent to be considered in good faith and not to be unreasonably withheld); a true and complete copy of the Charter as in full force and effect on the Effective Date; the Offering Memorandum in form and substance reasonably satisfactory to the Liquidity Provider, as in effect on the Effective Date; and an incumbency certificate with respect to the authorized signatories thereto;

(e)        receipt by the Liquidity Provider of opinions of counsel for the Fund and, with respect to the Fee Agreement, of counsel for the Investment Adviser, in substantially the form of Exhibit A, with such changes as are agreed by the Liquidity Provider;

(f)         receipt by the Fund of opinions of counsel for the Liquidity Provider and the Remarketing Agent, in substantially the form of Exhibit B, with such changes as are agreed by the Fund;

(g)        receipt by the Fund and the Liquidity Provider of opinions of counsel for the Tender and Paying Agent in substantially the form of Exhibit C, with such changes as are agreed by the Fund and Liquidity Provider;

(h)        the reasonable fees and expenses and all other amounts (including reasonable attorneys’ fees and expenses related to the issuance of the VRDP Shares and the execution and delivery of the Related Documents) payable to the Liquidity Provider on or prior to the Effective Date pursuant to this Agreement shall have been paid; and

(i)         there shall have been delivered to the Liquidity Provider such publicly available information and copies of documents, approvals (if any) and records certified, where appropriate, of organizational and legal proceedings as the Liquidity Provider may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby. Such documents shall, in any event, include a certificate of the Fund, in form and substance satisfactory to the Liquidity Provider and its counsel, executed by an executive officer of the Fund, dated the Effective Date, to the effect that the all representations and warranties made by the Fund herein or in any of the Related Documents to which it is a party shall be true and correct in all material respects with the same effect as though such representations and warranties had been made at and as of such time, unless such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, that all fees and expenses and other amounts and obligations payable by the Fund have been paid or satisfied as of such date and that all actions required to be taken, all consents required to be obtained, and all resolutions required to be adopted (which resolutions shall be attached to such certificate), in each case by the Fund under applicable law, have been done, obtained and adopted.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund on the Closing Date (in respect of Section 4.01 to Section 4.06 (inclusive), Section 4.09 and Section 4.10) and as of the Effective Date and each date subsequent to the date thereof, except that the representations and warranties set forth in Section 4.07, Section 4.08, Section 4.11, Section 4.12 and Section 4.13 shall be given only on the Effective Date, and, in the case of Section 4.07, on each date subsequent to the Effective Date on which the Offering Memorandum is provided to Holders or potential Holders of VRDP Shares.

SECTION 4.01.    Existence.

The Fund is validly existing as a corporation under the laws of the State of Maryland, with full right and power to issue the VRDP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

SECTION 4.02.    Authorization; Contravention.

The execution, delivery and performance by the Fund of this Agreement and each other Related Document are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except for such violations or contraventions which would not have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under this Agreement, any of the VRDP Shares or any other Related Documents; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Fund’s charter.

SECTION 4.03.    Binding Effect.

This Agreement, the VRDP Shares Tender and Paying Agent Agreement and the VRDP Shares Remarketing Agreement, if executed and delivered on the date this representation is made, constitute valid and binding agreements of the Fund, or, if not yet executed and delivered, will, when executed and delivered, constitute valid and binding agreements of the Fund, in each case enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.  The VRDP Shares have been duly authorized and validly issued by the Fund, and, when the Fund receives the consideration therefore contemplated in the Offering Memorandum, will be fully paid and nonassessable and are free of any preemptive or similar rights.

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SECTION 4.04.    Financial Information.

The financial statements of the Fund as of its most recent fiscal year-end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Liquidity Provider, are complete and correct and fairly present in all material respects the financial condition of the Fund, at such date and for such period, and were prepared in accordance with United States generally accepted accounting principles, consistently applied.  Since the most recent fiscal year-end of the Fund, there has been no material adverse change in the condition (financial or otherwise) or operations of the Fund, except as disclosed in the Offering Memorandum.  Since the date of the Offering Memorandum, no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Fund which materially adversely affects the issuance of any of the VRDP Shares or the Fund’s ability to pay when due and otherwise perform its obligations under this Agreement, any of the VRDP Shares and the Related Documents.

SECTION 4.05.    Litigation.

Except as disclosed in the Offering Memorandum, in Schedule II hereto or in a schedule delivered to the Liquidity Provider prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any other Related Document or this Agreement; or (ii) in which a final adverse decision would adversely affect provisions for or materially adversely affect the sources for payment of liquidation preference of or dividends on the VRDP Shares.

SECTION 4.06.    Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Fund of this Agreement and the other Related Documents (including the VRDP Shares) to which the Fund is or will be a party have been obtained and are in full force and effect.

SECTION 4.07.    Offering Memorandum.

The Offering Memorandum, true copies of which will be delivered to the Liquidity Provider on or before the Effective Date, does not contain, and such Offering Memorandum (including any amendments or supplements prepared subsequent to its date) (a true copy of which, in each case, shall be furnished to the Liquidity Provider prior to the distribution thereof) will not contain, an untrue statement of a material fact and such Offering Memorandum  (including any amendments or supplements prepared subsequent to its date) does not omit, and will not omit, to state a material fact necessary to make the statements therein, in the light of the circumstances under which made, not misleading, except no representation is made as to Liquidity Provider Information furnished in writing by the Liquidity Provider or its affiliates expressly for inclusion therein.

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SECTION 4.08.    Incorporation of Representations and Warranties.

The Fund hereby makes to the Liquidity Provider the same representations and warranties as were made by it in the VRDP Shares Distribution Agreement as of the date or dates indicated therein, which representations and warranties, together with the related definitions of terms contained therein, are hereby incorporated by reference with the same effect as if each and every such representation and warranty and definition were set forth herein in its entirety.

SECTION 4.09.    Complete and Correct Information.

All information, reports and other papers and data with respect to the Fund furnished to the Liquidity Provider were, at the time the same were so furnished, complete and correct in all material respects. Any financial, budget and other projections furnished to the Liquidity Provider were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Fund’s best estimate of the Fund’s future financial performance.  No fact is known to the Fund that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VRDP Shares, or the Fund’s ability to pay when due its obligations under this Agreement, any of the VRDP Shares and the other Related Documents that has not been set forth in the Offering Memorandum referenced in Section 4.07 hereof or in the financial information and other documents referred to in this Section 4.09 or in such information, reports, papers and data or otherwise disclosed in writing to the Liquidity Provider.  Taken as a whole, the documents furnished and written statements made by the Fund in connection with the negotiation, preparation or execution of this Agreement and the other Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.10.    1940 Act Registration.

The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

SECTION 4.11.    Effective Leverage Ratio; Minimum VRDP Shares Asset Coverage.

As of the Effective Date, the Fund is in compliance with the Effective Leverage Ratio and the Minimum VRDP Shares Asset Coverage.

SECTION 4.12.    Investment Policies.

As of the Effective Date, the Fund owns only Eligible Assets.

SECTION 4.13.    Credit Quality.

The Fund (1) has invested at least 80% of its Managed Assets in investment grade securities that, at the time of investment, were rated within the four highest grades (Baa or BBB

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or better) by at least one NRSRO or were unrated but judged to be of comparable quality by the Investment Adviser; (2) has invested up to 20% of its Managed Assets in municipal securities that at the time of investment were rated below investment grade or were unrated but judged to be of comparable quality by the Investment Adviser; and (3) has no investments in non-municipal securities that, at the time of investment, were rated below Baa3 or BBB-.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE LIQUIDITY PROVIDER

The representations and warranties set out in this Article V are given hereunder by the Liquidity Provider on the Closing Date, except with respect to the representations and warranties set forth in the last sentence of Section 5.06 and in Section 5.07 which shall be given on the Effective Date and as of each date on which VRDP Shares are remarketed and, in the case of Section 5.07, on each date subsequent to the Effective Date on which the Liquidity Provider Information is provided to Holders or potential Holders of VRDP Shares.

SECTION 5.01.    Existence.

The Liquidity Provider is a national banking association duly organized and validly existing under the laws of the United States.  The Liquidity Provider has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation.

SECTION 5.02.    Authorization; Contravention.

The execution, delivery and performance by the Liquidity Provider of this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation, are within the Liquidity Provider’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Liquidity Provider or result in the creation or imposition of any lien or encumbrance on any asset of the Liquidity Provider, except for such violations or contraventions which would not have a material adverse effect on the Liquidity Provider’s ability to pay when due and otherwise perform its obligations under this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation; provided, however, that the forgoing exception shall not apply to any violation or contravention of the Liquidity Provider’s charter.

SECTION 5.03.    Binding Effect.

Each of this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation, constitutes, in the case of this Agreement, a valid and binding agreement of the Liquidity Provider, and, in the case of the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation, will, when executed and delivered, constitute a valid and binding agreement of the Liquidity Provider, in each case, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited

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by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 5.04.    Financial Information.

The consolidated balance sheets and the related consolidated statements of income, changes in stockholder’s equity and comprehensive income and cash flows, and the auditor’s report with respect thereto, copies of which have heretofore been furnished to the Fund, present fairly, in all material respects, the financial position of the Liquidity Provider and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  The audits of these statements were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Since the date of  such  financial  statements,  no  transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Liquidity Provider that would materially and adversely affect its  ability to perform its obligations under this Agreement or the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation.

SECTION 5.05.    Litigation.

Except as disclosed in the Offering Memorandum or in a schedule delivered to the Fund prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Liquidity Provider) overtly threatened in writing against the Liquidity Provider in any court or before any governmental authority  in any way contesting or that, if decided adversely, would affect the validity of this Agreement or the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation.

SECTION 5.06.    Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of the Liquidity Provider or the execution, delivery by, or the validity or enforceability against, the Liquidity Provider of this Agreement and the other Related Documents to which the Liquidity Provider is a party have been obtained and are in full force and effect.  If and to the extent that the Purchase Obligation is, at the time of the offering of the VRDP Shares relating thereto, determined to be a “security” for purposes of the Securities Act, the Purchase Obligation is and will be exempt from registration under Section 3(a)(2) of the Securities Act (as in effect on the date hereof).

SECTION 5.07.    Offering Memorandum.

The Liquidity Provider Information does not contain, and will not contain, an untrue statement of material fact and the Liquidity Provider Information does not omit, and will not omit, to state a material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading.

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SECTION 5.08.    Ranking.

The obligations of the Liquidity Provider under the VRDP Shares Purchase Agreement rank pari passu with all other senior unsecured obligations of the Liquidity Provider (other than any such obligations preferred by statute or by operation of law).

SECTION 5.09.    Related Party.

The Liquidity Provider is not related to the Fund within the meaning of Section 267(b) or Section 707(b) of the Code.

SECTION 5.10.    Debt Rating.

The Liquidity Provider has a short-term debt ratings of “P-1” from Moody’s and “F-1+” from Fitch.

ARTICLE VI
COVENANTS OF THE FUND

The Fund agrees that, from the Closing Date to the earlier of the Effective Date or the Drop Dead Date (with respect to Sections 6.01(l), 6.01(n), 6.01(p), 6.01(q), 6.04, 6.06, 6.08, 6.09, 6.10, 6.11, 6.13, 6.14 and 6.25) and thereafter in all cases, so long as there is any Purchase Obligation under the VRDP Shares Purchase Agreement or any amount payable hereunder or under any VRDP Shares remains outstanding:

SECTION 6.01.    Information.

Without limitation of the other provisions of this Agreement, the Fund will deliver, or direct the Tender and Paying Agent to deliver, to the Liquidity Provider:

(a)        upon receipt, a copy of any Notice of Tender and any Notice of Purchase;

(b)        within two (2) Business Days following the occurrence of a Mandatory Tender Event, a Mandatory Tender Notice;

(c)        within two (2) Business Days following the occurrence of a Mandatory Purchase Event, a Mandatory Purchase Notice;

(d)        as promptly as practicable after the preparation and filing thereof with the SEC, each annual and semi-annual report prepared with respect to the Fund, which delivery may be made by notice of the electronic availability of any such document on a public website;

(e)        notice of any change (including being put on Credit Watch or Watchlist), suspension or termination in or of the ratings on the VRDP Shares by any NRSRO then rating the VRDP Shares, or any change of an NRSRO rating the VRDP Shares, as promptly as practicable upon the occurrence thereof;

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(f)         notice of any redemption or other repurchase of any or all of the VRDP Shares as provided in the Statement;

(g)        notice of any proposed amendments to or waivers of any of the Related Documents at such time as the amendments or waivers are sent to other parties and in any event not less than ten (10) Business Days prior to any proposed amendment or waiver and copies of all actual amendments or waivers thereto within five (5) Business Days of being signed or, in each case, as provided in the relevant document;

(h)        notice of any missed, reduced or deferred dividend payment that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the grace period;

(i)         notice of insufficient deposit to provide for a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of insufficient deposits;

(j)         notice of non-compliance with the Rating Agency Guidelines for more than five (5) Business Days or of the Minimum VRDP Shares Asset Coverage for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the grace period;

(k)        notice of the distribution of net capital gains in advance of the Rate Period that such income will or may be distributed, simultaneously with the Tender and Paying Agent providing such notice to Beneficial Owners or their Agent Members;

(l)         notice of any change to any investment adviser or sub-adviser of the Fund within two (2) Business Days after a resignation or a notice of removal has been sent by or to any investment adviser or sub-adviser; provided, however, that this clause shall not apply to personnel changes of the investment adviser or sub-adviser;

(m)       notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after mailing thereof by the Fund’s proxy agent;

(n)        notice one (1) Business Day after the occurrence thereof of (i) the failure of the Fund to pay the amount due on any senior securities or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; or (ii) the failure of the Fund to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Fund to pay accumulated dividends on any additional preferred stock ranking pari passu with the VRDP Shares, and any period of grace or cure with respect thereto shall have expired;

(o)        as soon as reasonably practicable upon the request of the Liquidity Provider, any Remarketing Materials required of the Fund pursuant to Section 2.03(b);

(p)        notice of a material breach of any representation, warranty or covenant of the Fund, or the Tender and Paying Agent or Remarketing Agent, in each case, only if the Fund has actual knowledge of such breach, set forth herein or in any Related Documents as soon as

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reasonably practicable, but in no event later than five (5) days after knowledge of senior management of the Fund or the Investment Adviser thereof;

(q)        notice of any action, suit, proceeding, investigation or regulatory or business development, including any that is pending or threatened in writing against the Fund or other Person in any court or before any governmental authority (i) in any way contesting or affecting the validity of this Agreement or any Related Document to which the Fund is a party; or (ii) in which a final adverse decision or outcome should reasonably be expected to materially adversely affect the ability of the Fund to perform its obligations under this Agreement or any other Related Document to which the Fund is a party (including, for the avoidance of doubt, the Statement) as promptly as practicable, but in no event, later than 10 days after knowledge of senior management of the Fund or the Investment Adviser thereof;

(r)        copies of all certificates that the Fund has delivered to each Rating Agency which is then rating VRDP Shares that are set forth in the respective Rating Agency Guidelines regarding Minimum VRDP Shares Asset Coverage, VRDP Shares Basic Maintenance Amount and all related calculations at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable, but in no event later than ten (10) days after such certificates have been sent;

(s)        from time to time such additional publicly available information regarding the financial position, results of operations or prospects of the Fund as the Liquidity Provider may reasonably request including, without limitation, copies of all offering memorandums or other offering material with respect to the sale of any securities of the Fund as soon as reasonably practicable, but in no event later than ten (10) Business Days after a request;

(t)         upon receipt, a copy of a Notice of Revocation received by the Tender and Paying Agent from a Beneficial Holder or its Agent Member;

(u)        notice if the Remarketing Agent establishes the Maximum Rate as the Applicable Rate; and

(v)        a copy of the notice to the Tender and Paying Agent delivered by the Fund indicating its intention to make a Gross-Up Payment on the VRDP Shares pursuant to the Statement.

SECTION 6.02.    No Amendment or Certain Other Actions Without Consent of the Liquidity Provider.

Without the prior written consent of the Liquidity Provider, which prior written consent shall be determined in the Liquidity Provider’s good faith discretion, the Fund will not agree or consent to any amendment, supplement, modification or repeal of any Related Document to which it is a party (or to which its consent is required because such Related Document constitutes an organizational document of the Fund or otherwise) or provision therein, nor waive any provision thereof.  In addition, the Fund will not, without the prior written consent of the Liquidity Provider, which prior written consent shall be determined in the Liquidity Provider’s good faith discretion, designate or approve of: (i) the designation of any Special Rate Period pursuant to Section 4(a) of Part I of the Statement; (ii) any change to the Dividend Payment

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Dates or Dividend Periods in respect of any Minimum Rate Periods pursuant to Section 2(d)(i) of Part I of the Statement; (iii) any change to the definition of Applicable Rate, Applicable Spread or Maximum Rate, as each is defined in the Definitions section of the Statement; (iv) any change to the Dividend Payment Dates in respect of any Special Rate Period consisting of more than seven Rate Period Days pursuant to Section 2(d)(ii) of Part I of the Statement; (v) the authorization, creation or issuance of any class or series of shares ranking prior to or on a parity with the VRDP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding  up of the affairs of the Fund, or the authorization, creation or issuance of additional shares of any series of VRDP Shares in accordance with Section 5(c)(i)(a) of Part I of the Statement; (vi) unless the VRDP Shares are redeemed in full prior to the conversion, the conversion of the Fund from a closed-end to an open-end investment company pursuant to Section 5(c)(ii)(A) of Part I of the Statement; (vii) any plan of reorganization of the Fund pursuant to Section 5(c)(ii)(B) of Part I of the Statement; (viii) the inclusion of Special Redemption Provisions in the Notice of Special Rate Period as described in Section 10(a)(ii) of Part I of the Statement; (ix) the modification of the procedures for redemption as described in Section 10(j) of Part I of the Statement; (x) any amendment to the Statement in connection with the issuance of additional VRDP Shares or the issuance of an additional series of VRDP Shares pursuant to Section 13(a) of Part I of the Statement; (xi) the selection of one or more Other Rating Agencies; (xii) any change to the Fund’s investment objectives, as described in the Offering Memorandum, requiring the approval of the holders of a “majority of the Outstanding” (as defined in the 1940 Act) Common Shares and Preferred Shares, including the VRDP Shares, voting as a separate class; or (xiii) the appointment of a LIBOR Dealer (as defined in the Definitions section of the Statement) from time to time.

SECTION 6.03.    Notices and Consents Regarding Remarketing Agent and the Tender and Paying Agent.

The Fund shall not, without the Liquidity Provider’s prior written consent (which consent shall not be unreasonably withheld), appoint any Person other than the Person defined herein as the Tender and Paying Agent to perform the duties of the Tender and Paying Agent or the Person identified in Schedule I to perform the duties of the Remarketing Agent, in each case in respect of the VRDP Shares.

SECTION 6.04.    Maintenance of Existence.

The Fund shall continue to maintain its existence as a corporation under the laws of the State of Maryland, with full right and power to issue the VRDP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

SECTION 6.05.    Ratings.

The Fund will use its reasonable best efforts to maintain a long-term credit rating of the VRDP Shares of Aaa by Moody’s and a long-term issue credit rating of the VRDP Shares of AAA by Fitch (or the highest equivalent ratings category for preferred stock furnished by at least two Rating Agencies).

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SECTION 6.06.    Tax Status of the Fund.

The Fund will qualify as a Regulated Investment Company within the meaning of Section 851(a) of the Code and the dividends made with respect to the VRDP Shares will qualify as tax exempt dividends to the extent designated by the Fund.

SECTION 6.07.    Deposit Securities.

Except as otherwise provided with respect to a Failed Remarketing Condition—Purchased VRDP Shares Redemption in Section 6.21 below, if a Notice of Redemption of VRDP Shares has been provided in accordance with the Statement, the Fund shall have available Deposit Securities or shall deposit with the Tender and Paying Agent, on the day such Notice of Redemption is provided to Holders, an aggregate amount of Deposit Securities with a Market Value sufficient to redeem the VRDP Shares that are the subject of such notice as provided in the Statement.

SECTION 6.08.    Payment Obligations.

The Fund shall promptly pay or cause to be paid all amounts payable by it hereunder and under the VRDP Shares Tender and Paying Agent Agreement and the VRDP Shares Remarketing Agreement, according to the terms hereof or thereof, shall take such actions as may be necessary to include all payments hereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement, the VRDP Shares Tender and Paying Agent Agreement and the VRDP Shares Remarketing Agreement.  All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Fund.

SECTION 6.09.    Compliance With Law.

The Fund shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under this Agreement, any of the VRDP Shares, and the other Related Documents.

SECTION 6.10.    Maintenance of Approvals: Filings, Etc.

The Fund shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party, except to the extent not doing so would not have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under this Agreement, any of the VRDP Shares or any other Related Documents.

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SECTION 6.11.    Inspection Rights.

The Fund shall, at any reasonable time and from time to time, upon at least five (5) Business Days advance written notice provided to the Fund, permit the Liquidity Provider or any agents or representatives thereof, at the Fund’s expense, to examine the records and books of account related to the transactions contemplated by this Agreement (and the Fund shall provide copies of such records and accounts reasonably requested by the Liquidity Provider, to the extent necessary, in the good faith judgment of the Liquidity Provider, to comply with laws and regulations applicable to the Liquidity Provider and its internal audit requirements), to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, provided, however, that the Fund shall not be required to pay for more than one inspection per fiscal year.  The Fund will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the Liquidity Provider.

SECTION 6.12.    Permitted Liens.

The Fund shall not create or incur or suffer to be incurred or to exist any lien on any other funds, accounts or other property held under the Charter, except (a) as permitted by the Charter or liens arising by operation of law for taxes, assessments or similar governmental charges or levies and liens arising in the ordinary course of business by operation of law and not securing indebtedness, in each case that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings and for which the Fund has set aside on its books adequate reserves with respect thereto in accordance with United States generally accepted accounting principles consistently applied and (b) except for any lien of the Custodian with respect to the payment of its fees or repayment for its advances, any lien that may be incurred in connection with the Fund’s use of tender option bonds, futures and forward start swaps and other derivative transactions, and any lien that may be incurred in connection with the Fund’s use of alternative forms of leverage for purposes of redeeming all of the Outstanding VRDP Shares, provided that the Fund delivers all of the proceeds raised from the alternative leverage to the Tender and Paying Agent for the purpose of redeeming the VRDP Shares, issues a notice of redemption for the VRDP Shares on the day it receives such cash and redeems such VRDP Shares as soon as practicable in accordance with the terms of the Statement and that all such proceeds so delivered to the Tender and Paying Agent shall not be subject to any lien so incurred in connection with the Fund’s use of alternative forms of leverage.

SECTION 6.13.    Litigation, Etc.

The Fund shall give prompt notice in writing to the Liquidity Provider of any litigation, administrative proceeding or business development which, if adversely determined, may materially adversely affect its business, properties or affairs and reasonably would impair the ability of the Fund to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party.

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SECTION 6.14.    1940 Act Registration.

The Fund shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

SECTION 6.15.    Purchase by Affiliates.

The Fund shall not permit or cause to be permitted the Investment Adviser, affiliated persons of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Fund, in the case of a purchase of VRDP Shares which are to be cancelled within 10 days of purchase by the Fund), and Persons over which the Investment Adviser, or affiliated persons (as defined in Section 2(a)(3) of the 1940 Act) of the Investment Adviser, exercise discretionary investment or voting authority (other than the Fund, in the case of a purchase of VRDP Shares which are to be cancelled within 10 days of purchase by the Fund), to purchase VRDP Shares without the prior written consent of the Liquidity Provider, and any such purchases without such consent shall be void ab initio; provided, however, that the Fund shall give prompt notice to Beneficial Owners by Electronic Means upon any of the foregoing Persons, singly or in the aggregate, acquiring a beneficial interest in 20% or more of the VRDP Shares; provided, further, that, without regard to the preceding requirements, purchases of VRDP Shares may be made by broker-dealers that are affiliated persons of the Investment Adviser in riskless principal transactions with respect to such purchases of VRDP Shares.

SECTION 6.16.    Eligible Assets.

The Fund shall make investments only in Eligible Assets in accordance with the Fund’s investment objectives and the investment policies set forth in the Offering Memorandum.

SECTION 6.17.    Credit Quality.

Unless the Fund receives the prior written consent of the Liquidity Provider (such consent to be determined in the Liquidity Provider’s good faith discretion), the Fund (1) will invest at least 80% of its Managed Assets in investment grade securities that, at the time of investment, are rated within the four highest grades (Baa or BBB or better) by at least one NRSRO or are unrated but judged to be of comparable quality by the Investment Adviser; (2) may invest up to 20% of its Managed Assets in municipal securities that, at the time of investment, are rated below investment grade or are unrated but judged to be of comparable quality by the Investment Adviser; and (3) will not invest in any non-municipal securities that, at the time of investment, are rated below Baa3 or BBB-.

SECTION 6.18.    Leverage Ratio.

Unless the Fund receives the prior written consent of the Liquidity Provider, the Fund’s Effective Leverage Ratio shall not exceed 45%; provided, however in the event that the  Fund’s Effective Leverage Ratio exceeds 45% (i) solely by reason of fluctuations in the market value of its portfolio securities, in such event and to the extent the Effective Leverage Ratio exceeds 46% and (ii) in any event other than an event described in the immediately preceding clause (i), the Fund shall cause its Effective Leverage Ratio to be 45% or lower within 15 Business Days (“Effective Leverage Ratio Cure Period”).

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SECTION 6.19.    Engagement of Remarketing Agent and Tender and Paying Agent.

The Fund will use its best efforts to engage at all times a Remarketing Agent that is a nationally recognized securities dealer with expertise in remarketing adjustable rate securities and a Tender and Paying Agent, as provided in Section 2.01 of this Agreement.

SECTION 6.20.    Use of Proceeds.

The Fund shall use the gross proceeds form the sale of  VRDP Shares to redeem the Fund’s outstanding auction market preferred shares (“AMPS”) within thirty (30) days of the Effective Date and pending such redemption the Fund shall invest such proceeds in Deposit Securities.  Within two (2) Business Days of the Effective Date, the Fund shall deposit with the auction agent for the AMPS an amount of Deposit Securities sufficient to redeem the outstanding AMPS.

SECTION 6.21.    Failed Remarketing Condition—Purchased VRDP Shares Redemption.

If the Liquidity Provider acquires any VRDP Shares pursuant to the Purchase Obligation and continues to be the beneficial owner for federal income tax purposes of such Purchased VRDP Shares for a continuous period of six months during which such Purchased VRDP Shares are tendered for Remarketing at each Remarketing in accordance with the Related Documents but cannot be successfully remarketed pursuant to such Remarketings (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such Purchased VRDP Shares), the Fund shall effect a Failed Remarketing Condition—Purchased VRDP Shares Redemption out of funds legally available for the redemption of the Purchased VRDP Shares that are subject to the Failed Remarketing Condition--Purchased VRDP Shares Redemption and in accordance with any other applicable law restrictions that apply to redemptions of stock; provided, that, as of the date of redemption: (i) to the extent any VRDP Shares are Outstanding and held by Persons other than the Liquidity Provider, the Purchase Obligation of the Liquidity Provider whose VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption (i.e., Citibank, N.A., or any successor or permitted assign) remains in effect to the extent required by, and in accordance with, the VRDP Shares Purchase Agreement with Citibank, N.A., or any successor or permitted assign; and (ii) to the extent (a) any VRDP Shares are Outstanding and held by Persons other than the Liquidity Provider and (b) the Purchase Obligation of the Liquidity Provider whose VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption (i.e., Citibank, N.A., or any successor or permitted assign) remains in effect to the extent required by, and in accordance with, the VRDP Shares Purchase Agreement with Citibank, N.A., or any successor or permitted assign, the Liquidity Provider whose VRDP Shares are subject to the Failed Remarketing Condition— Purchased VRDP Shares Redemption (i.e., Citibank, N.A., or any successor or permitted assign) shall have made written affirmation to the Fund not later than the Business Day immediately preceding the Redemption Date to the effect that the Liquidity Provider is in compliance with the Purchase Obligation in accordance with its terms.  Notwithstanding the foregoing proviso, any failure or delay by the Liquidity Provider whose VRDP Shares are subject to the Failed Remarketing Condition— Purchased VRDP

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Shares Redemption (i.e., Citibank, N.A., or any successor or permitted assign) to deliver the affirmation referred to in the foregoing proviso shall not relieve the Fund of its obligation to effectuate a Failed Remarketing Condition— Purchased VRDP Shares Redemption and shall only result in a delay by the Fund to effectuate a Failed Remarketing Condition— Purchased VRDP Shares Redemption until one (1) Business Day following the date that such Liquidity Provider delivers such affirmation.  The six-month holding period for Purchased VRDP Shares acquired and continuously held as a result of a continuing Failed Remarketing Condition—Purchased VRDP Shares will be determined by the Fund on a first-in, first-out basis.

The Fund shall effect a Failed Remarketing Condition—Purchased VRDP Shares Redemption on the Redemption Date fixed by the Fund therefor, which date will not be later than three Business Days after the expiration of the six-month period, except that if the Fund does not have funds legally available for the redemption of all of the required number of Purchased VRDP Shares which are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption or the Fund otherwise is unable as a result of applicable law restrictions that apply to redemptions of stock, to effect such redemption on or prior to three Business Days after the expiration of the six-month period, the Fund will redeem those Purchased VRDP Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption out of legally available funds and in accordance with applicable law restrictions that apply to redemptions of stock.

Notwithstanding anything expressed or implied in this Agreement to the contrary, nothing outside of this Section 6.21 and Section 6.23 shall confer upon the Liquidity Provider any rights to a redemption of Purchased VRDP Shares (other than the rights provided to Holders under the Statement).

SECTION 6.22.    Failed Remarketing Condition Liquidity Account.

(a)        Upon the occurrence and continuance of a Failed Remarketing Condition—Purchased VRDP Shares with respect to any VRDP Shares, by the fifth Business Day following delivery of notice thereof from the Liquidity Provider in accordance with Section 7.08(c), the Fund shall cause the Custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the Custodian’s normal procedures, from the other assets of the Fund (a “Liquidity Account”) Liquidity Account Investments with a Market Value equal to at least 110% of the Liquidation Preference of such Purchased VRDP Shares.  If, while the Failed Remarketing Condition—Purchased VRDP Shares with respect to such Purchased VRDP Shares is continuing, the aggregate Market Value of the Liquidity Account Investments included in the Liquidity Account for such Purchased VRDP Shares as of the close of business on any Business Day is less than 110% of the Liquidation Preference of such Purchased VRDP Shares, then the Fund shall cause the Custodian and the Investment Adviser to take all such necessary actions, including segregating additional assets of the Fund as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Liquidity Account for such Purchased VRDP Shares is at least equal to 110% of the Liquidation Preference of such Purchased VRDP Shares not later than the close of business on the next succeeding Business Day.  With respect to assets of the Fund segregated as Liquidity Account Investments, the Investment Adviser, on behalf of the Fund, shall be entitled to instruct the Custodian on any date to release any Liquidity Account Investments with respect to any

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Purchased VRDP Shares from such segregation and to substitute therefor other Liquidity Account Investments, so long as (i) the assets of the Fund segregated as Liquidity Account Investments with respect to such Purchased VRDP Shares at the close of business on such date have a Market Value equal to 110% of the Liquidation Preference of such Purchased VRDP Shares and (ii) the assets of the Fund designated and segregated as Deposit Securities at the close of business on such date have a Market Value equal to the Liquidity Requirement (if any) determined in accordance with subsection (b) below with respect to such Purchased VRDP Shares for such date.  The Fund shall cause the Custodian not to permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Liquidity Account for any Purchased VRDP Shares, other than liens, security interests or encumbrances arising by operation of law and any lien of the Custodian with respect to the payment of its fees or repayment for its advances.  Notwithstanding anything expressed or implied to the contrary herein, the assets of the Liquidity Account shall continue to be assets of the Fund subject to the interests of all creditors and shareholders of the Fund.

(b)        Subject to notice having been received as referred to in subsection (a) above, the Market Value of the Deposit Securities held in the Liquidity Account for any Purchased VRDP Shares, from and after the day (or, if such day is not a Business Day, the next succeeding Business Day) preceding the expiration of the six-month period for the Failed Remarketing Condition—Purchased VRDP Shares applicable to such Purchased VRDP Shares (which, for the avoidance of doubt, may result in multiple six month periods, each in respect of a Failed Remarketing Condition—Purchased VRDP Shares in respect of applicable Purchased VRDP Shares) specified in the table set forth below, shall not be less than the percentage of the Liquidation Preference for such Purchased VRDP Shares set forth below opposite such day (the “Liquidity Requirement”), but in all cases subject to the cure provisions of subsection (c) below:

Number of Days* Preceding	Value of Deposit Securities as Percentage of Liquidation Preference
135	20%
105	40%
75	60%
45	80%
15	100%

*Or if such day is not a Business Day, the next succeeding Business Day

(c)        If the aggregate Market Value of the Deposit Securities included in the Liquidity Account for any Purchased VRDP Shares as of the close of business on any Business Day is less than the Liquidity Requirement in respect of such Purchased VRDP Shares for such Business Day, then the Fund shall cause the segregation of additional or substitute Deposit Securities in respect of the Liquidity Account for such Purchased VRDP Shares, so that the aggregate Market Value of the Deposit Securities included in the Liquidity Account for such Purchased VRDP Shares is at least equal to the Liquidity Requirement for such Purchased VRDP Shares not later than the close of business on the next succeeding Business Day.

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(d)        The Deposit Securities included in the Liquidity Account for any Purchased VRDP Shares may be applied by the Fund, in its discretion, towards payment of the Redemption Price for such Purchased VRDP Shares.  Upon the earlier to occur of (i) the successful remarketing of the Purchased VRDP Shares or (ii) the deposit by the Fund with the Tender and Paying Agent with arrangements satisfactory to the Liquidity Provider of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of such Purchased VRDP Shares on the Redemption Date for such Purchased VRDP Shares, the requirement of the Fund to maintain a Liquidity Account for such Purchased VRDP Shares as contemplated by this Section 6.22 shall lapse and be of no further force and effect.

SECTION 6.23.    Maintenance of Minimum VRDP Shares Asset Coverage.

The Fund shall maintain Minimum VRDP Shares Asset Coverage of 225% or, if it does not cure a failure to maintain the Minimum VRDP Shares Asset Coverage by the Minimum VRDP Shares Asset Coverage Cure Date, the Fund shall immediately commence a redemption of VRDP Shares, as provided in Section 10(b)(i) of Part I of the Statement, out of funds legally available for the redemption of VRDP Shares and in accordance with any other applicable law restrictions that apply to redemptions of stock.

SECTION 6.24.    Issuance of Senior Securities.

The Fund shall not issue or suffer to exist any “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Liquidity Provider) of the Fund supported by an unconditional demand feature from a liquidity provider, except the VRDP Shares, until after the earlier of (i) the Effective Date (after which time the issuance or existence of such other senior security shall be subject to the immediate succeeding paragraph) or (ii) July 1, 2011.

For so long as any VRDP Shares are Outstanding, the Fund shall not issue or suffer to exist any other “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Liquidity Provider) of the Fund, except as may be otherwise mutually agreed upon by the Fund and the Liquidity Provider or that may be issued in connection with the Fund’s redemption of all of the Outstanding VRDP Shares, provided that the Fund delivers all of the proceeds raised from such issuance to the Tender and Paying Agent for the purpose of redeeming the VRDP Shares, issues a notice of redemption for the VRDP Shares on the day it receives such cash and redeems such VRDP Shares as soon as practicable in accordance with the terms of the Statement.

SECTION 6.25.    Satisfaction of Conditions to Effective Date

On or before the date proposed by the Fund to be the Date of Original Issue of VRDP Shares, the Fund shall use its reasonable efforts to satisfy the conditions set forth in Section 3.02.

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ARTICLE VII
COVENANTS OF THE LIQUIDITY PROVIDER

The Liquidity Provider agrees that, from the Closing Date to the Effective Date or the Drop Dead Date, whichever occurs first (with respect to Section 7.05) and, thereafter in all cases so long as there is any commitment under the VRDP Shares Purchase Agreement or any amount payable under the VRDP Shares Purchase Agreement or under any VRDP Shares remains outstanding:

SECTION 7.01.    Proceedings.

The Liquidity Provider will deliver to the Fund as promptly as practicable notice of any action, suit, proceeding or investigation, including any that is pending against the Liquidity Provider in any court or before any governmental authority or (to the best knowledge of the Liquidity Provider) overtly threatened in writing against the Liquidity Provider  (i) in any way contesting or affecting the validity of this Agreement or the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation; or (ii) in which a final adverse decision would have the effect of making the Liquidity Provider unable to perform its obligations under this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation.

SECTION 7.02.    Waiver.

In the event of a termination of the VRDP Shares Purchase Agreement as a result of a Termination Event, the Liquidity Provider agrees to waive its right with respect to Purchased VRDP Shares to exercise the Purchase Obligation provided by any subsequent Liquidity Provider; provided, however, that any Purchased VRDP Shares that are subsequently sold by the Liquidity Provider in a successful Remarketing shall at the time of such sale and thereafter have the full benefit of the Purchase Obligation of any subsequent Liquidity Provider; and, provided, further, that any Purchase Obligation of a subsequent Liquidity Provider with respect to the Purchased VRDP Shares shall be on parity with the Purchase Obligation of such Liquidity Provider with respect to all other outstanding VRDP Shares.

SECTION 7.03.    Payment Obligations.

The Liquidity Provider shall pay or cause to be paid all amounts payable by it under the VRDP Shares Purchase Agreement according to the terms thereof.  The obligation of the Liquidity Provider under the VRDP Shares Purchase Agreement shall be unconditional and irrevocable in accordance with the provisions thereof, without regard to, without limitation, any failure of the representations, warranties, agreements or performance of the Tender and Paying Agent set forth therein or of the Fund set forth in this Agreement.

SECTION 7.04.    Compliance With Law.

The Liquidity Provider shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Liquidity Provider’s ability to perform when due the Purchase Obligation or its other obligations under the Related Documents.

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SECTION 7.05.    Maintenance of Approvals: Filings, Etc.

The Liquidity Provider shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents.

SECTION 7.06.    Notice of Certain Events.

(a)        To the extent permitted under applicable confidentiality restrictions, the Liquidity Provider shall provide (a) written notice of an Extraordinary Corporate Event and (b) the written notice referred to in clause (y) in the definition of an Extraordinary Corporate Event, to the Fund at least 10 days prior to the scheduled date of the occurrence of an Extraordinary Corporate Event or 10 days prior to the scheduled date of the applicable listed occurrence in clause (i) of such definition, respectively.

(b)        The Liquidity Provider shall notify the Tender and Paying Agent and the Fund not less than sixty days prior to the effective date of a Related Party Termination Event, which effective date will also be the Related Party Termination Date.

SECTION 7.07.    No Amendment Without Consent of the Fund.

Without the prior written consent of the Fund, the Liquidity Provider will not agree or consent to any amendment, supplement, modification or repeal of the VRDP Shares Purchase Agreement, nor waive any provision thereof.

SECTION 7.08.    Additional Information.

The Liquidity Provider will deliver or cause to be delivered to the Fund:

(a)        as promptly as practicable after the preparation thereof, each publicly available financial statement prepared with respect to the Liquidity Provider, which delivery shall be deemed to have been made upon electronic availability to the public of any such document;

(b)        as soon as reasonably practicable upon the request of the Fund, any Remarketing Materials required of the Liquidity Provider pursuant to Section 2.03(b); and

(c)        as promptly as practicable after the purchase of VRDP Shares pursuant to a Failed Remarketing Condition or the sale of such Purchased VRDP Shares, written notice thereof (which notice shall also be provided to the Remarketing Agent in the case of any such sale other than through a Remarketing), specifying, as applicable, the commencement or conclusion of the Failed Remarketing Condition, the date of purchase or sale and number of VRDP Shares purchased or sold;

provided, however, that any failure of the Liquidity Provider to deliver any of the foregoing notices shall not relieve the Fund of its obligation to adjust the Applicable Rate to the Maximum Rate and to pay any amounts due on the Purchased VRDP Shares.

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If at any time the Liquidity Provider’s bank holding company is not subject to Section 13 or 15(d) of the Exchange Act, in order to preserve the exemption for resales and transfers under Rule 144A, the Liquidity Provider shall furnish, or cause to be furnished, to Holders and Beneficial Owners of VRDP Shares and prospective purchasers of VRDP Shares, upon request, information with respect to the Liquidity Provider satisfying the requirements of subsection (d)(4) of Rule 144A.

SECTION 7.09.    Obligation to Execute Related Documents.

The Liquidity Provider shall execute each of the other Related Documents to which it is a party if, on the Effective Date, (a) such Related Documents have been delivered to the Liquidity Provider (i) in substantially the forms attached hereto as Exhibit E or (ii) with such changes proposed by the Fund (or by the Remarketing Agent with respect to the VRDP Shares Remarketing Agreement or the Tender and Paying Agent with respect to the VRDP Shares Tender and Paying Agent Agreement) as agreed to by the Liquidity Provider (such changes to be considered in good faith and such agreement not to be unreasonably withheld) and (b) the conditions specified in Sections 3.01 and 3.02 have been satisfied.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.    Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective (i) if given by mail, upon receipt, or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Liquidity Provider under Section 6.01 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.01 may be given by telephone to the Liquidity Provider at the telephone numbers listed below (or such other telephone numbers as may be designated by the Liquidity Provider, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by fax or electronic mail.  The notice address for each party is specified below:

(a)        if to the Fund:

BlackRock MuniYield Michigan Quality Fund, Inc.
100 Bellevue Parkway
Wilmington, DE 19808-3700
Attention: Neal J. Andrews, Chief Financial Officer
Telephone: (302) 797-6179
Telecopy: (302) 797-2455
Email: neal.andrews@blackrock.com

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(b)        if to the Liquidity Provider:

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, NY 10013
Attention: MSD Middle Office Manager
Telephone: (212) 723-6320
Telecopy: (212) 723-8642
Email: Glynn.Braithwaite@citi.com

SECTION 8.02.    No Waivers.

(a)        The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VRDP Shares or any other Related Document).  The rights of the Liquidity Provider hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any VRDP Shares may have under the terms of such VRDP Shares or any Related Document or otherwise.

(b)        No failure or delay by the Fund or the Liquidity Provider in exercising any right, power or privilege hereunder or under any other Related Document or the VRDP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Fund or the Liquidity Provider in exercising any right, power or privilege under or in respect of the VRDP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or the Liquidity Provider hereunder or thereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03.    Expenses and Indemnification.

(a)        The Fund shall upon demand either, as the Liquidity Provider may require, pay in the first instance or reimburse the Liquidity Provider (to the extent that payments for the following items are not made under the other provisions hereof) for (i) the reasonable fees, expenses, and disbursement of the Liquidity Provider (including reasonable fees and costs of outside counsel) incurred by the Liquidity Provider in connection with the execution, delivery and performance of this Agreement and the other Related Documents and other instruments mentioned herein, and (ii) all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Liquidity Provider in connection with the enforcement of or preservation of rights under this Agreement or the other Related Documents.  The Fund shall not be responsible under clause (ii) above for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Liquidity Provider, unless the Liquidity Provider shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Fund. The Fund’s obligations under this Section 8.03 shall be effective at all times before and after, and regardless of the occurrence of, the Effective Date.

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(b)        The Fund agrees to indemnify and hold harmless the Liquidity Provider and each other Indemnified Person of the Liquidity Provider from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) which (i) are related to or arise out of (A) any untrue statements or alleged untrue statements of a material fact made or any statements of a material fact omitted or alleged to have been omitted to be made in the Offering Memorandum or any of the Remarketing Materials (including in each case any documents incorporated by reference therein), (B) actions taken or omitted to be taken by the Fund  in connection with the transactions contemplated by this Agreement, the VRDP Shares Purchase Agreement, the VRDP Shares Tender and Paying Agent Agreement, the VRDP Shares Remarketing Agreement and the VRDP Shares Distribution Agreement, (C) actions taken or omitted to be taken by the Liquidity Provider or another Indemnified Person of the Liquidity Provider at the indemnifying party’s direction or with the indemnifying party’s consent or (ii) are otherwise related to or arise out of or in connection with, the proposed transactions giving rise to or contemplated by this Agreement (including, without limitation, pursuant to the Related Documents), including modifications or future additions to this Agreement and any other Related Documents, or other related activities, including the acquisition by the Liquidity Provider of VRDP Shares that are subject to prior liens, security interests or claims of any Person other than the Liquidity Provider, except for consensual liens or other security interests as may be created by the Liquidity Provider (and the Liquidity Provider agrees that the rights of the Fund shall be subrogated to the rights of the Liquidity Provider in respect of any payments made in respect of any such prior liens, security interests or claims to the extent of any indemnification payments made by the Fund) and to promptly reimburse the Liquidity Provider or any other Indemnified Person of the Liquidity Provider for all expenses (including reasonable fees and disbursements of outside counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any such Indemnified Person is a party.  The indemnifying party will not, however, be responsible for any losses, claims, damages, liabilities or expenses of any such Indemnified Person to the extent the same resulted from any untrue statements or alleged untrue statements made or any statements omitted or alleged to have been omitted to be made in the Liquidity Provider Information or pursuant to clause (ii) of the preceding sentence to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or to the extent the same resulted from any failure by the Liquidity Provider to perform the Purchase Obligation in accordance with the terms of the VRDP Shares Purchase Agreement, which failure has not been the proximate result of, or caused by, a breach by the Fund of its obligations under this Agreement, as determined in a non-appealable final judgment by a court of competent jurisdiction.

(c)        The Liquidity Provider agrees to indemnify and hold harmless the Fund and each other Indemnified Person of the Fund from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of any untrue statements or alleged untrue statements made or any statements omitted or alleged to have been omitted to be made in the Liquidity Provider Information, and to promptly reimburse the Fund or any other Indemnified Person of the Fund for all expenses (including reasonable fees and disbursements of outside counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending

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any such action or claim, whether or not in connection with pending or threatened litigation in which any such Indemnified Person is a party.

(d)        The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of the other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Liquidity Provider on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Liquidity Provider on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Liquidity Provider and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of fees actually received by the Liquidity Provider from the Fund pursuant to the proposed transactions giving rise to this Agreement.  For purposes of determining the relative benefits to the Fund on the one hand, and the Liquidity Provider on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated, for which the Liquidity Provider is providing services as provided in this Agreement bears to (ii) the fees paid or proposed to be paid by the Fund or on the Fund’s behalf to the Liquidity Provider in connection with the proposed transactions giving rise to or contemplated by this Agreement.  The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact) relates to information supplied by the Fund on the one hand, or the Liquidity Provider on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(e)        If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify).  The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel

46

reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of the other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the  indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom.  The Fund further agrees that neither the Liquidity Provider, nor any of its affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of the Liquidity Provider or any of its affiliates shall have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the Liquidity Provider’s or its affiliates’ gross negligence, bad faith or willful misconduct.  No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(f)         Nothing in this Section is intended to limit any party’s obligations contained in other parts of this Agreement or the VRDP Shares.  Neither the Fund  nor the Liquidity Provider will refer to the other in any materials used in marketing the VRDP Shares other than the Offering Memorandum without the prior written consent of the other.

SECTION 8.04.    Amendments and Waivers.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Liquidity Provider; provided, without limiting Section 6.02, that the Fund shall not make or agree to any amendment or waiver of this Agreement or other Related Documents that adversely affects any preference, right or power of the VRDP Shares or the Holders thereof except as permitted under the Charter and the Statement.

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SECTION 8.05.    Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 8.06.    Term of this Agreement.

(a)        Subject to subsections (b) and (c) below, this Agreement shall terminate on the later of (i) the earliest of (x) the Scheduled Termination Date (as such date may be extended in accordance with Section 2.02 hereof), (y) the reduction of the Available Commitment of the Liquidity Provider to zero and (z) the occurrence of the Drop Dead Date, assuming no VRDP Shares have been issued as of the Drop Dead Date; and (ii) the date of payment of all sums payable by the Liquidity Provider pursuant to the VRDP Shares Purchase Agreement (irrespective of the Liquidity Provider’s obligations under Section 2.05 of the VRDP Shares Purchase Agreement); and notwithstanding any termination of this Agreement, Section 2.05 (with respect to previously accrued but unpaid fees), Section 6.01 (p), (q) and (s), Section 6.02, Section 6.05, Section 6.06, Section 6.08, Section 6.14, Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20, Section 6.21, Section 6.22, Section 6.23 and Section 6.24 of Article VI (Covenants of the Fund), Section 8.03 (Expenses and Indemnification), Section 8.07 (Governing Law) and Section 8.08 (Waiver of Jury Trial) of this Article VIII (Miscellaneous) shall remain in full force and effect; provided that the foregoing sections of Article VI (Covenants of the Fund) shall survive termination of this Agreement only until such time that the Liquidity Provider no longer owns any VRDP Shares purchased pursuant to the Purchase Obligation and Section 8.15 shall only remain in full force and effect for one (1) year after termination of this Agreement.

(b)        Notwithstanding the foregoing, (i) the Fund may terminate this Agreement prior to the Scheduled Termination Date (as such date may be extended in accordance with Section 2.02 hereof) in accordance with this Section 8.06(b) as of the Liquidity Provider Ratings Event Termination Date specified by notice in writing to the Liquidity Provider following the occurrence of a  Liquidity Provider Ratings Event or (ii) this Agreement shall terminate prior to the Scheduled Termination Date (as such date may be extended in accordance with Section 2.02 hereof) as of a Related Party Termination Date upon the occurrence of a Related Party Termination Event; provided that, notwithstanding any termination of this Agreement, Section 6.01 (p), (q) and (s), Section 6.02, Section 6.05, Section 6.06, Section 6.08, Section 6.14, Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20, Section 6.21, Section 6.22, Section 6.23 and Section 6.24 of Article VI (Covenants of the Fund), Section 8.03 (Expenses and Indemnification), Section 8.07 (Governing Law) and Section 8.08 (Waiver of Jury Trial) of this Article VIII (Miscellaneous) shall remain in full force and effect; provided that the foregoing sections of Article VI (Covenants of the Fund) shall survive termination of this Agreement only until such time that the Liquidity Provider no longer owns any VRDP Shares purchased pursuant to the Purchase Obligation and Section 8.15 shall only remain in full force and effect for one (1) year after termination of this Agreement.

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(c)        No expiration or termination of this Agreement shall be effective, so long as VRDP Shares are Outstanding, until the completion of a Mandatory Purchase in respect thereof, if then required under the Statement, including the purchase by the Liquidity Provider of any VRDP Shares required to be purchased by it as a result thereof pursuant to the VRDP Shares Purchase Agreement.

SECTION 8.07.    Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 8.08.    Waiver of Jury Trial.

The Fund and the Liquidity Provider hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

SECTION 8.09.    Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8.10.    Beneficiaries.

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 8.11.    Entire Agreement.

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

SECTION 8.12.    Inconsistency Between Documents.

In the event of any inconsistency between this Agreement and the Statement, including with respect to the taking of any action or the consent required for any such action, this Agreement shall govern.

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SECTION 8.13.    Regulatory Matters.

Each party hereto acknowledges and agrees that it shall not be a condition precedent to the Purchase Obligation that any seller of VRDP Shares demonstrate or account for any loss.

SECTION 8.14.    Nonpetition Covenant.

Notwithstanding any prior termination of this Agreement, Citibank, N.A., solely in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Liquidity Provider from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Fund, (y) any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than the Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

SECTION 8.15.    Confidentiality.

All information, whether oral, written, via computer disk or electronic media or otherwise, to which it is given access or is made available to it by the other party (including by such other party’s agents and representatives) in connection with the transactions contemplated by this Agreement or any other Related Document is referred to as “Confidential Information”.  Confidential Information shall include, without limitation, all technology,  processes, trade secrets, contracts, proprietary information, portfolio information, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, customer information and customer lists, whether received before or after the date hereof.  Confidential Information shall also include information of or relating to any parent, subsidiary or affiliate of a party.

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any person, other than directors, officers, employees, agents or representatives (collectively, the “Representatives”) who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions.  Each party agrees to inform its Representatives of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 8.15.  Each party shall be responsible and liable for any breach of this Section 8.15 by its Representatives.  Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

50

It is understood and agreed that no information shall be within the protection of this Section 8.15 where such information: (a) is or becomes publicly available through no fault of either party or its Representatives, (b) is authorized to be released by the disclosing party or (c) is rightly obtained from a third party, who, to the best of the receiving party’s knowledge, is not under obligation of confidentiality.  Furthermore, the obligations of confidentiality set out in this Section 8.15 shall not extend to Confidential Information that is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the Remarketing Memorandum or the Remarketing Materials, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Liquidity Provider’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission.

In the event that either party to this Agreement or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, regulatory request or demand, civil investigative demand or similar process (“Legal Process”)) to disclose any of the Confidential Information, such party may disclose such Confidential Information to the extent legally required; provided, however, that such party shall: (a) first notify the other party of such legal process, unless such notice is prohibited by statute, regulatory request, rule or court order, (b) attempt to obtain such other party’s consent to such disclosure, and (c) in the event consent is not given, not object to the filing of  a motion to quash, or other similar procedural step, seeking protection against the production of publication of Confidential Information.  In making any disclosure under such legal process, each of party agrees to use all reasonable efforts to preserve the confidential nature of such information.  Nothing herein shall require a party to fail to honor any Legal Process on a timely basis.

In the event that this Agreement is terminated, or at any time upon request, each party agrees to return promptly or destroy all copies of the Confidential Information without retaining any copies thereof and to destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information.  Provided however each party will be permitted to retain all or any portion or the Confidential Information to comply with its governing laws, regulations or internal policies.  Such Confidential Information shall remain subject to the confidentiality obligations set forth in this Section 8.15.

Inasmuch as any breach of this Section 8.15 may result in immediate and irreparable injury, it is recognized and agreed that each party shall be entitled to equitable relief, including injunctive relief and specific performance, in addition to all other remedies available at law.  Further, all obligations, rights and remedies hereunder shall survive any return or destruction of the Confidential Information and any termination of this Agreement; provided, however, that all obligations, rights and remedies hereunder shall survive the termination of this Agreement and remain in full force and effect for one (1) year after the termination of this Agreement.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Section 8.15 shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 8.15.

51

Each party agrees not to disclose or allow disclosure to persons other than the Representatives that Confidential Information has been made available to it and that it has inspected any portion of such Confidential Information (the term “person” to be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership or other entity).

Each party hereby acknowledges that it is aware, and that it will advise such of its directors, officers, employees and other Representatives who are permitted to receive Confidential Information hereunder, that the United States securities laws prohibit any person, who has received material non-public information from an issuer which has public securities outstanding, from (i) purchasing or selling securities of such issuer or (ii) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities

52

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title

53

SCHEDULE I

Description of VRDP Shares:	1,446 Series W-7 Variable Rate Demand Preferred Shares, par value $.10 per share, with a liquidation preference of $100,000 per share.
Initial Remarketing Agent:	Citigroup Global Markets Inc.

I-1

SCHEDULE II

LITIGATION

1.        Shareholder Demand Letter from Barroway Topaz Kessler Meltzer & Check, LLP, dated April 8, 2010, a copy of which had previously been made available to the Liquidity Provider for due diligence purposes.

II-1

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE FUND
AND THE INVESTMENT ADVISER

A-1

EXHIBIT A-1

FORM OF CORPORATE OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

A-1-1

EXHIBIT A-2

FORM OF TAX OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

A-2-1

EXHIBIT A-3

FORM OF OPINION OF MARYLAND COUNSEL TO THE FUND

A-3-1

EXHIBIT A-4

FORM OF IN-HOUSE COUNSEL OPINION FOR THE INVESTMENT ADVISER

A-4-1

EXHIBIT B

FORMS OF OPINIONS OF COUNSEL FOR THE LIQUIDITY PROVIDER AND THE REMARKETING AGENT

B-1

EXHIBIT B-1

FORM OF OPINION OF IN-HOUSE COUNSEL FOR THE LIQUIDITY PROVIDER

B-1-1

EXHIBIT B-2

FORM OF OPINION OF OUTSIDE COUNSEL FOR THE LIQUIDITY PROVIDER

B-2-1

EXHIBIT B-3

FORM OF OPINION OF IN-HOUSE COUNSEL FOR THE REMARKETING AGENT

B-3-1

EXHIBIT B-4

FORM OF OPINION OF OUTSIDE COUNSEL FOR THE REMARKETING AGENT

B-4-1

EXHIBIT C

FORM OF OPINION OF COUNSEL FOR THE TENDER AND PAYING AGENT

C-1

EXHIBIT D

ELIGIBLE ASSETS

On the Effective Date and at all times thereafter that the VRDP Shares Purchase Agreement is outstanding:

1.	All assets in the Fund consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:

A.	Debt obligations

i.
Debt obligations issued by a State, the District of Columbia or political subdivision thereof, including, but not limited to, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of Section 142(b)(1) of the Code issued by or on behalf of one or more States, or any public agency or authority of any State, or political subdivision of a State.

ii.
Debt obligations issued by a U.S. Territory or political subdivision thereof, including limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Code issued by or on behalf of one or more U.S. Territories, or any public agency or authority of any U.S. Territory, or political subdivision of a U.S. Territory, which are rated in one of the four highest rating categories (“investment grade”) by two or more NRSROs, or by one NRSRO if rated by only one NRSRO, or by one NRSRO, in the case of debt obligations that are Defeased Securities, or are determined by the Investment Adviser in good faith application of its internal credit rating standards to be the credit equivalent of investment grade.

iii.	Debt obligations of the United States.

iv.
Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

v.	Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

vi.	Debt obligations of the Federal Home Loan Banks.

vii.	Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

D-1

viii.	Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

ix.
Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

x.
Debt obligations of issuers other than those specified in (i) through (ix) above that are rated in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if the security has been rated by only one NRSRO and that are “marketable.”  For these purposes, an obligation is “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.

xi.
Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) or (ii) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) or (ii) above which with respect to both “a” and “b” are rated, or credit enhanced by a third party that is rated, in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if such debt obligations or depository receipts or third party credit enhancement providers have been rated by only one NRSRO.

An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.	Interest rate derivatives;

D-2

ii.	Swaps, futures, forwards, structured noted, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii.	Credit default swaps.

C.	Other Assets

i.
Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the affirmative representation of that investment company’s adviser.

ii.	Cash.

iii.	Repurchase agreements on assets described in A above.

iv.
Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Fund already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Fund to better maximize its existing investment in such issuer, provided that the Fund may invest no more than 0.5% of its total assets in such securities.

D.	Other assets, upon written agreement of the Liquidity Provider that such assets are eligible for purchase by the Liquidity Provider.

2.	The Investment Adviser will provide the following information at the closing, and within 10 days after the end of every calendar quarter thereafter for every debt security in the fund:

i.	The identity of each portfolio holding (including the name of the issuer and obligor and the security and CUSIP Number);

ii.	The par value for each portfolio holding; and

iii.	The identity of any portfolio holding that is in payment default.

3.
For any investment company the shares of which are held by the Fund, the Investment Adviser will provide the following information at the Closing Date, the Effective Date and within 10 days after the end of every calendar quarter after the Effective Date:

i.	the identity of the investment company and the CUSIP Number, the number of shares owned, and the percentage of the investment company’s equity represented by the Fund’s investment;

ii.	a representation that the portfolio of each fund investment consists solely of “Eligible Assets” based upon the affirmative representation of the target fund’s investment adviser; and

D-3

iii.	the information relating to portfolio holdings of the investment company described in 3(i) and (ii) above.

4.
The Fund will purchase Eligible Assets (primarily Municipal Securities) for its portfolio based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and will monitor the continued creditworthiness of its portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

5.
The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Fund and it comply with the representations, warranties and covenants contained in this subsection of the Agreement.

6.
The Fund will, upon request, provide the Liquidity Provider and its internal and external auditors and inspectors as the Liquidity Provider may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants terms of this subsection of the Agreement, but only for the purposes of internal and external audit.

7.	No Eligible Asset described in Paragraph 1(A) above that is held by the Fund was in payment default at the time of it was acquired by the Fund.

D-4

EXHIBIT E

FORM OF RELATED DOCUMENTS

E-1

EXHIBIT E-1

FORM OF VRDP SHARES PURCHASE AGREEMENT

E-1-1

EXHIBIT E-2

FORM OF VRDP SHARES REMARKETING AGREEMENT

E-2-1

EXHIBIT E-3

FORM OF VRDP SHARES TENDER AND PAYING AGENT AGREEMENT

E-3-1

EXHIBIT E-4

FORM OF VRDP SHARES PLACEMENT AGREEMENT

E-4-1

EXHIBIT E-5

FORM OF STATEMENT

E-5-1

EXHIBIT E-6

FORM OF VRDP SHARES

E-6-1

AMENDMENT

dated as of

April 21, 2011

to the

LEARS FEE AGREEMENT

dated as of

December 30, 2010

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.,

as Issuer

and

CITIBANK, N.A.,

as Liquidity Provider

BlackRock MuniYield Michigan Quality Fund, Inc.

Series W-7

Variable Rate Demand Preferred Shares (“VRDP Shares”)

i

EXHIBITS  --  RELATED DOCUMENTS:

Exhibit E-1	—	VRDP Shares Purchase Agreement Blackline
Exhibit E-2	—	VRDP Shares Remarketing Agreement Blackline
Exhibit E-3	—	Tender and Paying Agent Agreement Blackline
Exhibit E-4	—	Placement Agreement Blackline
Exhibit E-5	—	Articles Supplementary Blackline
Exhibit E-6	—	Form of VRDP Shares Blackline

ii

AMENDMENT
TO THE
LEARS FEE AGREEMENT

AMENDMENT TO THE LEARS FEE AGREEMENT dated as of April 21, 2011 (the “Amendment”)

BETWEEN:

(1)	BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation, as issuer (the “Fund”); and
(2)	CITIBANK, N.A. a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”).

WHEREAS:

The Fund and the Liquidity Provider wish to amend the LEARS Fee Agreement, dated as of December 30, 2010 (the “Fee Agreement”), between the Fund and the Liquidity Provider to amend references to certain terms therein and otherwise as set forth herein,

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS

SECTION 1.01.    Definitions.

(a)        All references in the Fee Agreement to “LEARS” shall be construed to mean “VRDP Shares”.

(b)        All references in the Fee Agreement to “Liquidity Enhanced Adjustable Rate Securities” shall be construed to mean “Variable Rate Demand Preferred Shares”.

(c)        All references in the Fee Agreement to “Distributor” shall be construed to mean “Placement Agent”.

(d)        All references in the Fee Agreement to “LEARS Distribution Agreement” or "LEARS distribution agreement" shall be construed to mean “Placement Agreement”.

(e)        All references in the Fee Agreement to “LEARS Tender and Paying Agent Agreement” or "LEARS tender and paying agent agreement " shall be construed to mean “Tender and Paying Agent Agreement”.

1

(f)         The definition of “Applicable Rate” shall be deleted and replaced in its entirety with the following:

"“Applicable Rate” means the dividend rate per annum on any share of the VRDP Shares for a Rate Period determined as set forth in Section 2(e)(i) of Part I of the Statement or in the definition of “Maximum Rate,” as applicable."

(g)        The definition of "Charter" shall be amended by replacing the words "Secretary of State of the State of Maryland" with the words "State Department of Assessments and Taxation of Maryland".

(h)        The definition of “Effective Leverage Ratio” shall be amended by adding the following words after the words “senior securities” in the second line of clause (B):

“but excluding, any assets consisting of Deposit Securities referred to in clauses (i)(x) and (y) of paragraph A above”.

(i)         The definition of “Extraordinary Corporate Event” shall have the language in clause (b) of the proviso in such definition deleted and replaced in its entirety with the following:

“has (i) short-term debt ratings in one of the two highest rating categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act”.

(j)         The definition of “Failed Remarketing Condition – Purchased VRDP Shares Redemption” shall be deleted and replaced in its entirety with the following:

““Failed Remarketing Condition—Purchased VRDP Shares Redemption” means redemption by the Fund, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed by the Board for redemption, of VRDP Shares that the Liquidity Provider shall have acquired pursuant to the Purchase Obligation and continued to be the beneficial owner of for federal income tax purposes for a continuous period of six months during which such VRDP Shares are tendered for Remarketing on each Business Day in accordance with the Related Documents but cannot be successfully remarketed (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such VRDP Shares), determined by the Fund on a first-in, first-out basis, in accordance with and subject to the provisions of Section 6.21 of this Agreement and the Statement.”

(k)        The definition of “Fitch Discount Factor” shall be deleted and replaced in its entirety with the following:

““Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Discounted Value of the Fund’s assets in connection with Fitch ratings of the VRDP Shares at the request of the Fund.”

2

(l)         The definition of “Fitch Eligible Assets” shall be deleted and replaced in its entirety with the following:

““Fitch Eligible Assets” means assets of the Fund set forth in the Fitch Guidelines as eligible for inclusion in calculating the Discounted Value of the Fund’s assets in connection with Fitch ratings of the VRDP Shares at the request of the Fund.”

(m)       The definition of “Liquidity Provider Ratings Event” shall be deleted and replaced in its entirety with the following:

““Liquidity Provider Ratings Event” means the Liquidity Provider shall fail to maintain at any time (i) short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act."

(n)        The definition of “Fitch Guidelines” shall be deleted and replaced in its entirety with the following:

““Fitch Guidelines” means the guidelines applicable to Fitch’s current ratings of the VRDP Shares, provided by Fitch in connection with Fitch’s ratings of shares of a Series of VRDP Shares at the request of the Fund (a copy of which is available on request of the Fund), in effect on the date hereof and as may be amended from time to time, provided, however, that any such amendment will not be effective for thirty (30) days from the date that Fitch provides final notice of such amendment to the Fund.”

(o)        The definition of “Mandatory Tender Event” shall have the proviso in the parenthetical provision of clause (b) deleted and replaced in its entirety with the following:

“provided that, following restoration of the short-term debt ratings to the requisite level, a subsequent Liquidity Provider Ratings Event shall constitute a new Mandatory Tender Event;”

(p)        The definition of “Minimum LEARS Asset Coverage” shall be deleted and replaced in its entirety with the following:

““Minimum VRDP Shares Asset Coverage” means asset coverage, as defined in Section 18(h) of the 1940 Act as of the date hereof (excluding (1) from the denominator of such asset coverage test (i) any such senior securities for which the Fund has issued a Notice of Redemption and either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand for the purpose of such redemption and (ii) the Fund’s outstanding preferred shares to be redeemed in accordance with Section 6.20 of this Agreement with the net proceeds from the sale of the VRDP Shares, for which the Fund either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand for the purpose of

3

such redemption and (2) from the numerator of such asset coverage test, any Deposit Securities referred to in the previous clause (1)(i) and (ii)), with such changes thereafter as agreed with the prior written consent of the Liquidity Provider, of at least 200% or such higher percentage as required and specified in this Agreement, but, in any event, not more than 250%, with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding VRDP Shares (or, in each case, if higher, such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common shares or stock).”

(q)        The definition of “Moody’s Discount Factor” shall be deleted and replaced in its entirety with the following:

““Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines for use in calculating the Discounted Value of the Fund’s assets in connection with Moody’s ratings of the VRDP Shares at the request of the Fund.”

(r)        The definition of “Moody’s Eligible Assets” shall be deleted and replaced in its entirety with the following:

““Moody’s Eligible Assets” means assets of the Fund set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Fund’s assets in connection with Moody’s ratings of the VRDP Shares at the request of the Fund.”

(s)        The definition of “Moody’s Guidelines” shall be deleted and replaced in its entirety with the following:

““Moody’s Guidelines” means the guidelines applicable to Moody’s current ratings of the VRDP Shares, provided by Moody's in connection with Moody’s ratings of shares of a Series of VRDP Shares at the request of the Fund (a copy of which is available on request of the Fund), in effect on the date hereof and as may be amended from time to time, provided, however that any such amendment will not be effective for thirty (30) days from the date that Moody's provides final notice of such amendment to the Fund.”

(t)         The definition of “Municipal Obligations” shall be deleted and replaced in its entirety with the following:

““Municipal Obligations” means Municipal Bonds as described in the Offering Memorandum.”

(u)        The definition of “Notice of Redemption” shall have the words “paragraph (c) of Section 10 of Part I of” added after the words “pursuant to” therein.

(v)        The definition of “Notice of Tender” shall have the words “Section 1 of Part II of” added after the words “pursuant to” therein.

4

(w)       The definition of “Other Rating Agency Guidelines” shall be deleted and replaced in its entirety with the following:

““Other Rating Agency Guidelines” means the guidelines applicable to each Other Rating Agency's ratings of the VRDP Shares, provided by such Other Rating Agency in connection with such Other Rating Agency’s ratings of shares of a Series of VRDP Shares at the request of the Fund (a copy of which is available on request of the Fund), as may be amended from time to time, provided, however that any such amendment will not be effective except as agreed between such Other Rating Agency and the Fund.”

(x)        The definition of “Purchase Date” shall have the words “and the effective date of such Alternate VRDP Purchase Agreement (which may not be later than the termination date of the VRDP Purchase Agreement)” added at the end of clause (C).

(y)        The definition of “Rating Agency” shall be deleted and replaced in its entirety with the following:

““Rating Agency” means each of Fitch (if Fitch is then rating the VRDP Shares at the request of the Fund), Moody’s (if Moody’s is then rating the VRDP Shares at the request of the Fund) and any Other Rating Agency (if such Other Rating Agency is then rating the VRDP Shares at the request of the Fund).”

(z)        The definition of “Rating Agency Guidelines” shall be deleted and replaced in its entirety with the following:

““Rating Agency Guidelines” means Moody’s Guidelines (if Moody’s is then rating the VRDP Shares at the request of the Fund), Fitch Guidelines (if Fitch is then rating the VRDP Shares at the request of the Fund) and any Other Rating Agency Guidelines (if such Other Rating Agency is then rating the VRDP Shares at the request of the Fund).”

(aa)      The definition of “Related Party Termination Date” shall be deleted and replaced in its entirety with the following:

““Related Party Termination Date” means the effective date of the termination of the VRDP Shares Purchase Agreement in accordance with its terms following the occurrence of a Related Party Termination Event.”

(bb)      The definition of “Related Party Termination Event” shall be deleted and replaced in its entirety with the following:

““Related Party Termination Event” means the Liquidity Provider becoming a Related Party of the Fund other than through the acquisition of VRDP Shares pursuant to the terms of the VRDP Shares Purchase Agreement.”

(cc)      The definition of "Remarketing Materials" shall be amended by replacing the words "either party" with the words "the Fund, the Liquidity Provider".

5

(dd)      The definition of "Requisite NRSRO" shall be amended to add the words "from time to time" after the words "term is defined" in the parenthetical therein.

SECTION 1.02.    Purchase Obligation

Section 2.01(a) shall be amended to include the words “Holders and” after the words “shall run to the benefit of the” in the last sentence thereof.

SECTION 1.03.    Conditions to Effective Date.

For purposes of satisfying Section 3.02(d) of the Fee Agreement, the form of the Statement, the VRDP Shares, the Placement Agreement, the VRDP Shares Purchase Agreement, the VRDP Shares Remarketing Agreement and the Tender and Paying Agent Agreement attached as Exhibits E-1 through E-6 to this Amendment (the “Effective Date Documents”) shall be deemed to be substantially in the form attached as Exhibit E to the Fee Agreement (the “Closing Date Documents”) and the Liquidity Provider hereby consents to the changes to the Closing Date Documents reflected in the Effective Date Documents.

SECTION 1.04.    Covenants of the Fund.

(a)       Section 6.01(b) shall be deleted and replaced in its entirety with the following:

"within three Business Days following the occurrence of a Mandatory Tender Event, a Mandatory Tender Notice;"

(b)        Section 6.01(c) shall be deleted and replaced in its entirety with the following:

"within three Business Days following the occurrence of a Mandatory Purchase Event, a Mandatory Purchase Notice;"

(c)        Section 6.01(e) shall be amended to include the words “at the request of the Fund” after the words “rating the VRDP Shares” in the two places such words appear therein.

(d)        Section 6.01(r) shall be deleted and replaced in its entirety with the following:

“copies of all certificates that the Fund has delivered to each NRSRO which is then rating the VRDP Shares at the request of the Fund that are set forth in the respective Rating Agency Guidelines regarding Minimum VRDP Shares Asset Coverage, the VRDP Shares Basic Maintenance Amount and all related calculations at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable, but in no event, later than ten (10) Business Days after such certificates have been sent;”

(e)        Section 6.20 shall be deleted and replaced in its entirety with the following:

6

“The Fund shall use the gross proceeds from the sale of the VRDP Shares to redeem the Fund’s outstanding auction market preferred shares (“AMPS”).  The Fund shall give a notice of redemption of the Fund’s outstanding AMPS on the first Business Day following the Effective Date, or, if such date is impracticable pursuant to the governing documents of the Fund’s outstanding AMPS, the earliest practicable date following the Effective Date pursuant to the governing documents of the Fund’s outstanding AMPS, for redemption of the AMPS at the earliest practicable date pursuant to the governing documents of the Fund’s outstanding AMPS, which date shall not be greater than 60 days from the Effective Date.”

(f)        the words “tendered for Remarketing at each Remarketing in accordance with the Related Documents but cannot be successfully remarketed pursuant to such Remarketings” in the first sentence of Section 6.21 shall be replaced with the words “tendered for Remarketing on each Business Day in accordance with the Related Documents but cannot be successfully remarketed”.

(g)        Section 6.21 shall be amended to include the words "or such affirmation is no longer required" at the end of the proviso to the first sentence thereof following the words "delivers such affirmation".

(h)        The heading to the first column of the table in Section 6.22(b) shall be amended to the include the words “the Six-Month Anniversary of the Liquidity Provider’s Purchase” after the words “Number of Days* Preceding”.

SECTION 1.05.    Confidentiality

Section 8.15 shall be amended to include after the first sentence of the second paragraph thereto, the following:

“For the avoidance of doubt, any Ratings Agency rating the VRDP Shares at the request of the Fund shall not be deemed to be a Representative for purposes of this Section 8.15 and will not be subject to the obligations of this Section 8.15.”

SECTION 1.06.    Eligible Assets

(a)        Section 2 of Appendix D to the Fee Agreement shall be amended to include the parenthetical "(for the purposes of the information to be provided at the Effective Date, such information shall be as of a date no earlier than two days prior to the Effective Date)" after the words "at the closing" in the first sentence thereof.

(b)        Section 3 of Appendix D to the Fee Agreement shall be amended to include the parenthetical "(for the purposes of the information to be provided at the Effective Date, such information shall be as of a date no earlier than two days prior to the Effective Date)" after the words "at the Closing Date, the Effective Date" in the first sentence thereof.

7

ARTICLE II
MISCELLANEOUS

SECTION 2.01.    Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Agreement, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 2.02.    Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 2.03.    Waiver of Jury Trial.

The Fund and the Liquidity Provider hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

SECTION 2.04.    Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 2.05.    Beneficiaries.

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 2.06.    Non-petition Covenant.

Notwithstanding any prior termination of the Fee Agreement, Citibank, N.A. solely in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the

8

property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Liquidity Provider from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Fund, (y) any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than the Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

[Signatures Follow]

9

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

Fee Agreement Amendment Signature Page

Exhibit E-1

VRDP SHARES PURCHASE AGREEMENT BLACKLINE

Exhibit E-2

VRDP SHARES REMARKETING AGREEMENT BLACKLINE

Exhibit E-3

TENDER AND PAYING AGENT AGREEMENT BLACKLINE

Exhibit E-4

PLACEMENT AGREEMENT BLACKLINE

Exhibit E-5

ARTICLES SUPPLEMENTARY BLACKLINE

Exhibit E-6

VRDP SHARES BLACKLINE

AMENDMENT

dated as of

June 20, 2012

to the

LEARS FEE AGREEMENT

dated as of

December 30, 2010

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.,

as Issuer

and

CITIBANK, N.A.,

as Liquidity Provider

BlackRock MuniYield Michigan Quality Fund, Inc.

Series W-7

Variable Rate Demand Preferred Shares (“VRDP Shares”)

APPENDICES—RELATED DOCUMENTS:

Appendix A—Form of Voting Trust Agreement
Appendix B—Portfolio Information
Appendix C—Effective Leverage Ratio and Asset Coverage Information
Appendix D—Eligible Assets

– i –

AMENDMENT TO THE
LEARS FEE AGREEMENT

AMENDMENT TO THE LEARS FEE AGREEMENT dated as of December 30, 2010 (this “Amendment”)

BETWEEN:

(1)       BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation, as issuer (the “Fund”); and

(2)       CITIBANK, N.A. a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”) and, to the extent provided herein, in its individual capacity.

WHEREAS:

The Fund entered into the LEARS Fee Agreement with the Liquidity Provider, dated as of December 30, 2010, as amended by an amendment thereto, dated as of April 21, 2011 (collectively, the “VRDP Shares Fee Agreement”) relating to the Fund’s Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

The Fund has determined to designate a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Fund’s Statement, as the same may be amended from time to time.  The Special Rate Period shall commence on June 21, 2012 and end on June 24, 2015, and all references in this Amendment to “Special Rate Period” shall be to such Special Rate Period; and

The Fund and the Liquidity Provider wish to modify certain provisions of the VRDP Shares Fee Agreement in respect of the rights and obligations of the Fund and the Liquidity Provider thereunder during the Special Rate Period, as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Fee Agreement.  The following defined terms shall apply to the VRDP Shares Fee Agreement only during the Special Rate Period:

“Affiliate” means, for purposes of Section 3.01, 3.02 and 3.04 of this Amendment, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above.  For the purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  For the avoidance of doubt, the term "Affiliate" shall include a tender option bond trust of which the Citibank and/or one or more of its Affiliates collectively owns a majority of the residual interests.

“Amendment to the Purchase Agreement” means the amendment, dated as of June 20, 2012, to the VRDP Shares Purchase Agreement, dated as of April 21, 2011, by and between the Liquidity Provider and Tender and Paying Agent.

“Amendment to the Remarketing Agreement” means the amendment, dated as of June 19, 2012, to the VRDP Shares Remarketing Agreement, dated as of April 21, 2011, by and between the Fund and the Remarketing Agent.

“Amendment to the Tender and Paying Agent Agreement” means the amendment, dated as of June 20, 2012, to the Tender and Paying Agent Agreement, dated as of April 21, 2011, by and between the Fund and the Tender and Paying Agent.

“Articles of Amendment” means the Fund’s Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of June 20, 2012.

“Applicable Law” means the laws of the State of Maryland (including, without limitation, the Maryland General Corporation Law) and the federal law of the United States of America (including, without limitation, the 1940 Act).

“Citibank” means, unless the context indicates otherwise, Citibank, N.A., in its individual capacity and not in its capacity as Liquidity Provider.

“Effective Leverage Ratio” means the quotient of:

(A)       the sum of (i) the aggregate liquidation preference of the Fund’s “senior securities” (as that term is defined in the 1940 Act) that are stock, plus any accumulated but unpaid dividends thereon, excluding, without duplication, (x) any such senior securities for which the Fund has issued a Notice of Redemption and either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand for the purpose of such redemption and (y) the Fund’s outstanding preferred shares to be redeemed in accordance with Section 6.20 of this Agreement with the net proceeds from the sale of the VRDP Shares, for which the Fund either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand for the purpose of such redemption; (ii) the aggregate principal amount of a Fund’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act), plus any accrued but unpaid interest thereon; and (iii) the aggregate principal amount of floating rate trust certificates corresponding to the associated residual floating rate trust certificates owned by the Fund (less the aggregate principal amount of any such floating rate trust certificates owned by the Fund and corresponding to the associated residual floating rate trust certificates owned by the Fund).

divided by

(B)       the sum of (i) the Market Value of the Fund’s total assets (including amounts attributable to senior securities but excluding, any assets consisting of Deposit Securities referred to in clauses (A)(i)(x) and (y) above), less the sum of (A) the amount of the Fund’s accrued liabilities (which accrued liabilities shall include net obligations of the Fund under each Derivative Contract in an amount equal to the Derivative Termination Value thereof payable by the Fund to the related counterparty), other than liabilities for the aggregate principal amount of senior securities representing indebtedness and (B) the Overconcentration Amount; and (ii) the aggregate principal amount of floating rate trust certificates corresponding to the associated residual floating rate trust certificates owned by the Fund (less the aggregate principal amount of any such floating rate trust certificates owned by the Fund and corresponding to the associated residual floating rate trust certificates owned by the Fund).

“Excluded Transfer” means any transfer of VRDP Shares (a) to a tender option bond trust in which Citibank and/or its Affiliates collectively own all of the residual interests, (b) in connection with a distribution in-kind to the holders of securities of or receipts representing an ownership interest in any tender option bond trust in which the Citibank and/or its Affiliates own collectively all of the residual interests, provided that such distribution in-kind is pursuant to a mandatory termination of such tender option bond trust under the documents governing such tender option bond trust and such mandatory termination results from objective events or conditions outside of the control of the Citibank, its Affiliates and any holder of ownership interest in such tender option bond trust, (c) in connection with a repurchase financing transaction, (d) relating to a collateral pledge arrangement, (e) to a Person who, after giving effect to such transfer, together with any affiliated person (as defined in the 1940 Act) of such Person, will own, hold or control with power to vote, not more than 25% of the Outstanding VRDP Shares or (f) to Citibank or an Affiliate of Citibank.

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio, an amount equal to the sum of: (i) the Market Value of the Fund’s assets that are rated below A-/A3 in excess of 50% of the Market Value of the Fund’s Managed Assets; (ii) the Market Value of the Fund’s assets that are rated below investment grade in excess of 20% of the Market Value of the Fund’s Managed Assets; (iii) the Market Value of the Fund’s assets that constitute tobacco obligations in excess of 10% of the Market Value of the Fund’s Managed Assets; and (iv) the Market Value of all Deferred Compensation Hedge Assets, if any.

“Initial Extended Termination Date,” “Maximum Rate” “Special Rate Period Commencement Date,” “SRP Applicable Rate,” “SRP Calculation Date” and “SRP Subsequent Rate Period” shall have the meaning given to such terms in the Notice of Special Rate Period, dated June 20, 2012 (the “Notice of Special Rate Period”), delivered pursuant to the Statement in connection with the establishment of the Special Rate Period.

ARTICLE II
FEES DURING SPECIAL RATE PERIOD; SCHEDULED TERMINATION DATE; CALCULATION OF DIVIDENDS

Section 2.05(b) of the VRDP Shares Fee Agreement shall be amended by replacing the fee rate of _____% with a fee rate of _____% for each day during the Special Rate Period.

Section 2.07 of the VRDP Shares Fee Agreement shall not be applicable during the Special Rate Period.

Effective as of the Special Rate Period Commencement Date, the Scheduled Termination Date will be extended to the Initial Extended Termination Date and the Initial Extended Termination Date will constitute the Scheduled Termination Date.

For the avoidance of doubt, during the Special Rate Period, the dividend rate on the VRDP Shares shall be calculated in accordance with the Notice of Special Rate Period delivered in connection with the establishment of the Special Rate Period.

ARTICLE III
ADDITIONAL PROVISIONS APPLICABLE DURING SPECIAL RATE PERIOD

Except as otherwise expressly provided herein, each of the provisions of this Article III shall be applicable only during the Special Rate Period.

SECTION 3.01.    Voting Rights.

(a)        From (and including) the first day of the Special Rate Period to (and excluding) the last day thereof, and for so long as Citibank together with any of its Affiliates individually or in the aggregate own at least 20% of the Outstanding VRDP Shares and the Fund has not failed to pay dividends on the VRDP Shares for two years, Citibank shall enter into and maintain in full force and effect a voting trust agreement in substantially the form attached hereto as Appendix A (a “Voting Trust Agreement”) and thereby convey into the voting trust, governed by the Voting Trust Agreement, the right to vote all of its VRDP Shares owned by it as of the first day of the Special Rate Period or acquired any time thereafter and so owned, with respect to:

(i)    the election of the two members of the Board of Directors for which Holders of VRDP Shares are exclusively entitled to vote under Section 18(a)(2)(C) of the 1940 Act and all other rights given to Holders of VRDP Shares with respect to the election of the Board of Directors of the Fund;

(ii)    the conversion of the Fund from a closed-end management investment company to an open-end fund, or to change the Fund’s classification from diversified to non-diversified, each pursuant to Section 13(a)(1) of the 1940 Act (any of the foregoing, a “Conversion”), together with any additional voting or consent right under the Statement that relates solely to any action or amendment to the Statement that is so closely related to the Conversion that it would be impossible to give effect to the Conversion without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Conversion is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement or any definitions relevant to any such Section;

(iii)    the deviation from a policy in respect of concentration of investments in any particular industry or group of industries as recited in the Fund’s registration statement, pursuant to Section 13(a)(3) of the 1940 Act (a “Deviation”), together with any additional voting or consent right under the Statement that relates solely to any action or amendment to the Statement that is so closely related to the Deviation that it would be impossible to give effect to the Deviation without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Deviation is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement or any definitions relevant to any such Section; and

(iv)    borrowing money, issuing senior securities, underwriting securities issued by other Persons, purchasing or selling real estate or commodities or making loans to other Persons other than in accordance with the recitals of policy with respect thereto in the Fund’s registration statement, pursuant to Section 13(a)(2) of the 1940 Act (any of the foregoing, a “Policy Change”), together with any additional voting or consent right under the Statement that relates solely to any action or amendment to the Statement that is so closely related to the Policy Change that it would be impossible to give effect to the Policy Change without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Policy Change is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement, Section 6.24 of the VRDP Shares Fee Agreement or any definitions relevant to any such section;

Each voting right set forth in clauses (i) through (iv) above is referred to herein as a “Voting Right.”

(b)       At all times that Voting Rights are subject to the Voting Trust Agreement, Citibank or its Affiliate or designee will be the registered owner or Beneficial Owner of the VRDP Shares.  If any dividend or other distribution in respect of the VRDP Shares is paid, such dividend or distribution will be paid directly to Citibank or its Affiliate or designee owning such VRDP Shares; provided that any additional VRDP Shares subsequently acquired by Citibank will become part of the VRDP Shares covered by the Voting Trust Agreement.

(c)       The Voting Rights of Citibank and its Affiliates shall remain subject to the Voting Trust Agreement during the Special Rate Period for so long as Citibank and its Affiliates collectively are the Beneficial Owners in the aggregate of 20% or more of the Outstanding VRDP Shares.

(d)       At all times that the Voting Rights are subject to the Voting Trust Agreement, Citibank shall irrevocably appoint and constitute, and shall cause each of its Affiliates that are Beneficial Owners of any VRDP Shares (other than a tender option bond trust to the extent Citibank or an Affiliate (other than such trust) thereof and not such trust exercises the Voting Rights in respect of the VRDP Shares held by such trust) to irrevocably appoint and constitute the trustee under the Voting Trust Agreement (the “Trustee”) as its attorney-in-fact and agrees, and agrees to cause each of such Affiliates, to grant the Trustee one or more irrevocable proxies with respect to the Voting Rights and further agrees, and agrees to cause each of such Affiliates, to renew any such proxies that may lapse by their terms while the VRDP Shares are still subject to the Voting Trust Agreement.

(e)       Notwithstanding the above provisions of this Section 3.01, upon the transfer of VRDP Shares during the Special Rate Period by Citibank to any third party (other than a transfer to an Affiliate of Citibank, in which case such VRDP Shares shall remain subject to the Voting Trust Agreement), such VRDP Shares shall no longer be subject to the Voting Trust Agreement; provided, however, in connection with an Excluded Transfer:

(i)    of the type specified in clause (1) of the definition of Excluded Transfer, the VRDP Shares shall remain subject to the Voting Trust Agreement until such time as the Fund, upon the request of Citibank, enters into a voting arrangement satisfying Section 12(d)(1)(E)(iii) of the 1940 Act;

(ii)    of the type specified in clauses (3) or (4) of the definition of Excluded Transfer, to the extent Citibank retains the right to vote or direct voting in connection with such transactions, the VRDP Shares shall remain subject to the Voting Trust Agreement until such time as there is a default by Citibank under the related repurchase transaction or collateral pledge arrangement; and

(iii)    of the type specified in clauses (3) or (4) of the definition of Excluded Transfer, to the extent Citibank does not retain the right to vote or direct voting of such VRDP Shares in such transactions, such transactions do not permit the removal of the VRDP Shares’ rights transferred to the Voting Trust from the Voting Trust Agreement within the first 60 days of closing of such transferee becoming the Beneficial Owner of such VRDP Shares unless there is a default by Citibank under the related repurchase transaction or collateral pledge arrangement.

(f)        Without the prior written consent of the Fund, Citibank will not agree or consent to any amendment, supplement, modification or repeal of the Voting Trust Agreement, nor waive any provision thereof, if any such amendment, supplement, modification, repeal or waiver would (i) adversely affect the conveyance into the voting trust governed by the Voting Trust Agreement of all Voting Rights in respect of the VRDP Shares beneficially owned by Citibank or its Affiliates or the voting of such VRDP Shares in accordance with the Voting Trust Agreement and this Agreement or (ii) terminate, replace or change the Voting Consultant (as defined in the Voting Trust Agreement) or the Trustee, in each case in effect at the start of the

Special Rate Period; provided that, in the case of any proposed amendment, supplement, modification or repeal of the Voting Trust Agreement which is a result of a change in law or regulation or in the case of any termination, replacement or change of the Voting Consultant or the Trustee, the consent of the Fund shall not be unreasonably withheld or delayed and the consent of the Fund shall otherwise be in its sole discretion.

SECTION 3.02.    Disposition of VRDP Shares.

(a)        Citibank shall not sell, transfer or otherwise dispose of any or all of the VRDP Shares owned (legally or beneficially) by it during the Special Rate Period without the prior consent of the Fund, unless any such sale, transfer or disposition is made in accordance with Section 3.02(b) of this Amendment and the terms of the Notice of Special Rate Period.

(b)        Notwithstanding Section 2.03 of the VRDP Shares Fee Agreement or Section 2(n) of the VRDP Shares Remarketing Agreement, subject to paragraph (f) below, during the Special Rate Period, Citibank may sell any or all of the VRDP Shares owned by it only to Persons that Citibank reasonably believes are either (i) QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies or (ii) tender option bond trusts (whether tax-exempt or taxable) in which all investors are Persons that Citibank reasonably believes are QIBs that are Closed-End Funds, banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies (or, in the case of a tender option bond trust in which an Affiliate of Citibank retains a residual interest, an Affiliate of Citibank that is a wholly owned direct or indirect subsidiary of Citigroup, Inc.), in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(2) of the Securities Act.  The foregoing restrictions on transfer shall not apply to any VRDP Shares that may be registered in the future under the Securities Act or any subsequent transfer of such VRDP Shares thereafter.  Notwithstanding the foregoing, the Fund shall have the right of first refusal in accordance with the Right of First Refusal Procedures on all proposed transfers of Outstanding VRDP Shares from Citibank or an Affiliate thereof (other than an Excluded Transfer) to an unaffiliated third party which will upon settlement result in such unaffiliated third party holding and having purchased directly or indirectly in a series of related transactions (with the actual knowledge of Citibank) from Citibank (or Citibank’s Affiliates in the aggregate), more than 25% of the Outstanding VRDP Shares; provided, that the foregoing right of first refusal shall apply in connection with the transfer of the residual interests in a tender option bond trust or the equity or residual interests of any other entity formed by Citibank or Citibank’s Affiliates to hold the VRDP Shares that results in the indirect transfer of more than 25% of the voting rights of the Outstanding VRDP Shares to an unaffiliated third party (other than an Excluded Transfer); provided, further, that in the case of a transfer of a residual interest in a tender options bond trust, the right of first refusal will apply to the residual interests and not the VRDP Shares.  Any transfer in violation of this Section 3.02 shall be void ab initio.

(c)        In connection with the right of first refusal set forth in Section 3.02(b) of this Amendment, the following procedures shall apply (the “Right of First Refusal Procedures”):

(i)    Citibank shall notify the Fund by Electronic Means of any proposed sale of VRDP Shares which would entitle the Fund to exercise its right of first refusal and such notification shall include the name and contact information of the prospective purchaser, the number of VRDP Shares subject to the proposed sale and the proposed sale price;

(ii)    if the Fund wishes to exercise its right of first refusal, Citibank must be notified of such election by the Fund by Electronic Means within three Business Days after delivery of notice from Citibank pursuant to subparagraph (i) above (not counting the day of delivery), and the price to be paid by the Fund with respect to such transfer will be the lesser of the (x) Liquidation Preference plus accrued and unpaid dividends and (y) the proposed sale price to the unaffiliated third party, provided, however, the price to be paid by the Fund with respect to any sale of the residual interests in a tender option bond trust or any sale of VRDP Shares by any tender option bond trust to anyone other than Citibank or Citibank’s affiliates shall be at the proposed sale price;

(iii)    the exercise of the right of first refusal by the Fund pursuant to subparagraph (ii) above shall be deemed to be the trade date for the purchase of the VRDP Shares by the Fund from Citibank and the sale shall settle within 30 days after such trade date or, if the 30th day after such trade date is not a Business Day, then the next Business Day after such 30th day;

(iv)    if Citibank does not receive an affirmative response from the Fund pursuant to subparagraph (ii) above within the required time frame, such right of first refusal shall be deemed rejected by the Fund;

(v)    any VRDP Shares purchased by the Fund pursuant to its exercise of the right of first refusal in subparagraph (ii) above shall not be subject to the limitations of Section 6.15 of the VRDP Shares Fee Agreement, provided such VRDP Shares shall be cancelled by the Fund within one Business Day after settlement of such purchase to the extent the Fund, together with the Investment Adviser and accounts or entities over which the Fund or the Investment Adviser exercises discretionary authority, owns or controls in the aggregate more than 25% of the Outstanding VRDP Shares; and

(vi)    all purchases of VRDP Shares pursuant to the Fund’s right of first refusal shall be made only out of legally available funds for the redemption of shares of the Fund under Applicable Law and the Statement and otherwise in accordance with Applicable Law and the Statement.

(d)        In the event that Citibank transfers during the Special Rate Period, in accordance with Section 3.02(a) of this Amendment, VRDP Shares to a tender option bond trust in which Citibank (or an Affiliate of Citibank) retains a residual interest, for so long as no event has occurred that results in the termination of such tender option bond trust, for purposes of each provision of the VRDP Shares Fee Agreement, including this Amendment, that requires, permits or provides for (i) notice or the delivery of information to the Liquidity Provider or Citibank, (ii) voting of the VRDP Shares by or the giving of any consent by the Liquidity Provider or Citibank or (iii) the payment of fees to the Liquidity Provider or Citibank (collectively, the “Applicable Sections”), then Citibank, and not such tender option bond trust, shall be deemed to be the actual holder and Beneficial Owner of such VRDP Shares.

(e)        Anything herein to the contrary notwithstanding, except with respect to the deemed holding and ownership provided for above in respect of the Applicable Sections, any tender option bond trust to which VRDP Shares are transferred during the Special Rate Period and each of the beneficial owners thereof shall, subject to the provisions of the agreements governing the tender option bond trust, retain all of its other rights in respect of the VRDP Shares under the Statement or Applicable Law, including, for the avoidance of doubt, its rights in respect of matters addressed by any of the Applicable Sections to the extent necessary for the protection or exercise of such other rights retained pursuant to this Section 3.02(e) or that are otherwise applicable as a result of the exercise of such other rights.

(f)         Notwithstanding the foregoing, in connection with the extension of, or the failure to extend, the Initial Extended Termination Date in accordance with the terms of the VRDP Shares Purchase Agreement, any VRDP Shares beneficially owned by Citibank or any of its Affiliates will be deemed automatically tendered for Remarketing and, if not successfully remarketed, will be deemed owned by the Liquidity Provider and subject to redemption, on the terms set forth in the Notice of Special Rate Period and in the Related Documents.

SECTION 3.03.    Rating Agencies.

(a)        Notwithstanding Section 6.05 of the VRDP Shares Fee Agreement, during the Special Rate Period, the Fund will use its reasonable best efforts to maintain a long-term preferred share rating of the VRDP Shares by at least two Rating Agencies, provided that the Fund shall not be required to maintain such ratings at any specific ratings category level.

(b)        Notwithstanding Section 5(d) of the Statement, the Board of Directors of the Fund, without the approval of the Liquidity Provider or Citibank, may terminate the services of any Rating Agency then providing a rating for the VRDP Shares and replace it with another NRSRO, provided that the Fund provides seven (7) days’ notice by Electronic Means to the Liquidity Provider or Citibank prior to terminating the services of a Rating Agency and replacing it with another NRSRO that, at the time of such replacement has (i) published a rating for the VRDP Shares and (ii) entered into an agreement with the Fund to continue to publish such rating subject to such NRSRO’s customary conditions.

(c)        (i)       The Board of Directors of the Fund, without the approval of the Liquidity Provider or Citibank, may terminate the services of any Rating Agency then providing a rating for the VRDP Shares without replacement, provided that (A) the Fund has given the Tender and Paying Agent, and such terminated Rating Agency and the Liquidity Provider or Citibank at least 45 calendar days’ advance written notice of such termination of services, (B) the Fund is in compliance with the Rating Agency Provisions of such terminated Rating Agency at the time the notice required in the preceding clause (A) is given and at the time of the termination of such Rating Agency’s services, and (C) the VRDP Shares continue to be rated by at least two Rating Agencies at and after the time of the termination of such Rating Agency’s services.

(ii)    On the date that the notice is given as described in clause (A) of the preceding Section 3.03(c)(i) and on the date that the services of the applicable Rating Agency are terminated, the Fund shall provide the Tender and Paying Agent and such terminated Rating Agency with an officers’ certificate as to the compliance with the provisions of the preceding Section 3.03(c)(i).

(d)        In the event that during the Special Rate Period a Rating Agency ceases to furnish a preferred share rating or the Fund terminates a Rating Agency in accordance with Section 3.03(b) or Section 3.03(c) of this Amendment, the Fund shall no longer be required to comply with the applicable Rating Agency Provisions of the Rating Agency so ceasing to furnish a preferred share rating or so terminated and, as applicable, the Fund shall be required to thereafter comply only with the Rating Agency Provisions of each Rating Agency then providing a rating for the VRDP Shares at the request of the Fund, and any credit rating of such terminated Rating Agency, to the extent it would have been taken into account in any of the provisions for such VRDP Shares during the Special Rate Period, shall be disregarded, and only the credit ratings of the Rating Agencies then providing a rating for the VRDP Shares shall be taken into account for purposes of the VRDP Shares, provided that, for purposes of determining the SRP Applicable Rate applicable to a SRP Calculation Period, any designation of a Rating Agency after the SRP Calculation Date for such SRP Calculation Period will take effect on or as of the next succeeding SRP Calculation Date.

SECTION 3.04.    Information Reporting.

(a)        The Fund agrees that, during the Special Rate Period and so long as Citibank or any Affiliate is the beneficial owner of any Outstanding VRDP Shares, it will deliver, or direct the Tender and Paying Agent to deliver, to Citibank:

(i)    on the fifteenth (15th) day of each calendar month (each a “Portfolio Reporting Date”), the information set forth in Appendix B to this Amendment as of the end of the last Business Day of the calendar month immediately preceding the Portfolio Reporting Date;

(ii)    on each Monday, provided that if a Monday is not a Business Day, then the next succeeding Business Day, the information set forth in Appendix C to this Amendment and a calculation of the Effective Leverage Ratio and the Minimum VRDP Shares Asset Coverage of the Fund, in each case, as of the close of business on the immediately preceding Business Day; and

(iii)    upon the failure of the Fund to maintain the Minimum VRDP Asset Coverage as required by Section 6 of Part I of the Statement or the Effective Leverage Ratio as required by Section 6.18 of the VRDP Shares Fee Agreement, notice of such failure within one (1) Business Day of the occurrence thereof.

(b)        Section 6.01(g) of the VRDP Shares Fee Agreement shall be inapplicable with respect to any amendments of the Related Documents that has been consented to by the Liquidity Provider.

(c)        Section 6.01(r) of the VRDP Shares Fee Agreement shall not be applicable during the Special Rate Period.

ARTICLE IV
OTHER AMENDMENTS

(a)        Exhibit D of the VRDP Shares Fee Agreement shall be deleted and replaced in its entirety with Appendix D attached hereto; provided, however, Section 2 of Appendix D attached hereto shall be inapplicable during the Special Rate Period.

(b)        The definition of "Managed Assets" in the VRDP Shares Fee Agreement shall be deleted and replaced in its entirety with the following:

“Managed Assets” means the Fund’s total assets (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes).  For the avoidance of doubt, assets attributable to money borrowed for investment purposes includes the portion of the Fund’s assets in a tender option bond trust of which the Fund owns the residual interest (without regard to the value of the residual interest to avoid double counting).

(c)        Section 6.17 of the VRDP Shares Fee Agreement shall be amended to include the words "; provided, however, that the Fund, may invest up to 100% of it Managed Assets in securities issued by money market funds that invest exclusively in Eligible Assets" after the words "are rated below Baa3 or BBB-" at the end of the sentence.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to Citibank, in its individual capacity and as the Liquidity Provider on the date hereof.

SECTION 5.01.    Existence.

The Fund is validly existing as a corporation under the laws of the State of Maryland, with full right and power to execute, deliver and perform its obligations under this Amendment, the Amendment to the Remarketing Agreement, the Amendment to the Tender and Paying Agent Agreement, the Articles of Amendment and the Notice of Special Rate Period (collectively, the “Fund Amendments”).

SECTION 5.02.    Authorization; Contravention.

The execution, delivery and performance by the Fund of the Fund Amendments are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except for such violations or contraventions which would not have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under any Fund Amendment; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Fund’s charter.

SECTION 5.03.    Binding Effect.

This Amendment, the Amendment to the Remarketing Agreement and the Amendment to the Tender and Paying Agent Agreement constitute valid and binding agreements of the Fund, in each case enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 5.04.    Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Fund of the Fund Amendments to which the Fund is or will be a party have been obtained and are in full force and effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CITIBANK

The representations and warranties set out in this Article V are given hereunder by Citibank, in its individual capacity and as the Liquidity Provider, to the Fund on the date hereof.

SECTION 6.01.    Existence.

Citibank is a national banking association duly organized and validly existing under the laws of the United States.  Citibank has all requisite power and authority to execute and deliver, and to perform its obligations under this Amendment and the Amendment to the Purchase Agreement, including, without limitation, the Purchase Obligation (the “Citibank Amendments”).

SECTION 6.02.    Authorization; Contravention.

The execution, delivery and performance by Citibank of the Citibank Amendments are within Citibank’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Citibank or result in the creation or imposition of any lien or encumbrance on any asset of Citibank, except for such violations or contraventions which would not have a material adverse effect on Citibank’s ability to pay when due and otherwise perform its obligations under any Citibank Amendment; provided, however, that the forgoing exception shall not apply to any violation or contravention of Citibank’s charter.

SECTION 6.03.    Binding Effect.

Each of the Citibank Amendments constitutes a valid and binding agreement of Citibank, in each case, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 6.04.    Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of Citibank under, or the execution, delivery by, or the validity or enforceability against, Citibank of, the Citibank Amendments have been obtained and are in full force and effect.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01.    Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 7.02.    Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 7.03.    Waiver of Jury Trial.

The Fund and Citibank, in its individual capacity and as the Liquidity Provider, hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 7.04.    Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7.05.    Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 7.06.    Non-petition Covenant.

Notwithstanding any prior termination of the Fee Agreement, Citibank, in its individual  capacity and in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, Citibank, in its individual capacity and in its capacity as Liquidity Provider, from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Fund, (y) any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than Citibank, in its individual  capacity or in its capacity as Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

SECTION 7.07.    Consents

The Fund hereby consents to the Liquidity Provider entering into the Amendment to the VRDP Shares Purchase Agreement, dated as of June 20, 2012, between the Tender and Paying Agent and the Liquidity Provider.

Citibank, in its individual capacity and in its capacity as Liquidity Provider, hereby consents to the Fund entering into each of the Fund Amendments.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
Name:
Title:

CITIBANK, N.A., in its individual capacity and as Liquidity Provider

By:
Name:
Title:

APPENDIX A

FORM OF VOTING TRUST AGREEMENT

A-1

APPENDIX B

PORTFOLIO INFORMATION

Reporting as of:____________

TOB Floaters: $____________

CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
[●]	[●]	[●]	[●]	[●]	[●]	[●]

B-1

APPENDIX C

EFFECTIVE LEVERAGE RATIO AND ASSET COVERAGE INFORMATION

EFFECTIVE LEVERAGE RATIO TEST

Preferred Shares Outstanding -	[ ]
Accrued Dividends	[ ]

Total Preferred Liability	[ ]

Preferred Shares Outstanding - VRDP	[ ]
Accrued Dividends	[ ]

Total Debt Senior Securities	[ ]

Floaters Issued by Trust	[ ]

Market Value of Total Assets	[ ]

Overconcentration Amount	[ ]

Total Market Value of Total Assets	[ ]

NOTE: Derivative Termination Value of Derivatives Contract

Effective Leverage Ratio	[ ]

Pass/Fail	[ ]

ASSET COVERAGE RATIO TEST

Minimum VRDP Shares Asset Coverage	[ ]
Pass/Fail	[ ]

C-1

APPENDIX D

ELIGIBLE ASSETS

On the Date of Original Issue and at all times thereafter that the VRDP Shares Purchase Agreement is outstanding:

1.	"Eligible Assets" are defined to consist only of assets that conform to the following requirements as of the time of investment:

A.	Debt obligations: The following debt obligations which are not in payment default at the time of investment:

i.
Debt obligations issued by a State, the District of Columbia or political subdivision thereof, including, but not limited to, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of Section 142(b)(1) of the Code issued by or on behalf of one or more States, or any public agency or authority of any State, or political subdivision of a State.

ii.
Debt obligations issued by a U.S. Territory or political subdivision thereof, including limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Code issued by or on behalf of one or more U.S. Territories, or any public agency or authority of any U.S. Territory, or political subdivision of a U.S. Territory, which are rated in one of the four highest rating categories ("investment grade") by two or more NRSROs, or by one NRSRO if rated by only one NRSRO, or by one NRSRO, in the case of debt obligations that are Defeased Securities, or are determined by the Investment Adviser in good faith application of its internal credit rating standards to be the credit equivalent of investment grade.

iii.	Debt obligations of the United States.

iv.
Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

v.	Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

vi.	Debt obligations of the Federal Home Loan Banks.

vii.	Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

viii.	Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

ix.
Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank's own account, including qualified Canadian government obligations.

x.
Debt obligations of issuers other than those specified in (i) through (ix) above that are rated in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if the security has been rated by only one NRSRO and that are "marketable."  For these purposes, an obligation is "marketable" if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.

xi.
Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) or (ii) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) or (ii) above which with respect to both "a" and "b" are rated, or credit enhanced by a third party that is rated, in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if such debt obligations or depository receipts or third party credit enhancement providers have been rated by only one NRSRO.

An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.	Interest rate derivatives;

ii.	Swaps, futures, forwards, structured noted, options and swaptions related to Eligible Assets or on an index related to Eligible Assets;

iii.	Credit default swaps; or

iv.
Common shares issued by open-end investment companies registered under the 1940 Act, swaps, futures, forwards, structured notes, options, swaptions, or other derivatives contracts that are designed solely to hedge the Fund's obligations under its deferred compensation plan, provided, that any such swap, future, forward, structured note, option, swaption, or other derivatives contract is not itself an equity security or a derivative based on a commodity, and may only be settled in cash (any asset under this clause iv, a "Deferred Compensation Hedge Asset"); provided, that the Deferred Compensation Hedge Assets so acquired do not constitute more than 0.05% of the Fund's Managed Assets as of the time of investment.

C.	Other Assets

i.	Securities issued by other investment companies (open- or closed-end funds and ETFs) that invest exclusively in Eligible Assets.

ii.	Cash.

iii.	Repurchase agreements on assets described in A above.

iv.
Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Fund already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Fund to better maximize its existing investment in such issuer, provided, that the Fund may invest no more than 0.5% of its Managed Assets in such securities.

v.
Any assets received by the Fund from by an issuer described in Section 1(A) (a "Permitted Issuer") as the result of a default by the Permitted Issuer of its obligations under a debt obligation of such issuer described in Section 1(A) or of the bankruptcy or restructuring of the Permitted Issuer.

D.	Other assets, upon written agreement of the Liquidity Provider that such assets are eligible for purchase by the Fund.

2.
The Fund will provide the following information at the Closing Date (for purposes of the information to be provided at the Closing Date, such information shall be as of a date no earlier than two days prior to the Closing Date), and within 10 days after the end of every calendar quarter thereafter for every debt security in the fund:

i.	The identity of each portfolio holding (including the name of the issuer and obligor and the security and CUSIP Number);

ii.	The par value for each portfolio holding; and

iii.	The identity of any portfolio holding that is in payment default.

3.
For any investment company the shares of which are held by the Fund, other than shares of any money market fund, the Fund will provide the following information at the Closing Date (for the purposes of the information to be provided at the Closing Date, such information shall be as of a date no earlier than two days prior to the Closing Date) and within 10 days after the end of every calendar quarter after the Closing Date:

i.	the identity of the investment company and the CUSIP Number, the number of shares owned, and the percentage of the investment company's equity represented by the Fund's investment;

ii.
a representation that the portfolio of each fund investment consists solely of "Eligible Assets" based upon the affirmative representation of the underlying investment company's investment adviser; and

ii.	the information contained in the most recently released financial statements of each such underlying investment company relating to the portfolio holdings of each such investment company.

4.
The Fund will purchase Eligible Assets (primarily Municipal Obligations) for its portfolio based upon the Investment Adviser's assessment of an asset's relative value in terms of current yield, price, credit quality, and future prospects; and will monitor the continued creditworthiness of its portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

5.
The Fund has instituted policies and procedures that it believes are sufficient to ensure that the Fund comply with the representations, warranties and covenants contained in this Section 6.16 of the Agreement.

6.
The Fund will, upon request, provide the Liquidity Provider and its internal and external auditors and inspectors as the Liquidity Provider may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund's compliance with and performance of the representations, warranties and covenants terms of Section 6.16 of the Agreement, but only for the purposes of internal and external audit.

7.	No Eligible Asset described in Section 1(A) above that is held by the Fund was in payment default at the time of it was acquired by the Fund.

AMENDMENT

dated as of

April 23, 2013

to the

LEARS FEE AGREEMENT

dated as of

December 30, 2010

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.,
as Issuer

and

CITIBANK, N.A.,
as Liquidity Provider

BlackRock MuniYield Michigan Quality Fund, Inc.
Series W-7
Variable Rate Demand Preferred Shares (“VRDP Shares”)

– i –

AMENDMENT TO THE

LEARS FEE AGREEMENT

AMENDMENT TO THE LEARS FEE AGREEMENT dated as of April 23, 2013 (this “Amendment”)

BETWEEN:

(1)    BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation, as issuer (the “Fund”); and

(2)    CITIBANK, N.A. a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”) and, to the extent provided herein, in its individual capacity.

WHEREAS:

The Fund issued its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”) pursuant to the Statement;

The Fund entered into the LEARS Fee Agreement with the Liquidity Provider, dated as of December 30, 2010, as amended by amendments thereto, dated as of April 21, 2011 and June 20, 2012 (collectively, the “VRDP Shares Fee Agreement”), relating to the VRDP Shares;

The Fund has designated a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Statement.  The Special Rate Period commenced on June 21, 2012 and will end on June 24, 2015, and all references to “Special Rate Period” in this Amendment shall be to such Special Rate Period; and

The Fund and the Liquidity Provider wish to amend certain provisions of the VRDP Shares Fee Agreement in respect of the rights and obligations of the Fund and the Liquidity Provider and, to the extent provided therein, Citibank, under the VRDP Shares Fee Agreement during the Special Rate Period as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Fee Agreement.

ARTICLE II
MODIFICATIONS TO THE VRDP SHARES FEE AGREEMENT

SECTION 2.01.    Information Reporting.

During the Special Rate Period, the Fund will deliver to Citibank notice of the Fund’s failure to declare a dividend on the VRDP Shares on any day no later than 11:00 a.m. (New York City time) on the Business Day after the occurrence of such failure.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article III are given hereunder by the Fund to Citibank, in its individual capacity and as the Liquidity Provider on the date hereof.

SECTION 3.01.    Existence.

The Fund is validly existing as a corporation under the laws of the State of Maryland, with full right and power to execute, deliver and perform its obligations under this Amendment, the Amendment to the Remarketing Agreement, dated as of April 23, 2013 (the “Amendment to the Remarketing Agreement”), the Amendment to the Tender and Paying Agent Agreement, dated as of April 23, 2013 (the “Amendment to the Tender and Paying Agent Agreement”), the Amendment to the Statement, dated as of April 23, 2013, and the Amendment to Notice of Special Rate Period, dated as of April 23, 2013, attached hereto as Exhibits A, B, C and D, respectively (collectively, the “Fund Amendments”).

SECTION 3.02.    Authorization; Contravention.

The execution, delivery and performance by the Fund of the Fund Amendments are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except for such violations or contraventions which would not have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under any Fund Amendment; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Fund’s charter.

SECTION 3.03.    Binding Effect.

This Amendment, the Amendment to the Remarketing Agreement and the Amendment to the Tender and Paying Agent Agreement constitute valid and binding agreements of the Fund, in each case enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 3.04.    Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Fund of the Fund Amendments to which the Fund is or will be a party have been obtained and are in full force and effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CITIBANK

The representations and warranties set out in this Article IV are given hereunder by Citibank, in its individual capacity and as the Liquidity Provider, to the Fund on the date hereof.

SECTION 4.01.    Existence.

Citibank is a national banking association duly organized and validly existing under the laws of the United States.  Citibank has all requisite power and authority to execute and deliver, and to perform its obligations under this Amendment.

SECTION 4.02.    Authorization; Contravention.

The execution, delivery and performance by Citibank of this Amendment are within Citibank’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Citibank or result in the creation or imposition of any lien or encumbrance on any asset of Citibank, except for such violations or contraventions which would not have a material adverse effect on Citibank’s ability to pay when due and otherwise perform its obligations under this Amendment; provided, however, that the forgoing exception shall not apply to any violation or contravention of Citibank’s charter.

SECTION 4.03.    Binding Effect.

This Amendment constitutes a valid and binding agreement of Citibank, in each case, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 4.04.    Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of Citibank under, or the execution, delivery by, or the validity or enforceability against, Citibank of, this Amendment have been obtained and are in full force and effect.

ARTICLE V
MISCELLANEOUS

SECTION 5.01.    Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 5.02.    Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 5.03.    Waiver of Jury Trial.

The Fund and Citibank, in its individual capacity and as the Liquidity Provider, hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 5.04.    Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 5.05.    Beneficiaries.

This Amendment  is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 5.06.    Non-petition Covenant.

Notwithstanding any prior termination of the Fee Agreement, Citibank, in its individual  capacity and in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, Citibank, in its individual capacity and in its capacity as Liquidity Provider, from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Fund, (y) any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than Citibank, in its individual  capacity or in its capacity as Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

SECTION 5.07.    Consents

Citibank, in its individual capacity and in its capacity as Liquidity Provider, hereby consents to the Fund entering into each of the Fund Amendments.

SECTION 5.08.    Notices to Citibank

For purposes of Section 8.01 of the VRDP Shares Fee Agreement, the notice address for Citibank in its individual capacity or its capacity as Liquidity Provider is as follows:

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, New York 10013
Attention:  MSD Middle Office Manager
Telephone:  (212) 723-6320
Fax:  (212) 723-8642
Email:  msdcititob@citi.com

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., as Issuer

By:
Name: Robert W. Crothers
Title: Vice President

CITIBANK, N.A., in its individual capacity and as Liquidity Provider

By:
Name:
Title:

Request for Extension of Scheduled Termination Date and
Agreement to Extend LEARS Fee Agreement
dated as of January 19, 2012

1.
In accordance with Section 2.02 of the LEARS Fee Agreement, dated as of December 30, 2010, as amended by the Amendment, dated as of April 21, 2011, to the LEARS Fee Agreement (as so amended, the “Original LEARS Fee Agreement”), between BlackRock MuniYield Michigan Quality Fund, Inc., as issuer (the “Fund”) and Citibank, N.A., as liquidity provider (the “Liquidity Provider”), the Fund hereby requests an extension of the Scheduled Termination Date of the Original LEARS Fee Agreement and the VRDP Shares Purchase Agreement to April 16, 2013, effective upon acceptance of this request by the Liquidity Provider, as evidenced by (i) the Fund delivering to the Liquidity Provider a copy hereof signed by the Fund and (ii) the Liquidity Provider signing and returning to the Fund a copy hereof, whereupon this Request for Extension of Scheduled Termination Date and Agreement to Extend LEARS Fee Agreement (this “Agreement”) shall be a binding agreement of the parties hereto, and the extension of both the Original LEARS Fee Agreement (as it may be further amended) and VRDP Shares Purchase Agreement (as it may be further amended) shall become effective without further action by any party.

2.
Upon effectiveness of the extension of the Scheduled Termination Date of the Original LEARS Fee Agreement to April 16, 2013, the Scheduled Termination Date (of the VRDP Shares Purchase Agreement shall automatically be extended to April 16, 2013.  The Fund will send a copy of the fully executed Agreement to the Tender and Paying Agent for its acknowledgement, with instructions to send a notice of the extension to the Holders of the VRDP Shares (with a copy to Beneficial Owners to the extent provided in the Tender and Paying Agent Agreement).

3.	Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Original LEARS Fee Agreement.

4.
This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

5.
The parties hereto hereby confirm that the Original LEARS Fee Agreement and the VRDP Shares Purchase Agreement remain in full force and effect in accordance with the terms and subject to the conditions set forth therein, except as and to the extent modified by or pursuant to this Agreement.

6.
If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdiction or jurisdictions, because it conflicts with any provision of any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

7.	This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., as Issuer

By:
	Name:	Brendan Kyne
	Title:	Vice President

CITIBANK, N.A., as Liquidity Provider

By:
Name:
Title:

Acknowledged by:

THE BANK OF NEW YORK MELLON,
As Tender and Paying Agent

By:
Name:
Title:

TENDER AND PAYING AGENT AGREEMENT

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

and

THE BANK OF NEW YORK MELLON,

as Tender and Paying Agent

Dated as of April 21, 2011

Relating to

Series W-7 Variable Rate Demand Preferred Shares,

 Liquidation Preference $100,000 per Share

of

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

-i-

Exhibit A	Notice of Tender
Exhibit B	Notice of Purchase
Exhibit C	Notice of Revocation
Exhibit D	Mandatory Tender Notice
Exhibit E	Mandatory Purchase Notice
Exhibit F	Contact Notification Form
Exhibit G	Cancellation Form

-ii-

TENDER AND PAYING AGENT AGREEMENT

This TENDER AND PAYING AGENT AGREEMENT (this “Agreement”) is entered into as of April 21, 2011 between BlackRock MuniYield Michigan Quality Fund, Inc., a Maryland corporation (the “Fund”), and The Bank of New York Mellon, a New York banking corporation, as agent, as and to the extent provided for hereinafter (and any successor hereunder, the “Tender and Paying Agent”).  All capitalized terms used but not otherwise defined herein shall have the meanings specified in the Fund’s Articles Supplementary (as defined below).

RECITALS

WHEREAS, the Fund expects to issue 1,446 Series W-7 Variable Rate Demand Preferred Shares, par value of $0.10 per share (“VRDP Shares”), with a liquidation preference of $100,000 per share (the “Liquidation Preference”), pursuant to and with the preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption assigned to them in the Articles Supplementary;

WHEREAS, VRDP Shares will initially be placed by BlackRock Investments, LLC (the “Placement Agent”) pursuant to the terms of a placement agreement, dated as of April 20, 2011, between the Fund and the Placement Agent (the “Placement Agreement”);

WHEREAS, in connection with an Optional Tender, Beneficial Owners of VRDP Shares may elect to tender their VRDP Shares (in denominations of $100,000 and integral multiples thereof) pursuant to a Notice of Tender, a form of which is attached hereto as Exhibit A, for Remarketing by the Remarketing Agent or purchase by the Liquidity Provider at the Purchase Price on the Purchase Date, as described in the Articles Supplementary;

WHEREAS, upon the occurrence of a Mandatory Tender Event, VRDP Shares will be subject to Mandatory Tender by Holders of VRDP Shares to the Tender and Paying Agent for Remarketing by the Remarketing Agent or purchase by the Liquidity Provider at the Purchase Price on the Purchase Date, as described in the Articles Supplementary;

WHEREAS, if, in connection with an Optional Tender or a Mandatory Tender, (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), the Tender and Paying Agent shall deliver all unsold VRDP Shares that have been delivered to the Tender and Paying Agent to the Liquidity Provider for purchase at the Purchase Price on the designated Purchase Date pursuant to a Final Notice of Purchase, as attached to the VRDP Shares Purchase Agreement, a form of which is attached hereto as Exhibit B;

WHEREAS, VRDP Shares will be subject to Mandatory Purchase upon the occurrence of a Mandatory Purchase Event pursuant to the Articles Supplementary and such VRDP Shares (including any VRDP Shares tendered pursuant to an Optional Tender or Mandatory Tender for which the Purchase Date has not yet occurred) shall be purchased by the Liquidity Provider in accordance with the Purchase Obligation;

WHEREAS, as long as VRDP Shares are Outstanding, the Fund shall maintain a VRDP Shares Purchase Agreement which provides for the Purchase Obligation of the Liquidity Provider, which Liquidity Provider shall have (i) short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act, on an ongoing basis, to the extent that the Fund can do so on a commercially reasonable basis, as determined in the sole discretion of the Board (as defined below);

WHEREAS, the Fund has appointed the Remarketing Agent to perform such other duties as are assigned to the Remarketing Agent in the VRDP Shares Remarketing Agreement and in the Articles Supplementary, all pursuant to the procedures set forth in the Articles Supplementary and the offering memorandum in respect of the Fund’s offering of Series W-7 VRDP Shares, dated April 20, as amended, revised or supplemented from time to time including in connection with any Remarketing, if applicable (the “Offering Memorandum”);

WHEREAS, pursuant to the Articles Supplementary, the Fund shall use its best efforts to engage at all times a Tender and Paying Agent to perform the duties specified in the Articles Supplementary, this Agreement and the VRDP Shares Purchase Agreement with respect to the Tender and Paying Agent;

WHEREAS, the Fund desires that the Tender and Paying Agent perform certain duties as the tender agent, transfer agent, registrar, dividend disbursing agent, paying agent and redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VRDP Shares, and the Tender and Paying Agent agrees to act as such in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Board hereby appoints The Bank of New York Mellon as said Tender and Paying Agent to act in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the Fund and the Tender and Paying Agent agree as follows:

ARTICLE ONE

PURPOSE; DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01  Purpose.  The Board has adopted a resolution appointing the Tender and Paying Agent as the Fund’s tender agent, transfer agent and registrar, dividend disbursing agent, paying agent and redemption price disbursing agent with respect to the VRDP Shares.  Additionally, the Tender and Paying Agent shall calculate the regularly scheduled dividend amount (i.e., the amount to be calculated pursuant to and in accordance with Section 2(e)(ii) of Part I of the Articles Supplementary with respect to regularly scheduled dividend amounts) to be paid to the Holders of VRDP Shares on each Dividend Payment Date subject to its receipt of notification of the Applicable Rates for the Dividend Period from the Remarketing Agent at least one (1) Business Day prior to the Dividend Payment Date by email transmission or facsimile transmission.  The Tender and Paying Agent accepts such appointment and agrees to act as

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Tender and Paying Agent with respect to the VRDP Shares pursuant to and in accordance with, and upon and subject to, the terms and conditions of this Agreement.

Section 1.02  Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Fund’s Articles Supplementary (as defined below).  Any day not referred to herein as a Business Day shall mean a calendar day.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Agent Member” means a Person with an account at the Securities Depository that holds one or more VRDP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Remarketing Agent and the Tender and Paying Agent with respect to such Beneficial Owner.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles Supplementary” means the Articles Supplementary Establishing and Fixing the Rights and Preferences of the VRDP Shares with respect to the Fund.

“Authorized Officer” means the Chairman of the Board, the President, each Vice President (whether or not designated by a number or word added before or after the title “Vice President”), the Secretary, the Treasurer, each Assistant Secretary, each Assistant Treasurer, and every other officer or employee of the Tender and Paying Agent designated as an authorized officer for purposes hereof in a notice to the Fund.

“Beneficial Owner” means a Person in whose name VRDP Shares are recorded as beneficial owner of such VRDP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or such Person’s subrogee, including the Liquidity Provider to the extent it is at any time the Beneficial Owner of VRDP Shares (irrespective of any assignment or transfer by the Liquidity Provider of its voting rights).

“Board” means the Board of Directors of the Fund or any duly authorized committee thereof.

“Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

“Cancellation Form” has the meaning set forth in Section 7.13(b).

“Charter” means the Articles of Incorporation  of the Fund, and all amendments thereto, as filed with the State Department of Assessments and Taxation of Maryland.

“Contact Notification Form” has the meaning set forth in Section 7.13(a).

3

“Placement Agent” has the meaning set forth in the recitals to this Agreement.

“Effective Leverage Ratio” shall have the meaning set forth in the Fee Agreement.

“Effective Leverage Ratio Cure Period” shall have the meaning set forth in the Fee Agreement.

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Tender and Paying Agent, shall be sent by such means as set forth in Section 7.02 of this Agreement or as specified in the related notice.

“Extraordinary Corporate Event” means as to the Liquidity Provider, (i) the consolidation, amalgamation with, or merger with or into or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity, or (ii) the dissolution, for any reason, of the Liquidity Provider other than in connection with the consolidation, amalgamation with, or merger with or into another entity or the transfer of all or substantially all of the Liquidity Provider’s assets; provided, however, that with respect to (i) above, an Extraordinary Corporate Event does not include any of the listed occurrences where (x) the surviving entity, or transferee of all or substantially all of the Liquidity Provider’s assets (a) assumes all of the obligations of the Liquidity Provider under the terms of the VRDP Shares Purchase Agreement and (b) has (i) short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act and (y) the Liquidity Provider has provided notice in writing to the Fund confirming the information described in (x) at least ten (10) days prior to the scheduled date of the applicable listed occurrence in (i) above.

“Failed Remarketing Condition” means a Failed Remarketing Condition—Purchased VRDP Shares or a Failed Remarketing Condition—Unpurchased VRDP Shares.

“Failed Remarketing Condition—Purchased VRDP Shares” means the Liquidity Provider acquires and continues to be the beneficial owner for federal income tax purposes of any VRDP Shares in connection with purchases made pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) on any Purchase Date including VRDP Shares the Liquidity Provider continues to be the beneficial owner of for federal income tax purposes after the expiration or termination of the VRDP Shares Purchase Agreement.

“Failed Remarketing Condition—Purchased VRDP Shares Redemption” means redemption by the Fund, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed by the Board for redemption, of VRDP Shares that the Liquidity Provider shall have acquired pursuant to the Purchase Obligation and continued to be the beneficial owner of for federal income tax purposes for a continuous period of six (6) months during which such VRDP Shares are tendered for Remarketing on each Business Day in accordance with the Related Documents

4

but cannot be successfully remarketed (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such VRDP Shares), determined by the Fund on a first-in, first-out basis, in accordance with and subject to the provisions of Section 6.21 of the Fee Agreement and the Articles Supplementary.

“Failed Remarketing Condition—Unpurchased VRDP Shares” means that a Beneficial Owner (other than the Liquidity Provider or its affiliates) continues to hold VRDP Shares, that were subject to a Tender in accordance with the VRDP Shares Purchase Agreement, after any Purchase Date as a result of the failure by the Liquidity Provider for any reason to purchase such VRDP Shares pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) (“Unpurchased VRDP Shares”), until such time as all Outstanding Unpurchased VRDP Shares are (i) successfully remarketed pursuant to a Remarketing, (ii) purchased by the Liquidity Provider pursuant to the Purchase Obligation, or (iii) if not successfully remarketed pursuant to a Remarketing or purchased by the Liquidity Provider pursuant to the Purchase Obligation, the subject of a validly tendered Notice of Revocation (or any combination of the foregoing); and any Unpurchased VRDP Shares shall be deemed tendered for Remarketing until the earliest to occur of the foregoing events (i), (ii) or (iii) with respect to such Unpurchased VRDP Shares.

“Fee Agreement” means the LEARS Fee Agreement, dated as of December 30, 2010, between the Fund and the Liquidity Provider, as amended, modified or supplemented from time to time, or any similar agreement with a successor liquidity provider.

“Fitch” means Fitch Ratings, a part of the Fitch Group, which is a majority-owned subsidiary of Fimalac, S.A.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Global VRDP Shares” means the VRDP Shares issued in book-entry form, deposited with the Tender and Paying Agent on behalf of the Securities Depository and registered in the name of a nominee of the Securities Depository.

“Gross-Up Notice” has the meaning set forth in Section 3.04(f).

“Holder” means a Person in whose name a VRDP Share is registered in the registration books of the Fund maintained by the Tender and Paying Agent.

“Indemnitees” has the meaning set forth in Section 6.04(c).

 “Liquidation Preference” has the meaning set forth in the recitals to this Agreement.

“Liquidity Provider Ratings Event” means the Liquidity Provider shall fail to maintain at any time (1) short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act.

“Losses” has the meaning set forth in Section 6.04(c).

5

“Mandatory Purchase Notice” means, in connection with the Mandatory Purchase of VRDP Shares, a notice, substantially in the form attached to this Agreement as Exhibit E, delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Purchase Date.

“Mandatory Tender Event” means (a) each failure by the Fund to make a scheduled payment of dividends on a Dividend Payment Date; (b) the occurrence of a Liquidity Provider Ratings Event (which shall constitute a single Mandatory Tender Event upon the occurrence of such Liquidity Provider Ratings Event, whether or not continuing and whether or not such Liquidity Provider Ratings Event also results in a Mandatory Purchase Event; provided that, following restoration of the short-term debt ratings to the requisite level, a subsequent Liquidity Provider Ratings Event shall constitute a new Mandatory Tender Event); (c) in the event of a failure by the Fund to pay the Liquidity Provider the applicable fee due in advance under the terms of the Fee Agreement by seven (7) Business Days prior to the beginning of the month to which such payment relates if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event; (d) the eighth  (8th) day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event; (e) the Fund shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth (15th) day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement being replaced; (f) the Fund shall have provided a Notice of Proposed Special Rate Period in accordance with the Articles Supplementary; or (g) in the event of a breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider in the Fee Agreement and the failure to cure such breach within sixty (60) days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund and the Tender and Paying Agent that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider).

“Mandatory Tender Notice” means, in connection with the Mandatory Tender of VRDP Shares, a notice, substantially in the form attached to this Agreement as Exhibit D, delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Tender Event and Purchase Date.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Notice of Redemption” has the meaning set forth in Section 2.01(a).

“NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund or the Liquidity Provider, including, at the date hereof, Moody’s and Fitch.

“Offering Memorandum” has the meaning set forth in the recitals to this Agreement.

6

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Placement Agreement” has the meaning set forth in the recitals to this Agreement.

“Purchase Date,” with respect to any purchase of VRDP Shares, means (i) in connection with an Optional Tender, the date specified in a Notice of Tender, which date shall be no earlier than the seventh (7th) day (or, if such day is not a Business Day, the next succeeding Business Day) following delivery to the Tender and Paying Agent of the Notice of Tender, (ii) in connection with a Mandatory Tender, the date specified in the Mandatory Tender Notice (or, if such day is not a Business Day, the next succeeding Business Day), subject to the immediately succeeding sentence below, or (iii) in connection with a Mandatory Purchase, the Mandatory Purchase Date specified in the Mandatory Purchase Notice (or, if such day is not a Business Day, the next succeeding Business Day).   The Purchase Date in respect of a Mandatory Tender Event shall be not later than seven (7) days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (A) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (B) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event shall be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (C) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of the VRDP Shares Purchase Agreement); and (D) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first day of such proposed Special Rate Period.

“Purchase Price” means an amount equal to the Liquidation Preference of any VRDP Shares to be purchased on a Purchase Date, plus any accumulated but unpaid dividends thereon (whether or not earned or declared), if any, to, but excluding, the relevant Purchase Date.

“Redemption Date” has the meaning set forth in Section 2.01(a).

“Related Documents” means the Charter, the Articles Supplementary, the VRDP Shares, the Placement Agreement, the VRDP Shares Remarketing Agreement, the Fee Agreement, the VRDP Shares Purchase Agreement and this Agreement.

“Remarketing Agent” means, with respect to the VRDP Shares, the Person or Persons designated, with the prior written consent of the Liquidity Provider (which consent shall not be unreasonably withheld) as Remarketing Agent for the VRDP Shares, initially as set forth in Schedule I to the Fee Agreement, and its or their permitted successors and assigns.

7

“Remarketing Notice” has the meaning set forth in Section 3.02(d).

“Requisite NRSROs” means (i) any two (2) NRSROs that have issued a rating with respect to a security or class of debt obligations of an issuer, or (ii) if only one (1) NRSRO has issued a rating with respect to such security or class of debt obligations of an issuer at the time a purchaser Acquires (as such term is defined from time to time in Rule 2a-7 under the 1940 Act) the security, that NRSRO.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VRDP Shares.

“Signing Officer” means the President, Vice President, Chief Financial Officer, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer or any officer of the Fund who is duly authorized by the Fund to act in respect of matters relating to this Agreement.

“Special Optional Tender Provisions” has the meaning set forth in Section 3.01(e).

“STAMP” has the meaning set forth in Section 4.03(a).

“Tender and Paying Agent” has the meaning set forth in the preamble to this Agreement.

“VRDP Shares” has the meaning set forth in the recitals to this Agreement.

 “VRDP Shares Purchase Agreement” means the VRDP Shares purchase agreement, dated as of April 21, 2011, between the Liquidity Provider and the Tender and Paying Agent, as amended, modified or supplemented, or any Alternate VRDP Shares Purchase Agreement or any similar agreement with a successor liquidity provider.

“VRDP Shares Remarketing Agreement” means the VRDP Shares remarketing agreement with respect to the VRDP Shares, dated as of April 21, 2011, between the Fund and the Remarketing Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor remarketing agent.

Section 1.03  Rules of Construction.  Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement: (i) words importing the singular number shall include the plural number and vice versa: (ii) any reference to an “Article,” “Section” or other subdivision refers to an Article, Section or other subdivision of this Agreement; (iii) the words “hereof,” “hereunder,” “herein,” “hereto” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (iv) references to “including” mean “including but not limited to,” and (v) all references herein to times of day shall be to New York City time.

ARTICLE TWO

REDEMPTION OF VRDP SHARES

Section 2.01  Notice of Redemption; Other Redemption Procedures.

8

(a)    If the Fund shall determine or be required to redeem, in whole or in part, VRDP Shares pursuant to the Articles Supplementary, the Fund will send a notice of redemption (the “Notice of Redemption”), by Electronic Means (or by first class mail, postage prepaid, in the case where the VRDP Shares are in physical form), to Holders of VRDP Shares to be redeemed and the Liquidity Provider or, in the case of a redemption resulting from a Failed Remarketing Condition—Purchased VRDP Shares Redemption, only to the Liquidity Provider, or request the Tender and Paying Agent, on behalf of the Fund, to promptly do so by Electronic Means (or by first class mail, postage prepaid, in the case where the VRDP Shares are in physical form) so long as the Notice of Redemption is furnished by the Fund to the Tender and Paying Agent in electronic format at least five (5) Business Days prior to the date a Notice of Redemption is required to be delivered to the Holders, unless a shorter period of time shall be acceptable to the Tender and Paying Agent.  A Notice of Redemption shall be sent to Holders not less than 10 days prior to the date fixed for redemption in such Notice of Redemption (the “Redemption Date”).  Each such Notice of Redemption shall state: (i) the Redemption Date; (ii) the number of VRDP Shares to be redeemed and the Series thereof; (iii) the CUSIP number for the VRDP Shares; (iv) the Redemption Price; (v) the place or places where the certificate(s), if any, for such VRDP Shares (properly endorsed or assigned for transfer, if the Board requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (vi) that dividends on the VRDP Shares to be redeemed will cease to accumulate from and after such Redemption Date; and (vii) the provisions of the Articles Supplementary under which such redemption is made.  If fewer than all VRDP Shares held by any Holder are to be redeemed, the Notice of Redemption delivered to such Holder shall also specify the number of VRDP Shares to be redeemed from such Holder.  The Fund may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to the Articles Supplementary that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption.  No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(b)    Except in the case of a Failed Remarketing Condition—Purchased VRDP Shares Redemption, if fewer than all of the Outstanding VRDP Shares are to be redeemed pursuant to the Articles Supplementary, the number of VRDP Shares to be redeemed shall be selected either pro rata from the Holders of VRDP Shares in proportion to the number of VRDP Shares held by such Holders of VRDP Shares or by lot or in such manner as the Board may determine to be fair and equitable.  Subject to the Articles Supplementary, the Board will have the full power and authority to prescribe the terms and conditions upon which VRDP Shares will be redeemed from time to time.

(c)    Notwithstanding the provisions governing a Mandatory Redemption or Optional Redemption under the Articles Supplementary, if any dividends on VRDP Shares (whether or not earned or declared) are in arrears, no VRDP Shares shall be redeemed unless all Outstanding VRDP Shares are simultaneously redeemed, and the Fund shall not purchase or otherwise acquire any VRDP Shares; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding VRDP Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding VRDP Shares.

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(d)    The Fund may, in its sole discretion, modify the procedures set forth above concerning notification of redemption for the VRDP Shares so long as any such modification does not materially and adversely affect the Holders of VRDP Shares or cause the Fund to violate any law, rule or regulation; provided further that no such modification shall in any way alter the obligations of the Tender and Paying Agent without its prior written consent.

ARTICLE THREE

TENDER AND PAYING AGENT AS DIVIDEND AND REDEMPTION PRICE
DISBURSING AGENT, SETTLEMENT AGENT AND AGENT
FOR CERTAIN NOTIFICATIONS

Section 3.01  Remarketing Procedures.

(a)    Pursuant to an Optional Tender, Beneficial Owners may elect to tender their VRDP Shares (in denominations of $100,000 and integral multiples thereof) for purchase at the Purchase Price on the Purchase Date designated in the Notice of Tender (or if such day is not a Business Day, on the next succeeding Business Day) by a proper delivery of a Notice of Tender to the Tender and Paying Agent.  Each Notice of Tender shall be irrevocable (except as provided below) and effective upon receipt and shall:

(i)    be delivered by a Beneficial Owner, directly or through its Agent Member, by email transmission (or if email transmission shall be unavailable, by facsimile transmission), to the Tender and Paying Agent as provided in Section 7.02 hereof not later than 2:00 p.m., New York City time, on any Business Day;

(ii)    state the series and the aggregate number of VRDP Shares to be purchased, the CUSIP number of the VRDP Shares to be purchased and the Purchase Date and be in substantially the form of and contain such other information specified in Exhibit A hereto; and

(iii)    state that the tendering Beneficial Owner acknowledges that such Beneficial Owner is required to deliver the VRDP Shares that are the subject of a Notice of Tender (that has not been duly revoked as provided below) on or before 2:00 p.m., New York City time, on the Purchase Date.

(b)    Upon receipt of a Notice of Tender, the Tender and Paying Agent shall provide a copy of such notice to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) as promptly as practicable by Electronic Means, but no later than 4:00 p.m., New York City time, on the date of receipt or deemed receipt.  Any Notice of Tender that is delivered to the Tender and Paying Agent by a Beneficial Owner or its Agent Member after 2:00 p.m., New York City time, shall be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day, and the Purchase Date shall be adjusted such that the Purchase Date shall be the Business Day next succeeding the date specified as the Purchase Date in the Notice of Tender.  The Tender and Paying Agent’s determination as to whether a Notice of Tender has been properly delivered shall be conclusive and binding on a Beneficial Owner and its Agent Member.

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(c)    VRDP Shares are subject to Mandatory Tender upon the occurrence of a Mandatory Tender Event.  So long as the VRDP Shares are in book-entry form and held through the Securities Depository, any Mandatory Tender will be effected automatically through the book-entry system of the Securities Depository, without any action required on the part of the Holders or Beneficial Owners.

(i)    Promptly following the occurrence of a Mandatory Tender Event, and in any event within three (3) Business Days thereafter, the Fund, or the Tender and Paying Agent at the direction of the Fund (provided, that the Tender and Paying Agent may require up to two (2) Business Days prior notification by Electronic Means by the Fund), shall provide a Mandatory Tender Notice by Electronic Means to Holders, the Remarketing Agent and the Liquidity Provider, specifying a Purchase Date for all Outstanding VRDP Shares.  Any notice given in respect of a Mandatory Tender under the Articles Supplementary shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.

(ii)    To the extent permitted under applicable confidentiality restrictions, the Liquidity Provider will provide (a) written notice of an Extraordinary Corporate Event and (b) the written notice referred to in clause (y) in the definition of an Extraordinary Corporate Event, to the Fund at least 10 days prior to the scheduled date of the occurrence of an Extraordinary Corporate Event or 10 days prior to the scheduled date of the applicable listed occurrence in clause (i) of such definition, respectively.

(iii)    Upon the occurrence of a Mandatory Tender Event, all Outstanding VRDP Shares automatically shall be subject to Mandatory Tender and delivered to the Tender and Paying Agent for purchase on the designated Purchase Date by purchasers in the Remarketing in the event of a successful Remarketing or otherwise by the Liquidity Provider, including any VRDP Shares previously tendered pursuant to an Optional Tender for which the Purchase Date has not yet occurred.  In the event that VRDP Shares are issued in certificated form and a Holder of VRDP Shares fails to deliver such VRDP Shares to which a Mandatory Tender relates on or prior to the Purchase Date, the Holder of such VRDP Shares shall not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares shall be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent shall place stop-transfer orders against the undelivered VRDP Shares.  Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares shall be held in a separate account by the Tender and Paying Agent, shall not be invested, and shall be held for the exclusive benefit of the Holder of such undelivered VRDP Shares.  The undelivered VRDP Shares shall be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Shares certificates.

(d)    A Beneficial Owner or its Agent Member that delivered a Notice of Tender in connection with an Optional Tender may deliver in writing by email transmission (or if email transmission shall be unavailable, by facsimile transmission) to the Tender and Paying Agent, not later than 10:00 a.m., New York City time, on or prior to the Business Day immediately

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preceding the Purchase Date, a Notice of Revocation, a form of which is attached hereto as Exhibit C, to the effect that such Beneficial Owner wishes to revoke its election to tender some or all of the VRDP Shares that were specified in such Notice of Tender to be purchased.  Any Notice of Revocation delivered to the Tender and Paying Agent shall be promptly delivered by Electronic Means by the Tender and Paying Agent to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) by 12:00 noon, New York City time, on the Business Day immediately preceding the relevant Purchase Date.  The Remarketing Agent (following receipt of such Notice of Revocation) shall notify the Tender and Paying Agent and the Liquidity Provider of the number of VRDP Shares specified in such Notice of Revocation that are subject to an agreement of sale pursuant to a Remarketing by email transmission or facsimile transmission not later than 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date.  The Tender and Paying Agent shall contact the Remarketing Agent by Electronic Means by 1:45 p.m., New York City time, if such notification has not been received by such time.  The Tender and Paying Agent shall deliver such notification to the Beneficial Owner or its Agent Member promptly following receipt from the Remarketing Agent, and in any event by 4:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date.  Any such Notice of Revocation shall be effective (without further action on the part of the Beneficial Owner or its Agent Member) as a revocation of the Optional Tender of the number of VRDP Shares specified therein as being sought to be revoked, but (except as set forth below) only if and to the extent that the Remarketing Agent has not entered into an agreement to sell such VRDP Shares.  A Notice of Revocation shall be effective as to the number of VRDP Shares specified therein as having been revoked less the number of such VRDP Shares in respect of which the Remarketing Agent has so notified the Tender and Paying Agent and the Liquidity Provider that it has entered into an agreement of sale.  Notwithstanding the foregoing, tendered VRDP Shares, if any, that remain unsold on the related Purchase Date shall be allocated by the Remarketing Agent to each Notice of Revocation received in respect of VRDP Shares tendered for purchase on such Purchase Date and not already satisfied in the chronological order in which each such Notice of Revocation was received by the Tender and Paying Agent, and each such Notice of Revocation shall be effective only to the extent of such allocation and availability of unsold VRDP Shares.

(e)    In connection with any Special Rate Period designated pursuant to the Articles Supplementary, the Board, without the vote or consent of any Holder of VRDP Shares but with prior written consent of the Liquidity Provider, in the Notice of Special Rate Period relating to the VRDP Shares as delivered to the Remarketing Agent and the Liquidity Provider, may provide for optional tender provisions relating solely to such Special Rate Period (“Special Optional Tender Provisions”) whereby the minimum number of days’ notice required for an Optional Tender may exceed seven (7) days as specified in the Special Optional Tender Provisions for such Special Rate Period.

(f)    The Tender and Paying Agent shall promptly provide a form of Notice of Revocation to a Beneficial Owner or its Agent Member requesting same.

Section 3.02  Optional Tender, Mandatory Tender and Remarketing.

(a)    The Fund shall use its best efforts to engage at all times a Remarketing Agent that is a nationally recognized securities dealer with experience in remarketing variable rate securities

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whose appointment has been consented to in writing by the Liquidity Provider (which consent shall not be unreasonably withheld) to use its best efforts to find purchasers for all VRDP Shares properly tendered pursuant to a Tender.

(b)    In connection with any attempted Remarketing, all tendered VRDP Shares shall be remarketed at the Purchase Price of such VRDP Shares.  The calculation of the Purchase Price of the VRDP Shares that are remarketed or purchased by the Liquidity Provider shall be made by the Remarketing Agent in advance of such Remarketing or purchase and, together with the details of the aggregate number and Purchase Price of remarketed VRDP Shares and the aggregate number and Purchase Price of VRDP Shares to be purchased by the Liquidity Provider pursuant to the Purchase Obligation, shall be communicated by the Remarketing Agent to the Fund, the Liquidity Provider and the Tender and Paying Agent by email transmission or facsimile transmission by 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date, as described below.  The proceeds of any sale of any remarketed VRDP Shares by the Remarketing Agent relating to tendered VRDP Shares will be used by the Tender and Paying Agent for the purchase of the tendered VRDP Shares at the Purchase Price, and the terms of the sale will provide for the wire transfer of such Purchase Price by the Remarketing Agent to be received by the Tender and Paying Agent no later than 11:00 a.m., New York City time, on the related Purchase Date for payment to the Agent Member of the Beneficial Owner, in the case of an Optional Tender, or Holder, in the case of a Mandatory Tender, tendering VRDP Shares for sale through the Securities Depository in immediately available funds against delivery of the tendered VRDP Shares to the Tender and Paying Agent through the Securities Depository, the delivery of such VRDP Shares to the Tender and Paying Agent through the Securities Depository no later than 2:00 p.m., New York City time, on the related Purchase Date, and the re-delivery of such VRDP Shares by means of “FREE” delivery through the Securities Depository to the Remarketing Agent for delivery to the purchaser’s Agent Member through the Securities Depository by 3:00 p.m., New York City time, on the related Purchase Date.

(c)    The Tender and Paying Agent shall establish a trust account for each of the (i) receipt and deposit of the Purchase Price received from the Remarketing Agent in connection with a Remarketing and (ii) receipt and deposit of the Purchase Price received from the Liquidity Provider on account of the exercise of its Purchase Obligation.  Any funds paid by the Liquidity Provider and held in the account of the Tender and Paying Agent for the payment of the Purchase Price shall be held in trust for the parties specified in Section 3.02(f) or returned to the Liquidity Provider as provided in Section 3.02(f).  Any funds paid by the Remarketing Agent and held in an account of the Tender and Paying Agent for the payment of the Purchase Price in connection with a Remarketing shall be held in trust for the parties specified in Section 3.02(f) or returned to the Remarketing Agent on account of purchasers purchasing in a Remarketing as provided in Section 3.02(f).  Upon delivery of VRDP Shares from the tendering Beneficial Owners or their Agent Members, in the case of an Optional Tender, or from the tendering Holders, in the case of a Mandatory Tender, to the Tender and Paying Agent, the Tender and Paying Agent shall pay, subject to receipt of the Purchase Price by the Tender and Paying Agent in the form of remarketing proceeds from the Remarketing Agent, with respect to VRDP Shares remarketed by the Remarketing Agent, or in the form of payment pursuant to the VRDP Shares Purchase Agreement from the Liquidity Provider, with respect to VRDP Shares subject to purchase pursuant to the Purchase Obligation, the Purchase Price for such VRDP Shares to such

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tendering Beneficial Owner, Agent Member or Holder, as the case may be.  In accordance with and subject to the foregoing, the Tender and Paying Agent shall effect any such payment on the applicable Purchase Date.

(d)    By 2:00 p.m., New York City time, on the Business Day immediately preceding each Purchase Date, the Remarketing Agent shall deliver a notice to the Tender and Paying Agent and the Liquidity Provider (and, at the direction of the Fund, concurrently therewith or as promptly as practicable thereafter, to each Beneficial Owner or Holder tendering VRDP Shares that are the subject of such notice) (a “Remarketing Notice”), by email transmission or facsimile transmission, that sets forth the number of VRDP Shares, if any, that it successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such sold VRDP Shares and the number of VRDP Shares, if any, not successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such unsold VRDP Shares to be paid by the Liquidity Provider.  If the  Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the VRDP Shares to be purchased on such Purchase Date, the Tender and Paying Agent shall promptly, and in any event not later than 4:00 p.m., New York City time, on such Business Day, deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) a Preliminary Notice of Purchase that, subject to delivery of the Final Notice of Purchase on the Purchase Date described below, provides for the purchase by the Liquidity Provider of the number of such VRDP Shares that the Remarketing Agent stated in the Remarketing Notice as not having been successfully remarketed, including the aggregate Purchase Price of such VRDP Shares, as calculated by the Remarketing Agent.  If the  Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the VRDP Shares to be purchased on such Purchase Date (or if remarketing proceeds for any tendered VRDP Shares have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date), the Tender and Paying Agent shall deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) by 12:00 noon, New York City time, on such Purchase Date a Final Notice of Purchase that states the number of VRDP Shares required to be purchased by the Liquidity Provider.  For purposes of the Final Notice of Purchase, any tendered VRDP Shares for which remarketing proceeds have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date, shall be treated as not having been successfully remarketed and shall be required to be purchased by the Liquidity Provider.  Except for manifest error, the payment obligation of the Liquidity Provider shall equal the Purchase Price of the VRDP Shares stated in the Final Notice of Purchase delivered to the Liquidity Provider as being required to be purchased by the Liquidity Provider.

(e)    The Liquidity Provider shall, no later than 2:00 p.m., New York City time, on a Purchase Date for any VRDP Shares, wire transfer the aggregate Purchase Price of all VRDP Shares in respect of which Final Notices of Purchase have been delivered to it for purchase of VRDP Shares on such date, as follows:  (i) in the case of a Final Notice of Purchase delivered by the Tender and Paying Agent, by wire transfer, in immediately available funds, to the account of the Tender and Paying Agent specified by the Tender and Paying Agent in any such Final Notice of Purchase; and (ii) in the event there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations under the VRDP Shares Purchase Agreement and the Liquidity Provider has received a Remarketing Notice that such VRDP Shares have not been the subject of an agreement of sale in a Remarketing and has received

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written notice from the Fund that there is no Tender and Paying Agent or that the Tender and Paying Agent does not intend to perform its obligations under the VRDP Shares Purchase Agreement, in the case of a Final Notice of Purchase delivered by a Beneficial Owner or its Agent Member, in the case of an Optional Tender, or by a Holder, in the case of a Mandatory Tender, by payment against delivery of the VRDP Shares that are the subject of any such Final Notice of Purchase, through means of the Securities Depository in the case of Global VRDP Shares.  The Fund is required pursuant to the Articles Supplementary, in the event there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations under the VRDP Shares Purchase Agreement, to (i) upon becoming aware thereof, promptly notify the Liquidity Provider, the Remarketing Agent and Holders by Electronic Means of such event, and (ii) so long as such event is continuing, use its best efforts to direct the Remarketing Agent to forward, concurrently with the delivery thereof to the Liquidity Provider or as promptly as practicable thereafter, any Remarketing Notice  to each Beneficial Owner or Holder tendering VRDP Shares that are the subject of such notice.

(f)    Upon receipt by the Tender and Paying Agent from the Beneficial Owner or its Agent Member, in the case of an Optional Tender, or by the Holder, in the case of a Mandatory Tender, of tendered VRDP Shares and the payment by the Tender and Paying Agent to such Beneficial Owner or its Agent Member, or such Holder as the case may be, of the Purchase Price therefor on the applicable Purchase Date in satisfaction of the Liquidity Provider’s Purchase Obligation on such Purchase Date, the Tender and Paying Agent shall deliver to the Liquidity Provider, by means of “FREE” delivery through the system of the Securities Depository, VRDP Shares.  Any funds paid by the Liquidity Provider and held in the account of the Tender and Paying Agent for the payment of the Purchase Price shall be held in trust (i) in the case of an Optional Tender, on the Purchase Date, for the benefit of the tendering Beneficial Owners or their Agent Members until the VRDP Shares are delivered by the tendering Beneficial Owners or their Agent Members and, after the Purchase Date, for the benefit of the Liquidity Provider, for payment of the Purchase Price upon delivery of the VRDP Shares or, with respect to VRDP Shares that are not delivered, for return to the Liquidity Provider upon its request and (ii) in the case of a Mandatory Tender, for the benefit of the tendering Holders until delivery of the VRDP Shares by the tendering Holders against payment therefor.  Any funds paid by the Remarketing Agent and held in an account of the Tender and Paying Agent for the payment of the Purchase Price in connection with a Remarketing shall be held in trust (i) in the case of an Optional Tender, on the Purchase Date, for the benefit of the tendering Beneficial Owners or their Agent Members until the VRDP Shares are delivered by the tendering Beneficial Owners or their Agent Members and, after the Purchase Date, for the benefit of the Remarketing Agent on account of purchasers purchasing in a Remarketing or for the Remarketing Agent’s account to the extent it has advanced the Purchase Price of any VRDP Shares on behalf of one or more purchasers, as applicable, for payment of the Purchase Price upon delivery of the VRDP Shares or, with respect to VRDP Shares that are not delivered, for return to the Remarketing Agent on account of purchasers purchasing in a Remarketing or for the Remarketing Agent’s account to the extent it has advanced the Purchase Price of any VRDP Shares on behalf of one or more purchasers, as applicable, upon the Remarketing Agent's request and (ii) in the case of a Mandatory Tender, for the benefit of the tendering Holders until delivery of the VRDP Shares by the tendering Holders against payment therefor.  Upon receipt of VRDP Shares from the tendering Beneficial Owners or their Agent Members, in the case of an Optional Tender, or from the tendering Holders, in the case of a Mandatory Tender, by the Tender and Paying Agent, the Tender and Paying Agent will

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pay, subject to receipt of the Purchase Price by the Tender and Paying Agent in the form of remarketing proceeds from the Remarketing Agent, with respect to VRDP Shares remarketed by the Remarketing Agent, or in the form of payment pursuant to the VRDP Shares Purchase Agreement from the Liquidity Provider, with respect to the VRDP Shares subject to purchase pursuant to the Purchase Obligation, the Purchase Price for such VRDP Shares to such tendering Beneficial Owner, Agent Member or Holder, as the case may be.

(g)    Except as otherwise expressly provided for herein, the purchase and delivery of tendered Global VRDP Shares and their Remarketing will be accomplished in accordance with the applicable procedures of the Securities Depository.

(h)    In the event of a Failed Remarketing Condition, of which the Tender and Paying Agent has received notice labeled "Notice of Failed Remarketing Condition" by Electronic Means from the Fund, the Tender and Paying Agent shall provide notice of such Failed Remarketing Condition within two (2) Business Days of receipt by the Tender and Paying Agent of such notice of such Failed Remarketing Condition, by Electronic Means (or by first class mail, postage prepaid, in the case where the VRDP Shares are in physical form), to the Holders (with a copy to the Fund).

(i)    The Remarketing Agent and the Tender and Paying Agent each shall use commercially reasonable efforts to meet the timing requirements set forth above.  At any time that no Purchase Obligation is in effect, any VRDP Shares unsold in a Remarketing shall be returned to the tendering Beneficial Owners or their Agent Members, or the tendering Holders, as the case may be, by the Tender and Paying Agent.

(j)    The Remarketing Agent may, in its sole discretion, modify the settlement procedures set forth above with respect to any Remarketing upon ten (10) days’ prior written notice to the Fund, the Liquidity Provider and the Tender and Paying Agent, provided any such modification does not adversely affect the Holders, the Beneficial Owners, the Tender and Paying Agent, the Liquidity Provider or the Fund.

Section 3.03  Mandatory Purchase.

(a)    VRDP Shares are subject to Mandatory Purchase by the Liquidity Provider upon the occurrence of a Mandatory Purchase Event. So long as the VRDP Shares are in book-entry form, any Mandatory Purchase will be effected automatically through the book-entry system, without any action required on the part of the Holders or Beneficial Owners.

(b)    Promptly following the occurrence of a Mandatory Purchase Event, and in any event within three (3) Business Days thereafter, the Fund, or the Tender and Paying Agent at the direction of the Fund (provided, that the Tender and Paying Agent may require up to two (2) Business Days prior notification by Electronic Means by the Fund) shall provide a Mandatory Purchase Notice by Electronic Means to Holders and the Liquidity Provider, specifying a Mandatory Purchase Date for all Outstanding VRDP Shares.  The Mandatory Purchase Date shall not be later than seven (7) days following the date a Mandatory Purchase Notice is sent to Holders by Electronic Means, and in any event shall be not later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement.  Any notice

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given in respect of a Mandatory Purchase under the Articles Supplementary shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.  Upon the occurrence of a Mandatory Purchase Event, all Outstanding VRDP Shares automatically shall be subject to Mandatory Purchase by the Liquidity Provider at the Purchase Price on the Mandatory Purchase Date, including any VRDP Shares tendered pursuant to an Optional Tender or Mandatory Tender for which the Purchase Date has not yet occurred.

(c)    In the event that VRDP Shares are issued in certificated form and a Holder fails to deliver such VRDP Shares to which a Mandatory Purchase relates, on or prior to the Mandatory Purchase Date, the Holder and Beneficial Owner(s) of such VRDP Shares will not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares shall be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent shall place stop transfer orders against the undelivered VRDP Shares.  Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares shall be held in a separate account, shall not be invested, and shall be held for the exclusive benefit of the Holder of such undelivered VRDP Shares.  The undelivered VRDP Shares shall be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Shares certificates.

Section 3.04  Disbursing Dividends and Redemption Price.

(a)    The Tender and Paying Agent shall calculate the regularly scheduled dividend amount (i.e., the amount to be calculated pursuant to and in accordance with Section 2(e)(ii) of Part I of the Articles Supplementary with respect to regularly scheduled dividend amounts) to be paid to the Holders of VRDP Shares on each Dividend Payment Date subject to its receipt of the Applicable Rate by the Remarketing Agent at least one (1) Business Day prior to the Dividend Payment Date by Electronic Means.  The Fund shall confirm the Tender and Paying Agent’s calculation of the regularly scheduled dividend amount upon its receipt of any request therefor from the Tender and Paying Agent.

(b)    The Fund shall irrevocably deposit in The City of New York, New York, with the Tender and Paying Agent not later than 12:00 noon, New York City time (and shall provide, if applicable, to the Tender and Paying Agent, a Fed Fund wire confirmation number), (i) on the earlier of (A) the third (3rd) Business Day next succeeding the Rate Determination Date immediately preceding a Dividend Payment Date and (B) the Business Day immediately preceding a Dividend Payment Date (or as otherwise provided for and in connection with designation of a Special Rate Period), an aggregate amount of Deposit Securities equal to the dividends to be paid to all Holders on such Dividend Payment Date as determined in accordance with the foregoing clause (a), and (ii) on a Business Day not less than ten (10) Business Days preceding any Redemption Date for such VRDP Shares, an aggregate amount of Deposit Securities in an amount equal to the Redemption Price to be paid on such Redemption Date in respect of any VRDP Shares called for Redemption on such date.  If an aggregate amount of funds equal to the dividends of which the Tender and Paying Agent has knowledge are to be paid to all Holders on such Dividend Payment Date are not available in New York, New York by 12:00 noon, New York City time, on the Business Day immediately preceding such Dividend

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Payment Date, the Tender and Paying Agent shall notify the Liquidity Provider by Electronic Means of such fact prior to the close of business on such day.  The Tender and Paying Agent agrees to hold all Deposit Securities so deposited for the payment of dividends, the Redemption Price or any applicable Late Charge of which the Fund has notified the Tender and Paying Agent on the VRDP Shares with the Tender and Paying Agent by the Fund in trust for the benefit of the Holders entitled thereto and in each such case to apply such Deposit Securities as set forth in clause (c) below.

(c)    Upon the Tender and Paying Agent’s receipt of the Fund’s deposit of funds in accordance with the provisions of clause (b) above (provided, however, that payment in next-day funds at any time on a preceding Business Day shall be considered equivalent to payment in same-day funds on the next Business Day at the same time, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds before 12:00 noon, New York City time, on the next Business Day) or, in the case of dividends in arrears on any VRDP Shares, at any time as may be fixed by the Fund and in respect of which the Fund has advised the Tender and Paying Agent, the Tender and Paying Agent shall pay to the applicable Holder, as determined by the Fund pursuant to the Articles Supplementary and in respect of which the Fund has advised the Tender and Paying Agent, on the Dividend Payment Date or Redemption Date related  thereto, (i) dividends, including any Late Charge, on the applicable VRDP Shares, and (ii) the Redemption Price.  The amount of dividends for any Dividend Period to be paid by the Tender and Paying Agent to the Holder entitled thereto will be determined as set forth in clause (a) above and in Section 2 of Part I of the Articles Supplementary.  The Redemption Price to be paid by the Tender and Paying Agent to the Holder entitled thereto will be determined by the Fund as set forth in Section 10 of Part I of the Articles Supplementary and in respect of which the Fund has advised the Tender and Paying Agent.  The Tender and Paying Agent shall have no duty to determine the Redemption Price or the Late Charge or other amounts due hereunder (except for the calculation of the regularly scheduled dividend amount) and, with respect to the Redemption Price, may rely on the amount thereof set forth in the Notice of Redemption or otherwise communicated by the Fund to the Tender and Paying Agent.  The Tender and Paying Agent may conclusively presume that it may make any payment required to be made by it hereunder, whether in respect of dividends, Redemption Price or otherwise, without restriction of any kind (including but not limited to the restriction referred to in Section 2.01(c) hereof), unless and until it shall have been notified otherwise by the Fund at least two (2) Business Days prior to the date scheduled for any such payment.  Upon the request of the Fund, the Tender and Paying Agent shall promptly transmit to the Fund after the Dividend Payment Date and date of any redemption as described above any cash held by the Tender and Paying Agent in excess of the sum of (i) the aggregate dividend payment due on VRDP Shares on such Dividend Payment Date or Redemption Price on the VRDP Shares called for redemption on such date and (ii) all other amounts to which Holders of VRDP Shares called for redemption may be entitled. The Tender and Paying Agent shall, upon the written request of the Fund, invest any moneys deposited by the Fund with the Tender and Paying Agent for the payment of the Redemption Price of VRDP Shares in Deposit Securities.  The Tender and Paying Agent shall have no responsibility or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of any such investment.

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(d)    Whenever the Fund intends to include any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on the VRDP Shares pursuant to the Articles Supplementary, the Fund may notify the Remarketing Agent and the Tender and Paying Agent of the amount to be so included (i) not later than fourteen (14) calendar days preceding the first Rate Determination Date on which the Applicable Rate for such dividend is to be established, and (ii) for any immediately successive Rate Determination Date on which the Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding the Rate Determination Date.  Whenever such advance notice is received from the Fund, the Tender and Paying Agent shall notify each Holder within two (2) Business Days of receipt by the Tender and Paying Agent of such notice and the Remarketing Agent will promptly notify each potential Beneficial Owner or its Agent Member.  With respect to a Rate Period for which such advance notice was given and whose dividends are comprised partly of such ordinary income or capital gains and partly of exempt-interest income, the different types of income will be paid in the same relative proportions for each day during the Rate Period.

(e)    Whenever the Fund intends to include any net capital gains or ordinary income in any dividend on VRDP Shares, without giving advance notice thereof pursuant to the Articles Supplementary, the Fund shall notify the Tender and Paying Agent of the additional amounts to be included in such dividend as provided in the Articles Supplementary at least five (5) Business Days prior to the applicable Dividend Payment Date.

(f)    Whenever the Fund intends to make a Gross-Up Payment on VRDP Shares pursuant to the Articles Supplementary, the Fund will notify the Tender and Paying Agent (a “Gross-Up Notice”), in which case the Tender and Paying Agent shall deliver such Gross-Up Notice within two (2) Business Days of receipt by the Tender and Paying Agent of such notice to each Holder of such VRDP Shares entitled to such Gross-Up Payment, who shall be determined by the Fund, at such Holder’s address as the same appears on the record books of the Fund maintained by the Tender and Paying Agent.

(g)    Nothing contained herein shall be construed to require the Tender and Paying Agent to advance its own funds to any Holder if sufficient funds have not been deposited with the Tender and Paying Agent by the Fund for the purpose of making payments hereunder or otherwise.

(h)    Except with respect to the entitlements of the Holders as provided in the last sentence of clause (b) above, the Tender and Paying Agent, in carrying out its responsibilities as the Tender and Paying Agent, shall be acting solely as the agent of the Fund.  No delivery of VRDP Shares to the Tender and Paying Agent, or any agent of the Tender and Paying Agent, shall constitute a redemption of the VRDP Shares.

Section 3.05  Special Rate Periods.  The provisions contained in the Articles Supplementary concerning Special Rate Periods and proposed Special Rate Periods and the notification of a Special Rate Period and a proposed Special Rate Period will be followed by the Fund and in respect of which the Fund has notified the Tender and Paying Agent and, to the extent applicable, the Tender and Paying Agent, and such provisions are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

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Section 3.06  Notice to the Fund, the Liquidity Provider, the Remarketing Agent and Holders of VRDP Shares.  Without limitation of the other provisions of this Agreement, the Fund will deliver or, if the Fund so directs, the Tender and Paying Agent, pursuant to and in accordance with the last paragraph of this Section 3.06, will deliver:

(a)    a copy of any Notice of Tender received by the Tender and Paying Agent from a Beneficial Owner or its Agent Member to the Liquidity Provider and the Remarketing Agent;

(b)    a copy of any Preliminary Notice of Purchase and Final Notice of Purchase to the Liquidity Provider;

(c)    a copy of any Notice of Revocation received by the Tender and Paying Agent from a Beneficial Owner or its Agent Member to the Liquidity Provider and the Remarketing Agent;

(d)    a copy of any Notice of Redemption to Holders of VRDP Shares and the Liquidity Provider;

(e)    a copy of a notice pursuant to Section 3.04(d) hereof to the Liquidity Provider and Holders of VRDP Shares;

(f)    a copy of a Gross-Up Notice to Holders of VRDP Shares and the Liquidity Provider;

(g)    a Mandatory Tender Notice by Electronic Means, to Holders of VRDP Shares, the Remarketing Agent and the Liquidity Provider;

(h)    a Mandatory Purchase Notice by Electronic Means, to Holders of VRDP Shares and the Liquidity Provider;

(i)    notice by Electronic Means to Holders of VRDP Shares of the failure by the Fund to pay the Liquidity Provider the applicable fee due in advance under the terms of the Fee Agreement by seven (7) Business Days prior to the beginning of the month to which such payment relates;

(j)    as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission, each annual and semi-annual report prepared with respect to the Fund to the Liquidity Provider and Holders of VRDP Shares, which delivery may be made by notice of the electronic availability of any such document on a public website;

(k)    notice of any change (including being put on Credit Watch or Watchlist), suspension or termination in or of the ratings on the VRDP Shares by any NRSRO then rating the VRDP Shares at the request of the Fund as promptly as practicable upon the occurrence thereof to the Holders of VRDP Shares and the Liquidity Provider;

(l)    notice of any other repurchase of any or all of the VRDP Shares to Holders of VRDP Shares and the Liquidity Provider;

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(m)    notice of any proposed amendments to the Charter, the Articles Supplementary, the VRDP Shares Purchase Agreement, the VRDP Shares Remarketing Agreement and this Agreement not less than ten (10) Business Days prior to any proposed amendment (provided, that notice of any proposed amendment to Section 2(m) of the VRDP Shares Remarketing Agreement shall be provided to the Holders of VRDP Shares not less than fifteen (15) Business Days prior to the effective date of such proposed amendment and again not less than ten (10) Business Days prior to the effective date of such proposed amendment), and copies of all actual amendments thereto to Holders of VRDP Shares;

(n)    notice of any proposed amendments to or waivers of the Related Documents and copies of all actual amendments and waivers thereto to the Liquidity Provider;

(o)    to the Liquidity Provider, from time to time such additional information regarding the financial position, results of operations or prospects of the Fund as the Liquidity Provider may reasonably request, including, without limitation, copies of all offering memoranda or other offering material with respect to the sale of any securities of the Fund as soon as reasonably practicable, but in no event later than ten (10) Business Days after a request;

(p)    notice to the Liquidity Provider and the Holders of VRDP Shares of any missed, reduced or deferred dividend payment that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the grace period;

(q)    notice to the Liquidity Provider and the Holders of VRDP Shares of insufficient deposit to provide for a properly noticed redemption or liquidation as soon as practicable, but in no event later than two (2) Business Days after discovery of insufficient deposits;

(r)    notice to the Liquidity Provider and the Holders of VRDP Shares of non-compliance with the Rating Agency Guidelines of the NRSROs for more than five (5) Business Days or of the Minimum VRDP Shares Asset Coverage for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the grace period;

(s)    notice to the Liquidity Provider and the Holders of VRDP Shares of any change to any investment adviser or sub-adviser of the Fund within two (2) Business Days after a resignation or a notice of removal has been sent by or to any investment adviser or sub-adviser; provided, however, that this clause shall not apply to personnel changes of the investment adviser or the sub-adviser;

(t)    notice to the Liquidity Provider of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after mailing thereof;

(u)    notice  one (1) Business Day after the occurrence thereof to the Liquidity Provider and the Holders of VRDP Shares of (i) the failure of the Fund to pay the amount due on any senior securities or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; or (ii) the failure of the Fund to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Fund to pay

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accumulated dividends on any additional preferred stock ranking pari passu with the VRDP Shares, and any period of grace or cure with respect thereto shall have expired;

(v)    notice to each Holder of VRDP Shares by Electronic Means (or by first class mail, postage prepaid, in the case where the VRDP Shares are in physical form), upon at least seven (7) days prior notice in the event that there is a substitute Liquidity Provider (including, but not limited to, as to the Liquidity Provider, the consolidation, amalgamation with, or merger with or into another entity, or the transfer of all or substantially all the Liquidity Provider’s assets to another entity), or any downgrade in the rating of the VRDP Shares or the Liquidity Provider by an NRSRO then rating the VRDP Shares at the request of the Fund or the Liquidity Provider;

(w)    in the event of the occurrence of a Failed Remarketing Condition, notice to the Holders of VRDP Shares with a copy to the Fund (if delivered by the Tender and Paying Agent) by Electronic Means (or by first class mail, postage prepaid, in the case where the VRDP Shares are in physical form) of such Failed Remarketing Condition;

(x)    notice to the Liquidity Provider of a material breach of any representation, warranty or covenant of the Fund, or the Tender and Paying Agent or Remarketing Agent, in each case, only if the Fund has actual knowledge of such breach, set forth herein or in any of the other Related Documents as soon as reasonably practicable, but in no event later than five (5) days after knowledge of senior management of the Fund or the Investment Adviser thereof;

(y)    notice to the Liquidity Provider of any action, suit, proceeding, investigation or regulatory or business development, including any that is pending or threatened in writing against the Fund or other Person in any court or before any governmental authority (i) in any way contesting or affecting the validity of this Agreement or any Related Document to which the Fund is a party; or (ii) in which a final adverse decision or outcome would materially adversely affect the ability of the Fund to perform its obligations under this Agreement or any Related Document to which the Fund is a party as promptly as practicable, but in no event later than ten (10) Business Days after knowledge of senior management of the Fund or the Investment Adviser thereof;

(z)    notice to the Liquidity Provider of the distribution of net capital gains or ordinary income pursuant to the Articles Supplementary in advance of the Rate Period that such income will or may be distributed, simultaneously with the Tender and Paying Agent providing such notice to each Holder of VRDP Shares;

(aa)    to the Liquidity Provider as soon as reasonably practicable upon request of the Liquidity Provider, any Remarketing Materials required of the Fund under the terms of the Fee Agreement;

(bb)    copies to the Liquidity Provider of all certificates that the Fund has delivered to each NRSRO which is then rating VRDP Shares that are set forth in the respective Rating Agency Guidelines regarding Minimum VRDP Shares Asset Coverage, the VRDP Shares Basic Maintenance Amount and all related calculations at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable, but in no event later than ten (10) Business Days after such certificates have been sent;

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(cc)    notice to the Liquidity Provider and the Holders of the VRDP Shares if the Remarketing Agent establishes the Maximum Rate as the Applicable Rate;

(dd)    in the event of a Liquidity Provider Ratings Event, of which the Tender and Paying Agent has received notice, labeled “Notice of Liquidity Provider Ratings Event” and specifying a Liquidity Provider Ratings Event Termination Date, by Electronic Means from the Fund, the Tender and Paying Agent shall provide notice of termination of the VRDP Shares Purchase Agreement specifying the Liquidity Provider Ratings Event Termination Date  by Electronic Means to the Liquidity Provider in accordance with Section 7.06(b) of the VRDP Shares Purchase Agreement (with a copy to the Fund); and

(ee)    notice to the Fund if the Liquidity Provider fails to purchase any VRDP Shares pursuant to the Purchase Obligation.

The documents specified in subsections (a), (b), (c) and (ee) above shall be delivered by the Tender and Paying Agent (with a copy to the Fund) as provided elsewhere in this Agreement.  Upon the request of the Fund made to the Tender and Paying Agent at least two (2) Business Days prior to each date that such items are required to be given, and if and to the extent that the Fund provides the Tender and Paying Agent with copies of any of the foregoing items in subsections (d) through (dd) by Electronic Means, the Tender and Paying Agent shall deliver same by Electronic Means to the designated recipients thereof promptly, but in any event, within two (2) Business Days of receipt thereof. The Tender and Paying Agent shall have no duty to examine and shall not be charged with knowledge of the contents of any of the foregoing items (a) through (dd), its sole duty in respect thereof being to deliver same to the Liquidity Provider, the Remarketing Agent and the Holders, as the case may be (with copies to the Fund, as applicable), if and when requested and as and to the extent hereinabove provided or as otherwise provided herein.

ARTICLE FOUR

TENDER AND PAYING AGENT AS TRANSFER AGENT AND REGISTRAR

Section 4.01  Issue of Stock Certificates.  On the Date of Original Issue of any VRDP Shares, one or more certificates for the VRDP Shares shall be issued by the Fund and registered in the name of the Securities Depository or its nominee (“Global VRDP Shares”), and countersigned by the Tender and Paying Agent.  The Tender and Paying Agent may hold the Global VRDP Shares as custodian for the Securities Depository.  The Fund will give the Tender and Paying Agent prior written notice, which will include instructions, as to the issuance of VRDP Shares.

Section 4.02  Share Register; Allocation of Shares.

(a)    The Tender and Paying Agent shall maintain a registry of the Holders of the VRDP Shares.  The Fund, the Tender and Paying Agent and any agent of the Fund or the Tender and Paying Agent may treat the Person in whose name any VRDP Shares are registered as the owner of such VRDP Shares for the purpose of receiving payment of the liquidation amount of and (subject to Section 2(i) of Part I of the Articles Supplementary) dividends in respect of such

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VRDP Shares and, except as expressly provided in Sections 3.01 and 3.02 with respect to Beneficial Owners in the case of Optional Tenders, for all other purposes whatsoever, whether or not such payment may be overdue, and neither the Fund, the Tender and Paying Agent nor any agent of the Fund or the Tender and Paying Agent shall be affected by notice to the contrary.

(b)    None of the Fund or the Tender and Paying Agent shall have any responsibility or obligation to any Beneficial Owner of the Global VRDP Shares, an Agent Member or other Person with respect to the accuracy of the records of the Securities Depository or its nominee or of any Agent Member, with respect to any ownership interest in the Global VRDP Shares or with respect to the delivery to any Agent Member, Beneficial Owner or other Person (other than the Securities Depository) of any notice (including any Notice of Redemption) or the payment of any amount, under or with respect to such VRDP Shares.  All notices and communications to be given to the Holders and all payments to be made to Holders under the applicable Related Documents shall be given or made only to or upon the order of the registered holders (which shall be the Securities Depository or its nominee in the case of Global VRDP Shares).  The rights of Beneficial Owners in the Global VRDP Shares shall be exercised only through the Securities Depository subject to the applicable procedures of the Securities Depository.  The Fund and the Tender and Paying Agent shall be entitled to rely and shall be fully protected in acting upon information furnished by the Securities Depository with respect to its members, participants and any beneficial owners.  The Fund and the Tender and Paying Agent shall be entitled to deal with the Securities Depository, and any nominee thereof that is the registered holder of any Global VRDP Shares, for all purposes of the Related Documents relating to such Global VRDP Shares (including the payment of dividends, Redemption Price, if any, and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global VRDP Shares) as the sole holder of such Global VRDP Shares and shall have no obligations to the Beneficial Owners thereof.  None of the Fund or the Tender and Paying Agent shall have any responsibility or liability for any acts or omissions of the Securities Depository with respect to such Global VRDP Shares, for the records of the Securities Depository, including records in respect of beneficial ownership interests in respect of any such Global VRDP Shares, for any transactions between the Securities Depository and any Agent Member or between or among the Securities Depository, any such Agent Member and/or any holder or owner of a beneficial interest in such Global VRDP Shares, or for any transfers of beneficial interests in any of such Global VRDP Shares.

(c)    The Tender and Paying Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Related Documents or under applicable law with respect to any transfer of any interest in any VRDP Shares (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global VRDP Shares), other than to require delivery of such certificates, other documentation or evidence, if any, as are expressly required by, and to do so if and when expressly required by the terms of this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 4.03  Registration of Shares.

(a)    Except as set forth in this Section 4.03, if a Securities Depository is used, the VRDP Shares shall be registered solely in the name of the Securities Depository or its nominee.

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If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository with respect to the VRDP Shares, then upon such resignation such VRDP Shares shall be registered for transfer or exchange and new certificates shall be issued in the name of the transferee or transferees designated by the Securities Depository upon surrender of the old certificates in a form deemed by the Tender and Paying Agent in its capacity as registrar properly endorsed for transfer with (i) all necessary endorsers’ signatures guaranteed by an “eligible guarantor institution” meeting the requirements of the Tender and Paying Agent in its capacity as registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Tender and Paying Agent in its capacity as registrar, in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act; and (ii) evidence satisfactory to the Fund of compliance with all applicable laws relating to the collection of taxes or funds necessary for the payment of such taxes.

(b)    If certificates representing VRDP Shares are at the direction of the Fund, to be held by Holders other than the Securities Depository, such shares shall be registered for transfer or exchange, and the Fund shall issue one or more new certificates with respect to such shares registered in the names of the Beneficial Owners thereof or their nominees, upon surrender of the old certificates in a form deemed by the Tender and Paying Agent properly endorsed for transfer, with (i) all necessary endorsers’ signatures guaranteed in such manner and form as the Tender and Paying Agent may require by a guarantor reasonably believed by the Tender and Paying Agent to be responsible; (ii) such assurances as the Tender and Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement: and (iii) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes or funds necessary for the payment of such taxes.

Section 4.04  Lost Certificates.  The Tender and Paying Agent shall issue and register replacement certificates for certificates evidencing VRDP Shares represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and the Tender and Paying Agent, subject at all times to provisions of law, the Charter of the Fund governing such matters and resolutions adopted by the Fund with respect to lost securities.  The Tender and Paying Agent may treat any certificates that were replaced due to an alleged loss, theft or destruction as if such certificates were cancelled at the time of the issuance of replacements therefor.  The Tender and Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates.  Any request by the Fund to the Tender and Paying Agent to issue a replacement or new certificate pursuant to this Section 4.04 shall be deemed to be a representation and warranty by the Fund to the Tender and Paying Agent that such issuance will comply with applicable provisions of law and the Charter and resolutions of the Fund.

Section 4.05  Disposition of Cancelled Certificates; Record Retention.  The Tender and Paying Agent shall retain certificates evidencing VRDP Shares which have been cancelled in transfer or in exchange and accompanying documentation for two (2) calendar years from the date of such cancellation.  The Tender and Paying Agent shall afford access to the Fund, its agents and counsel at reasonable times during normal business hours to review and make extracts or copies of such certificates and accompanying documentation.  Upon the expiration of such two year period and at the Fund’s request, the Tender and Paying Agent shall deliver to the Fund

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the cancelled certificates and accompanying documentation.  The Fund shall, at its sole cost and expense, retain such records for a minimum additional period of ten (10) calendar years from the date of delivery of the records to the Fund and shall make such records available during normal business hours during this period at any time, or from time to time, for reasonable periodic, special or other examinations by representatives of the SEC.  The Fund shall also undertake to furnish to the SEC, upon demand, at either its principal office or at any regional office, complete, correct and current hard copies of any and all such records.

Section 4.06  Stock Transfer Books.  The Tender and Paying Agent shall maintain the stock transfer books listing the Holders of VRDP Shares.  In case of any request or demand for the inspection of the stock transfer books of the Fund or any other books of the Fund in the possession of the Tender and Paying Agent, the Tender and Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection.  Notwithstanding the foregoing, the Tender and Paying Agent reserves the right to allow such stock transfer books or other books to be inspected by any Person in case it is advised by its counsel that its failure to do so would: (i) be unlawful or (ii) expose it to liability, unless the Tender and Paying Agent shall have received an offer of indemnification acceptable to it.

Section 4.07  Return of Funds.  The Tender and Paying Agent shall notify the Fund or the Liquidity Provider, as the case may be, by Electronic Means of the amount of any funds deposited with the Tender and Paying Agent by the Fund or the Liquidity Provider, as the case may be, for any reason under this Agreement, including for the payment of dividends, the Redemption Price or any applicable Late Charge, that remain with the Tender and Paying Agent after ninety (90) days from the date of such deposit and such amount shall, to the extent permitted by law, be repaid to the Fund or the Liquidity Provider, as the case may be, by the Tender and Paying Agent upon the request by Electronic Means of the Fund or the Liquidity Provider, as the case may be.  The Tender and Paying Agent shall have no duty to invest any funds deposited with it at any time pursuant to this Agreement.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES

Section 5.01  Representations and Warranties of the Fund.  The Fund represents and warrants to the Tender and Paying Agent and the Liquidity Provider that as of the date hereof:

(a)    the Fund is a corporation in good standing under the laws of the State of Maryland and has full power to execute and deliver this Agreement and to authorize, create and issue the VRDP Shares;

(b)    this Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally from time to time in effect and by general principles of equity;

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(c)    the forms of the certificates evidencing VRDP Shares comply with all applicable laws of the State of Maryland;

(d)    the VRDP Shares have been duly authorized and, upon payment of the consideration therefor set forth in the Placement Agreement, will be validly issued, fully paid and nonassessable;

(e)    no action by or before any governmental body or authority of the State of Maryland is required in connection with the execution and delivery of this Agreement or the issuance of VRDP Shares; and

(f)    the execution and delivery of this Agreement and the issuance and delivery of the VRDP Shares will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under the Charter, the Articles Supplementary, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound except for such violations or contraventions which would not have a material adverse effect on the Fund.

Section 5.02  Representations and Warranties of the Tender and Paying Agent.  The Tender and Paying Agent represents and warrants to the Fund and the Liquidity Provider that as of the date hereof:

(a)    the Tender and Paying Agent is duly organized and is validly existing as a banking corporation under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

(b)    this Agreement constitutes the legal, valid and binding obligation of the Tender and Paying Agent except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws related to or affecting the rights of creditors generally from time to time in effect and by general principles of equity.

ARTICLE SIX

THE TENDER AND PAYING AGENT

Section 6.01  Duties and Responsibilities.

(a)    The Tender and Paying Agent is acting solely as agent for the Fund hereunder and owes no duties, fiduciary or otherwise, to any other Person by reason of this Agreement, except as otherwise may be provided by Sections 3.02(c), 3.04(b) and 7.04 hereof.

(b)    The Tender and Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Tender and Paying Agent.

(c)    In the absence of negligence or willful misconduct on its part, the Tender and Paying Agent shall not be liable for any action taken, suffered or omitted by it in the

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performance of its duties under this Agreement.  The Tender and Paying Agent shall not be liable for any error of judgment made in good faith unless and to the extent it is negligent in ascertaining the pertinent facts.

(d)    The Tender and Paying Agent is authorized and directed to execute and deliver the VRDP Shares Purchase Agreement and perform its obligations thereunder.

(e)    Any application by the Tender and Paying Agent for written instructions from the Fund may, at the option of the Tender and Paying Agent, set forth in writing any action proposed to be taken or omitted by the Tender and Paying Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective.  The Tender and Paying Agent shall not be liable for any action taken by, or omission of, the Tender and Paying Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Signing Officer of the Fund actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Tender and Paying Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(f)    The Tender and Paying Agent has no obligation under the terms of this Agreement or otherwise to enforce any rights or exercise any remedies that may be available to any Holder or Beneficial Owner or other Person that arise out of or relate to this Agreement or otherwise.

(g)    Unless otherwise specified as set forth in Sections 2.01, 3.01, 3.02, 3.04(d), 3.04(f), 3.06 and 7.13, the Tender and Paying Agent shall not be required to deliver any notice or other communication referred to herein or in the VRDP Shares Purchase Agreement to be delivered by it unless and until it shall have received by Electronic Means from the Fund a request to deliver such notice or other communication at least two (2) Business Days prior to the date upon which any such notice or communication is so required to be delivered (unless a shorter period of time shall be acceptable to the Tender and Paying Agent).  The Fund will not, without the prior written consent of the Tender and Paying Agent (which consent shall not be unreasonably withheld), amend the Articles Supplementary in a manner that adversely changes the rights, duties, privileges and immunities of the Tender and Paying Agent under this Agreement, the VRDP Shares Purchase Agreement or otherwise. The Fund shall deliver to the Tender and Paying Agent (a) each proposed amendment or revision of, or supplement to, the Articles Supplementary that includes any such changes not later than ten (10) days prior to its effectiveness and (b) the Articles Supplementary, as it may be so amended, revised or supplemented, promptly after the effectiveness of each amendment or revision thereof, or supplement thereto.

(h)    In purchasing VRDP Shares hereunder, the Tender and Paying Agent shall be acting as a conduit and shall not be purchasing VRDP Shares for the Fund’s or its own account, and in the absence of notice delivered by Electronic Means from the Liquidity Provider shall be entitled to assume that any VRDP Shares tendered to it for purchase are entitled to be so purchased (and the Tender and Paying Agent may assume that any Person submitting a Notice of

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Tender or otherwise holding himself or itself out as a Beneficial Owner or its Agent Member in fact is a Beneficial Owner or its Agent Member).

Section 6.02  Rights of the Tender and Paying Agent.

(a)    The Tender and Paying Agent shall not incur liability for following the instructions herein contained or expressly provided for, or written instructions authorized hereby.  The Tender and Paying Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document, believed by it, in the absence of manifest error or bad faith, to be genuine.  The Tender and Paying Agent shall not be liable for acting upon any telephone communication authorized hereby which the Tender and Paying Agent reasonably believes in the absence of bad faith to have been given by the Fund, a Holder, a Beneficial Owner, an Agent Member, the Liquidity Provider or the Remarketing Agent.  The Tender and Paying Agent may record telephone communications with the Fund, the Liquidity Provider and the Remarketing Agent in connection with its duties hereunder.

(b)    The Tender and Paying Agent may consult with counsel of its choice and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Tender and Paying Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(d)    The Tender and Paying Agent may perform its duties and its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for misconduct or negligence on the part of any agent or attorney not affiliated with the Tender and Paying Agent appointed by it with due care hereunder. The Tender and Paying Agent shall notify the Fund of the appointment of any such non-affiliated agents or attorneys hereunder.

(e)    Anything in this Agreement to the contrary notwithstanding, in no event shall the Tender and Paying Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Tender and Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f)    The Tender and Paying Agent shall not be obligated to take any legal action hereunder that might, in its judgment, involve any expenses or liability, unless it has been furnished with indemnity reasonably satisfactory to it.

(g)    The Tender and Paying Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or

29

software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.  The Tender and Paying Agent shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

(h)    The Tender and Paying Agent makes no representation as to, and shall have no liability with respect to, the correctness of the recitals in, or the validity (with respect to parties other than the Tender and Paying Agent), accuracy or adequacy of this Agreement (including any schedules hereto), any VRDP Shares, the Articles Supplementary, the Placement Agreement, any offering material used in connection with the offer and sale of any VRDP Shares or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof.

(i)    The permissive right of the Tender and Paying Agent under this Agreement to take or omit to take any action shall not be construed as a duty.

(j)    The Tender and Paying Agent may request that the Fund deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which certificate may be signed by any Signing Officer or by any other Person authorized to sign such a certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)    Except as otherwise provided in the penultimate sentence of Section 3.04(c) and unless otherwise mutually agreed in writing between the Fund and the Tender and Paying Agent, the Tender and Paying Agent shall be under no duty or obligation to pay any interest or earnings on or with respect to amounts held or deposited hereunder or to invest any funds deposited with it at any time pursuant to this Agreement.  In the event the Fund and the Tender and Paying Agent shall otherwise agree, any interest or earnings on or with respect to any amount held or deposited hereunder shall be remitted to the Fund in accordance with such agreement.  The Tender and Paying Agent shall be under no duty or obligation to collateralize or pledge any security therefor, or to segregate any amounts hereunder except as required by law; provided, however, that pursuant to Section 3.02(c) hereof, the Tender and Paying Agent shall hold any Purchase Price received from the Liquidity Provider, with respect to VRDP Shares subject to purchase pursuant to the Purchase Obligation, or the Remarketing Agent, with respect to VRDP Shares remarketed by the Remarketing Agent, in separate accounts in trust for the benefit of the parties specified in Section 3.02(f) or the return of such Purchase Price to the Liquidity Provider or the Remarketing Agent as provided in Section 3.02(f).

(l)    The Tender and Paying Agent, in its individual or any other capacity, may become the owner or pledgee of VRDP Shares with the same rights it would have if it were not Tender and Paying Agent.

(m)    The Tender and Paying Agent has no duty under, pursuant to, or in connection with any Related Document or any other agreement, indenture or document, including but not limited to the Placement Agreement (except as otherwise expressly provided herein), or to comply or to cause or monitor compliance by the Fund or any other Person with the provisions of any Related Document or such agreement, indenture or document.

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(n)    Except with respect to the calculation of the amount of regularly scheduled dividends paid on each Dividend Payment Date, as set forth in Section 3.04(a) hereof, the Tender and Paying Agent shall have no duty to calculate the amount of any payment to be made by it hereunder and may conclusively rely on the Fund’s or the Remarketing Agent’s determination of any such other amounts.  The Tender and Paying Agent shall have no duty to determine the occurrence or continuance of any event or events that constitute a Liquidity Provider Ratings Event, Mandatory Tender Event, Mandatory Purchase Event, Failed Remarketing Condition, Failed Remarketing Condition – Purchased VRDP Shares Redemption or Related Party Termination Event, or to determine whether any agreement satisfies the requirements of an Alternate VRDP Shares Purchase Agreement.

(o)    The Tender and Paying Agent shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by Persons reasonably believed by the Tender and Paying Agent to be authorized to give instructions and directions on behalf of the proper party.  The Tender and Paying Agent shall have no duty or obligation to verify or confirm that the Person who sent such instructions or directions is, in fact, a Person authorized to give instructions or directions on behalf of such proper party; and the Tender Agent shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions or directions.  The Fund agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Tender and Paying Agent, including without limitation the risk of the Tender and Paying Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 6.03  Tender and Paying Agent’s Disclaimer.  Except as provided in Section 5.02, the Tender and Paying Agent makes no representation as to the validity or adequacy of this Agreement or any VRDP Shares issued or to be issued.

Section 6.04  Compensation, Expenses and Indemnification.

(a)    The Fund shall pay the Tender and Paying Agent, from time to time, compensation for all services rendered by it under this Agreement, including under the VRDP Shares Purchase Agreement, as shall be agreed upon, from time to time, in writing by the Fund and the Tender and Paying Agent.

(b)    The Fund shall reimburse the Tender and Paying Agent, upon the Tender and Paying Agent’s request, for all reasonable out of pocket expenses, disbursements and advances incurred or made by the Tender and Paying Agent in accordance with the provisions of this Agreement or the VRDP Shares Purchase Agreement (including the reasonable compensation, expenses and disbursements of any agent or counsel for the Tender and Paying Agent), except any expense or disbursement attributable to its negligence, willful misconduct or bad faith.

(c)    The Fund shall indemnify, defend and hold the Tender and Paying Agent and its directors, officers, employees and agents (collectively with the Tender and Paying Agent, the “Indemnitees”) harmless from and against every loss, liability or expense, including without limitation, damages, fines, suits, actions, demands, costs, out-of-pocket expenses, and reasonable legal fees and expenses (collectively, “Losses”), that may be imposed on, incurred by, or asserted

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against, any Indemnitee for or in respect of its (1) execution and delivery of this Agreement and the VRDP Shares Purchase Agreement, (2) compliance or attempted compliance with or reliance upon any instruction or other direction upon which the Tender and Paying Agent is authorized to rely pursuant to the terms of this Agreement or the VRDP Shares Purchase Agreement and (3) performance under this Agreement and the VRDP Shares Purchase Agreement, except in the case of such performance only and with respect to any Indemnitee to the extent that the Loss resulted from such Indemnitee’s negligence or willful misconduct.

(d)    The provisions of this Section 6.04 shall survive the resignation or removal of the Tender and Paying Agent and the termination of this Agreement or the VRDP Shares Purchase Agreement for any reason.

Section 6.05  Resignation and Removal of the Tender and Paying Agent.

(a)    The Tender and Paying Agent may resign and be discharged from its duties and obligations hereunder with respect to any VRDP Shares by giving sixty (60) days’ prior written notice to the Fund, the Liquidity Provider and the Remarketing Agent or Agents, if any; provided, however, that no such resignation of the Tender and Paying Agent shall be effective until the Fund shall have appointed, with the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), a successor Tender and Paying Agent for such shares and such successor Tender and Paying Agent shall (x) have entered into (i) a tender and paying agent agreement with the Fund, in form and substance reasonably satisfactory to the Liquidity Provider, in which it shall have agreed to substantially the same duties and obligations with respect to such shares in accordance with the terms and conditions of this Agreement and (ii) a VRDP Shares Purchase Agreement with the Liquidity Provider and (y) be a licensed banking entity with trust powers or a trust company and has total assets of at least $50 million.  In such case, the Fund shall use its best efforts to appoint a successor Tender and Paying Agent for such shares and enter into such tender and paying agent  agreement with such Person as soon as reasonably practicable.

(b)    The Fund, with the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), may remove the Tender and Paying Agent with respect to any VRDP Shares by giving at least sixty (60) days’ prior written notice to the Tender and Paying Agent, the Remarketing Agent or Agents, if any, and the Liquidity Provider; provided, however, that no such removal shall become effective until the Fund shall have appointed, with the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), a successor Tender and Paying Agent for such shares and such successor Tender and Paying Agent shall (x) have  entered into (i) a tender and paying agent agreement with the Fund, in form and substance reasonably satisfactory to the Liquidity Provider, in which it shall have agreed to undertake the same duties and assume the same obligations for such shares in accordance with the terms and conditions of this Agreement and (ii) a VRDP Shares Purchase Agreement with the Liquidity Provider and (y) be a licensed banking entity with trust powers or a trust company and has total assets of at least $50 million.  In such case, the Fund shall use its best efforts to appoint a successor Tender and Paying Agent for such shares and enter into such a tender and paying agent agreement with such Person as soon as reasonably practicable.

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(c)    The provisions of this Section 6.05 shall survive the termination for any reason of this Agreement, or the resignation or removal of the Tender and Paying Agent.

(d)    If no appointment of a successor Tender and Paying Agent shall be made within sixty (60) days pursuant to the foregoing provisions, the Tender and Paying Agent retiring or being removed from office may apply to any court of competent jurisdiction to appoint a successor Tender and Paying Agent hereunder and under the VRDP Shares Purchase Agreement.  Such court may, as it may deem proper, prescribe or appoint a successor Tender and Paying Agent.

(e)    Any Person into which the Tender and Paying Agent or any successor to it may be merged or converted or with which it or any successor to it may be consolidated, or any Person resulting from any merger, conversion, consolidation or reorganization to which the Tender and Paying Agent or any successor to it shall be a party or any Person to which all or substantially all of the corporate trust business of the Tender and Paying Agent or any such successor shall be transferred shall be the successor Tender and Paying Agent under this Agreement.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.01  Term of Agreement.

(a)    Subject to the provisions of Section 6.04(d), the term of this Agreement shall continue for so long as any VRDP Shares are Outstanding, unless it shall be terminated as provided in Section 6.05.

(b)    Except as otherwise provided in this Section 7.01(b), the respective rights and duties of the Fund and the Tender Paying Agent under this Agreement with respect to VRDP Shares shall cease upon termination of this Agreement.  The Fund’s representations, warranties, covenants and obligations to the Tender and Paying Agent under Sections 5.01 and 6.04 hereof shall survive the termination hereof and the resignation or removal of the Tender and Paying Agent.  Upon termination of this Agreement with respect to VRDP Shares, the Tender and Paying Agent shall (i) at the request of the Fund, promptly deliver to the Fund copies of all books and records maintained by it with respect to VRDP Shares in connection with its duties hereunder, and (ii) at the request of the Fund, promptly transfer to the Fund or any successor Tender and Paying Agent any funds held for the Fund with respect to VRDP Shares of such Series which have not previously been distributed by the Tender and Paying Agent in accordance with this Agreement.

Section 7.02  Communications and Wire Instructions.  Except for communications authorized to be by telephone, or authorized or required to be given by Electronic Means, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) given to such Person at its address or telecopy number set forth below:

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If to the Fund:

BlackRock MuniYield Michigan Quality Fund, Inc.
100 Bellevue Parkway
Wilmington, Delaware 19809-3700
Attention: Accounting Custody
Telephone: (302) 797-6179
Fax: (302) 797-2455
Email: Accounting.Custody@blackrock.com

In case the Tender and Paying Agent is required to return any funds advanced by the Fund, the Fund’s wire instructions are as follows:

Wire Instructions:

Bank of New York
Clearing Bank A/C# 111612
ABA# 021000018
Beneficiary A/C# 256653

If to the Liquidity Provider:

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, NY 10013
Attn: MSD Middle Office Manager
Telephone: (212) 723-6320
Fax: (212) 723-8642
Email: Glynn.Braithwaite@citi.com

In case the Tender and Paying Agent is required to return any funds advanced by the Liquidity Provider (and held in trust in the account of the Tender and Paying Agent for the benefit of the Liquidity Provider) for the payment of the Purchase Price, or deliver any VRDP Shares, in connection with an Optional Tender or a Mandatory Tender, the Liquidity Provider’s DTC Participation number and wire instructions are as follows:

DTC Participant Number: 950

Wire Instructions:

Citibank NA New York
ABA# 021 000 089
A/C# 3685 2918
Attn: Municipal Derivatives Operations

In case the Tender and Paying Agent is required to return any funds advanced by the Remarketing Agent (and held in trust in the account of the Tender and Paying Agent for the benefit of the Remarketing Agent) for the payment of the Purchase Price, or deliver any VRDP

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Shares, in connection with a Remarketing, the Remarketing Agent’s wire instructions and DTC Participant number are as follows:

If to the Remarketing Agent:

Citigroup Global Markets Inc.
390 Greenwich Street
New York, NY 10013
Attn: Middle Office Manager
Telephone: (212) 723-7124
Fax: (212) 723-8642
Email: Glynn.Braithwaite@citi.com

DTC Participant Number: 418

Wire Instructions:
Account with bank:
Citibank N.A., NY
Account of CGMI
ABA# 021000089
Acct# 30631049
Swift: SBNYUS33

If Deposit Securities will be delivered by State Street Bank and Trust Company, as Custodian of the Fund pursuant to Section 3.04 hereof, the Custodian’s DTC Participant number is as follows:

DTC Participant Number: 0997

All notices, requests, demands, instructions, directions and other communications to be delivered to the Tender and Paying Agent, unless otherwise expressly provided for in the applicable document, shall be sent by Electronic Means to the attention of the Tender and Paying Agent at the office of the Tender and Paying Agent set forth below (notices sent by email shall be sent by email to each of the representatives listed below at their respective email addresses shown below):

The Bank of New York Mellon
Corporate Trust Division
Dealing and Trading Group
101 Barclay Street
Floor 7W
New York, New York 10286
Fax: (212) 815-2830

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Joseph Denno
Vice President
Tel: (212) 815-2898
Fax: (212) 815-2830
Email: joseph.denno@bnymellon.com

Christina Sotiriou
Senior Associate
Tel: (212) 815-2888
Fax: (212) 815-2830
Email: christina.sotiriou@bnymellon.com

John Maggio
Trust Associate
Tel: (412) 234-4302
Fax: (212) 815-2830
Email: john.maggio@bnymellon.com

Kristen Tartaglione
Senior Associate
Tel: (212) 815-2902
Fax: (212) 815-2830
Email: kristen.tartaglione@bnymellon.com

or to such other address and/or Persons, telecopy numbers and/or e-mail addresses as the party to whom the communication is addressed shall have previously communicated to the other party.  Communications shall be given on behalf of the Fund by a Signing Officer and on behalf of the Tender and Paying Agent by an Authorized Officer.  Communications shall be effective when actually received at the proper address.  Any notice, request, demand or communication to the parties in this Section 7.02 shall be deemed to be effective upon actual receipt by the applicable party in the manner provided above.

All moneys delivered by the Fund to the Tender and Paying Agent whether for payment of dividends, Redemption Price, Gross-up Amounts, or otherwise, and all Deposit Securities, shall be sent by wire transfer to the following account:

The Bank of New York Mellon
New York, New York
ABA# 021 000 018
G/L/A# 111 565
For Further Credit to Account #704116
Ref: mm/dd/yy and Event (e.g., Purchase Date or Mandatory Tender)
Attn: Joe Denno, Tel: (212) 815-2898

In the case Deposit Securities, also reference DTC Participant No.: 901

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Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class, postage prepaid, to each Holder affected by such event, at his address as it appears in the registry of the Holders of the VRDP Shares maintained by the Tender and Paying Agent, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice; provided, however, that, in the case of Global VRDP Shares, any notice given by the Tender and Paying Agent to the Securities Depository or its nominee may be given by Electronic Means or otherwise in accordance with the applicable procedures of the Securities Depository in lieu of by mail within the aforesaid time periods prescribed for the giving of any such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.  Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Tender and Paying Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Email transmissions shall be deemed to have been validly given or made when sent to the following email addresses; if to the Fund or the Adviser, to Accounting.Custody@blackrock.com; if to the Remarketing Agent, to Glynn.Braithwaite@citi.com; or to such other address as any such parties shall specify to the other party in writing; if to the Liquidity Provider, to Glynn.Braithwaite@citi.com; and, if to the Tender and Paying Agent, to BlackRockTenders@bnymellon.com.

Section 7.03  Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties.

Section 7.04  Benefits.  Nothing herein, express or implied, shall give to any Person, other than the Fund, the Tender and Paying Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder, except that (a) the Liquidity Provider and Holders and, but only in connection with specific references herein to Beneficial Owners (as distinguished from references to Holders), Beneficial Owners from time to time of the VRDP Shares, are express third party beneficiaries of this Agreement with respect to those provisions hereof pursuant to which the Tender and Paying Agent is obligated to hold funds, Deposit Securities or VRDP Shares for or on their respective behalves, subject, however, to the terms and provisions of this Agreement, and with respect to Section 2.02 of the VRDP Shares Purchase Agreement pursuant to which the Tender and Paying Agent is obligated to deliver a Preliminary Notice of Purchase and Final Notice of Purchase to the Liquidity Provider, deliver tendered VRDP Shares to the Liquidity Provider and deliver the Purchase Price received from the Liquidity Provider to the tendering Beneficial Owner, Agent Member or Holder, as applicable, subject, however, to the terms and provisions of the VRDP Shares Purchase Agreement and (b) the Liquidity Provider is an express third party beneficiary of this Agreement with respect to the provisions of Sections 5.01, 5.02, 7.05 and 7.06 hereof, to the extent such Sections expressly provide rights or benefits to the Liquidity Provider, subject, however, to the terms and provisions of this Agreement.

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Section 7.05  Amendment; Waiver.

(a)    This Agreement shall not be, and not be deemed or construed to be, modified, amended, rescinded, cancelled or waived, in whole or in part, except, upon the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), and by a written instrument signed by a duly authorized representative of each party.

(b)    Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

(c)    The Tender and Paying Agent shall not execute any amendment or waiver pursuant to the provisions of Section 7.04 of the VRDP Shares Purchase Agreement, or terminate the VRDP Shares Purchase Agreement in accordance with Section 7.06 (b)(i) thereof, without the prior written consent or instruction of the Fund, which consent or instruction shall include a certification of the Fund that such amendment, waiver or termination is permitted by the Charter, including the Articles Supplementary.

Section 7.06  Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Fund and the Tender and Paying Agent.  Except as otherwise provided in Section 6.05(d) and (e), without the prior written consent of the Fund and the Liquidity Provider, the Tender and Paying Agent may not assign this Agreement except by operation of law or to a Person who acquires all or substantially all of the assets and assumes all of the liabilities of the Tender and Paying Agent, either directly or by operation of law.

Section 7.07  Severability.  If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

Section 7.08  Articles and Section Headings.  The Articles and Section headings and the Table of Contents herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

Section 7.09  Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

Section 7.10  Governing Law; Jurisdiction; Consent to Service of Process.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The Fund and the Tender and Paying Agent each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate

38

court from any thereof, in any action or proceeding arising out of or relating to the Related Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Fund and the Tender and Paying Agent each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Related Documents in any court referred to in the preceding paragraph of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.11  Waiver of Jury Trial.  Each of the Fund, the Tender and Paying Agent and each third party beneficiary of this Agreement hereby waives trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto or beneficiaries hereof against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

Section 7.12  Nonpetition Covenant.  Notwithstanding any prior termination of this Agreement, The Bank of New York Mellon, solely in its capacity as Tender and Paying Agent, hereby covenants and agrees that it shall not, prior to the date which is one (1) year and one (1) day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke process of any court or government authority for the purpose of commencing a case against, the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Tender and Paying Agent from taking any action prior to the expiration of the aforementioned one (1) year and one (1) day period (x) in any case or proceeding voluntarily filed or commenced by the Fund, (y) in any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than the Tender and Paying Agent, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

Section 7.13  Notices to Beneficial Owners.

(a)            Any Beneficial Owner may request to receive by email transmission (or, only if email transmission shall be unavailable, by facsimile transmission) any notice provided by the Tender and Paying Agent to Holders pursuant to this Agreement by completing and delivering to the Fund a contact notification form in substantially the form attached hereto as Exhibit F (a “Contact Notification Form”).  The Contact Notification Form shall include: (i) the name of the contact person to whom such notice shall be addressed; (ii) an email address; (iii) a facsimile number; (iv) a telephone number; and (v) the other information required therein. The Remarketing Agent will agree in the VRDP Shares Remarketing Agreement to make available in

39

connection with Remarketings copies of the Contact Notification Forms, which Beneficial Owners may complete and deliver to the Fund.  The Fund shall forward to the Tender and Paying Agent by email transmission (or, only if email transmission shall be unavailable, by facsimile transmission) copies of any Contact Notification Forms received.  The Tender and Paying Agent shall provide by email transmission (or, only if email transmission shall be unavailable, by facsimile transmission) such notice to the Person that is identified as the contact person on any Contact Notification Form (that has not been cancelled as provided in clause (b) below) that the Tender and Paying Agent shall have received from the Fund.  The Tender and Paying Agent shall provide such notice at the same time that it provides such notice to Holders.

(b)    A Beneficial Owner or former Beneficial Owner may request to cease receiving notices by completing and delivering to the Fund a contact notification cancellation form in the form attached hereto as Exhibit G (a “Cancellation Form”); the Fund shall forward to the Tender and Paying Agent by email transmission (or, only if email transmission shall be unavailable, by facsimile transmission) any Cancellation Forms received.  The Remarketing Agent will agree in the VRDP Shares Remarketing Agreement to make available in connection with Remarketings copies of the Cancellation Forms, which Beneficial Owners or former Beneficial Owners may complete and deliver to the Fund.  The Tender and Paying Agent shall cease sending notices to the Person identified as the contact person on any Cancellation Form that the Tender and Paying Agent shall have received from the Fund.  In addition, the Fund at any time may direct the Tender and Paying Agent to cease providing notices to any Person.  Any such Person that is a Beneficial Owner may seek to reinstate itself as a Beneficial Owner eligible to receive notices by completing and submitting to the Fund a new Contact Notification Form.

(c)    The validity of any Contact Notification Form or Cancellation Form shall be determined in the sole discretion of the Fund; provided, however, that the Tender and Paying Agent may conclusively rely upon any Contact Notification Form or Cancellation Form received by it and upon which it has acted.

(d)    Notwithstanding the foregoing provisions of this Section 7.13 with respect to notices to Beneficial Owners, it is expressly understood and agreed that the Fund, the Tender and Paying Agent and the Remarketing Agent are agreeing to give such notices (or to facilitate the giving of such notices) solely as a matter of convenience to Beneficial Owners (to supplement procedures for the distribution of such notices to Holders) and will endeavor to provide them, but shall not incur any liability or obligation of any kind with respect to any such notices delivered to any Person or by reason of any failure to deliver, or any delay in delivering, any such notice or to accept any Contact Notification Form or Cancellation Form or maintain the accuracy of any list of Beneficial Owners.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Tender and Paying Agent

By:
Name:
Title:

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EXHIBIT A

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC. (THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP Shares”)

NOTICE OF TENDER

Note:    The substance of this notice must be given by the Beneficial Owner or its Agent Member to The Bank of New York Mellon, as Tender and Paying Agent (the “Tender and Paying Agent”), appointed under the Tender and Paying Agent Agreement, dated as of April 21, 2011, between BlackRock MuniYield Michigan Quality Fund, Inc. and the Tender and Paying Agent, in the manner provided in Schedule 1 hereto by email transmission (or if email transmission shall be unavailable, by facsimile transmission) at or prior to 2:00 p.m., New York City time, on any Business Day.  Any Notice of Tender delivered after 2:00 p.m., New York City time, will be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day and the Purchase Date specified in this Notice of Tender will be adjusted such that the Purchase Date shall be the next succeeding Business Day following the Purchase Date specified in this Notice of Tender.  The determination of the Tender and Paying Agent as to whether a Notice of Tender has been properly delivered shall be conclusive and binding upon the Beneficial Owner and its Agent Member.

TO: The Bank of New York Mellon, as Tender and Paying Agent

1.    In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of VRDP Shares dated April 20, 2011 (the “Articles Supplementary”), the undersigned, ____________________, [Beneficial Owner] [Agent Member of the Beneficial Owner] of the following VRDP Shares:

VRDP Shares Series	CUSIP Number	Number of VRDP Shares to be Purchased*
09254V 600

hereby notifies you of the election by the Beneficial Owner of the referenced VRDP Shares to tender such VRDP Shares for purchase in the amount set forth above on the Purchase Date specified below, which is a Business Day and a date on which such VRDP Shares are subject to Optional Tender for purchase pursuant to a notice given on the date hereof.  Such Purchase Date shall be on any day not less than seven (7) days (or, if such day is not a Business Day, on the next succeeding Business Day) after delivery of this Notice of Tender.

Purchase Date: __________________________

The name and DTC Participant No. of the Agent Member tendering on behalf of the Beneficial Owner is: ________________________________________

_______________

* VRDP Shares may be tendered only in denominations of $100,000 and integral multiples thereof.

Name of Agent Member: _____________________________________

DTC Participant No. of Agent Member: _________________________

Name of Beneficial Owner: ___________________________________

Beneficial Owner’s account number: ____________________________

The person to contact at the Beneficial Owner or its Agent Member and the related contact information are as follows:

Name: ________________________________________

Telephone No: _________________________________

Email address: _________________________________

The Beneficial Owner or its Agent Member acknowledges and agrees that the Person or Persons to whom or to whose order the Purchase Price of the tendered VRDP Shares is to be paid is/are the same as identified above.

2.    The undersigned acknowledges the obligation of the tendering Beneficial Owner to deliver the VRDP Shares that are the subject of this Notice of Tender (that has not been duly revoked in accordance with the procedures referenced in item 5 below) on or before 2:00 p.m., New York City time on the Purchase Date, and, in accordance with such obligation, the undersigned hereby undertakes to deliver or to cause to be delivered the VRDP Shares being sold [directly] or [through an Agent Member] to the Tender and Paying Agent, through the “funds against delivery” procedures of the Securities Depository, no later than 2:00 p.m., New York City time, on the Purchase Date.  The undersigned hereby also assigns and transfers and directs the Securities Depository or its nominee or the Tender and Paying Agent to transfer the tendered VRDP Shares to the purchaser in accordance with the procedures described under the caption “Remarketing” in the Offering Memorandum, dated April 20, 2011 (the “Offering Memorandum”), relating to the VRDP Shares, and otherwise according to the Securities Depository’s procedures, in exchange for the payment of the Purchase Price thereof on the Purchase Date.

3.    The undersigned confirms its agreement that it hereby transfers to the purchaser of the VRDP Shares tendered pursuant to this Notice of Tender the right to receive from the Fund any dividends declared and unpaid for each day prior to the purchaser becoming the Beneficial Owner of the VRDP Shares in exchange for payment of the Purchase Price for such VRDP Shares by the purchaser.

4.    The undersigned hereby represents and warrants for the benefit of the Tender and Paying Agent, the Remarketing Agent, the Liquidity Provider and the Fund that the undersigned has full power and authority to tender, exchange, assign and transfer the VRDP Shares to be tendered hereby, and that the transferee will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, when the same are tendered.

5.    The undersigned acknowledges that this Notice of Tender is irrevocable and effective upon the receipt by the Tender and Paying Agent, except that a Notice of Revocation to tender any or all of  the VRDP Shares specified in this Notice of Tender may be delivered by email transmission (or if email transmission shall be unavailable, by facsimile transmission)  to the Tender and Paying Agent, not later than 10:00 a.m., New York City time, on or prior to the Business Day immediately preceding the Purchase Date; provided, that the revocation will be effective only to the extent set forth in the Offering Memorandum.

6.    Terms used herein and not otherwise defined shall have the meanings given to such terms in the Articles Supplementary.

Dated: ____________________________

[Complete applicable signature block below.]

___________________________________
Print name of Beneficial Owner

By: ________________________________
Name:
Title:

[OR]

___________________________________
Print name of Agent Member

By: ________________________________
Name:
Title:

SCHEDULE 1

NOTICE OF TENDER DELIVERY INFORMATION FOR THE TENDER AND PAYING AGENT

This Notice of Tender must be delivered by the Beneficial Owner or its Agent Member to The Bank of New York Mellon (the “Tender and Paying Agent”) by email transmission at the email address listed below or such other email address as the Tender and Paying Agent shall designate, (or if email transmission shall be unavailable, by facsimile transmission to the fax number listed below or such other fax number as the Tender and Paying Agent shall designate) at or prior to 2:00 p.m., New York City time, on any Business Day.  If this Notice of Tender is delivered after 2:00 p.m., New York City time, it will be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day, and the Purchase Date will be adjusted such that the Purchase Date will be the Business Day next succeeding the date specified as the Purchase Date in this Notice of Tender:

The Bank of New York Mellon
Corporate Trust Division
Dealing and Trading Group
101 Barclay Street
Floor 7W
New York, New York  10286

Email:  BlackRockTenders@bnymellon.com
Fax:  (212) 815-2830 (only if email transmission is unavailable)

This Notice of Tender shall not be deemed to be delivered unless and until the Tender and Paying Agent actually receives it by the above-described means.

EXHIBIT B

To be completed by Tender and Paying Agent only –
Check applicable box:
☐ This is a Preliminary Notice of Purchase

To be completed by Tender and Paying Agent only –Check applicable box:
☐ This is a Preliminary Notice of Purchase
☐ This is a Final Notice of Purchase

NOTICE OF PURCHASE

[Date]

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, New York 10013
Attn: MSD Middle Office Manager

BlackRock MuniYield Michigan Quality Fund, Inc.
100 Bellevue Parkway
Wilmington, DE 19809

Re:	BlackRock MuniYield Michigan Quality Fund, Inc. Series W-7 Variable Rate Demand Preferred Shares (VRDP Shares)

Dear Ladies and Gentlemen:

Reference is made to the VRDP Shares Purchase Agreement dated as of April 21, 2011 (as heretofore amended, modified or supplemented, the “Agreement”) between The Bank of New York Mellon, as the Tender and Paying Agent, and CITIBANK, N.A., as the Liquidity Provider.  Capitalized terms used herein shall have the meanings given to them in or by reference to the Agreement.

Pursuant to Section 2.01(b) of the Agreement, the undersigned [Tender and Paying Agent] [Beneficial Owner] [Agent Member of a Beneficial Owner] [Holder] hereby notifies you of [number] VRDP Shares (09254V 600) to be purchased by you today (the “Purchase Date”) pursuant to Section 2.02 of the Agreement.  The aggregate Purchase Price of such VRDP Shares is __________ dollars ($__________).  Of such aggregate Purchase Price, __________ dollars ($__________) comprises the aggregate liquidation preference of such VRDP Shares and __________ dollars ($__________) comprises accumulated but unpaid dividends on such VRDP Shares to and including the Purchase Date.

The Purchase Price should be provided in immediately available funds to [specify account information]:

Very truly yours,

The Bank of New York Mellon, as Tender and Paying Agent

By:
Name:
Title:

[To be executed only if there is no Tender and Paying Agent or the Tender and Paying Agent does not perform its obligations]

In the case of a Beneficial Owner:

By:
Name:
Title:

[Address of Beneficial Owner]

[To be executed only if there is no Tender and Paying Agent or the Tender and Paying Agent does not perform its obligations]

In the case of an Agent Member of a Beneficial Owner:

By:
Name:
Title:

[Address of Agent Member of a Beneficial Owner]

[To be executed only if there is no Tender and Paying Agent or the Tender and Paying Agent does not perform its obligations]

In the case of a Holder:

By:
Name:
Title:

[Address of Holder]

EXHIBIT C

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC. (THE “FUND”)
SERIES W-7 VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP Shares”)

NOTICE OF REVOCATION

Note:
The substance of this notice must be given to The Bank of New York Mellon (the “Tender and Paying Agent”), in the manner provided in Schedule 1 hereto by email transmission (or if email transmission shall be unavailable, by facsimile transmission), at or prior to 10:00 a.m., New York City time, on or prior to the Business Day immediately preceding the Purchase Date.

1.    In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of VRDP Shares dated April 20, 2011 (the “Articles Supplementary”), the undersigned [Beneficial Owner] or [Agent Member of the Beneficial Owner] delivered to the Tender and Paying Agent on ___________ ___, _____ a Notice of Tender (the “Notice of Tender”) in connection with an Optional Tender relating to the following VRDP Shares:

VRDP Shares Series	CUSIP Number	Number of VRDP Shares to be Purchased
09254V 600

and specifying the following additional information applicable to such Optional Tender and Notice of Tender:

Purchase Date: __________________________

The name and DTC Participant No. of the Agent Member tendering on behalf of itself or the Beneficial Owner is:

Name of Agent Member ______________________

DTC Participant No. of Agent Member: _________________________

Beneficial Owner’s account number: ____________________________

The person to contact at the Beneficial Owner or its Agent Member and the related contact information are as follows:

Name: _________________________

Telephone No: __________________

Email address: __________________

2.    The undersigned, ____________________, [Beneficial Owner] [Agent Member of the Beneficial Owner] hereby requests revocation of the following number of VRDP Shares that were the subject of the Notice of Tender:

VRDP Shares Series	CUSIP Number	Number of VRDP Shares hereby requested to be Revoked*
09254V 600

3.    The undersigned hereby acknowledges that this Notice of Revocation shall only be effective as a revocation of the Optional Tender of such number of VRDP Shares that are the subject of the Notice of Tender if all of the following conditions are met:

(i) the Remarketing Agent has not entered into an agreement to sell such VRDP Shares; and

(ii) this Notice of Revocation is received by the Tender and Paying Agent by email transmission (or if email transmission shall be unavailable, by facsimile transmission) not later than 10:00 a.m., New York City time, on the Business Day immediately preceding the Purchase Date.

4.    The undersigned hereby acknowledges that this Notice of Revocation is irrevocable.

5.    The undersigned acknowledges that this Notice of Revocation shall be effective to revoke the number of VRDP Shares requested to be revoked hereby only if and to the extent that the Remarketing Agent has so determined the effectiveness of such revocation with respect to such number of VRDP Shares (as evidenced by the Remarketing Agent below) and, to the extent not so effective, the Beneficial Owner (or its Agent Member on its behalf) continues to be obligated to tender such VRDP Shares for purchase for Optional Tender pursuant to and in accordance with the terms and conditions of the Notice of Tender.

6.    Terms used herein and not otherwise defined shall have the meanings given to such terms in the Articles Supplementary.

Dated:	[Complete applicable signature block below.]

Print name of Beneficial Owner

By:
Name:
Title:

_______________
* VRDP Shares may be revoked only in denominations of $100,000 and integral multiples thereof.

[OR]

Print name of Agent Member

By:
Name:
Title:

Extent to which this Notice of Revocation is Effective

The undersigned Remarketing Agent has determined in accordance with the Remarketing procedures set forth in the Offering Memorandum that the foregoing Notice of Revocation is effective for the following number of VRDP Shares that are the subject of the Notice of Tender:  _______ VRDP Shares.

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

Date:

SCHEDULE 1

NOTICE OF REVOCATION DELIVERY INFORMATION FOR THE TENDER AND PAYING AGENT

This Notice of Revocation must be delivered by the Beneficial Owner or its Agent Member to The Bank of New York Mellon (the “Tender and Paying Agent”) by email transmission at the email address listed below or such other email address as the Tender and Paying Agent shall designate, (or if email transmission shall be unavailable, by facsimile transmission to the fax number listed below or such other fax number as the Tender and Paying Agent shall designate) at or prior to 10:00 a.m., New York City time, on the Business Day immediately preceding the Purchase Date:

The Bank of New York Mellon
Corporate Trust Division
Dealing and Trading Group
101 Barclay Street
Floor 7W
New York, New York  10286

Email:  BlackRockTenders@bnymellon.com
Fax:  (212) 815-2830 (only if email transmission is unavailable)

EXHIBIT D

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC. (THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP Shares”)

CUSIP NO. 09254V 600*

MANDATORY TENDER NOTICE

In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of VRDP Shares dated April 20, 2011 (the “Articles Supplementary”), the Fund hereby notifies VRDP Shareholders and the Liquidity Provider of the Mandatory Tender of the Outstanding VRDP Shares for Remarketing or purchase by the Liquidity Provider on the Purchase Date specified below due to the occurrence of the following Mandatory Tender Event:

(please select the applicable Mandatory Tender Event)

(a)            [Failure by the Fund to make a scheduled payment of dividends on a Dividend Payment Date]

(b)            [Liquidity Provider Ratings Event]

(c)            [Failure by the Fund to pay the Liquidity Provider the applicable fee due in advance under the terms of the Fee Agreement by seven (7) Business Days prior to the beginning of the month to which such payment relates if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event]

(d)            [The eighth (8th) day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event]

(e)            [The Fund has obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth (15th) day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement being replaced] [ the Effective Date of the Alternate VRDP Shares Purchase Agreement is [●], and the Liquidity Provider is [●]]

(f)            [The Fund has provided a Notice of Proposed Special Rate Period in accordance with the Articles Supplementary]

__________________
* NOTE:  Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Shares certificate.  It is included solely as a convenience to Holders of VRDP Shares.

D-1

(g)    [A breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider in the Fee Agreement and the failure to cure such breach within 60 days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider)]

The Purchase Date for all Outstanding VRDP Shares for purchase pursuant to a successful Remarketing or otherwise by the Liquidity Provider will be ___________, 20___.

(to determine the applicable Purchase Date, please note:)

The Purchase Date in respect of a Mandatory Tender Event will be not later than seven (7) days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (i) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (ii) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event will be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (iii) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of the VRDP Shares Purchase Agreement); and (iv) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first day of such proposed Special Rate Period.

Upon the occurrence of a Mandatory Tender Event, all Outstanding VRDP Shares automatically will be subject to Mandatory Tender and delivered to the Tender and Paying Agent for purchase on the designated Purchase Date by purchasers in the Remarketing in the event of a successful Remarketing or otherwise by the Liquidity Provider, including any VRDP Shares previously tendered pursuant to an Optional Tender for which the Purchase Date has not yet occurred.

In the event that VRDP Shares are issued in certificated form and a Holder of VRDP Shares fails to deliver such VRDP Shares to which a Mandatory Tender relates on or prior to the Purchase Date, the Holder of such VRDP Shares will not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares will be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent will place stop-transfer orders against the undelivered VRDP Shares.  Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares will be held in a separate account by the Tender and Paying Agent, will not be invested, and will be held for the exclusive benefit of the Holder of such undelivered VRDP

D-2

Shares.  The undelivered VRDP Shares will be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Shares certificates in lieu of such undelivered VRDP Shares.

Any notice given to Holders in respect of a Mandatory Tender shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.

Terms used herein and not otherwise defined shall have the meanings given to such terms in the Articles Supplementary.

Dated: ______________________

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By: _________________________________

Name: _______________________________

Title: ________________________________

D-3

EXHIBIT E

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC. (THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP Shares”)

CUSIP NO.  09254V 600

MANDATORY PURCHASE NOTICE

In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of VRDP Shares dated April 20, 2011 (the “Articles Supplementary”), the Fund hereby notifies Holders and the Liquidity Provider of the Mandatory Purchase of the Outstanding VRDP Shares for purchase by the Liquidity Provider on the Mandatory Purchase Date specified below due to the occurrence of the following Mandatory Purchase Event:

The termination of the VRDP Shares Purchase Agreement prior to or on a Scheduled Termination Date where:

(i) at least fifteen (15) days prior to any such termination, the Liquidity Provider has not agreed to an extension or further extension of the Scheduled Termination Date to a date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement currently in effect,

(ii) at least fifteen (15) days prior to such termination, the Fund has not obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement; or

(iii) by the fifteenth (15th) day prior to a Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, the Fund has not obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement.

The Mandatory Purchase Date for purchase of all Outstanding VRDP Shares by the Liquidity Provider will be ___________, 20___,

All Outstanding VRDP Shares will be automatically subject to Mandatory Purchase by the Liquidity Provider at the Purchase Price on the Mandatory Purchase Date, including any VRDP Shares tendered pursuant to an Optional Tender or Mandatory Tender for which the Purchase Date has not yet occurred.

In the event VRDP Shares are issued in certificated form and a Holder fails to deliver any VRDP Shares to which the Mandatory Purchase relates, on or prior to the Mandatory Purchase

___________________
* NOTE:  Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Shares certificate.  It is included solely as a convenience to Holders of VRDP Shares.

E-1

Date, the Holder of such VRDP Shares will not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares shall be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent shall place stop-transfer orders against the undelivered VRDP Shares.  Any monies held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares shall be held in a separate account, shall not be invested, and shall be held for the exclusive benefit of the Holder of such undelivered VRDP Shares.  The undelivered VRDP Shares shall be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Shares certificates.

The Final Notice of Purchase to the Liquidity Provider will automatically be deemed given upon the delivery of this Mandatory Purchase Notice to the Liquidity Provider as provided in the VRDP Shares Purchase Agreement.

The Mandatory Purchase Notice shall be conclusively presumed to have been duly given, whether or not the Holders receive this notice.

Terms used herein and not otherwise defined shall have the meanings given to such terms in the Articles Supplementary.

Dated: ______________________

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By: _________________________________

Name: _______________________________

Title: ________________________________

E-2

EXHIBIT F

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP Shares”)

CONTACT NOTIFICATION FORM

Note:     The substance of this notice must be given by the Beneficial Owner to BlackRock MuniYield Michigan Quality Fund, Inc. (the “Fund”) for forwarding to The Bank of New York Mellon, as Tender and Paying Agent (the “Tender and Paying Agent”), appointed under the Tender and Paying Agent Agreement, dated as of April 21, 2011 (the “Tender and Paying Agent Agreement”), between the Fund and the Tender and Paying Agent, in the manner provided in Schedule 1 hereto by Electronic Means.  The determination of the Fund as to the validity of this form shall be conclusive and binding upon the Beneficial Owner.

TO: BlackRock MuniYield Michigan Quality Fund, Inc.

1.    The undersigned is Beneficial Owner of VRDP Shares of the Fund as of the date of this submission.

2.    The contact information for the undersigned Beneficial Owner is as follows:

Name of Beneficial Owner: ___________________________________

Taxpayer Identification No.: ___________________________________

The person to contact at the Beneficial Owner and the related contact information are as follows:

Name: ________________________________________

Email address for Notices: _________________________________

Facsimile No. for Notices: __________________________________ (only if email transmission is unavailable)

Telephone No. for  Other Communications: __________________________________

3.    The undersigned hereby undertakes to deliver a Cancellation Notice in the form attached as Exhibit G to the Tender and Paying Agent Agreement by Electronic Means to the Fund promptly upon ceasing to be Beneficial Owner of VRDP Shares of the Fund

4.    The undersigned expressly understands and agrees that the Fund, the Tender and Paying Agent and the Remarketing Agent are agreeing to give notices (or to facilitate the giving of such notices) to Beneficial Owners solely as a matter of convenience to Beneficial Owners (to supplement procedures for the distribution of such notices to Holders) and will endeavor to provide them, but shall not incur any liability or obligation of any kind with respect to any such notices delivered to any Person or by reason of any failure to deliver, or delay in delivering, any such notice or to accept any Contact Notification Form or Cancellation form or maintain the accuracy of any list of Beneficial Owners.

5.    Terms used herein and not otherwise defined shall have the meanings given to such terms in the Tender and Paying Agent Agreement.

Dated: ____________________________

___________________________________
Print name of Beneficial Owner

By: ________________________________
Name:
Title:

SCHEDULE 1

CONTACT NOTIFICATION FORM
DELIVERY INFORMATION

This form must be delivered by the Beneficial Owner to the Fund by Electronic Means (including, by email transmission, facsimile transmission or other similar electronic means) at the fax number or email address listed below:

Fax:  (302) 797-2455
          -OR-
Email:  Accounting.Custody@BlackRock.com

To ask any questions relating to this form, please contact:

BlackRock Advisors, LLC
100 Bellevue Parkway
Wilmington, DE 19809
Attention: Accounting Custody

EXHIBIT G

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP Shares”)

CANCELLATION FORM

Note:     The substance of this notice must be given to BlackRock MuniYield Michigan Quality Fund, Inc. (the “Fund”) for forwarding to The Bank of New York Mellon, as Tender and Paying Agent (the “Tender and Paying Agent”), appointed under the Tender and Paying Agent Agreement, dated as of April 21, 2011 (the “Tender and Paying Agent Agreement”), between the Fund and the Tender and Paying Agent, in the manner provided in Schedule 1 hereto by Electronic Means.  The determination of the Fund as to the validity of this form shall be conclusive and binding.

TO: BlackRock MuniYield Michigan Quality Fund, Inc.

1.    The undersigned is a current or former Beneficial Owner of VRDP Shares of the Fund as of the date of this submission.

2.    The undersigned requests that the Tender and Paying Agent cease sending notices to the undersigned.

3.    The contact information for the undersigned is as follows:

Name: ___________________________________

Taxpayer Identification No.: __________________

The person to contact at the undersigned and the related contact information are as follows:

Name: ________________________________________

Email address: _________________________________

Facsimile No.: __________________________________ (only if email transmission is unavailable)

Telephone No. for  Other Communications: __________________________________

4.    The undersigned expressly understands and agrees that the Fund, the Tender and Paying Agent and the Remarketing Agent are agreeing to give notices (or to facilitate the giving of such notices) to Beneficial Owners solely as a matter of convenience to Beneficial Owners (to supplement procedures for the distribution of such notices to Holders) and will endeavor to provide them, but shall not incur any liability or obligation of any kind with respect to any such notices delivered to any Person or by reason of any failure to deliver, or delay in delivering, any such notice or to accept any Contact Notification Form or Cancellation Form or maintain the accuracy of any list of Beneficial Owners.

5.    Terms used herein and not otherwise defined shall have the meanings given to such terms in the Tender and Paying Agent Agreement.

Dated: ____________________________

________________________________________
Print name of current or former Beneficial Owner

By: ________________________________
Name:
Title:

SCHEDULE 1

CANCELLATION FORM
DELIVERY INFORMATION

This form must be delivered to the Fund by Electronic Means (including, by email transmission, facsimile transmission or other similar electronic means) at the fax number or email address listed below:

Fax:  (302) 797-2455
             -OR-
Email:  Accounting.Custody@BlackRock.com

To ask any questions relating to this form, please contact:

BlackRock Advisors, LLC
100 Bellevue Parkway
Wilmington, DE 19809
Attention: Accounting Custody

AMENDMENT

dated as of

June 20, 2012

to the

TENDER AND PAYING AGENT AGREEMENT

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

and

THE BANK OF NEW YORK MELLON,
as Tender and Paying Agent

Dated as of April 21, 2011

relating to

Series W-7 Variable Rate Demand Preferred Shares
Liquidation Preference $100,000 per Share

of

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

AMENDMENT
TO THE
TENDER AND PAYING AGENT AGREEMENT

AMENDMENT TO THE TENDER AND PAYING AGENT AGREEMENT dated as of June 20, 2012 (this “Amendment”)

BETWEEN:

(1)	BlackRock MuniYield Michigan Quality Fund, Inc. a Maryland corporation (the “Fund”).

(2)	THE BANK OF NEW YORK MELLON, a New York banking corporation, including its successors and assigns, as tender and paying agent, (the “Tender and Paying Agent”); and

WHEREAS:

BlackRock MuniYield Michigan Quality Fund, Inc. (the “Fund”) issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of VRDP Shares, dated April 20, 2011, as the same may be amended from time to time (the “Articles Supplementary”) its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Tender and Paying Agent and the Fund entered into a Tender and Paying Agent Agreement, dated as of April 21, 2011 (the “Tender and Paying Agent Agreement”);

The Fund has determined to designate a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary.  The Special Rate Period will commence on June 21, 2012 and end on June 24, 2015, and all references to “Special Rate Period” in this Amendment shall be to such proposed Special Rate Period;

In connection with the establishment of the Special Rate Period, the Fund has delivered a Notice of Proposed Special Rate Period, dated June 20, 2012, pursuant to, and in accordance with, the Articles Supplementary;

The Fund intends to issue a Notice of Special Rate Period in the form attached hereto as Exhibit A (the “Notice of Special Rate Period”) to designate such proposed Special Rate Period as a Special Rate Period; and

The Fund wishes to amend, and hereby requests the Tender and Paying Agent to enter into this amendment of, the Tender and Paying Agent Agreement for the purpose of modifying certain of the respective rights and duties of the Fund and the Tender and Paying Agent under the Tender and Paying Agent Agreement during the Special Rate Period.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I
TENDER AND PAYING AGENT AGREEMENT

SECTION 1.01    Definitions

(a)        Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Tender and Paying Agent Agreement or by reference therein to other Related Documents.

(b)        The following defined terms shall apply to the Tender and Paying Agent Agreement only during the Special Rate Period:

“Base Rate” means, with respect to an SRP Calculation Period, the SIFMA Municipal Swap Index on the SRP Calculation Date for such SRP Calculation Period.

“Initial Extended Termination Date” and “Special Rate Period Commencement Date” shall have the meaning given to such terms in the Notice of Special Rate Period, dated June 20, 2012, delivered pursuant to the Articles Supplementary in connection with the establishment of the Special Rate Period.

"Maximum Rate" means 15% per annum, exclusive of any applicable Gross-up Payment or increased dividend payment relating to the inclusion in any dividend of net capital gains or ordinary income taxable for regular federal income tax purposes, in each case due and payable in accordance with the Articles Supplementary.

“Ratings Spread” means, with respect to an SRP Calculation Period, the percentage per annum set forth below opposite the highest applicable credit rating assigned to the VRDP Shares, unless the lowest applicable rating is below A3/A-, in which case the Ratings Spread shall mean the percentage per annum set forth below opposite the lowest applicable credit rating assigned to the VRDP Shares by Moody’s, Fitch or any Other Rating Agency, in each case rating the VRDP Shares at the request of the Fund, on the SRP Calculation Date for such SRP Calculation Period:

Moody’s/Fitch	Percentage
Aaa/AAA	0.95%
Aa3/AA- to Aa1/AA+	1.20%
A3/A- to A1/A+	2.00%
Baa3/BBB- to Baa1/BBB+	3.00%
Non-investment grade or Unrated	4.00%

“Redemption Premium” means, if the VRDP Shares are rated above A1/A+ and its equivalent by all Rating Agencies then rating the VRDP Shares as of the relevant Redemption Date and with respect to the VRDP Shares subject to redemption on such Redemption Date, other than in respect of any redemption required to comply with the VRDP Shares Basic Maintenance Amount or the Minimum VRDP Shares Asset Coverage requirements or any optional redemption in connection with a redemption to comply with the Minimum VRDP Shares Asset Coverage requirements that results in Minimum VRDP Shares Asset Coverage of up to 240%, an amount equal to:

2

(a)        if such Redemption Date occurs on a date two years or more before the last day of the Special Rate Period, the product of 3% and the Liquidation Preference of the VRDP Shares subject to redemption;

(b)        if such Redemption Date occurs on a date that is less than two years but more than or equal to 18 months from the last day of the Special Rate Period, the product of 2% and the Liquidation Preference of the VRDP Shares subject to redemption; and

(c)        if such Redemption Date occurs on a date that is less than 18 months but more than or equal to one year from the last day of the Special Rate Period, the product of 1% and the Liquidation Preference of the VRDP Shares subject to redemption.

Any VRDP Share exchanged for a preferred share of an acquiring entity or successor entity in connection with a reorganization, merger or redomestication of the Fund in another state that had been previously approved by the Holders of VRDP Shares or that otherwise does not require the vote or consent of the Holders of VRDP Shares shall not be subject to the Redemption Premium solely as a result of such exchange of shares.

“SRP Calculation Date” means (i) with respect to the SRP Initial Calculation Period, the Business Day immediately preceding the Special Rate Period Commencement Date and (ii) with respect to any SRP Subsequent Calculation Period, the last day of the immediately preceding SRP Calculation Period, provided that the next succeeding SRP Calculation Date will be determined without regard to any prior extension of a SRP Calculation Date to a Business Day.

“SRP Calculation Period” means the SRP Initial Calculation Period and any SRP Subsequent Calculation Period.

“SRP Initial Calculation Period” means, with respect to the VRDP Shares, the period commencing on, and including, the Special Rate Period Commencement Date and ending on, and including, the next succeeding Wednesday, or, if such day is not a Business Day, the next succeeding Business Day.

“SRP Subsequent Calculation Period” means, with respect to the VRDP Shares, the period from, and including, the first day following a SRP Calculation Date to, and including, the next succeeding Wednesday, or, if such day is not a Business Day, the next succeeding Business Day.

SECTION 1.02    Determination of Applicable Rate during the Special Rate Period

(a)        Notwithstanding Section 3.04(a) or any other provision of the Tender and Paying Agent Agreement to the contrary, the Tender and Paying Agent shall establish the Applicable Rate in accordance with this Section 1.02.

(b)        For each SRP Calculation Period for the VRDP Shares, the dividend rate on the VRDP Shares (the “SRP Applicable Rate”) shall be calculated by the Tender and Paying Agent

3

and shall be equal to the rate per annum that results from the sum of the (1) Base Rate and (2) Ratings Spread (the “SRP Applicable Rate Determination”).  During the Special Rate Period, references in the Articles Supplementary and the other Related Documents to the “Applicable Rate Determination,” the “Applicable Rate,” a “Subsequent Rate Period” or a “Rate Determination Date,” in each case with respect to the VRDP Shares, shall be deemed to be references to the SRP Applicable Rate Determination, the SRP Applicable Rate, an SRP Calculation Period or an SRP Calculation Date, respectively.  The SRP Applicable Rate for any SRP Calculation Period (or part thereof) shall in no event be greater than the Maximum Rate.

(c)        The Tender and Paying Agent shall (i) establish the SRP Applicable Rate in accordance with this Section 1.02 not later than 5:00 p.m., New York City time, on each SRP Calculation Date for each SRP Calculation Period and (ii) notify the Fund, the Fund’s Custodian, and upon request from the Fund, the Holders, of the SRP Applicable Rate by Electronic Means after 5:00 p.m., New York City time, on each SRP Calculation Date.

(d)        The Tender and Paying Agent shall obtain the Applicable Base Rate from Thompson Reuters or other source of rate information approved by the Fund.  On the first day of the SRP Initial Calculation Period, the Fund shall give written notice to the Tender and Paying Agent of the initial ratings of Moody’s and Fitch and the Ratings Spread on the VRDP Shares.  Thereafter, if there is a change in one or both of such ratings, the Fund shall give written notice to the Tender and Paying Agent within three (3) Business Days of its receipt of notice of such change, but not later than the close of business on the Business Day immediately preceding a SRP Calculation Date if the Fund has received notice of such change in a rating or ratings prior to 12:00 noon on such Business Day, and the Tender and Paying Agent shall take into account such change in rating or ratings for purposes hereof so long as such notice is received by the Tender and Paying Agent no later than the close of business on such Business Day.  In determining the SRP Applicable Rate on any SRP Calculation Date, the Tender and Paying Agent shall be entitled to rely on the Ratings Spread of which it has most recently received notice.  Notwithstanding the foregoing, the Fund shall be obligated to pay dividends determined on the basis of ratings of the VRDP Shares in effect on the relevant SRP Calculation Dates as set forth in the Notice of Special Rate Period and the Statement.

(e)        The amount of dividends payable on each VRDP Share on any Dividend Payment Date during the Special Rate Period shall be calculated by the Tender and Paying Agent and shall equal the sum of the dividends accumulated but not yet paid for each SRP Calculation Period (or part thereof) and, if applicable, any other Rate Period (or part thereof) occurring during the related Dividend Period.  The amount of dividends accumulated for each such SRP Calculation Period (or part thereof) shall be computed by multiplying the SRP Applicable Rate for the VRDP Shares for such SRP Calculation Period (or part thereof) by a fraction, the numerator of which shall be the number of days in such SRP Calculation Period (or part thereof) and the denominator of which shall be the actual number of days in the year (365 or 366), and multiplying such product by $100,000.

(f)         During the Special Rate Period, the scheduled Dividend Payment Dates for the VRDP Shares shall continue to be the first Business Day of each calendar month.

4

SECTION 1.03    Special Redemption Provisions

During the Special Rate Period, the VRDP Shares may be redeemed pursuant to Section 10(a)(i) of the Articles Supplementary only upon the payment of the applicable Redemption Premium and otherwise in accordance with Section 10(a) of the Articles Supplementary.

SECTION 1.04    Optional and Mandatory Tenders

(a)        During the Special Rate Period, Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender.

(b)        During the Special Rate Period, the provisions of the Related Documents relating to Mandatory Tender Events and related Mandatory Tenders shall be inapplicable.

SECTION 1.05    Notices and Information Reporting

(a)        During the Special Rate Period and so long as Citibank or any Affiliate is the beneficial owner of any Outstanding VRDP Shares, the Tender and Paying Agent, at the request of the Fund, will deliver to Citibank:

(i)        on the fifteenth (15th) day of each calendar month (each a “Portfolio Reporting Date”), the information set forth in Exhibit B to this Amendment as of the end of the last Business Day of the calendar month immediately preceding the Portfolio Reporting Date;

(ii)        on each Monday, provided that if a Monday is not a Business Day, then the next succeeding Business Day, the information set forth in Exhibit C to this Amendment and a calculation of the Effective Leverage Ratio and the Minimum VRDP Shares Asset Coverage of the Fund, in each case, as of the close of business on the immediately preceding Business Day; and

(iii)        upon the failure of the Fund to maintain the Minimum VRDP Asset Coverage as required by Section 6 of Part I of the Articles Supplementary or the Effective Leverage Ratio as required by Section 6.18 of the VRDP Shares Fee Agreement, notice of such failure within one (1) Business Day of the occurrence thereof.

(b)        Section 3.06(m) and (n) of the Tender and Paying Agent Agreement shall be inapplicable with respect to any amendments of the Related Documents that have been consented to by the Liquidity Provider.

SECTION 1.06    Consents and Acknowledgments

(a)        The Fund hereby consents to the Tender and Paying Agent entering into the Amendment, dated as of June 20, 2012, to the VRDP Shares Purchase Agreement, dated as of April 21, 2011, between the Tender and Paying Agent and the Liquidity Provider (the “VRDP Shares Purchase Agreement Amendment”) and the Fund certifies that the VRDP Shares

5

Purchase Agreement Amendment is permitted by the Charter, including the Articles Supplementary.

(b)        The Tender and Paying Agent hereby (i) acknowledges receipt of the Fund's Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of June 20, 2012, and (ii) acknowledges receipt of the Notice of Special Rate Period.

ARTICLE II
MISCELLANEOUS

SECTION 2.01.    Successors and Assigns.

This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Fund and the Tender and Paying Agent.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 2.02.    Governing Law.

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The Fund and the Tender and Paying Agent each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Fund and the Tender and Paying Agent each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in the preceding paragraph of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

6

SECTION 2.03.    Waiver of Jury Trial.

Each of the Fund, the Tender and Paying Agent and each third party beneficiary of this Amendment hereby waives trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto or beneficiaries hereof against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 2.04.    Counterparts.

This Amendment may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

SECTION 2.05.    Beneficiaries.

Nothing herein, express or implied, shall give to any Person, other than the Fund, the Tender and Paying Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder, provided that the Liquidity Provider, Holders and Beneficial Owners shall be express third party beneficiaries hereof and of the Tender and Paying Agent Agreement as amended hereby to the extent provided in Section 7.04 of the Tender and Paying Agent Agreement.

[Signature Page Follows]

7

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Tender and Paying Agent

By:
Name:
Title:

Exhibit A

NOTICE OF SPECIAL RATE PERIOD

Exhibit B

PORTFOLIO INFORMATION

Reporting as of:____________

TOB Floaters: $____________

CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
[●]	[●]	[●]	[●]	[●]	[●]	[●]

Exhibit C

EFFECTIVE LEVERAGE RATIO AND ASSET COVERAGE INFORMATION

EFFECTIVE LEVERAGE RATIO TEST

Preferred Shares Outstanding -	[ ]
Accrued Dividends	[ ]

Total Preferred Liability	[ ]

Preferred Shares Outstanding - VRDP	[ ]
Accrued Dividends	[ ]

Total Debt Senior Securities	[ ]

Floaters Issued by Trust	[ ]

Market Value of Total Assets	[ ]

Overconcentration Amount	[ ]

Total Market Value of Total Assets	[ ]

NOTE: Derivative Termination Value of Derivatives Contract

Effective Leverage Ratio	[ ]

Pass/Fail	[ ]

ASSET COVERAGE RATIO TEST

Minimum VRDP Shares Asset Coverage	[ ]
Pass/Fail	[ ]

AMENDMENT

dated as of

April 23, 2013

to the

TENDER AND PAYING AGENT AGREEMENT

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

and

THE BANK OF NEW YORK MELLON,
as Tender and Paying Agent

Dated as of April 21, 2011

relating to

Series W-7 Variable Rate Demand Preferred Shares
Liquidation Preference $100,000 per Share

of

BlackRock MuniYield Michigan Quality Fund, Inc.

AMENDMENT
TO THE
TENDER AND PAYING AGENT AGREEMENT

AMENDMENT TO THE TENDER AND PAYING AGENT AGREEMENT dated as of April 23, 2013 (this “Amendment”)

BETWEEN:

(1)	BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a Maryland corporation (the “Fund”).

(2)	THE BANK OF NEW YORK MELLON, a New York banking corporation, including its successors and assigns, as tender and paying agent, (the “Tender and Paying Agent”); and

WHEREAS:

The Fund issued its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”) pursuant to its Articles Supplementary Establishing and Fixing the Rights of Variable Rate Demand Preferred Shares, dated April 20, 2011, as the same may be amended (the “Articles Supplementary”);

In connection with the issuance of the VRDP Shares, the Tender and Paying Agent and the Fund entered into a Tender and Paying Agent Agreement, dated as of April 21, 2011, as amended on June 21, 2012 (the “Tender and Paying Agent Agreement”);

The Fund has designated a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary.  The Special Rate Period commenced on June 21, 2012 and will end on June 24, 2015, and all references to “Special Rate Period” in this Amendment shall be to such Special Rate Period; and

The Fund wishes to amend, and hereby requests the Tender and Paying Agent to enter into this Amendment for the purpose of modifying certain of the respective rights and obligations of the Fund and the Tender and Paying Agent under the Tender and Paying Agent Agreement during the Special Rate Period.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TENDER AND PAYING AGENT AGREEMENT

SECTION 1.01    Definitions

1

Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Tender and Paying Agent Agreement or by reference therein to the Articles Supplementary or the Notice of Special Rate Period, dated as of June 20, 2012.

SECTION 1.02    Notice of Taxable Allocations and Gross-Up Payments during the Special Rate Period

(a)        Sections 3.04(d), (e) and (f) and Sections 3.06(e) and (f)  of the Tender and Paying Agent Agreement shall have no effect during the Special Rate Period.

(b)        During the Special Rate Period, whenever the Fund intends or expects to include any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on VRDP Shares, the Fund shall notify the Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established and (ii) for any successive SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding SRP Calculation Date.  Whenever such advance notice is received from the Fund, the Tender and Paying Agent will notify each Holder and each Beneficial Owner or its Agent Member identified to the Tender and Paying Agent in accordance with Section 7.13 of the Tender and Paying Agent Agreement.  The Tender and Paying Agent shall have no responsibility for any such notice which is not provided to the Tender and Paying Agent on or before the dates specified in clauses (i) or (ii) above other than to notify each Holder of such notice within two (2) Business Days of receipt.  With respect to an SRP Calculation Period for which such notice was given and whose dividends are comprised partly of such ordinary income or capital gains and partly of exempt-interest income, the different types of income will be paid in the same relative proportions for each day during the SRP Calculation Period.

(c)        If the Fund allocates, under Subchapter M of Chapter 1 of the Code, any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on VRDP Shares during the Special Rate Period, the Fund shall to the extent practical simultaneously increase such dividend payment by an additional amount equal to the Gross-up Payment and direct the Tender and Paying Agent to send notice with such dividend describing the Gross-up Payment and (ii) if the Fund allocates, under Subchapter M of Chapter 1 of the Code, any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on VRDP Shares without simultaneously increasing such dividend as describe in clause (i) above the Fund shall, prior to the end of the calendar year in which such dividend was paid, direct the Tender and Paying Agent to send notice with a Gross-up Payment to the Holder that was entitled to such dividend payment during such calendar year at such Holder's address as the same appears or last appeared on the record books of the Fund.  The Fund shall compute the Gross-Up Payment and the Tender and Paying Agent shall have no duty to compute the Gross-Up Payment or monitor the Fund’s computation of the Gross-Up Payment.

SECTION 1.03    Consents and Acknowledgments

The Tender and Paying Agent hereby acknowledges receipt of  (i)  the Amendment to the Articles Supplementary, dated as of April 23, 2013 and (ii) the Amendment to Notice of Special Rate Period, dated as of April 23, 2013, attached hereto as Exhibits A and B, respectively.

2

ARTICLE II
MISCELLANEOUS

SECTION 2.01.    Successors and Assigns.

This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Fund and the Tender and Paying Agent.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 2.02.    Governing Law.

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The Fund and the Tender and Paying Agent each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Fund and the Tender and Paying Agent each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in the preceding paragraph of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 2.03.    Waiver of Jury Trial.

Each of the Fund, the Tender and Paying Agent and each third party beneficiary of this Amendment hereby waives trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto or beneficiaries hereof against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

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SECTION 2.04.    Counterparts.

This Amendment may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

SECTION 2.05.    Beneficiaries.

Nothing herein, express or implied, shall give to any Person, other than the Fund, the Tender and Paying Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder, provided that the Liquidity Provider, Holders and Beneficial Owners shall be express third party beneficiaries hereof and of the Tender and Paying Agent Agreement as amended hereby to the extent provided in Section 7.04 of the Tender and Paying Agent Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
	Name:	Robert W. Crothers
	Title:	Vice President

THE BANK OF NEW YORK MELLON, as Tender and Paying Agent

By:
Name:
Title:

EXHIBIT A

EXHIBIT B

VRDP SHARES PURCHASE AGREEMENT

DATED AS OF

APRIL 21, 2011

BETWEEN

THE BANK OF NEW YORK MELLON,
AS TENDER AND PAYING AGENT

AND

CITIBANK, N.A.,
AS LIQUIDITY PROVIDER

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

Section 7.08.	Waiver of Jury Trial	25
Section 7.09.	Counterparts	25
Section 7.10.	Beneficiaries	25
Section 7.11.	Entire Agreement	26
Section 7.12.	Regulatory Matters	26
Section 7.13.	Severability	26
Section 7.14.	Articles and Section Headings	26
Section 7.15.	Nonpetition Covenant—Liquidity Provider	26
Section 7.16.	Nonpetition Covenant—Tender and Paying Agent	26

Schedule I	—	Description of VRDP Shares; Initial Remarketing Agent	I-1
Exhibit A	—	Notice of Purchase	Ex. A-1
Exhibit B	—	Mandatory Purchase Notice	Ex. B-1
Exhibit C	—	Notice of Tender	Ex. C-1
Exhibit D	—	Notice of Revocation	Ex. D-1

VRDP SHARES
PURCHASE AGREEMENT

VRDP SHARES PURCHASE AGREEMENT, dated as of April 21, 2011 between THE BANK OF NEW YORK MELLON, a New York banking corporation, including its successors and assigns, as tender and paying agent (the “Tender and Paying Agent”) and CITIBANK, N.A., a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”).

WHEREAS, BlackRock MuniYield Michigan Quality Fund, Inc., a closed-end investment company organized as a Maryland corporation (the “Fund”), has authorized the issuance to Holders (as defined below) of its Variable Rate Demand Preferred Shares, as set forth on Schedule I hereto, which are subject to this Agreement (the “VRDP Shares”);

WHEREAS, the Fund wishes to enhance the liquidity of the VRDP Shares by providing for the right of Holders (as defined below) and Beneficial Owners (as defined below) to tender VRDP Shares pursuant to the Articles Supplementary (as defined below) and for the obligation of the Liquidity Provider to purchase VRDP Shares pursuant to the Purchase Obligation (as defined below);

WHEREAS, pursuant to the terms of the Tender and Paying Agent Agreement (as defined below), the Fund has retained the Tender and Paying Agent to perform certain duties with respect to the VRDP Shares, including entering into and performing its duties under this Agreement (as defined below);

WHEREAS, the original issuance and sale of the VRDP Shares by the Fund is conditioned upon, and subject to, the Purchase Obligation being in effect with respect to the VRDP Shares; and

WHEREAS, the Articles Supplementary provides that the Fund for the benefit of the Holders or Beneficial Owners of VRDP Shares, as the case may be, shall (i) maintain an agreement providing a Purchase Obligation on an ongoing basis to the extent that the Fund can do so on a commercially reasonable basis, and (ii) cause Holders and Beneficial Owners to receive advance notice of any termination of the Purchase Obligation.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Definitions.

The following terms, as used herein, have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Agent Member” means a Person with an account at the Securities Depository that holds one or more VRDP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Remarketing Agent and the Tender and Paying Agent with respect to such Beneficial Owner.

“Agreement” means this VRDP Shares Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Alternate VRDP Shares Purchase Agreement” means any agreement with a successor liquidity provider replacing this Agreement (or any replacement herefor) upon its termination in accordance with its terms and containing a Purchase Obligation substantially similar to the Purchase Obligation herein, as determined by the Fund.

“Articles Supplementary” means the Articles Supplementary Establishing and Fixing the Rights and Preferences of the VRDP Shares.

“Available Commitment” as of any day means, with respect to the VRDP Shares, the sum of the aggregate Liquidation Preference of the VRDP Shares then Outstanding plus all accumulated but unpaid dividends, whether or not earned or declared.

“Beneficial Owner” means a Person in whose name VRDP Shares are recorded as beneficial owner of such VRDP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or such Person’s subrogee, including the Liquidity Provider to the extent it is at any time the Beneficial Owner of VRDP Shares (irrespective of any assignment or transfer by the Liquidity Provider of its voting rights).

“Board” means the Board of Directors of the Fund or any duly authorized committee thereof.

“Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

“Charter” means the Articles of Incorporation  of the Fund, and all amendments thereto, as filed with the State Department of Assessments and Taxation of Maryland.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conditional Acceptance” means a conditional acceptance by the Liquidity Provider of an extension of the Scheduled Termination Date.

“Date of Original Issue” with respect to the VRDP Shares, means the date on which the Fund initially issued such VRDP Shares.

“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:

(1)        cash or any cash equivalent;

(2)        any U.S. Government Security;

(3)        any Municipal Obligation that has a credit rating from at least one (1) NRSRO that is the highest applicable rating generally ascribed by such NRSRO to Municipal Obligations with substantially similar terms as of the date of the Articles Supplementary (or such rating’s future equivalent), including (A) any such Municipal Obligation that has been pre-refunded by the issuer thereof with the proceeds of such refunding having been irrevocably deposited in trust or escrow for the repayment thereof and (B) any such fixed or variable rate Municipal Obligation that qualifies as an eligible security under Rule 2a-7 under the 1940 Act;

(4)        any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Municipal Obligations or U.S. Government Securities or any combination thereof; or

(5)        any letter of credit from a bank or other financial institution that has a credit rating from at least one (1) NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of similar banks or other financial institutions as of the date of the Articles Supplementary (or such rating’s future equivalent).

“Dividend Payment Date” except as otherwise provided in the Articles Supplementary, means the date that is the first (1st) Business Day of each calendar month.

“Effective Date” means the date of this Agreement.

“Effective Leverage Ratio” has the meaning set forth in the Fee Agreement.

“Effective Leverage Ratio Cure Period” has the meaning set forth in the Fee Agreement.

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two (2) parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Tender and Paying Agent, shall be sent by such means as set forth in the Tender and Paying Agent Agreement or as specified in the related notice.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary Corporate Event” means as to the Liquidity Provider, (i) the consolidation, amalgamation with, or merger with or into or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity, or (ii) the dissolution, for any reason, of the Liquidity Provider other than in connection with the consolidation, amalgamation with, or merger with or into another entity or the transfer of all or substantially all of the Liquidity Provider’s assets; provided, however, that with respect to (i) above, an Extraordinary Corporate Event does not include any of the listed occurrences where (x) the surviving entity, or transferee of all or substantially all of the Liquidity Provider’s assets, (a) assumes all of the obligations of the Liquidity Provider under the terms of this Agreement and (b) has (i) short-term debt ratings in one of the two (2) highest ratings categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act and (y) the Liquidity Provider has provided notice in writing to the Fund confirming the information described in (x) at least ten (10) days prior to the scheduled date of the applicable listed occurrence in (i) above.

“Failed Remarketing Condition” means a Failed Remarketing Condition—Purchased VRDP Shares or a Failed Remarketing Condition—Unpurchased VRDP Shares.

“Failed Remarketing Condition—Purchased VRDP Shares” means the Liquidity Provider acquires and continues to be the beneficial owner for federal income tax purposes of any VRDP Shares in connection with purchases made pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) on any Purchase Date including VRDP Shares that the Liquidity Provider continues to be the beneficial owner of for federal income tax purposes after the expiration or termination of this Agreement.

“Failed Remarketing Condition—Purchased VRDP Shares Redemption” means redemption by the Fund, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed by the Board for redemption, of VRDP Shares that the Liquidity Provider shall have acquired pursuant to the Purchase Obligation and continued to be the beneficial owner of for federal income tax purposes for a continuous period of six (6) months during which such VRDP Shares are tendered for Remarketing on each Business Day in accordance with the Related Documents but cannot be successfully remarketed (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such VRDP Shares), determined by the Fund on a first-in, first-out basis, in accordance with and subject to the provisions of the Fee Agreement and the Articles Supplementary.

“Failed Remarketing Condition—Unpurchased VRDP Shares” means that a Beneficial Owner (other than the Liquidity Provider or its affiliates) continues to hold VRDP Shares, that were subject to a Tender in accordance with this Agreement, after any Purchase Date as a result of the failure by the Liquidity Provider for any reason to purchase such VRDP Shares pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) (“Unpurchased VRDP Shares”), until such time as all Outstanding

Unpurchased VRDP Shares are (i) successfully remarketed pursuant to a Remarketing, (ii) purchased by the Liquidity Provider pursuant to the Purchase Obligation, or (iii) if not successfully remarketed pursuant to a Remarketing or purchased by the Liquidity Provider pursuant to the Purchase Obligation, the subject of a validly tendered Notice of Revocation (or any combination of the foregoing); and any Unpurchased VRDP Shares shall be deemed tendered for Remarketing until the earliest to occur of the foregoing events (i), (ii) or (iii) with respect to such Unpurchased VRDP Shares.

“Fee Agreement” means the LEARS Fee Agreement, dated as of December 30, 2010, between the Fund and the Liquidity Provider, as amended, modified or supplemented from time to time, or any similar agreement with a successor liquidity provider.

“Final Notice of Purchase” means, in connection with an Optional Tender or a Mandatory Tender, a Notice of Purchase delivered by the Tender and Paying Agent to the Liquidity Provider (or directly to the Liquidity Provider by Beneficial Owners or their Agent Members, in the case of an Optional Tender, or Holders, in the case of a Mandatory Tender, if there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations) on the Purchase Date indicating the number of VRDP Shares to be purchased on such date pursuant to the Purchase Obligation, or, in connection with a Mandatory Purchase, the Mandatory Purchase Notice delivered by the Fund or the Tender and Paying Agent on behalf of the Fund.

“Fitch” means Fitch Ratings, a part of the Fitch Group, which is a majority-owned subsidiary of Fimalac, S.A.

“Fund” has the meaning set forth in the recitals to this Agreement.

“Fund Insolvency Event” means that the Fund becomes a debtor under Title 11 of the United States Bankruptcy Code or becomes subject to insolvency or liquidation proceedings under any United States federal or state, or any other law.

“Global VRDP Shares” means the VRDP Shares issued in book-entry form, deposited with the Tender and Paying Agent on behalf of the Securities Depository and registered in the name of a nominee of the Securities Depository.

“Holder” means a Person in whose name a share of VRDP Shares is registered in the registration books of the Fund maintained by the Tender and Paying Agent.

The word “including” means “including without limitation.”

“Investment Adviser” means BlackRock Advisors LLC, or any successor company or entity.

 “Liquidation Preference” with respect to a given number of VRDP Shares, means $100,000 times that number.

“Liquidity Provider” has the meaning as set forth in the preamble to this Agreement.

“Liquidity Provider Ratings Event” means the Liquidity Provider shall fail to maintain at any time (i) short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act.

“Liquidity Provider Ratings Event Termination Date” means the date established by the Tender and Paying Agent, acting upon instructions of the Fund pursuant to the Tender and Paying Agent Agreement, for termination of this Agreement upon the occurrence of a Liquidity Provider Ratings Event, which date shall be not less than 16 days nor more than thirty (30) days following such Liquidity Provider Ratings Event.

“Losses” has the meaning set forth in Section 2.02(o).

“Mandatory Purchase” means the mandatory purchase of Outstanding VRDP Shares by the Liquidity Provider pursuant to this Agreement in connection with a Mandatory Purchase Event.

“Mandatory Purchase Date” means the Purchase Date for a Mandatory Purchase in accordance with the Articles Supplementary and this Agreement.

“Mandatory Purchase Event” means, (i) in connection with the termination of this Agreement due to its expiration as of a Scheduled Termination Date, by the fifteenth (15th) day prior to any such Scheduled Termination Date, (a) the Liquidity Provider shall not have agreed to an extension or further extension of the Scheduled Termination Date to a date not earlier than 364 days from the Scheduled Termination Date of this Agreement then in effect, and (b) the Fund shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Scheduled Termination Date of this Agreement, or (ii) in connection with the termination of this Agreement due to a Liquidity Provider Ratings Event or Related Party Termination Event, by the fifteenth (15th) day prior to the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, the Fund shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of this Agreement.  The Mandatory Purchase Event shall be deemed to occur on such fifteenth (15th) day prior to any Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be.

“Mandatory Purchase Notice” means, in connection with the Mandatory Purchase of VRDP Shares, a notice substantially in the form attached to this Agreement as Exhibit B, delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Purchase Date.

“Mandatory Tender,” with respect to a Mandatory Tender Event, means the mandatory tender of all VRDP Shares by Holders for Remarketing or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider at the Purchase Price pursuant to Section 1 of Part II of the Articles Supplementary and this Agreement.

“Mandatory Tender Event” means (a) each failure by the Fund to make a scheduled payment of dividends on a Dividend Payment Date; (b) the occurrence of a Liquidity Provider Ratings Event (which shall constitute a single Mandatory Tender Event upon the occurrence of such Liquidity Provider Ratings Event, whether or not continuing and whether or not such Liquidity Provider Ratings Event also results in a Mandatory Purchase Event; provided that, following restoration of the short-term debt ratings to the requisite level, a subsequent Liquidity Provider Ratings Event shall constitute a new Mandatory Tender Event); (c) in the event of a failure by the Fund to pay the Liquidity Provider the applicable fee due in advance under the terms of the Fee Agreement by seven (7) Business Days prior to the beginning of the month to which such payment relates if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event; (d) the eighth (8th) day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event; (e) the Fund shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth (15th) day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of this Agreement being replaced; (f) the Fund shall have provided a Notice of Proposed Special Rate Period in accordance with the Articles Supplementary; or (g) in the event of a breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider in the Fee Agreement and the failure to cure such breach within sixty (60) days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund and the Tender and Paying Agent that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider).

“Mandatory Tender Notice” means, in connection with the Mandatory Tender of VRDP Shares, a notice, substantially in the form attached to the VRDP Shares Remarketing Agreement as Annex II, delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Tender Event and Purchase Date.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Municipal Obligations” means Municipal Bonds as described in the Offering Memorandum.

“Notice of Purchase” means, as the context requires, a Preliminary Notice of Purchase or a Final Notice of Purchase, in each case, substantially in the form of Exhibit A hereto.

“Notice of Redemption” means any notice with respect to the redemption of VRDP Shares pursuant to the Articles Supplementary.

“Notice of Revocation” means, in connection with the revocation by a Beneficial Owner or its Agent Member of its Notice of Tender, a notice, substantially in the form attached to this Agreement as Exhibit D and the Tender and Paying Agent Agreement as Exhibit C, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent indicating an intention to revoke the tender of some or all of the VRDP Shares for sale on a Purchase Date pursuant to Section 1 of Part II of the Articles Supplementary.

“Notice of Tender” means, in connection with an Optional Tender, a notice, substantially in the form attached to this Agreement as Exhibit C and the Tender and Paying Agent Agreement as Exhibit A, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent indicating an intention to tender VRDP Shares for sale on a Purchase Date pursuant to the Articles Supplementary.

“NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund or the Liquidity Provider, including, at the date hereof, Moody’s and Fitch.

“Offering Memorandum” means the Offering Memorandum of the Fund relating to the offering and sale of the VRDP Shares, dated April 20, 2011 as amended, revised or supplemented from time to time, including in connection with any Remarketing, if applicable.

“Optional Tender” means any tender of VRDP Shares by a Beneficial Owner or its Agent Member to the Tender and Paying Agent, other than a Mandatory Tender, for Remarketing or, in the event (i) no Remarketing occurs on or before the Purchase Date, or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider pursuant to Section 1 of Part II of the Articles Supplementary and this Agreement.

“Outstanding” means, as of any date with respect to VRDP Shares, the number of VRDP Shares theretofore issued by the Fund except, without duplication, (i) any VRDP Shares theretofore cancelled or delivered to the Tender and Paying Agent for cancellation or redemption by the Fund, (ii) any VRDP Shares with respect to which the Fund has given a Notice of Redemption and irrevocably deposited with the Tender and Paying Agent sufficient Deposit Securities to redeem such VRDP Shares, pursuant to Section 10 of Part I of the Articles Supplementary, (iii) any VRDP Shares as to which the Fund shall be a Beneficial Owner, and (iv) any VRDP Shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Fund; provided, however, with respect to clause (ii), any such VRDP Shares will be deemed to be Outstanding for purposes of this Agreement until redeemed by the Fund.

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Placement Agent” means BlackRock Investments, LLC.

“Placement Agreement” means the placement agreement, dated as of April 20, 2011, between the Fund and the Placement Agent with respect to the offering and sale of the VRDP Shares.

 “Preliminary Notice of Purchase” means a Notice of Purchase delivered by the Tender and Paying Agent to the Liquidity Provider (or directly to the Liquidity Provider by Beneficial Owners or their Agent Members if there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations) on the Business Day immediately preceding a Purchase Date indicating the number of shares of VRDP Shares to be purchased on the Purchase Date pursuant to the Purchase Obligation.

“Purchase Date,” with respect to any purchase of VRDP Shares, means (i) in connection with an Optional Tender, the date specified in a Notice of Tender, which date shall be no earlier than the seventh (7th) day (or, if such day is not a Business Day, the next succeeding Business Day) following delivery to the Tender and Paying Agent of the Notice of Tender, (ii) in connection with a Mandatory Tender, the date specified in the Mandatory Tender Notice (or, if such day is not a Business Day, the next succeeding Business Day), subject to the immediately succeeding sentence below, or (iii) in connection with a Mandatory Purchase, the Mandatory Purchase Date specified in the Mandatory Purchase Notice (or, if such day is not a Business Day, the next succeeding Business Day).  The Purchase Date in respect of a Mandatory Tender Event shall be not later than seven (7) days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that:  (A) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (B) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event shall be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (C) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of this Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of this Agreement); and (D) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first (1st) day of such proposed Special Rate Period.

“Purchase Obligation” means the unconditional and irrevocable obligation of the Liquidity Provider during the term and pursuant to the terms of this Agreement to purchase Outstanding VRDP Shares on any Purchase Date at the Purchase Price from Beneficial Owners, in the case of any Optional Tender, and Holders, in the case of any Mandatory Tender or any Mandatory Purchase, in each case following delivery of a Final Notice of Purchase with respect to such VRDP Shares.

“Purchase Price” means an amount equal to the Liquidation Preference of any VRDP Shares to be purchased on a Purchase Date, plus any accumulated but unpaid dividends thereon (whether or not earned or declared), if any, to but excluding, the relevant Purchase Date.

“Purchased VRDP Shares” means all VRDP Shares purchased by the Liquidity Provider pursuant to Article II of this Agreement, so long as the Liquidity Provider continues to be the beneficial owner for federal income tax purposes of such VRDP Shares.

“Related Documents” means this Agreement, the Charter, the Articles Supplementary, the VRDP Shares, the Placement Agreement, the VRDP Shares Remarketing Agreement, the Fee Agreement and the Tender and Paying Agent Agreement.

“Related Party” means a related party for purposes of Section 267(b) or Section 707(b) of the Code, as such provisions may be amended from time to time.

“Related Party Termination Date” means the effective date of the termination of this Agreement in accordance with its terms following the occurrence of a Related Party Termination Event.

“Related Party Termination Event” means the Liquidity Provider becoming a Related Party of the Fund other than through the acquisition of VRDP Shares pursuant to the terms of this Agreement.

“Remarketing” means the remarketing of VRDP Shares by the Remarketing Agent on behalf of the Beneficial Owners thereof pursuant to an Optional Tender or on behalf of the Holders thereof pursuant to a Mandatory Tender, as provided in the VRDP Shares Remarketing Agreement and the Articles Supplementary.

“Remarketing Agent” means, with respect to the VRDP Shares, the Person or Persons designated as Remarketing Agent for the VRDP Shares with the prior written consent of the Liquidity Provider (which consent shall not be unreasonably withheld), initially as set forth in Schedule I hereto, and its or their permitted successors and assigns.  The Liquidity Provider’s execution of this Agreement shall constitute its consent to the designation of the Remarketing Agent set forth in Schedule I.

“Remarketing Notice” means the notice to be provided by the Remarketing Agent to the Tender and Paying Agent and the Liquidity Provider by 2:00 p.m., New York City time, on the Business Day preceding the Purchase Date regarding the number of VRDP Shares that it has successfully and unsuccessfully remarketed for purchase on the Purchase Date.

“Requisite NRSROs” means (i) any two (2) NRSROs that have issued a rating with respect to a security or class of debt obligations of an issuer; or (ii) if only one (1) NRSRO has issued a rating with respect to such security or class of debt obligations of an issuer at the time a purchaser Acquires (as such term is defined from time to time in Rule 2a-7 under the 1940 Act) the security, that NRSRO.

“Scheduled Termination Date” means the date that is 364 days from (and including) the Effective Date, or any succeeding date to which the term of this Agreement is extended pursuant to Section 2.03.

“SEC” means the Securities and Exchange Commission.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VRDP Shares.

“Special Optional Tender Provisions” has the meaning set forth in Section 2.02(e).

“Special Rate Period” with respect to the VRDP Shares, has the meaning specified in paragraph (a) of Section 4 of Part I of the Articles Supplementary.

“Tender” means either an Optional Tender or a Mandatory Tender, as applicable.

“Tender and Paying Agent” means The Bank of New York Mellon or, with the prior written consent of the Liquidity Provider (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VRDP Shares.

“Tender and Paying Agent Agreement” means the tender and paying agent agreement, dated as of April 21, 2011, between the Fund and the Tender and Paying Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor tender and paying agent.

“Termination Event” means a termination of this Agreement (a) on a Scheduled Termination Date, as such date may be extended pursuant to the terms hereof, (b) following written notice provided by the Tender and Paying Agent pursuant to Section 7.06(b) hereof following the occurrence of a Liquidity Provider Ratings Event at any time during the term hereof or (c) on a Related Party Termination Date.

“U.S. Government Securities” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“VRDP Shares” has the meaning set forth in the recitals to this Agreement.

 “VRDP Shares Remarketing Agreement” means the VRDP Shares remarketing agreement, dated as of April 21, 2011, between the Fund and the Remarketing Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor remarketing agent.

 “written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

SECTION 1.02.  Incorporation of Certain Definitions by Reference.

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Articles Supplementary.  Any day not referred to herein as a Business Day shall mean a calendar day.

ARTICLE II
PURCHASE OBLIGATION

SECTION 2.01.  Commitment to Purchase VRDP Shares.

(a)        The Liquidity Provider agrees, commencing on the Effective Date of this Agreement, to purchase at the Purchase Price any Outstanding VRDP Shares that are properly tendered in accordance with the Articles Supplementary and this Agreement, including, without limitation to any other provision of this Agreement, on the Purchase Date for a Mandatory Tender in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement and the Purchase Date for a Mandatory Purchase Event.  The Liquidity Provider agrees that in no event shall amounts paid by it in respect of the Purchase Price be paid from funds or property of the Fund, including, without limitation, any funds derived from funds that the Fund may have on deposit with the Liquidity Provider.  The obligation of the Liquidity Provider to purchase VRDP Shares pursuant to this Agreement shall run to the benefit of those beneficiaries identified in Section 7.10 and shall be unconditional and irrevocable in accordance with the provisions hereof, without regard to, without limitation, any failure of the representations, warranties, agreements or performance of the Tender and Paying Agent set forth herein or of the Fund set forth in the Fee Agreement or the termination of the obligations of the Remarketing Agent under Section 10 of the VRDP Shares Remarketing Agreement.

(b)        The obligation of the Liquidity Provider hereunder to purchase VRDP Shares of any Holder or Beneficial Owner on any Purchase Date shall be unconditional upon delivery to the Liquidity Provider of a written Final Notice of Purchase from the Tender and Paying Agent by Electronic Means or, if there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations hereunder, from any Holder or Beneficial Owner, with respect to an election by one or more Beneficial Owners to submit such VRDP Shares for purchase by the Liquidity Provider; provided that, in the case of a Mandatory Purchase, the Final Notice of Purchase shall automatically be deemed given upon the Mandatory Purchase Notice being delivered to the Liquidity Provider in accordance herewith.

(c)        In the case of an Optional Tender or a Mandatory Tender, the Liquidity Provider shall be obligated to purchase only those VRDP Shares subject to a Final Notice of Purchase.  In the case of a Mandatory Purchase, the Liquidity Provider shall be obligated to purchase all Outstanding VRDP Shares.

SECTION 2.02.  Method of Purchasing.

(a)        Pursuant to an Optional Tender, Beneficial Owners may elect to tender their VRDP Shares (in denominations of $100,000 and integral multiples thereof) for purchase at the Purchase Price on the Purchase Date designated in the Notice of Tender (or if such day is not a Business Day, on the next succeeding Business Day) by a proper delivery of a Notice of Tender to the Tender and Paying Agent.  Each Notice of Tender will be irrevocable (except as described below) and effective upon receipt and shall:

(i)        be delivered by a Beneficial Owner, directly or through its Agent Member, by email transmission (or if email transmission shall be unavailable, by facsimile transmission), to the Tender and Paying Agent not later than 2:00 p.m., New York City time, on any Business Day;

(ii)        state the series and the aggregate number of VRDP Shares to be purchased, the CUSIP number of the VRDP Shares to be purchased and the Purchase Date and be in substantially the form of and contain such other information specified in Exhibit C to this Agreement; and

(iii)        state that the tendering Beneficial Owner acknowledges that such Beneficial Owner is required to deliver the VRDP Shares that are the subject of a Notice of Tender (that has not been duly revoked as described below) on or before 2:00 p.m., New York City time, on the Purchase Date.

(b)        Upon receipt of a Notice of Tender, the Tender and Paying Agent shall provide a copy of such notice to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) as promptly as practicable by Electronic Means, but no later than 4:00 p.m., New York City time, on the date of receipt or deemed receipt.  Any Notice of Tender that is delivered to the Tender and Paying Agent by a Beneficial Owner or its Agent Member after 2:00 p.m., New York City time, shall be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day, and the Purchase Date shall be adjusted such that the Purchase Date shall be the Business Day next succeeding the date specified as the Purchase Date in the Notice of Tender.  The Tender and Paying Agent’s determination as to whether a Notice of Tender has been properly delivered shall be conclusive and binding on a Beneficial Owner and its Agent Member.

(c)        VRDP Shares are subject to Mandatory Tender upon the occurrence of a Mandatory Tender Event. So long as the VRDP Shares are in book-entry form, any Mandatory Tender will be effected automatically through the book entry system of the Securities Depository, without any action required on the part of the Holders or Beneficial Owners.

(i)        Promptly following the occurrence of a Mandatory Tender Event, and in any event within three (3) Business Days thereafter, the Fund, or the Tender and Paying Agent at the direction of the Fund (provided, that the Tender and Paying Agent may require up to two (2) Business Days prior notification by Electronic Means by the Fund), shall provide a Mandatory Tender Notice by Electronic Means to Holders, the Remarketing Agent and the Liquidity Provider, specifying a Purchase Date for all Outstanding VRDP Shares.  Any notice given in respect of a Mandatory Tender under the Articles Supplementary shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.

(ii)        Upon the occurrence of a Mandatory Tender Event, all Outstanding VRDP Shares automatically shall be subject to Mandatory Tender and delivered to the Tender and Paying Agent for purchase on the designated Purchase Date by purchasers in the Remarketing in the event of a successful Remarketing or otherwise by the Liquidity Provider, including any VRDP Shares previously tendered pursuant to an Optional Tender for which the Purchase Date has not yet occurred.  In the event that VRDP Shares are issued in certificated form and a Holder of VRDP Shares fails to deliver such VRDP Shares to which a Mandatory Tender relates on or prior to the Purchase Date, the Holder of such VRDP Shares shall not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares shall be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent shall place stop-transfer orders against the undelivered VRDP Shares.  Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares shall be held in a separate account by the Tender and Paying Agent, shall not be invested, and shall be held for the exclusive benefit of the Holder of such undelivered VRDP Shares.  The undelivered VRDP Shares shall be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase

Price), and the Fund shall issue to the purchaser replacement VRDP Shares certificates in lieu of such undelivered VRDP Shares.

(d)        A Beneficial Owner or its Agent Member that delivered a Notice of Tender in connection with an Optional Tender may deliver in writing by email transmission (or if email transmission shall be unavailable, by facsimile transmission) to the Tender and Paying Agent, not later than 10:00 a.m., New York City time, on or prior to the Business Day immediately preceding the Purchase Date, a Notice of Revocation with respect to some or all of the VRDP Shares that were specified in such Notice of Tender to be purchased.  Any Notice of Revocation delivered to the Tender and Paying Agent shall be promptly delivered by Electronic Means by the Tender and Paying Agent to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) by 12:00 noon, New York City time, on the Business Day immediately preceding the relevant Purchase Date.  The Remarketing Agent (following receipt of such Notice of Revocation) shall notify the Tender and Paying Agent and the Liquidity Provider of the number of VRDP Shares specified in such Notice of Revocation that are subject to an agreement of sale pursuant to a Remarketing by email transmission or facsimile transmission not later than 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date.  The Tender and Paying Agent shall contact the Remarketing Agent by Electronic Means by 1:45 p.m., New York City time, if such notification has not been received by such time.  The Tender and Paying Agent shall deliver such notification to the Beneficial Owner or its Agent Member promptly following receipt from the Remarketing Agent, and in any event by 4:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date.  Any such Notice of Revocation shall be effective (without further action on the part of the Beneficial Owner or its  Agent Member) as a revocation of the Optional Tender of the number of VRDP Shares specified therein as being sought to be revoked, but (except as set forth below) only if and to the extent that the Remarketing Agent has not entered into an agreement to sell such VRDP Shares.  A Notice of Revocation shall be effective as to the number of VRDP Shares specified therein as having been revoked less the number of such VRDP Shares in respect of which the Remarketing Agent has so notified the Tender and Paying Agent and the Liquidity Provider that it has entered into an agreement of sale.  Notwithstanding the foregoing, tendered VRDP Shares, if any, that remain unsold on the related Purchase Date shall be allocated by the Remarketing Agent to each Notice of Revocation received in respect of VRDP Shares tendered for purchase on such Purchase Date and not already satisfied in the chronological order in which each such Notice of Revocation was received by the Tender and Paying Agent, and each such Notice of Revocation shall be effective only to the extent of such allocation and availability of unsold VRDP Shares.

(e)        In connection with any Special Rate Period designated pursuant to the Articles Supplementary, the Board, without the vote or consent of any Holder of VRDP Shares but with prior written consent of the Liquidity Provider, in the Notice of Special Rate Period relating to the VRDP Shares, as delivered to the Remarketing Agent and the Liquidity Provider, may provide for optional tender provisions relating solely to such Special Rate Period (“Special Optional Tender Provisions”) whereby the minimum number of days’ notice required for an Optional Tender may exceed seven (7) days as specified in the Special Optional Tender Provisions for such Special Rate Period.

(f)        Pursuant to the Articles Supplementary, the Fund has agreed in the Fee Agreement to use its best efforts to engage at all times a Remarketing Agent that is a nationally recognized securities dealer with experience in remarketing variable-rate securities whose appointment has been consented to in writing by the Liquidity Provider (which consent shall not be unreasonably withheld) to use its best efforts to find purchasers for all VRDP Shares properly tendered pursuant to a Tender.  All such VRDP Shares shall be remarketed at the Purchase Price of such VRDP Shares.

(g)        In connection with any attempted Remarketing, all tendered VRDP Shares shall be remarketed at the Purchase Price of such VRDP Shares.  The calculation of the Purchase Price of the VRDP Shares that are remarketed or purchased by the Liquidity Provider shall be made by the Remarketing Agent in advance of such Remarketing or purchase and, together with the details of the aggregate number and Purchase Price of remarketed VRDP Shares and the aggregate number and Purchase Price of VRDP Shares to be purchased by the Liquidity Provider pursuant to the Purchase Obligation, shall be communicated by the Remarketing Agent to the Fund, the Liquidity Provider and the Tender and Paying Agent by Electronic Means by 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date, as described below.  The proceeds of any sale of any remarketed VRDP Shares by the Remarketing Agent relating to tendered VRDP Shares will be used by the Tender and Paying Agent for the purchase of the tendered VRDP Shares at the Purchase Price, and the terms of the sale will provide for the wire transfer of such Purchase Price by the Remarketing Agent to be received by the Tender and Paying Agent no later than 11:00 a.m., New York City time, on the related Purchase Date for payment to the Agent Member of the Beneficial Owner, in the case of an Optional Tender, or Holder, in the case of a Mandatory Tender, tendering VRDP Shares for sale through the Securities Depository in immediately available funds against delivery of the tendered VRDP Shares to the Tender and Paying Agent through the Securities Depository, the delivery of such VRDP Shares to the Tender and Paying Agent through the Securities Depository no later than 2:00 p.m., New York City time, on the related Purchase Date, and the re-delivery of such VRDP Shares by means of “FREE” delivery through the Securities Depository to the Remarketing Agent for delivery to the purchaser’s Agent Member through the Securities Depository by 3:00 p.m., New York City time, on the related Purchase Date.

(h)        By 2:00 p.m., New York City time, on the Business Day immediately preceding each Purchase Date, the Remarketing Agent shall deliver a notice to the Tender and Paying Agent and the Liquidity Provider (a “Remarketing Notice”), by email transmission or facsimile transmission, that sets forth the number of VRDP Shares, if any, that it successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such sold VRDP Shares and the number of VRDP Shares, if any, not successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such unsold VRDP Shares to be paid by the Liquidity Provider.  If the Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the VRDP Shares to be purchased on such Purchase Date, the Tender and Paying Agent shall promptly, and in any event not later than 4:00 p.m., New York City time, on such Business Day, deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) a Preliminary Notice of Purchase that, subject to delivery of the Final Notice of Purchase on the Purchase Date described below, provides for the purchase by the Liquidity Provider of the number of such VRDP Shares that the Remarketing Agent stated in the Remarketing Notice as not having been successfully remarketed, including the aggregate Purchase Price of such VRDP Shares, as calculated by the Remarketing Agent.  If the Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the VRDP Shares to be purchased on such Purchase Date (or if remarketing proceeds for any tendered VRDP Shares have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date), the Tender and Paying Agent shall deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) by 12:00 noon, New York City time, on such Purchase Date a Final Notice of Purchase that states the number of VRDP Shares required to be purchased by the Liquidity Provider.  For purposes of the Final Notice of Purchase, any tendered VRDP Shares for which remarketing proceeds have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date, shall be treated as not having been successfully remarketed and shall be required to be purchased by the Liquidity Provider.  Except for manifest error, the payment obligation of the Liquidity Provider shall equal the Purchase Price of the VRDP Shares, stated in the Final Notice of Purchase delivered to the Liquidity Provider, as being required to be purchased by the Liquidity Provider.

(i)        The Liquidity Provider shall, no later than 2:00 p.m., New York City time, on a Purchase Date for any VRDP Shares, wire transfer the aggregate Purchase Price of all VRDP Shares in respect of which Final Notices of Purchase have been delivered to it for purchase of VRDP Shares on such date, as follows:  (i) in the case of a Final Notice of Purchase delivered by the Tender and Paying Agent, by wire transfer, in immediately available funds, to the account of the Tender and Paying Agent specified by the Tender and Paying Agent in any such Final Notice of Purchase; and (ii) in the case of a Final Notice of Purchase delivered by a Beneficial Owner or its Agent Member, in the case of an Optional Tender, or by a Holder, in the case of a Mandatory Tender, in the event there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations under this Agreement and the Liquidity Provider has received a Remarketing Notice that such VRDP Shares have not been the subject of an agreement of sale in a Remarketing and has received written notice from the Fund that there is no Tender and Paying Agent or that the Tender and Paying Agent does not intend to perform its obligations hereunder, by payment against delivery of the VRDP Shares that are the subject of any such Final Notice of Purchase, through means of the Securities Depository in the case of Global VRDP Shares.  The Fund is required pursuant to the Articles Supplementary, in the event there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations under this Agreement, to (i) upon becoming aware thereof, promptly notify the Liquidity Provider, the Remarketing Agent and Holders by Electronic Means of such event, and (ii) so long as such event is continuing, use its best efforts to direct and request the Remarketing Agent to forward, concurrently with the delivery thereof to the Liquidity Provider or as promptly as practicable thereafter, any Remarketing Notice to each Beneficial Owner or Holder tendering VRDP Shares that are the subject of such notice.

(j)        Upon receipt by the Tender and Paying Agent from the Beneficial Owner or its Agent Member, in the case of an Optional Tender, or by the Holder, in the case of a Mandatory Tender, of tendered VRDP Shares and the payment by the Tender and Paying Agent to such Beneficial Owner or its Agent Member, or such Holder as the case may be, of the Purchase Price therefor on the applicable Purchase Date, the Tender and Paying Agent shall deliver to the Liquidity Provider, by means of “FREE” delivery through the system of the Securities Depository, VRDP Shares in satisfaction of the Liquidity Provider’s Purchase Obligation on such Purchase Date.  Any funds paid by the Liquidity Provider and held in the account of the Tender and Paying Agent for the payment of the Purchase Price shall be held in trust (i) in the case of an Optional Tender, on the Purchase Date, for the benefit of the tendering Beneficial Owners or their Agent Members until the VRDP Shares are delivered by the tendering Beneficial Owners or their Agent Members and, after the Purchase Date, for the benefit of the Liquidity Provider, for payment of the Purchase Price upon delivery of the VRDP Shares or, with respect to VRDP Shares that are not delivered, for return to the Liquidity Provider upon its request and (ii) in the case of a Mandatory Tender, for the benefit of the tendering Holders until delivery of the VRDP Shares by the tendering Holders against payment therefor.  Any funds paid by the Remarketing Agent and held in an account of the Tender and Paying Agent for the payment of the Purchase Price in connection with a Remarketing shall be held in trust (i) in the case of an Optional Tender, on the Purchase Date, for the benefit of the tendering Beneficial Owners or their Agent Members until the VRDP Shares are delivered by the tendering Beneficial Owners or their Agent Members and, after the Purchase Date, for the benefit of the Remarketing Agent on account of purchasers purchasing in a Remarketing or for the Remarketing Agent’s account to the extent it has advanced the Purchase Price of any VRDP Shares on behalf of one or more purchasers, as applicable, for payment of the Purchase Price upon delivery of the VRDP Shares or, with respect to VRDP Shares that are not delivered, for return to the Remarketing Agent on account of purchasers purchasing in a Remarketing or for the Remarketing Agent’s account to the extent it has advanced the Purchase Price of any VRDP Shares on behalf of one or more purchasers, as applicable, upon the Remarketing Agent's request and (ii) in the case of a Mandatory Tender, for the benefit of the tendering Holders until delivery of the VRDP Shares by the tendering Holders against payment therefor.  Upon receipt of VRDP Shares from the tendering Beneficial Owners or their Agent Members, in the case of an Optional Tender, or from the tendering Holders, in the case of a Mandatory Tender, by the Tender and Paying Agent, the Tender and Paying Agent shall pay, subject to receipt of the Purchase Price by the Tender and Paying Agent in the form of remarketing proceeds from the Remarketing Agent, with respect to VRDP Shares remarketed by the Remarketing Agent, or in the form of payment pursuant to this Agreement from the Liquidity Provider, with respect to the VRDP Shares subject to purchase pursuant to the Purchase Obligation, the Purchase Price for such VRDP Shares to such tendering Beneficial Owner, Agent Member or Holder, as the case may be. In accordance with and subject to the foregoing, the Tender and Paying Agent shall effect any such payment on the applicable Purchase Date.

(k)        Except as otherwise expressly provided for herein, the purchase and delivery of tendered Global VRDP Shares and their Remarketing will be accomplished in accordance with the applicable procedures of the Securities Depository.

(l)        In the event of a Failed Remarketing Condition, of which the Tender and Paying Agent has received notice labeled “Notice of Failed Remarketing Condition” by Electronic Means from the Fund, the Tender and Paying Agent shall provide notice of such Failed Remarketing Condition within two (2) Business Days of receipt by the Tender and Paying Agent of such notice of such Failed Remarketing Condition, by Electronic Means (or by first class mail, postage prepaid, in the case where the VRDP Shares are in physical form), to the Holders (with a copy to the Fund).

(m)        At any time that no Purchase Obligation is in effect, any VRDP Shares unsold in a Remarketing shall be returned to the tendering Beneficial Owners or their Agent Members, or the tendering Holders, as the case may be, by the Tender and Paying Agent.

(n)        VRDP Shares are subject to Mandatory Purchase by the Liquidity Provider upon the occurrence of a Mandatory Purchase Event.  Promptly following the occurrence of a Mandatory Purchase Event, and in any event within three (3) Business Days thereafter, the Fund, or the Tender and Paying Agent at the direction of the Fund (provided, that the Tender and Paying Agent may require up to two (2) Business Days prior notification by Electronic Means by the Fund), shall provide a Mandatory Purchase Notice by Electronic Means to Holders and the Liquidity Provider, specifying a Mandatory Purchase Date for all Outstanding VRDP Shares.  The Mandatory Purchase Date shall not be later than seven (7) days following the date a Mandatory Purchase Notice is sent to

Holders by Electronic Means, and in any event shall be not later than the Business Day immediately preceding the termination of this Agreement.  Any notice given in respect of a Mandatory Purchase under the Articles Supplementary shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.  Upon the occurrence of a Mandatory Purchase Event, all Outstanding VRDP Shares automatically shall be subject to Mandatory Purchase by the Liquidity Provider at the Purchase Price on the Mandatory Purchase Date, including any VRDP Shares tendered pursuant to an Optional Tender or Mandatory Tender for which the Purchase Date has not yet occurred.  In the event that VRDP Shares are issued in certificated form and a Holder fails to deliver such VRDP Shares to which a Mandatory Purchase relates, on or prior to the Mandatory Purchase Date, the Holder of such VRDP Shares will not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares will be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent will place stop-transfer orders against the undelivered VRDP Shares.  Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares shall be held in a separate account, shall not be invested, and shall be held for the exclusive benefit of the Holder of such undelivered VRDP Shares.  The undelivered VRDP Shares shall be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Shares certificates in lieu of such undelivered VRDP Shares.

(o)        The Liquidity Provider shall not have any responsibility for, or incur any liability in respect of, any losses, claims, damages, liabilities or expenses (including reasonable fees and expenses of counsel) (“Losses”) relating to any act by the Tender and Paying Agent, or any failure to act or to perform any of its obligations, other than Losses arising out of the bad faith, gross negligence or willful misconduct of the Liquidity Provider.

(p)        VRDP Shares purchased by the Liquidity Provider pursuant to this Section 2.02 shall be delivered to the Liquidity Provider or its nominee as specified by the Liquidity Provider.

(q)        If there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform any of its foregoing obligations hereunder on behalf of any Beneficial Owner or Holder, such Beneficial Owner or its Agent Member or Holder may perform any such obligations in place of the Tender and Paying Agent (if any) with respect to the VRDP Shares of such Beneficial Owner or Holder and payments shall be made to the account(s) specified by such Beneficial Owners or Holders.

SECTION 2.03. Extension of Scheduled Termination Date.

Under the Fee Agreement, the Fund shall have the right, exercisable not more than one hundred twenty (120) days nor less than ninety (90) days prior to the Scheduled Termination Date, to request that the Liquidity Provider extend the term of such Scheduled Termination Date for an additional period of 364 days or, if mutually agreed upon by the parties to the Fee Agreement, a period greater than 364 days, which request may be conditioned upon other terms and conditions that are different from the terms and conditions of this Agreement and the Fee Agreement then in effect.  The Liquidity Provider shall, no later than thirty (30) days after receiving such request, notify the Fund and the Tender and Paying Agent of its acceptance or rejection of such request, which acceptance by the Liquidity Provider may be a Conditional Acceptance conditioned upon terms and conditions which are different from the terms and conditions of this Agreement and the Fee Agreement then in effect or the terms and conditions proposed by the Fund in making an extension request.  If the Liquidity Provider fails to notify the Fund and the Tender and Paying Agent of its acceptance or rejection of the Fund’s request for extension within such 30-day period, such failure to respond shall constitute a rejection of such request.  If the Liquidity Provider provides a Conditional Acceptance, then the Fund shall have thirty (30) days thereafter to notify the Liquidity Provider and the Tender and Paying Agent of its acceptance or rejection of the terms and conditions specified in the Liquidity Provider’s Conditional Acceptance.  The Fund’s failure to notify the Liquidity Provider and the Tender and Paying Agent within the 30-day period will be deemed a rejection of the terms and conditions specified in the Liquidity Provider’s Conditional Acceptance.  Under the Fee Agreement, the Fund will acknowledge and agree that the Liquidity Provider may grant or deny any request for extension of the Scheduled Termination Date in its sole and absolute discretion.

SECTION 2.04.  Reduction of Available Commitment.

As of the opening of business on the day following the Liquidity Provider’s receipt of written notice (which the Tender and Paying Agent will provide within two (2) Business Days of receipt of notice from the Fund) of any redemption or other repurchase of VRDP Shares consummated by the Fund, the Available Commitment shall automatically be reduced by the amount applicable to the VRDP Shares so redeemed or otherwise repurchased; and the Available Commitment in respect of such VRDP Shares shall be extinguished and shall not thereafter be revived, except with the prior written consent of the Liquidity Provider.  Notwithstanding the foregoing, nothing herein is intended to expand the terms of the Purchase Obligation.

SECTION 2.05.  Claw-Back Provision.

In the event that any dividends or redemption proceeds paid by the Fund on Outstanding VRDP Shares prior to the occurrence of a Fund Insolvency Event are required to be, and are, paid over to the bankruptcy estate of the Fund pursuant to a final, non-appealable judgment of a court of competent jurisdiction arising out of a Fund Insolvency Event, any Beneficial Owner (or former Beneficial Owner) of VRDP Shares that has paid over to the bankruptcy estate of the Fund pursuant to such judgment any dividends or redemption proceeds previously received from the Fund may demand reimbursement from the Liquidity Provider of any amounts so paid.  The Liquidity Provider agrees to make such reimbursement payment within three (3) Business Days of receipt of any such demand for payment made in writing and accompanied by evidence reasonably satisfactory to the Liquidity Provider of payment made to the bankruptcy estate of the Fund by or on behalf of the demanding party.  In connection with any reimbursement payment by the Liquidity Provider, the Beneficial Owner (or former Beneficial Owner) of VRDP Shares shall be deemed to have transferred, assigned and conveyed to the Liquidity Provider the right to receive from the Fund and the bankruptcy estate of the Fund any such dividends or redemption proceeds in exchange for the reimbursement payment by the Liquidity Provider, and the Beneficial Owner (or former Beneficial Owner) shall execute, acknowledge and deliver such further conveyances, assignments and other documents as the Liquidity Provider may reasonably request and are reasonably necessary in order to effectuate such assignment.  The provisions of this Section 2.05 shall survive any expiration or termination of this Agreement, in respect of any dividends or redemption proceeds paid by the Fund on Outstanding VRDP Shares during the term of this Agreement, and shall be in addition to any other obligation of the Liquidity Provider under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE TENDER AND PAYING AGENT

The representations and warranties set out in this Article III are given hereunder by the Tender and Paying Agent on the Effective Date only and are not repeated on any subsequent date.

SECTION 3.01.  Existence; Binding Effect.

The Tender and Paying Agent represents and warrants to the Liquidity Provider that (i) the Tender and Paying Agent is duly organized and is validly existing as a banking corporation under the laws of the State of New York, (ii) it has the corporate power to enter into and perform its obligations under this Agreement and each other Related Document to which it is a party and (iii) this Agreement constitutes the legal, valid and binding obligation of the Tender and Paying Agent except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws related to or affecting the rights of creditors generally from time to time in effect and by general principles of equity.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE LIQUIDITY PROVIDER

The representations and warranties set out in this Article IV are given hereunder by the Liquidity Provider on the Effective Date only and are not repeated on any subsequent date.

SECTION 4.01.  Existence.

The Liquidity Provider is a national banking association duly organized and validly existing under the laws of the United States.  The Liquidity Provider has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, including, without limitation, the Purchase Obligation.

SECTION 4.02.  Authorization; Contravention.

The execution, delivery and performance by the Liquidity Provider of this Agreement, including, without limitation, the Purchase Obligation, are within the Liquidity Provider’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Liquidity Provider or result in the creation or imposition of any lien or encumbrance on any asset of the Liquidity Provider, except for such violations or contraventions which would not have a material adverse effect on the Liquidity Provider’s ability to pay when due and otherwise perform its obligations under this Agreement and the Fee Agreement, including, without limitation, the Purchase Obligation; provided, however, that the forgoing exception shall not apply to any violation or contravention of the Liquidity Provider’s charter.

SECTION 4.03.  Binding Effect.

This Agreement, including, without limitation, the Purchase Obligation, constitutes a valid and binding agreement of the Liquidity Provider, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 4.04.  Financial Information.

The consolidated balance sheets and the related consolidated statements of income, changes in stockholder’s equity and comprehensive income and cash flows, and the auditor’s report with respect thereto, copies of which have heretofore been furnished to the Fund, present fairly, in all material respects, the financial position of the Liquidity Provider and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three (3) years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  The audits of these statements were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Since the date of such financial statements, no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Liquidity Provider that would materially and adversely affect its ability to perform its obligations under this Agreement, including, without limitation, the Purchase Obligation.

SECTION 4.05.  Litigation.

Except as disclosed in the Offering Memorandum or in a schedule delivered to the Fund prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Liquidity Provider) overtly threatened in writing against the Liquidity Provider in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement, including, without limitation, the Purchase Obligation.

SECTION 4.06.  Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency, bureau or agency required to be obtained in connection with the performance of the Liquidity Provider under this Agreement or the execution, delivery by, or the validity or enforceability against, the Liquidity Provider of this Agreement and the other Related Documents to which the Liquidity Provider is a party have been obtained and are in full force and effect.

SECTION 4.07.  Ranking.

The obligations of the Liquidity Provider hereunder rank pari passu with all other senior unsecured obligations of the Liquidity Provider (other than any such obligations preferred by statute or by operation of law).

ARTICLE V
DUTIES OF THE TENDER AND PAYING AGENT

SECTION 5.01.  Duties and Responsibilities.

(a)        The Tender and Paying Agent is acting solely as agent for the Fund hereunder and owes no duties, fiduciary or otherwise, to any other Person by reason of this Agreement, other than to the Liquidity Provider as and to the extent expressly provided for herein.

(b)        The Tender and Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Tender and Paying Agent.

(c)        In the absence of negligence or willful misconduct on its part, the Tender and Paying Agent shall not be liable for any action taken, suffered or omitted by it in the performance of its duties under this Agreement.  The Tender and Paying Agent shall not be liable for any error of judgment made in good faith unless and to the extent it is negligent in ascertaining the pertinent facts.

SECTION 5.02.  Rights of the Tender and Paying Agent.

(a)        The Tender and Paying Agent shall not incur liability for following the instructions herein contained or expressly provided for, or written instructions authorized hereby. The Tender and Paying Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document, believed by it, in the absence of manifest error or bad faith, to be genuine.  The Tender and Paying Agent shall not be liable for acting upon any telephone communication authorized hereby which the Tender and Paying Agent reasonably believes in the absence of bad faith to have been given by the Fund, a Holder, a Beneficial Owner, an Agent Member, the Liquidity Provider or the Remarketing Agent.  The Tender and Paying Agent may record telephone communications with the Fund, the Liquidity Provider and the Remarketing Agent in connection with its duties hereunder.

(b)        The Tender and Paying Agent may consult with counsel of its choice and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)        The Tender and Paying Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(d)        The Tender and Paying Agent may perform its duties and its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for misconduct or negligence on the part of any agent or attorney not affiliated with the Tender and Paying Agent appointed by it with due care hereunder. The Tender and Paying Agent shall notify the Fund of the appointment of any such non-affiliated agents or attorneys hereunder.

(e)        Anything in this Agreement to the contrary notwithstanding, in no event shall the Tender and Paying Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Tender and Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f)        The Tender and Paying Agent shall not be obligated to take any legal action hereunder that might, in its judgment, involve any expenses or liability, unless it has been furnished with indemnity reasonably satisfactory to it.

(g)        The Tender and Paying Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.  The Tender and Paying Agent shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

(h)        The Tender and Paying Agent makes no representation as to, and shall have no liability with respect to, the correctness of the recitals in, or the validity (with respect to parties other than the Tender and Paying Agent), accuracy or adequacy of this Agreement (including any schedules hereto), any VRDP Shares, the Articles Supplementary, the Placement Agreement, any offering material used in connection with the offer and sale of any VRDP Shares or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof.

(i)        The permissive right of the Tender and Paying Agent under this Agreement to take or omit to take any action shall not be construed as a duty.

(j)        The Tender and Paying Agent may request that the Liquidity Provider deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which certificate may be signed by any Person authorized to sign such a certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)        Unless otherwise mutually agreed in writing between the Liquidity Provider and the Tender and Paying Agent, the Tender and Paying Agent shall have no duty or obligation to pay any interest or earnings on or with respect to amounts held or deposited hereunder or invest any funds deposited with it at any time pursuant to this Agreement.  In the event the Liquidity Provider and the Tender and Paying Agent shall otherwise agree, any interest or earnings on or with respect to any amount held or deposited hereunder shall be remitted to the Fund in accordance with such agreement.  The Tender and Paying Agent shall be under no duty or obligation to collateralize or pledge any security therefor, or to segregate any amounts hereunder except as may be required by law; provided, however, that the Tender and Paying Agent shall hold any Purchase Price received from the Liquidity Provider , with respect to VRDP Shares subject to purchase pursuant to the Purchase Obligation, or the Remarketing Agent, with respect to VRDP Shares remarketed by the Remarketing Agent, in separate accounts in trust for the benefit of the parties specified in Section 2.02(j) or the return of such Purchase Price to the Liquidity Provider or the Remarketing Agent as provided in Section 2.02(j).

(l)        The Tender and Paying Agent, in its individual or any other capacity, may become the owner or pledgee of VRDP Shares with the same rights it would have if it were not Tender and Paying Agent.

(m)        Nothing contained herein shall be construed to require the Tender and Paying Agent to advance its own funds to any Holder if sufficient funds have not been deposited with the Tender and Paying Agent by the Fund for the purpose of making payments hereunder.

(n)        The Tender and Paying Agent shall have no duty to examine and shall not be charged with knowledge of the contents of any report, information or document delivered to it hereunder.  The Tender and Paying Agent shall have no duty to determine the occurrence or continuance of any event or events that constitute a Liquidity Provider Ratings Event, Mandatory Tender Event, Mandatory Purchase Event, Failed Remarketing Condition, Failed Remarketing Condition—Purchased VRDP Shares Redemption or Related Party Termination Event, or to determine whether any agreement satisfies the requirements of an Alternate VRDP Shares Purchase Agreement.

(o)        The Tender and Paying Agent has no obligation under the terms of this Agreement or otherwise to enforce any rights or exercise any remedies that may be available to any Holder or Beneficial Owner or other Person that arise out of or relate to this Agreement or otherwise.

SECTION 5.03.  Tender and Paying Agent’s Disclaimer.

The Tender and Paying Agent makes no representation as to the validity (except with respect to itself) or adequacy of this Agreement or any VRDP Shares issued or to be issued.

SECTION 5.04.  Concerning the Securities Depository.

(a)        None of the Liquidity Provider or the Tender and Paying Agent shall have any responsibility or obligation to any Beneficial Owner in the Global VRDP Shares, an Agent Member or other Person with respect to the accuracy of the records of the Securities Depository or its nominee or of any Agent Member, with respect to any ownership interest in the Global VRDP Shares or with respect to the delivery to any Agent Member, Beneficial Owner or other Person (other than the Securities Depository) of any notice (including any Notice of Redemption) or the payment of any amount, under or with respect to such VRDP Shares.  All notices and communications to be given to the Holders and all payments to be made to Holders under this Agreement or the Related Documents shall be given or made only to or upon the order of the registered holders (which shall be the Securities Depository or its nominee in the case of Global VRDP Shares).  The rights of Beneficial Owners in the Global VRDP Shares shall be exercised only through the Securities Depository subject to the applicable procedures of the Securities Depository.  The Liquidity Provider and the Tender and Paying Agent shall be entitled to rely and shall be fully protected in acting upon information furnished by the Securities Depository with respect to its members, participants and any beneficial owners.  The Fund and the Tender and Paying Agent shall be entitled to deal with the Securities Depository, and any nominee thereof that is the registered holder of any Global VRDP Shares for all purposes of this Agreement or the Related Documents relating to such Global VRDP Shares (including the payment of dividends, redemption price, if any, and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global VRDP Shares), as the sole holder of such Global VRDP Shares and shall have no obligations to the Beneficial Owners thereof.  None of the Liquidity Provider or the Tender and Paying Agent shall have any responsibility or liability for any acts or omissions of the Securities Depository with respect to such Global VRDP Shares, for the records of the Securities Depository, including records in respect of beneficial ownership interests in respect of any such Global VRDP Shares, for any transactions between the Securities Depository and any Agent Member or between or among the Securities Depository, any such Agent Member and/or any holder or owner of a beneficial interest in such Global VRDP Shares, or for any transfers of beneficial interests in any such Global VRDP Shares.

(b)        The Tender and Paying Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the other Related Documents or this Agreement or under applicable law with respect to any transfer of any interest in any VRDP Shares (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global VRDP Shares), other than to require delivery of such certificates, other documentation or evidence, if any, as are expressly required by, and to do so if and when expressly required by the terms of this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE VI
COVENANTS OF THE LIQUIDITY PROVIDER

The Liquidity Provider agrees that, so long as there is any Purchase Obligation hereunder or any amount payable hereunder or under any VRDP Shares remains outstanding:

SECTION 6.01.  Fund Insolvency Event.

The Liquidity Provider agrees to perform all of its obligations hereunder, including the obligation to purchase the VRDP Shares in accordance with Article II herein, notwithstanding a Fund Insolvency Event.

SECTION 6.02.  Waiver.

In the event of a termination of this Agreement as a result of a Termination Event, the Liquidity Provider agrees to waive its right with respect to Purchased VRDP Shares to exercise the Purchase Obligation provided by any subsequent Liquidity Provider; provided, however, that any Purchased VRDP Shares that are subsequently sold by the Liquidity Provider in a successful Remarketing shall at the time of such sale and thereafter have the full benefit of the Purchase Obligation of any subsequent Liquidity Provider; and, provided, further, that any Purchase Obligation of a subsequent Liquidity Provider with respect to the Purchased VRDP Shares shall be on parity with the Purchase Obligation of such Liquidity Provider with respect to all other Outstanding VRDP Shares.

SECTION 6.03.  Notice of Extraordinary Corporate Event.

To the extent permitted under applicable confidentiality restrictions, the Liquidity Provider shall provide (a) written notice of an Extraordinary Corporate Event and (b) the written notice referred to in clause (y) in the definition of an Extraordinary Corporate Event, to the Fund at least ten (10) days prior to the scheduled date of the occurrence of an Extraordinary Corporate Event or ten (10) days prior to the scheduled date of the applicable listed occurrence in clause (i) of such definition, respectively.

SECTION 6.04.  Additional Information.

If at any time the Liquidity Provider’s bank holding company is not furnishing information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act, in order to preserve the exemption for resales and transfers under Rule 144A, the Liquidity Provider shall furnish, or cause to be furnished, to Holders and Beneficial Owners of VRDP Shares and prospective purchasers of VRDP Shares, upon request, information with respect to the Liquidity Provider satisfying the requirements of subsection (d)(4) of Rule 144A.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01.  Replacement of the Tender and Paying Agent.

Any resignation or removal of the Tender and Paying Agent shall be effective only upon a replacement Tender and Paying Agent entering into a replacement of this Agreement with the Liquidity Provider.

SECTION 7.02.  Notices.

All notices, requests and other communications to the Liquidity Provider shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or to such other Person and/or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party.  All notices, requests, demands and communications to be delivered to the Tender and Paying Agent shall be sent by Electronic Means to the attention of the Tender and Paying Agent at the office of the Tender and Paying Agent as set forth below or to such other Persons and/or such other addresses, telecopy numbers or email addresses as such party may hereafter specify for the purpose of notice to the other party.  Each such notice, request or other communication shall be effective (i) if given by mail, upon receipt, or (ii) if given by any other means, when delivered at the address specified in this Section.  The notice address for each party is specified below:

(a)           if to the Liquidity Provider:

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, New York  10013
Attention:  MSD Middle Office Manager
Tel:  (212) 723-6320
Fax:  (212) 723-8642
Email:  Glynn.Braithwaite@citi.com

Wire Instructions:

Citibank NA New York
ABA# 021 000 089
A/C# 3685 2918
Attn:  Municipal Derivatives Operations

(b)           if to the Tender and Paying Agent:

The Bank of New York Mellon
Corporate Trust Division
Dealing and Trading Group
101 Barclay Street
Floor 7W
New York, New York 10286
Fax: (212) 815-2830

Joseph Denno
Vice President
Tel:  (212) 815-2898
Fax:  (212) 815-2830
Email:  joseph.denno@bnymellon.com

Christina Sotiriou
Senior Associate
Tel: (212) 815-2888
Fax: (212) 815-2830
Email: christina.sotiriou@bnymellon.com

John Maggio
Trust Associate
Tel:  (412) 234-4302
Fax:  (212) 815-2830
Email:  john.maggio@bnymellon.com

Kristen Tartaglione
Senior Associate
Tel:  (212) 815-2902
Fax:  (212) 815-2830
Email:  kristen.tartaglione@bnymellon.com

Wire Instructions:

The Bank of New York Mellon
New York New York
ABA# 021 000 018
G/L/A# 111 565
For Further Credit to Account #704116
Ref:  mm/dd/yy and Event (e.g.:  Purchase Date or Mandatory Tender)
Attn:  Joe Denno, Tel:  (212) 815-2898

Any payments required to be made by either party to the other, or any VRDP Shares required to be delivered by the Tender and Paying Agent to the Liquidity Provider, unless otherwise provided in a Related Document, shall be made in immediately available funds or delivered, by wire transfer, to the account of the applicable party listed under “Wire Instructions.”

SECTION 7.03.  No Waivers.

(a)        The rights of the Liquidity Provider hereunder are separate from and in addition to any rights that the Liquidity Provider, as a holder of any VRDP Shares, may have under the terms of such VRDP Shares or any Related Document or otherwise.

(b)        No failure or delay by the Liquidity Provider in exercising any right, power or privilege hereunder or under the VRDP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Liquidity Provider in exercising any right, power or privilege under or in respect of the VRDP Shares or any other Related Document shall affect the rights, powers or privileges of the Liquidity Provider hereunder or thereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.04.  Amendments and Waivers.

Any provision of this Agreement may be amended or waived with the consent of the Fund if, but only if, such amendment or waiver is in writing and is signed by the Tender and Paying Agent and the Liquidity Provider; provided, that no amendment or waiver that affects any preference, right or power of the VRDP Shares or the Holders thereof shall be made except as permitted under the Charter and the Articles Supplementary, and agreed to by the Fund.  The provision of Section 7.10 relating to the third-party beneficiary rights of Holders and Beneficial Owners may be amended only with the prior written consent of Holders of 100% of the Outstanding VRDP Shares.

SECTION 7.05.  Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party and the Fund, except pursuant to the proviso to the definition of “Extraordinary Corporate Event”. Any assignment or transfer without such prior written consent shall be void.  The obligations of the Liquidity Provider to purchase VRDP Shares pursuant to this Agreement shall run to the benefit of those beneficiaries identified in Section 7.10 and the Purchase Obligation evidenced hereby shall not be transferable except in connection with a transfer of VRDP Shares or any beneficial interest therein, whereupon the Purchase Obligation shall automatically run to the benefit of the transferee.

SECTION 7.06.  Term of this Agreement.

(a)        Subject to subsections (b) and (c) below, this Agreement shall terminate on the later of (i) the earlier of (x) the Scheduled Termination Date (as such date may be extended in accordance with Section 2.03 hereof) and (y) the reduction of the Available Commitment of the Liquidity Provider to zero; and (ii) the date of payment of all sums payable by the Liquidity Provider pursuant to this Agreement.

(b)        Notwithstanding the foregoing, (i) the Tender and Paying Agent, acting upon instructions of the Fund, may terminate this Agreement prior to the Scheduled Termination Date (as such date may be extended in accordance with Section 2.03 hereof) in accordance with this Section 7.06(b) as of the Liquidity Provider Ratings Event Termination Date specified by notice in writing to the Liquidity Provider following the occurrence of a Liquidity Provider Ratings Event or (ii) this Agreement shall terminate prior to the Scheduled Termination Date (as such date may be extended in accordance with Section 2.03 hereof) as of a Related Party Termination Date upon the occurrence of a Related Party Termination Event.

(c)        No expiration or termination of this Agreement shall be effective, so long as VRDP Shares are Outstanding, until the completion of a Mandatory Purchase in respect thereof, if then required under the Articles Supplementary, including the purchase by the Liquidity Provider of any VRDP Shares required to be purchased by it as a result thereof pursuant to this Agreement.

SECTION 7.07.  New York Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 7.08.  Waiver of Jury Trial.

Each of the Tender and Paying Agent, the Liquidity Provider and each third party beneficiary of this Agreement hereby waives trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto or beneficiaries hereof against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

SECTION 7.09.  Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7.10.  Beneficiaries.

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder, except that the agreement of the Liquidity Provider to purchase VRDP Shares in accordance with the terms and conditions of this Agreement is made for the benefit of the Holders and Beneficial Owners from time to time of the VRDP Shares and shall be directly enforceable by the Holders or Beneficial Owners against the Liquidity Provider.

SECTION 7.11.  Entire Agreement.

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

SECTION 7.12.  Regulatory Matters.

Each party hereto acknowledges and agrees that it shall not be a condition precedent to the Purchase Obligation that any seller of VRDP Shares demonstrate or account for any loss.

SECTION 7.13.  Severability.

If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

SECTION 7.14.  Articles and Section Headings.

The Articles and Section headings and the Table of Contents herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

SECTION 7.15.  Nonpetition Covenant—Liquidity Provider.

Notwithstanding any prior termination of this Agreement, Citibank, N.A., solely in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one (1) year and one (1) day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Liquidity Provider from taking any action prior to the expiration of the aforementioned one (1) year and one (1) day period in (x) any case or proceeding voluntarily filed or commenced by the Fund, (y) any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than the Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

SECTION 7.16.  Nonpetition Covenant—Tender and Paying Agent.

Notwithstanding any prior termination of this Agreement, The Bank of New York Mellon, solely in its capacity as Tender and Paying Agent, hereby covenants and agrees that it shall not, prior to the date which is one (1) year and one (1) day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke process of any court or government authority for the purpose of commencing a case against, the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Tender and Paying Agent from taking any action prior to the expiration of the aforementioned one (1) year and one (1) day period (x) in any case or proceeding voluntarily filed or commenced by the Fund, (y) in any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than the Tender and Paying Agent, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[Signatures on Following Page]

The Bank of New York Mellon, as Tender and Paying Agent

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

SCHEDULE I

Description of VRDP Shares:	1,446 Series W-7 Variable Rate Demand Preferred Shares, par value $0.10 per share, with a liquidation preference of $100,000 per share.

Initial Remarketing Agent:	Citigroup Global Markets Inc.

EXHIBIT A

To be completed by Tender and Paying Agent only – Check applicable box: ☐This is a Preliminary Notice of Purchase ☐This is a Final Notice of Purchase

NOTICE OF PURCHASE

[Date]

CITIBANK, N.A.
390 Greenwich Street, 2nd Floor
New York, New York  10013
Attention:  MSD Middle Office Manager

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.
100 Bellevue Parkway
Wilmington, DE 19809

Re:	BlackRock MuniYield Michigan Quality Fund, Inc. - Series W-7 Variable Rate Demand Preferred Shares

Dear Ladies and Gentlemen:

Reference is made to the VRDP Shares Purchase Agreement dated as of April 21, 2011 (as heretofore amended, modified or supplemented, the “Agreement”) between The Bank of New York Mellon, as the Tender and Paying Agent, and CITIBANK, N.A., as the Liquidity Provider.  Capitalized terms used herein shall have the meanings given to them in or by reference to the Agreement.

Pursuant to Section 2.01(b) of the Agreement, the undersigned [Tender and Paying Agent] [Beneficial Owner] [Agent Member of a Beneficial Owner] [Holder] hereby notifies you of [number] VRDP Shares (CUSIP 09254V 600) to be purchased by you today (the “Purchase Date”) pursuant to Section 2.02 of the Agreement.  The aggregate Purchase Price of such VRDP Shares is _________ dollars ($_________).  Of such aggregate Purchase Price, __________ dollars ($_________) comprises the aggregate liquidation preference of such VRDP Shares and __________ dollars ($__________) comprises accumulated but unpaid dividends on such VRDP Shares to and including the Purchase Date.

Ex. A-1

The Purchase Price should be provided in immediately available funds to:

[Insert Appropriate Wire Instructions for the Tender and Paying Agent]

[If there is no Tender and Paying Agent or the Tender and Paying Agent does not perform its obligations:]

[Insert Appropriate Wire Instructions]

Very truly yours,

The Bank of New York Mellon, as Tender and Paying Agent

By:
Name:
Title:

[To be executed only if there is no Tender and Paying Agent or the Tender and Paying Agent does not perform its obligations]

In the case of a Beneficial Owner:

By:
Name:
Title:

[Address of Beneficial Owner]

[To be executed only if there is no Tender and Paying Agent or the Tender and Paying Agent does not perform its obligations]

In the case of an Agent Member of a Beneficial Owner:

By:
Name:
Title:

[Address of Agent Member of a Beneficial Owner]

[To be executed only if there is no Tender and Paying Agent or the Tender and Paying Agent does not perform its obligations]

In the case of a Holder:

Ex. A-2

By:
Name:
Title:

[Address of Holder]

Ex. A-3

EXHIBIT B

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC. (THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP NO. 09254V 6001

MANDATORY PURCHASE NOTICE

In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of “VRDP Shares” dated April 20 (the “Articles Supplementary”), the Fund hereby notifies Holders and the Liquidity Provider of the Mandatory Purchase of the Outstanding VRDP Shares for purchase by the Liquidity Provider on the Mandatory Purchase Date specified below due to the occurrence of the following Mandatory Purchase Event:

The termination of the VRDP Shares Purchase Agreement prior to or on a Scheduled Termination Date where:

(i) at least 15 days prior to any such termination, the Liquidity Provider has not agreed to an extension or further extension of the Scheduled Termination Date to a date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement currently in effect;

(ii) at least 15 days prior to such termination, the Fund has not obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement; or

(iii) by the fifteenth (15th) day prior to a Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, the Fund has not obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement.

The Mandatory Purchase Date for purchase of all Outstanding VRDP Shares by the Liquidity Provider will be ___________, 20__.

All Outstanding VRDP Shares will be automatically subject to Mandatory Purchase by the Liquidity Provider at the Purchase Price on the Mandatory Purchase Date, including any VRDP Shares tendered pursuant to an Optional Tender or Mandatory Tender for which the Purchase Date has not yet occurred.

In the event that VRDP Shares are issued in certificated form and a Holder fails to deliver any VRDP Shares to which the Mandatory Purchase relates, on or prior to the Mandatory Purchase Date, the Holder and Beneficial Owner(s) of such VRDP Shares will not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares will be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent will place stop-transfer orders against the undelivered VRDP Shares.  Any monies held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares shall be held in a separate account, shall not be invested, and shall be held for the exclusive benefit of

1NOTE:   Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Shares certificate.  It is included solely as a convenience to Holders of VRDP Shares.

Ex. B-1

the Holder of such undelivered VRDP Shares.  The undelivered VRDP Shares shall be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Shares certificates in lieu of such undelivered VRDP Shares.

The Final Notice of Purchase to the Liquidity Provider will automatically be deemed given upon the delivery of this Mandatory Purchase Notice to the Liquidity Provider as provided in the VRDP Shares Purchase Agreement.

The Mandatory Purchase Notice shall be conclusively presumed to have been duly given, whether or not the Holders receive this notice.

Terms used herein and not otherwise defined shall have the meanings given to such terms in the Articles Supplementary.

Dated:

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
Name:
Title:

Ex. B-2

EXHIBIT C

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC. (THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

NOTICE OF TENDER

Note:
The substance of this notice must be given by the Beneficial Owner or its Agent Member to The Bank of New York Mellon, as Tender and Paying Agent (the “Tender and Paying Agent”), appointed under the Tender and Paying Agent Agreement, dated as of April 21, 2011, between BlackRock MuniYield Michigan Quality Fund, Inc. and the Tender and Paying Agent, in the manner provided in Schedule 1 hereto by email transmission (or if email transmission shall be unavailable, by facsimile transmission) at or prior to 2:00 p.m., New York City time, on any Business Day.  Any Notice of Tender delivered after 2:00 p.m., New York City time, will be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day and the Purchase Date specified in this Notice of Tender will be adjusted such that the Purchase Date shall be the next succeeding Business Day following the Purchase Date specified in this Notice of Tender.  The determination of the Tender and Paying Agent as to whether a Notice of Tender has been properly delivered shall be conclusive and binding upon the Beneficial Owner and its Agent Member.

TO:	The Bank of New York Mellon, as Tender and Paying Agent

1.        In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of VRDP Shares dated April 20, 2011, (the “Articles Supplementary”), the undersigned, ____________________, [Beneficial Owner] [Agent Member of the Beneficial Owner] of the following VRDP Shares:

VRDP Shares Series	CUSIP Number	Number of VRDP Shares to be Tendered1
09254V 600

hereby notifies you of the election by the Beneficial Owner of the referenced VRDP Shares to tender such VRDP Shares for purchase in the amount set forth above on the Purchase Date specified below, which is a Business Day and a date on which such VRDP Shares are subject to Optional Tender for purchase pursuant to a notice given on the date hereof.  Such Purchase Date shall be on any day not less than seven (7) days (or, if such day is not a Business Day, on the next succeeding Business Day) after delivery of this Notice of Tender.

Purchase Date:

The name and DTC Participant No. of the Agent Member tendering on behalf of the Beneficial Owner is:

Name of Agent Member:

DTC Participant No. of Agent Member:

1VRDP Shares may be tendered only in denominations of $100,000 and integral multiples thereof.

Ex. C-1

Name of Beneficial Owner:

Beneficial Owner’s account number:

The person to contact at the Beneficial Owner or its Agent Member and the related contact information are as follows:

Name:

Telephone No:

Email address:

The Beneficial Owner or its Agent Member acknowledges and agrees that the Person or Persons to whom or to whose order the Purchase Price of the tendered VRDP Shares is to be paid is/are the same as identified above.

2.        The undersigned acknowledges the obligation of the tendering Beneficial Owner to deliver the VRDP Shares that are the subject of this Notice of Tender (that has not been duly revoked in accordance with the procedures referenced in Item 5 below) on or before 2:00 p.m., New York City time on the Purchase Date, and, in accordance with such obligation, the undersigned hereby undertakes to deliver or to cause to be delivered the VRDP Shares being sold [directly] or [through an Agent Member] to the Tender and Paying Agent, through the “funds against delivery” procedures of the Securities Depository, no later than 2:00 p.m., New York City time, on the Purchase Date.  The undersigned hereby also assigns and transfers and directs the Securities Depository or its nominee or the Tender and Paying Agent to transfer the tendered VRDP Shares to the purchaser in accordance with the procedures described under the caption “Remarketing” in the Offering Memorandum, dated April 20, 2011, (the “Offering Memorandum”), relating to the VRDP Shares, and otherwise according to the Securities Depository’s procedures, in exchange for the payment of the Purchase Price thereof on the Purchase Date.

3.        The undersigned confirms its agreement that it hereby transfers to the purchaser of the VRDP Shares tendered pursuant to this Notice of Tender the right to receive from the Fund any dividends declared and unpaid for each day prior to the purchaser becoming the Beneficial Owner of the VRDP Shares in exchange for payment of the Purchase Price for such VRDP Shares by the purchaser.

4.        The undersigned hereby represents and warrants for the benefit of the Tender and Paying Agent, the Remarketing Agent, the Liquidity Provider and the Fund that the undersigned has full power and authority to tender, exchange, assign and transfer the VRDP Shares to be tendered hereby, and that the transferee will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, when the same are tendered.

5.        The undersigned acknowledges that this Notice of Tender is irrevocable and effective upon the receipt by the Tender and Paying Agent, except that a Notice of Revocation to tender any or all of the VRDP Shares specified in this Notice of Tender may be delivered by email transmission (or if email transmission shall be unavailable, by facsimile transmission) to the Tender and Paying Agent, not later than 10:00 a.m., New York City time, on or prior to the Business Day immediately preceding the Purchase Date; provided, that the revocation will be effective only to the extent set forth in the Offering Memorandum.

6.        Terms used herein and not otherwise defined shall have the meanings given to such terms in the Articles Supplementary.

Dated:

Ex. C-2

[Complete applicable signature block below.]

Print name of Beneficial Owner

By:
Name:
Title:

[OR]

Print name of Agent Member

By:
Name:
Title:

Ex. C-3

SCHEDULE 1

NOTICE OF TENDER DELIVERY INFORMATION FOR THE TENDER AND PAYING AGENT

This Notice of Tender must be delivered by the Beneficial Owner or its Agent Member to The Bank of New York Mellon (the “Tender and Paying Agent”) by email transmission at the email address listed below or such other email address as the Tender and Paying Agent shall designate, (or if email transmission shall be unavailable, by facsimile transmission to the fax number listed below or such other fax number as the Tender and Paying Agent shall designate) at or prior to 2:00 p.m., New York City time, on any Business Day.  If this Notice of Tender is delivered after 2:00 p.m., New York City time, it will be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day, and the Purchase Date will be adjusted such that the Purchase Date will be the Business Day next succeeding the date specified as the Purchase Date in this Notice of Tender:

The Bank of New York Mellon
Corporate Trust Division
Dealing and Trading Group
101 Barclay Street
Floor 7W
New York, New York  10286

Email:  BlackRockTenders@bnymellon.com
Fax:  (212) 815-2830 (only if email transmission is unavailable)

This Notice of Tender shall not be deemed to be delivered unless and until the Tender and Paying Agent actually receives it by the above-described means.

Ex. C-4

EXHIBIT D

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC. (THE “FUND”)
SERIES W-7 VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

NOTICE OF REVOCATION

Note:
The substance of this notice must be given to The Bank of New York Mellon (the “Tender and Paying Agent”), in the manner provided in Schedule 1 hereto by email transmission (or if email transmission shall be unavailable, by facsimile transmission), at or prior to 10:00 am., New York City time, on or prior to the Business Day immediately preceding the Purchase Date.

1.             In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares (“VRDP Shares”) dated April 20, 2011 (the “Articles Supplementary”), the undersigned [Beneficial Owner] or [Agent Member of the Beneficial Owner] delivered to the Tender and Paying Agent on ___________  __, _____ a Notice of Tender (the “Notice of Tender”) in connection with an Optional Tender relating to the following VRDP Shares:

VRDP Shares Series	CUSIP Number	Number of VRDP Shares to be Tendered3
09254V 600

and specifying the following additional information applicable to such Optional Tender and Notice of Tender:

Purchase Date:

The name and DTC Participant No. of the Agent Member tendering on behalf of the Beneficial Owner is:

Name of Agent Member:

DTC Participant No. of Agent Member:

Name of Beneficial Owner:

Beneficial Owner’s account number:

The person to contact at the Beneficial Owner or its Agent Member and the related contact information are as follows:

Name:

Telephone No:

Email address:

3VRDP Shares may be tendered only in denominations of $100,000 and integral multiples thereof.

Ex. D-1

2.             The undersigned, ____________________, [Beneficial Owner] [Agent Member of the Beneficial Owner] hereby requests revocation of the following number of VRDP Shares that were the subject of the Notice of Tender:

VRDP Shares Series	CUSIP Number	Number of VRDP Shares to be Revoked4
09254V 600

3.             The undersigned hereby acknowledges that this Notice of Revocation shall only be effective as a revocation of the Optional Tender of such number of VRDP Shares that are the subject of the Notice of Tender if all of the following conditions are met:

(i)the Remarketing Agent has not entered into an agreement to sell such VRDP Shares; and

(ii)this Notice of Revocation is received by the Tender and Paying Agent by email transmission (or if email transmission shall be unavailable, by facsimile transmission) not later than 10:00 a m., New York City time, on the Business Day immediately preceding the Purchase Date.

4.             The undersigned hereby acknowledges that this Notice of Revocation is irrevocable.

5.             The undersigned acknowledges that this Notice of Revocation shall be effective to revoke the number of VRDP Shares requested to be revoked hereby only if and to the extent that the Remarketing Agent has so determined the effectiveness of such revocation with respect to such number of VRDP Shares (as evidenced by the Remarketing Agent below) and, to the extent not so effective, the Beneficial Owner (or its Agent Member on its behalf) continues to be obligated to tender such VRDP Shares for purchase for Optional Tender pursuant to and in accordance with the terms and conditions of the Notice of Tender.

6.        Terms used herein and not otherwise defined shall have the meanings given to such terms in the Articles Supplementary.

Dated:

[Complete applicable signature block below.]

Print name of Beneficial Owner

By:
Name:
Title:

[OR]

4 VRDP Shares may be revoked only in denominations of $100,000 and integral multiples thereof.

Ex. D-2

Print name of Agent Member

By:
Name:
Title:

Ex. D-3

Extent to which this Notice of Revocation is Effective

The undersigned Remarketing Agent has determined in accordance with the Remarketing procedures set forth in the Offering Memorandum that the foregoing Notice of Revocation is effective for the following number of VRDP Shares that are the subject of the Notice of Tender:  _______VRDP Shares.

Citigroup Global Markets Inc.

By:
Name:
Title:

Dated:

Ex. D-4

SCHEDULE 1

NOTICE OF REVOCATION DELIVERY INFORMATION FOR THE TENDER AND PAYING AGENT

This Notice of Revocation must be delivered by the Beneficial Owner or its Agent Member to The Bank of New York Mellon (the “Tender and Paying Agent”) by email transmission at the email address listed below or such other email address as the Tender and Paying Agent shall designate, (or if email transmission shall be unavailable, by facsimile transmission to the fax number listed below or such other fax number as the Tender and Paying Agent shall designate) at or prior to 10:00 a.m., New York City time, on the Business Day immediately preceding the Purchase Date:

The Bank of New York Mellon
Corporate Trust Division
Dealing and Trading Group
101 Barclay Street
Floor 7W
New York, New York  10286

Email:  BlackRockTenders@bnymellon.com

Fax:  (212) 815-2830 (only if email transmission is unavailable)

Ex. D-5

AMENDMENT

dated as of

June 20, 2012

to the

VRDP SHARES PURCHASE AGREEMENT

dated as of

April 21, 2011

between

THE BANK OF NEW YORK MELLON,
as Tender and Paying Agent

and

CITIBANK, N.A.,
as LIQUIDITY Provider

BlackRock MuniYield Michigan Quality Fund, Inc.
Series W-7 Variable Rate Demand Preferred Shares

AMENDMENT
TO THE
VRDP SHARES PURCHASE AGREEMENT

AMENDMENT TO THE VRDP SHARES PURCHASE AGREEMENT dated as of June 20, 2012 (this “Amendment”)

BETWEEN:

(1)	THE BANK OF NEW YORK MELLON, a New York banking corporation, including its successors and assigns, as tender and paying agent, (the “Tender and Paying Agent”); and

(2)	CITIBANK, N.A. a national banking association, as liquidity provider, (the “Liquidity Provider”).

WHEREAS:

BlackRock MuniYield Michigan Quality Fund, Inc. (the “Fund”) issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of VRDP Shares, dated April 20, 2011, as the same may be amended from time to time (the “Articles Supplementary”) its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Tender and Paying Agent and the Liquidity Provider entered into a VRDP Shares Purchase Agreement, dated as of April 21, 2011 (the “VRDP Shares Purchase Agreement”);

The Fund has determined to designate a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary.  The Special Rate Period will commence on June 21, 2012 and end on June 24, 2015, and all references to “Special Rate Period” in this Amendment shall be to such Special Rate Period; and

The Liquidity Provider wishes to modify, and the Fund has consented to the Tender and Paying Agent entering into this Amendment, for the purposes of modifying, certain provisions of the VRDP Shares Purchase Agreement in connection with the designation of the Special Rate Period.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MODIFICATIONS TO THE VRDP SHARES PURCHASE AGREEMENT

SECTION 1.01    Definitions

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Purchase Agreement.  The

1

following defined terms shall apply to the VRDP Shares Purchase Agreement only during the Special Rate Period:

“Initial Extended Termination Date” and “Special Rate Period Commencement Date” shall have the meaning given to such terms in the Notice of Special Rate Period, dated June 20, 2012, delivered pursuant to the Articles Supplementary in connection with the establishment of the Special Rate Period.

SECTION 1.02    Extension of Scheduled Termination Date

Effective as of the Special Rate Period Commencement Date, the Scheduled Termination Date will be extended to the Initial Extended Termination Date and the Initial Extended Termination Date will constitute the Scheduled Termination Date.

ARTICLE II
MISCELLANEOUS

SECTION 2.01.    Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 2.02.    Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 2.03.    Waiver of Jury Trial.

The Tender and Paying Agent and the Liquidity Provider hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 2.04.    Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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SECTION 2.05.    Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder, except that the agreement of the Liquidity Provider to purchase VRDP Shares in accordance with the terms and conditions of the VRDP Purchase Agreement as amended hereby is made for the benefit of the Holders and Beneficial Owners from time to time of the VRDP Shares and shall be directly enforceable by the Holders or Beneficial Owners against the Liquidity Provider.

SECTION 2.06.    Consents.

Reference is hereby made to the Tender and Paying Agent Agreement, dated as of April 21, 2011 (the "Tender and Paying Agent Agreement"), by and between the Fund and the Tender and Paying Agent.  The Liquidity Provider in respect of the series of VRDP Shares issued by the Fund, and for itself as purchaser on June 20, 2012 of all of the beneficial ownership interests in all of such VRDP Shares issued by the Fund, hereby consents to the Tender and Paying Agent entering into the Amendment, dated as of June 20, 2012, to the Tender and Paying Agent Agreement and this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

THE BANK OF NEW YORK MELLON, as Tender and Paying Agent

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

AND

CITIGROUP GLOBAL MARKETS INC.

VRDP SHARES REMARKETING AGREEMENT

Dated as of April 21, 2011

VRDP SHARES REMARKETING AGREEMENT

This VRDP SHARES REMARKETING AGREEMENT, dated as of April 21, 2011 (this “Agreement”), by and among BlackRock MuniYield Michigan Quality Fund, Inc., a non-diversified, closed-end investment company organized as a Maryland corporation (the “Fund”), and Citigroup Global Markets Inc., a New York corporation (the “Remarketing Agent”).

WITNESSETH:

WHEREAS, the Fund expects to issue 1,446 Series W-7 Variable Rate Demand Preferred Shares, par value $.10 per share (“VRDP Shares”), with a liquidation preference of $100,000 per share (the “Liquidation Preference”), pursuant to and with the preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption assigned to them in the Fund’s Articles Supplementary (as defined below);

WHEREAS, the VRDP Shares will be distributed by BlackRock Investments, LLC (the “Placement Agent”), acting on an agency basis pursuant to the terms of a placement agreement, dated as of April 20, 2011 between the Fund and the Placement Agent (the “Placement Agreement”);

WHEREAS, in connection with an Optional Tender, Beneficial Owners of VRDP Shares may elect to tender their VRDP Shares (in denominations of $100,000 and integral multiples thereof) for purchase at the Purchase Price on the Purchase Date designated in the Notice of Tender (or if such day is not a Business Day, on the next succeeding Business Day) after delivery of a Notice of Tender to The Bank of New York Mellon (the “Tender and Paying Agent”), or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), the Tender and Paying Agent will deliver all unsold VRDP Shares that have been delivered to the Tender and Paying Agent to Citibank, N.A., or its successors or assigns, as liquidity provider (the “Liquidity Provider”) for purchase at the Purchase Price pursuant to the Articles Supplementary and the VRDP Shares Purchase Agreement;

WHEREAS, VRDP Shares will be subject to Mandatory Tender for Remarketing at the Purchase Price for purchase on the designated Purchase Date upon the occurrence of a Mandatory Tender Event, or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), the Tender and Paying Agent will deliver all unsold VRDP Shares that have been delivered to the Tender and Paying Agent to the Liquidity Provider for purchase at the Purchase Price on the Purchase Date pursuant to the Articles Supplementary and the VRDP Shares Purchase Agreement;

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WHEREAS, the Fund has requested Citigroup Global Markets Inc. to act as the Remarketing Agent under this Agreement in accordance with the provisions of the Articles Supplementary (and the Board of Directors of the Fund has adopted a resolution appointing Citigroup Global Markets Inc. as the Remarketing Agent) to perform the duties set forth herein and to perform such other duties as are assigned to the Remarketing Agent herein and in the Articles Supplementary, all pursuant to the procedures set forth in the Articles Supplementary and the offering memorandum in respect of the Fund’s offering of Series W-7 VRDP Shares, dated April 20, 2011 as amended, revised or supplemented from time to time with such procedures to be consistent with industry practices with respect to similar securities or to have been consented to by the Remarketing Agent, such consent not to be unreasonably withheld, including in connection with any Remarketing, if applicable (the “Offering Memorandum”); and

WHEREAS, the Remarketing Agent is willing to assume such duties on the terms and conditions expressly set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

Section 1.    Definitions.  Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Articles Supplementary.  Any day not referred to herein as a Business Day shall mean a calendar day.

“1940 Act” means the Investment Company Act of 1940, as amended.

“1940 Act Documents” has the meaning set forth in Section 3(d).

“1940 Act Regulations” has the meaning set forth in Section 3(d).

“Agent Member” means a Person with an account at the Securities Depository that holds one or more VRDP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Remarketing Agent and the Tender and Paying Agent with respect to such Beneficial Owner.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate VRDP Shares Purchase Agreement” means any agreement with a successor liquidity provider replacing the VRDP Shares Purchase Agreement (or any replacement therefor) upon its termination in accordance with its terms and containing a Purchase Obligation substantially similar to the Purchase Obligation therein as determined by the Fund.

“Articles Supplementary” means the Articles Supplementary Establishing and Fixing the Rights and Preferences of the VRDP Shares with respect to the Fund.

“Beneficial Owner” means a Person in whose name VRDP Shares are recorded as beneficial owner of such VRDP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities

2

intermediary, as the case may be, or such Person’s subrogee, including the Liquidity Provider to the extent it is at any time the Beneficial Owner of VRDP Shares (irrespective of any assignment or transfer by the Liquidity Provider of its voting rights).

“Board” means the Board of Directors of the Fund or any duly authorized committee thereof.

“Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

“Charter” means the Articles of Incorporation  of the Fund, and all amendments thereto, as filed with the State Department of Assessments and Taxation of Maryland.

“Commission” has the meaning set forth in Section 3(d).

“Confidential Information” has the meaning set forth in Section 26.

“Effective Leverage Ratio” shall have the meaning set forth in the Fee Agreement.

“Effective Leverage Ratio Cure Period” shall have the meaning set forth in the Fee Agreement.

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Tender and Paying Agent, shall be sent by such means as set forth in Section 7.02 of the Tender and Paying Agent Agreement or as specified in the related notice.

“Exchange Act” has the meaning set forth in Section 3(c).

“Extraordinary Corporate Event” means as to the Liquidity Provider, (i) the consolidation, amalgamation with, or merger with or into or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity, or (ii) the dissolution, for any reason, of the Liquidity Provider other than in connection with the consolidation, amalgamation with, or merger with or into another entity or the transfer of all or substantially all of the Liquidity Provider’s assets; provided, however, that with respect to (i) above, an Extraordinary Corporate Event does not include any of the listed occurrences where (x) the surviving entity, or transferee of all or substantially all of the Liquidity Provider’s assets, (a) assumes all of the obligations of the Liquidity Provider under the terms of the VRDP Shares Purchase Agreement and (b) has (i) short-term debt ratings in one of the two highest rating categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act and (y) the Liquidity Provider has provided notice in writing to the Fund confirming the information described in (x) at least 10 days prior to the scheduled date of the applicable listed occurrence in (i) above.

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“Fee Agreement” means the LEARS Fee Agreement, dated as of December 30, 2010, between the Fund and the Liquidity Provider, as amended, modified or supplemented from time to time, or any similar agreement with a successor liquidity provider.

“Final Notice of Purchase” means, in connection with an Optional Tender or a Mandatory Tender, a Notice of Purchase delivered by the Tender and Paying Agent to the Liquidity Provider (or directly to the Liquidity Provider by Beneficial Owners or their Agent Members, in the case of an Optional Tender, or Holders, in the case of a Mandatory Tender, if there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations) on the Purchase Date indicating the number of VRDP Shares to be purchased on such date pursuant to the Purchase Obligation, or, in connection with a Mandatory Purchase, the Mandatory Purchase Notice delivered by the Fund or the Tender and Paying Agent on behalf of the Fund.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Indemnified Person” has the meaning set forth in Section 9(a).

“Indemnifying Person” has the meaning set forth in Section 9(c).

 “Liquidation Preference” has the meaning set forth in the recitals of this Agreement.

“Liquidity Provider” has the meaning set forth in the recitals to this Agreement.

“Mandatory Tender,” with respect to a Mandatory Tender Event, means the mandatory tender of all VRDP Shares by Holders for Remarketing, or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider at the Purchase Price  pursuant to Section 1 of Part II of the Articles Supplementary and the VRDP Shares Purchase Agreement.

“Mandatory Tender Event” means (a) each failure by the Fund to make a scheduled payment of dividends on a Dividend Payment Date; (b) the occurrence of a Liquidity Provider Ratings Event (which shall constitute a single Mandatory Tender Event upon the occurrence of such Liquidity Provider Ratings Event, whether or not continuing and whether or not such Liquidity Provider Ratings Event also results in a Mandatory Purchase Event; provided that, following restoration of the short-term debt ratings to the requisite level, a subsequent Liquidity Provider Ratings Event shall constitute a new Mandatory Tender Event); (c) in the event of a failure by the Fund to pay the Liquidity Provider the applicable fee due in advance under the terms of the Fee Agreement by seven Business Days prior to the beginning of the month to which such payment relates if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event; (d) the eighth day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event; (e) the Fund shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth day prior to the Scheduled

4

Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement being replaced; (f) the Fund shall have provided a Notice of Proposed Special Rate Period in accordance with the Articles Supplementary; or (g) in the event of a breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider in the Fee Agreement and the failure to cure such breach within 60 days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund and the Tender and Paying Agent that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider).

“Mandatory Tender Notice” means, in connection with the Mandatory Tender of VRDP Shares, a notice delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Tender Event and Purchase Date, substantially in the form attached as Annex II hereto.

“Notice of Purchase” means, as the context requires, a Preliminary Notice of Purchase or a Final Notice of Purchase, in each case, substantially in the form attached as Exhibit A to the VRDP Shares Purchase Agreement.

“Notice of Tender” means, in connection with an Optional Tender, a notice, substantially in the form attached to the Tender and Paying Agent Agreement, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent, indicating an intention to tender VRDP Shares for sale on a Purchase Date pursuant to Section 1 of Part II of the Articles Supplementary.

“Offering Memorandum” has the meaning set forth in the recitals hereto.

“Optional Tender” means any tender of VRDP Shares by a Beneficial Owner or its Agent Member to the Tender and Paying Agent, other than a Mandatory Tender, for Remarketing or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider pursuant to Section 1 of Part II of the Articles Supplementary and the VRDP Shares Purchase Agreement.

“Placement Agent” has the meaning set forth in the recitals to this Agreement.

“Placement Agreement” has the meaning set forth in the recitals to this Agreement.

 “Purchase Date,” with respect to any purchase of VRDP Shares, means (i) in connection with an Optional Tender, the date specified in a Notice of Tender, which date shall be no earlier than the seventh day (or, if such day is not a Business Day, the next succeeding Business Day) following delivery to the Tender and Paying Agent of the Notice of Tender, (ii) in connection with a Mandatory Tender, the date specified in the Mandatory Tender Notice (or, if such day is not a Business Day, the next succeeding Business Day), subject to the immediately succeeding

5

sentence below, or (iii) in connection with a Mandatory Purchase, the Mandatory Purchase Date specified in the Mandatory Purchase Notice (or, if such day is not a Business Day, the next succeeding Business Day). The Purchase Date in respect of a Mandatory Tender Event shall be not later than seven days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (A) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (B) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event shall be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (C) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of the VRDP Shares Purchase Agreement); and (D) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first day of such proposed Special Rate Period.

“Purchase Obligation” means the unconditional and irrevocable obligation of the Liquidity Provider during the term and pursuant to the terms of the VRDP Shares Purchase Agreement to purchase Outstanding VRDP Shares on any Purchase Date at the Purchase Price from Beneficial Owners, in the case of any Optional Tender, and Holders, in the case of any Mandatory Tender or any Mandatory Purchase, in each case following delivery of a Final Notice of Purchase with respect to such VRDP Shares.

“Purchase Price” means an amount equal to the Liquidation Preference of any VRDP Shares to be purchased on a Purchase Date, plus any accumulated but unpaid dividends thereon (whether or not earned or declared), if any, to, but excluding, the relevant Purchase Date.

“Related Documents” means this Agreement, the Charter, the Articles Supplementary, the VRDP Shares, the Placement Agreement, the Fee Agreement, the VRDP Shares Purchase Agreement and the Tender and Paying Agent Agreement.

“Remarketing” means the remarketing of VRDP Shares by the Remarketing Agent on behalf of Beneficial Owners thereof pursuant to an Optional Tender or on behalf of the Holders thereof pursuant to a Mandatory Tender, as provided in this Agreement and Part II of the Articles Supplementary.

“Remarketing Agent” has the meaning set forth in the preamble hereto.

“Remarketing Materials” means (i) the Fund’s most recent annual report and, if available, subsequent semi-annual report, which shall be deemed to have been made available upon the electronic availability of any such document on a public website, (ii) the most recent annual and, if available, interim report of the Liquidity Provider, which shall be deemed to have been made available upon the electronic availability of any such document on a public website,

6

(iii) such other publicly available information as the Fund or the Liquidity Provider or the Remarketing Agent, if applicable, may reasonably request from time to time, of the Liquidity Provider, the Fund or the Remarketing Agent, and such other documentation, representations, warranties and certifications as the Fund, the Liquidity Provider or the Remarketing Agent, if applicable, may reasonably request, it being understood that the Fund, the Liquidity Provider or the Remarketing Agent, if applicable, may, in its discretion, determine to deliver to purchasers and prospective purchasers, in connection with the offer and sale of VRDP Shares by the Liquidity Provider, a Remarketing Memorandum, and (iv) such other publicly available information necessary, in the opinion of counsel for the Fund, the Liquidity Provider or the Remarketing Agent, if applicable, to amend or supplement the foregoing materials, in order that the foregoing materials will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time made available to or delivered to a purchaser.

“Remarketing Memorandum” means the Offering Memorandum or any other written communication describing the Fund, the Liquidity Provider and/or the terms of the VRDP Shares and the Purchase Obligation, which has been approved by each party hereto and, if applicable, the Liquidity Provider in writing for use in connection with Remarketing prior to its use, which approval shall not be unreasonably withheld or delayed.

“Remarketing Notice” has the meaning set forth in Section 2(f).

“Representatives” has the meaning set forth in Section 26.

“Securities Act” has the meaning set forth in Section 2(n).

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VRDP Shares.

“Special Optional Tender Provisions” has the meaning set forth in Section 2(c)(iv).

“Tender” means either an Optional Tender or Mandatory Tender, as applicable.

“Tender and Paying Agent” has the meaning set forth in the recitals to this Agreement.

“Tender and Paying Agent Agreement” means the tender and paying agent agreement, dated as of April 21, 2011, between the Fund and the Tender and Paying Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor tender and paying agent.

“Transactions” has the meaning set forth in Section 26.

 “VRDP Shares Purchase Agreement” means the VRDP Shares purchase agreement, dated as of April 21, 2011, between the Liquidity Provider and the Tender and Paying Agent, as amended, modified or supplemented, or any Alternate VRDP Shares Purchase Agreement or any similar agreement with a successor liquidity provider.

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Section 2.    Appointment and Obligations of the Remarketing Agent.

(a)       The Fund hereby appoints Citigroup Global Markets Inc., and Citigroup Global Markets Inc. hereby accepts such appointment, as the exclusive Remarketing Agent of VRDP Shares for the purpose of establishing the Applicable Rate on each Rate Determination Date in respect of the VRDP Shares and, in connection with a Tender, Remarketing such VRDP Shares on behalf of the Beneficial Owners thereof and calculating the Purchase Price therefor, among other things; and performing such other duties as are assigned to the Remarketing Agent in the Articles Supplementary, all pursuant to the procedures set forth in the Articles Supplementary and the Offering Memorandum.

(b)       The Remarketing Agent agrees with respect to the VRDP Shares to:

(i)       subject to Section 3 hereof, use its best efforts to remarket tendered VRDP Shares in connection with a Tender, but shall in no way be liable if no purchasers are found, provided it has otherwise performed its obligations as set forth herein;

(ii)       establish the Applicable Rate not later than 5:00 p.m., New York City time, on each Rate Determination Date to the nearest one-thousandth (0.001) of one percent per annum for each Subsequent Rate Period; such Applicable Rate being determined by the Remarketing Agent as the lowest rate under then-existing market conditions that in the Remarketing Agent’s sole judgment would result in the VRDP Shares on the first day of the Subsequent Rate Period next succeeding the Rate Determination Date having a market value equal to the Liquidation Preference thereof, plus accumulated but unpaid dividends thereon (whether or not earned or declared); provided, that the Applicable Rate may not exceed the Maximum Rate;

(iii)       notify the Fund, the Tender and Paying Agent and the Liquidity Provider of the Applicable Rate by Electronic Means after 5:00 p.m., New York City time, and post the Applicable Rate on Bloomberg, on each Rate Determination Date;

(iv)       calculate the Maximum Rate applicable to each Rate Period and notify the Fund and the Tender and Paying Agent of the Maximum Rate by email transmission or facsimile transmission after 5:00 p.m., New York City time, on each Rate Determination Date;

(v)       upon request from the Fund, assist the Fund in establishing the Late Charge (if any), relating to such VRDP Shares;

(vi)       calculate the Purchase Price to be paid in connection with a Tender or Mandatory Purchase of VRDP Shares;

(vii)       deliver a Remarketing Notice to the Tender and Paying Agent and the Liquidity Provider (and, in the event the Tender and Paying Agent does not perform its obligations under the Tender and Paying Agent Agreement, at the Fund’s direction (and not on behalf of the Tender and Paying Agent), concurrently therewith or as promptly as practicable thereafter, to each Beneficial Owner or Holder tendering VRDP Shares that are the subject of such notice) by Electronic Means not later than 2:00 p.m., New York

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City time, on the Business Day immediately preceding the related Purchase Date of the number of VRDP Shares that were successfully remarketed and the aggregate Purchase Price of such sold VRDP Shares and the number of VRDP Shares that remain unsold and the aggregate Purchase Price of such unsold VRDP Shares to be paid by the Liquidity Provider;

(viii)       upon receipt of a Notice of Revocation, deliver notification by Electronic Means to the Tender and Paying Agent and the Liquidity Provider not later than 2:00 p.m., New York City time, on the Business Day immediately preceding the related Purchase Date, of the number of VRDP Shares specified in each Notice of Revocation that are the subject of an agreement of sale pursuant to a Remarketing;

(ix)       allocate any unsold VRDP Shares to satisfy any Notice of Revocation;

(x)       provide any other notices to the Fund, the Liquidity Provider and the Tender and Paying Agent as set forth in the Articles Supplementary;

(xi)       record on Schedule I hereto each adjustment, if any, to the Applicable Percentage, the Applicable Spread or the Maximum Rate made in accordance with this Agreement and provide copies thereof by Electronic Means to each of the Fund, the Liquidity Provider and the Tender and Paying Agent;

(xii)       make copies of the Contact Notification Form and Cancellation Form (each as defined in the Tender and Paying Agent Agreement) available in connection with Remarketings, as provided in Section 7.13 of the Tender and Paying Agent Agreement;

(xiii)       cause to be delivered to each purchaser, prospective purchaser or agent a copy of the then current Offering Memorandum in connection with each Remarketing; and

(xiv)       carry out such other duties as are assigned to the Remarketing Agent herein and in the Articles Supplementary and the Tender and Paying Agent Agreement, all in accordance with the provisions hereof and thereof.

(c)       The Remarketing Agent acknowledges and agrees to the following procedures in connection with an Optional Tender:

(i)       Beneficial Owners may elect to tender their VRDP Shares (in denominations of $100,000 and integral multiples thereof) for purchase at the Purchase Price on the Purchase Date designated in the Notice of Tender (or if such day is not a Business Day, on the next succeeding Business Day) by a proper delivery of a Notice of Tender to the Tender and Paying Agent.  Each Notice of Tender shall be irrevocable (except as described below) and effective upon receipt and shall:

(A)       be delivered by a Beneficial Owner, directly or through its Agent Member, by email transmission (or if email transmission shall be unavailable, by

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facsimile transmission), to the Tender and Paying Agent not later than 2:00 p.m., New York City time, on any Business Day;

(B)       state the series and the aggregate number of VRDP Shares to be purchased, the CUSIP number of the VRDP Shares to be purchased, and the Purchase Date, and be in substantially the form of and contain such other information specified in the Notice of Tender attached as Exhibit C to the VRDP Shares Purchase Agreement; and

(C)       state that the tendering Beneficial Owner acknowledges that such Beneficial Owner is required to deliver the VRDP Shares that are the subject of a Notice of Tender (that has not been duly revoked as described below) on or before 2:00 p.m., New York City time, on the Purchase Date.

(ii)       Upon receipt of a Notice of Tender, the Tender and Paying Agent will provide a copy of such notice to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) as promptly as practicable by Electronic Means, but no later than 4:00 p.m., New York City time, on the date of receipt or deemed receipt.  Any Notice of Tender that is delivered to the Tender and Paying Agent by a Beneficial Owner or its Agent Member after 2:00 p.m., New York City time, shall be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day, and the Purchase Date shall be adjusted such that the Purchase Date shall be the Business Day next succeeding the date specified as the Purchase Date in the Notice of Tender.  The Tender and Paying Agent’s determination as to whether a Notice of Tender has been properly delivered shall be conclusive and binding on a Beneficial Owner and its Agent Member.

(iii)       A Beneficial Owner or its Agent Member that delivered a Notice of Tender in connection with an Optional Tender may deliver in writing by email transmission (or if email transmission shall be unavailable, by facsimile transmission) to the Tender and Paying Agent, not later than 10:00 a.m., New York City time, on or prior to the Business Day immediately preceding the Purchase Date, a notice to the effect that such Beneficial Owner wishes to revoke its election to tender some or all of the VRDP Shares that were specified in such Notice of Tender to be purchased (a “Notice of Revocation”).  Any Notice of Revocation delivered to the Tender and Paying Agent shall be promptly delivered by Electronic Means by the Tender and Paying Agent to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) by 12:00 noon, New York City time, on the Business Day immediately preceding the relevant Purchase Date.  The Tender and Paying Agent shall contact the Remarketing Agent by Electronic Means by 1:45 p.m., New York City time, if such notification has not been received by such time.  The Remarketing Agent (following receipt of such Notice of Revocation) shall notify the Tender and Paying Agent and the Liquidity Provider of the number of VRDP Shares specified in such Notice of Revocation that are subject to an agreement of sale pursuant to a Remarketing by Electronic Means not later than 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date.  The Tender and Paying Agent shall deliver such notification to the Beneficial Owner or its Agent Member promptly following receipt from the Remarketing Agent, and in any event by

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4:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date.  Any such Notice of Revocation shall be effective (without further action on the part of the Beneficial Owner or its Agent Member) as a revocation of the Optional Tender of the number of VRDP Shares specified therein as being sought to be revoked, but (except as set forth below) only if and to the extent that the Remarketing Agent has not entered into an agreement to sell such VRDP Shares. A Notice of Revocation shall be effective as to the number of VRDP Shares specified therein as having been revoked less the number of such VRDP Shares in respect of which the Remarketing Agent has so notified the Tender and Paying Agent and the Liquidity Provider that it has entered into an agreement of sale.  Notwithstanding the foregoing, tendered VRDP Shares, if any, that remain unsold on the related Purchase Date shall be allocated by the Remarketing Agent to each Notice of Revocation received in respect of VRDP Shares tendered for purchase on such Purchase Date and not already satisfied in the chronological order in which each such Notice of Revocation was received by the Tender and Paying Agent, and each such Notice of Revocation shall be effective only to the extent of such allocation and availability of unsold VRDP Shares.

(iv)       In connection with any Special Rate Period designated pursuant to the Articles Supplementary, the Board, without the vote or consent of any Holder of VRDP Shares but with prior written consent of the Liquidity Provider, in the Notice of Special Rate Period relating to the VRDP Shares, as delivered to the Remarketing Agent and the Liquidity Provider, may provide for optional tender provisions relating solely to such Special Rate Period (“Special Optional Tender Provisions”) whereby the minimum number of days’ notice required for an Optional Tender may exceed seven days as specified in the Special Optional Tender Provisions for such Special Rate Period.  Designation of a Special Rate Period will be a Mandatory Tender Event.

(d)       The Remarketing Agent acknowledges and agrees to the following procedures in connection with a Mandatory Tender:

(i)       VRDP Shares are subject to Mandatory Tender upon the occurrence of a Mandatory Tender Event.  So long as the VRDP Shares are in book-entry form, any Mandatory Tender will be effected automatically through the book-entry system of the Securities Depository, without any action required on the part of Holders or Beneficial Owners.  Promptly following the occurrence of a Mandatory Tender Event, and in any event within three (3) Business Days thereafter, the Fund, or the Tender and Paying Agent at the direction of the Fund (provided, that the Tender and Paying Agent may require up to two (2) Business Days prior notification by Electronic Means by the Fund), shall provide a Mandatory Tender Notice by Electronic Means to Holders, the Remarketing Agent and the Liquidity Provider, specifying a Purchase Date for all Outstanding VRDP Shares.  Any notice given in respect of a Mandatory Tender under the Articles Supplementary will be conclusively presumed to have been duly given, whether or not the Holders receive such notice.

(ii)       Upon the occurrence of a Mandatory Tender Event, all Outstanding VRDP Shares automatically shall be subject to Mandatory Tender and delivered to the Tender and Paying Agent for purchase on the designated Purchase Date by purchasers in the

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Remarketing in the event of a successful Remarketing or otherwise by the Liquidity Provider, including any VRDP Shares previously tendered pursuant to an Optional Tender for which the Purchase Date has not yet occurred.  In the event that VRDP Shares are issued in certificated form and a Holder of VRDP Shares fails to deliver such VRDP Shares to which a Mandatory Tender relates on or prior to the Purchase Date, the Holder of such VRDP Shares shall not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares will be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent will place stop-transfer orders against the undelivered VRDP Shares.  Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares will be held in a separate account by the Tender and Paying Agent, will not be invested, and will be held for the exclusive benefit of the Holder of such undelivered VRDP Shares.  The undelivered VRDP Shares will be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Share certificates.

(e)       It is further understood and agreed by and between the parties that, in connection with any attempted Remarketing, all tendered VRDP Shares shall be remarketed at the Purchase Price of such VRDP Shares.  The calculation of the Purchase Price of the VRDP Shares that are remarketed or purchased by the Liquidity Provider shall be made by the Remarketing Agent in advance of such Remarketing or purchase and, together with the details of the aggregate number and Purchase Price of remarketed VRDP Shares and the aggregate number and Purchase Price of VRDP Shares to be purchased by the Liquidity Provider pursuant to the Purchase Obligation, shall be communicated by the Remarketing Agent to the Fund, the Liquidity Provider and the Tender and Paying Agent by Electronic Means by 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date, as described below.  The proceeds of any sale of any remarketed VRDP Shares by the Remarketing Agent relating to tendered VRDP Shares will be used by the Tender and Paying Agent for the purchase of the tendered VRDP Shares at the Purchase Price, and the terms of the sale will provide for the wire transfer of such Purchase Price by the Remarketing Agent to be received by the Tender and Paying Agent no later than 11:00 a.m., New York City time, on the related Purchase Date for payment to the Agent Member of the Beneficial Owner, in the case of an Optional Tender, or Holder, in the case of a Mandatory Tender, tendering VRDP Shares for sale through the Securities Depository in immediately available funds against delivery of the tendered VRDP Shares to the Tender and Paying Agent through the Securities Depository, the delivery of such VRDP Shares to the Tender and Paying Agent through the Securities Depository no later than 2:00 p.m., New York City time, on the Purchase Date, and the re-delivery of such VRDP Shares by means of “FREE” delivery through the Securities Depository to the Remarketing Agent for delivery to the purchaser’s Agent Member through the Securities Depository by 3:00 p.m., New York City time, on the relevant Purchase Date.

(f)       The Remarketing Agent acknowledges and agrees that, by 2:00 p.m., New York City time, on the Business Day immediately preceding each Purchase Date, the Remarketing Agent shall deliver a notice, in the form attached as Annex I hereto, to the Tender and Paying Agent and the Liquidity Provider (and, at the direction of the Fund, concurrently therewith or as promptly as practicable thereafter, to each Beneficial Owner or Holder tendering VRDP Shares

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that are the subject of such notice) (a “Remarketing Notice”), by email transmission or facsimile transmission, that sets forth the number of VRDP Shares, if any, that it successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such sold VRDP Shares and the number of VRDP Shares, if any, not successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such unsold VRDP Shares to be paid by the Liquidity Provider.  If the  Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the VRDP Shares to be purchased on such Purchase Date, the Tender and Paying Agent shall promptly, and in any event not later than 4:00 p.m., New York City time, on such Business Day, deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) a Preliminary Notice of Purchase that, subject to delivery of the Final Notice of Purchase on the Purchase Date described below, provides for the purchase by the Liquidity Provider of the number of such VRDP Shares that the Remarketing Agent stated in the Remarketing Notice as not having been successfully remarketed, including the aggregate Purchase Price of such VRDP Shares, as calculated by the Remarketing Agent.  If the Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the VRDP Shares to be purchased on such Purchase Date (or if remarketing proceeds for any tendered VRDP Shares have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date), the Tender and Paying Agent shall deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) by 12:00 noon, New York City time, on such Purchase Date a Final Notice of Purchase that states the number of VRDP Shares required to be purchased by the Liquidity Provider.  For purposes of the Final Notice of Purchase, any tendered VRDP Shares for which remarketing proceeds have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date, shall be treated as not having been successfully remarketed and will be required to be purchased by the Liquidity Provider.  Except for manifest error, the payment obligation of the Liquidity Provider will equal the Purchase Price of the VRDP Shares, stated in the Final Notice of Purchase delivered to the Liquidity Provider, as being required to be purchased by the Liquidity Provider.

(g)       Except as otherwise expressly provided for herein, the purchase and delivery of tendered VRDP Shares and their Remarketing will be accomplished in accordance with the applicable procedures of the Securities Depository.

(h)       At any time after the termination of the VRDP Shares Purchase Agreement (or with respect to a remarketing of VRDP Shares held by the Liquidity Provider as to which any then-effective Purchase Obligation by a successor liquidity provider is inapplicable), any VRDP Shares unsold in a Remarketing will be returned to the relevant tendering Beneficial Owners or their Agent Members, or the relevant tendering Holders, as the case may be, by the Tender and Paying Agent.

(i)       In connection with the allocation of VRDP Shares tendered for Remarketing by the Liquidity Provider and any other holder of VRDP Shares in any Remarketing, the Remarketing Agent shall allocate those VRDP Shares previously acquired by the Liquidity Provider pursuant to its Purchase Obligation first to any purchasers in a Remarketing (such allocation coming first from those VRDP Shares acquired earliest by the Liquidity Provider).

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(j)       The Remarketing Agent agrees that if, at any time, Moody’s or Fitch or any Other Rating Agency shall not make available a rating for the VRDP Shares required for the Remarketing Agent to calculate any Maximum Rate, or if both Moody’s and Fitch shall not make available such a rating, the Fund shall select, with the prior written consent of the Liquidity Provider, one or more Other Rating Agencies for such purpose.

(k)       The Remarketing Agent shall use commercially reasonable efforts to meet the timing requirements set forth above.  Subject to Section 3(h) hereof, the Remarketing Agent may, in its sole discretion, modify the settlement procedures set forth above with respect to any Remarketing upon ten (10) days’ prior written notice to the Fund, the Liquidity Provider and the Tender and Paying Agent, provided any such modification does not adversely affect the Holders, the Beneficial Owners, the Tender and Paying Agent, the Liquidity Provider or the Fund.

(l)       If the Remarketing Agent in its sole discretion decides to purchase unsold VRDP Shares for its own account, on each Purchase Date, the Remarketing Agent will settle such purchase delivery against payment of the Purchase Price for such VRDP Shares to be received by the Tender and Paying Agent by 11:00 a.m., New York City time, on such Purchase Date.  The Remarketing Agent is not obligated to purchase any VRDP Shares that would otherwise remain unsold in a Remarketing.

(m)       It is expressly understood and agreed by the parties hereto that VRDP Shares as to which the Remarketing Agent is the Beneficial Owner may be held by the Remarketing Agent for its own account or for the account of others, and may be remarketed or otherwise sold by the Remarketing Agent.  The Remarketing Agent may sell VRDP Shares for its own account outside of a Remarketing at a price other than the Purchase Price.

(n)       The Remarketing Agent shall remarket or otherwise offer and sell the VRDP Shares only to Persons that it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), in transactions meeting the requirements of Rule 144A.  In addition, in the case of VRDP Shares tendered for Remarketing by any Beneficial Owner other than the Liquidity Provider or the Remarketing Agent, the Remarketing Agent agrees to remarket the VRDP Shares tendered by such Beneficial Owner only to Persons that also are registered investment companies under the 1940 Act (other than VRDP Shares that the Remarketing Agent in its sole discretion purchases for its own account).

(o)       The provisions contained in the Articles Supplementary concerning Special Rate Periods and the notification of a Special Rate Period shall be followed by the Fund and, to the extent applicable, the Remarketing Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

(p)       Whenever the Fund intends to include any net capital gains or other taxable income in any dividend on VRDP Shares, the Fund may notify the Remarketing Agent and Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first Rate Determination Date on which the Applicable Rate for such dividend is to be established, and (ii) for any immediately following Rate Determination Date on which the

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Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding Rate Determination Date.  Whenever such advance notice is received from the Fund, the Tender and Paying Agent will notify each Holder and the Remarketing Agent shall promptly notify each potential Beneficial Owner or its Agent Member after receipt of such advance notice by the Remarketing Agent.

(q)       The Remarketing Agent acknowledges and agrees that, unless the Liquidity Provider notifies the Remarketing Agent of its intention to sell such VRDP Shares outside of a Remarketing pursuant to Section 2.03 of the Fee Agreement, any VRDP Shares held by the Liquidity Provider shall be deemed to have been tendered for Remarketing pursuant to an Optional Tender on each Business Day immediately following the acquisition of such VRDP Shares by the Liquidity Provider, and such notice shall be deemed to have been given in a timely manner.

(r)           (i) The Fund and the Remarketing Agent agree that the Fund, with the prior written consent of the Liquidity Provider and after consultation with the Remarketing Agent, (A) may adjust the Applicable Percentage and the Applicable Spread upward (and if previously adjusted upward, subsequently downward), provided, that, notwithstanding any provision to the contrary in this Agreement, the Maximum Rate is equal to or higher than the rates determined as set forth in the Articles Supplementary, and immediately following any such increase, the Fund would be in compliance with the Minimum VRDP Shares Asset Coverage and the VRDP Shares Basic Maintenance Amount in the Rating Agency Guidelines of the Rating Agency or Rating Agencies then rating the VRDP Shares at the request of the Fund, and (B) in the event of Special Rate Periods of greater than 364 days, may adjust the Maximum Rate upward, provided, that, notwithstanding any provision to the contrary in this Agreement, immediately following any such increase, the Fund would be in compliance with the Minimum VRDP Shares Asset Coverage and the VRDP Shares Basic Maintenance Amount  in the Rating Agency Guidelines of the Rating Agency or Rating Agencies then rating the VRDP Shares at the request of the Fund.

(ii)           Notwithstanding any provision to the contrary in this Agreement, in no event shall the Maximum Rate exceed 15%; provided, however, that in the event the Fund has given notification prior to the Applicable Rate Determination for the Rate Period pursuant to the Articles Supplementary that any ordinary income or capital gains will be included in the dividend on VRDP Shares for that Rate Period, the Maximum Rate shall not exceed 15% divided by the quantity 1 minus (i) the maximum marginal regular federal and Michigan personal income tax rate applicable to ordinary income or net capital gains (as applicable) each expressed as a decimal applicable to ordinary income or net capital gains (as applicable), or (ii) the maximum marginal regular federal corporate income tax rate applicable to ordinary income or net capital gains (as applicable), each expressed as a decimal applicable to ordinary income or net capital gains (as applicable), whichever is greater and determined on a weighted average basis in respect of the relative amounts of ordinary income and net capital gains.

(iii)           Upon each adjustment to the Applicable Percentage, the Applicable Spread or the Maximum Rate made in accordance with subsection (r)(i) above, the Remarketing Agent shall record promptly on Schedule I to this Agreement each such

15

adjustment, if any, and thereupon provide copies of the updated Schedule I by Electronic Means to each of the Fund, the Liquidity Provider and the Tender and Paying Agent.

Section 3.    Representations, Warranties and Covenants of the Remarketing Agent and the Fund.

(a)       The Remarketing Agent hereby represents and warrants to, and agrees with, the Fund that it shall, subject to Section 2(m), remarket or otherwise offer and sell the VRDP Shares only to Persons that it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions meeting the requirements of Rule 144A and in accordance with the information under the caption “Notice to Investors” in the Offering Memorandum, and that, in connection with each such remarketing or sale, it has taken or will take reasonable steps to ensure that the purchaser of such VRDP Shares is aware that such sale is being made in reliance on Rule 144A.

(b)       The Remarketing Agent hereby represents and warrants to, and agrees with, the Fund in connection with each Remarketing that no form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) has been or will be used by the Remarketing Agent or any of its representatives in connection with a Remarketing of VRDP Shares, including, but not limited to, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(c)       The Fund represents and warrants to, and agrees with, the Remarketing Agent that the VRDP Shares are not of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system.

(d)       The Fund represents and warrants to, and agrees with, the Remarketing Agent as of the date hereof, and as of each Purchase Date, that (i) the Fund has made all the filings with the United States Securities and Exchange Commission (the “Commission”) that are required to be made under the 1940 Act, and the rules and regulations thereunder (the “1940 Act Regulations”) (collectively, the “1940 Act Documents”), (ii) each 1940 Act Document complies in all material respects with the requirements of the 1940 Act and the 1940 Act Regulations, and each 1940 Act Document did not at the time of filing with the Commission include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) as of each Rate Determination Date after the date hereof, the applicable Remarketing Materials (as defined in Section 7), as amended or supplemented, including any subsequently filed 1940 Act Document on or prior to such Purchase Date (or, if applicable, by any document filed pursuant to the Securities Act and the rules and regulations thereunder), except for any Liquidity Provider Information (as defined in Section 9), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(e)       The Fund represents, warrants and covenants with the Remarketing Agent that (a) neither it nor any Person acting on its behalf has or will directly or indirectly, make offers or sales of any security (as defined in the Securities Act) under circumstances that would require the registration of the VRDP Shares under the Securities Act, (b) it shall not, and shall not permit its affiliates (as defined in Rule 501(b) under the Securities Act) to, make any offer or sale of securities of the Fund of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would, with respect to the VRDP Shares, render invalid the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise, and (c) if at any time the Fund is not furnishing information to the Commission pursuant to the 1940 Act and/or the 1940 Act Regulations to satisfy its filing requirements pursuant to Section 13 or 15(d) of the Exchange Act, in order to preserve the exemption for resales and transfers under Rule 144A, the Fund shall furnish, or cause to be furnished, to holders of VRDP Shares and prospective purchasers of VRDP Shares, upon request and for the benefit of holders from time to time of VRDP Shares, information with respect to the Fund satisfying the requirements of subsection (d)(4) of Rule 144A.

(f)       It is expressly understood and agreed by the parties hereto that the Remarketing Agent’s obligation to remarket VRDP Shares shall extend to and include any VRDP Shares tendered by the Liquidity Provider as the Beneficial Owner (whether the Liquidity Provider acquired such VRDP Shares pursuant to its Purchase Obligation under the VRDP Shares Purchase Agreement or otherwise).

(g)       The Fund agrees to notify the Remarketing Agent as soon as practicable after a Failure to Deposit.

(h)       Without the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), the Remarketing Agent shall not modify the settlement procedures as set forth in Section 2 of Part II of the Articles Supplementary as described in Section 2(f) thereof insofar as they affect settlement with the Liquidity Provider.

Section 4.    Fees and Expenses.  For the performance of its services as Remarketing Agent hereunder, the Fund shall pay to the Remarketing Agent in arrears on the first day of each calendar month (or, if such day is not a Business Day, on the next succeeding Business Day) a monthly fee for each VRDP Share outstanding on the first calendar day of the preceding calendar month, in an amount, rounded upward to the nearest dollar, equal to (a) the product of (i) _____% times $______ multiplied by (ii) the actual number of days from and including such first calendar day of the preceding calendar month to and including the last calendar day of such preceding month or, if applicable, the date of any prior redemption or liquidation for such VRDP Share (as the case may be) divided by (b) 360, provided that, for purposes of calculating the initial fee due on the first day of the calendar month immediately succeeding the calendar month in which the Effective Date occurs, such fee shall be calculated based on the VRDP Shares outstanding on the Effective Date and the actual number of days from and including the Effective Date to and including the last calendar day of the calendar month in which the Effective Date occurs.  The obligation of the Fund to make the payments required by this Section shall survive the termination of this Agreement and remain in full force and effect until all such payments shall have been made in full.

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Section 5.    Resignation, Suspension and Removal of the Remarketing Agent.

(a)       The Remarketing Agent may resign and be discharged from its duties and obligations hereunder with respect to the VRDP Shares by giving 90 days’ prior written notice to the Fund, the Tender and Paying Agent and the Liquidity Provider pursuant to Section 24 of this Agreement and by Electronic Means.  Notwithstanding the foregoing, so long as the Purchase Obligation is in effect, following notice of a Mandatory Tender Event, the Remarketing Agent may not terminate this Agreement or resign until after the purchase of the VRDP Shares required to be made on the related Purchase Date.

(b)       The Fund, with the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), may remove the Remarketing Agent with respect to the VRDP Shares by giving at least 60 days’ prior written notice to the Remarketing Agent, the Tender and Paying Agent, if any, and the Liquidity Provider; provided, however, that no such removal shall become effective for an additional 30 days unless the Fund shall have appointed, with the prior written consent of the Liquidity Provider (such consent not to be unreasonably withheld), at least one nationally recognized securities dealer with experience in remarketing variable rate securities as a successor Remarketing Agent for the VRDP Shares and the successor Remarketing Agent shall have entered into a remarketing agreement with the Fund, in form and substance satisfactory to the Fund, in which it shall have agreed to, among other duties, conduct Remarketings in respect of VRDP Shares and determine the Applicable Rate on each Rate Determination Date for the VRDP Shares in accordance with the terms and conditions of the Articles Supplementary; provided, further, however, that if the Liquidity Provider is an affiliate of the Remarketing Agent, the Remarketing Agent may not be removed unless the Liquidity Provider consents to such removal or the successor Remarketing Agent agrees to purchase any VRDP Shares owned by the Remarketing Agent as of the effective date of such removal at a purchase price equal to the Liquidation Preference thereof plus accumulated but unpaid dividends thereon (whether or not earned or declared) to the effective date of such removal.

In each of the occurrences described in clause (a) or (b), the Fund shall use its best efforts to appoint a successor Remarketing Agent for such VRDP Shares and enter into a remarketing agreement with such person as soon as reasonably practicable.

Section 6.    Dealing in the VRDP Shares.  (a)  The Remarketing Agent in its sole discretion may purchase for its own account VRDP Shares in a Remarketing; however, the Remarketing Agent shall not be obligated to purchase any VRDP Shares that would otherwise remain unsold in a Remarketing.  None of the Fund, the Tender and Paying Agent nor the Remarketing Agent shall be obligated in any case to provide funds to make payment to a Beneficial Owner or its Agent Member upon such Beneficial Owner’s tender of its VRDP Shares in a Remarketing unless, in each case, such VRDP Shares were acquired for the account of the Fund, the Tender and Paying Agent or the Remarketing Agent.  The Remarketing Agent may exercise any vote or join in any action which any Holder of VRDP Shares may be entitled to exercise or take pursuant to the Articles Supplementary with like effect as if it did not act in any capacity hereunder.  The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Fund as freely as if it did not act in any capacity hereunder.

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(b)       The Fund acknowledges and agrees, whether or not the Remarketing Agent or any affiliate thereof has advised or is currently advising the Fund on other matters, that in connection with the remarketing of the VRDP Shares and any other duties or obligations of the Remarketing Agent pursuant to and/or as set forth in this Agreement:  (a) the Remarketing Agent is not an advisor (including, without limitation, a Municipal Advisor (as such term is defined in Section 975(e) of the Dodd-Frank Wall Street Reform and Consumer Protection Act), an "advisor") of, and owes no fiduciary duty to, the Fund or any other person, (b) the Remarketing Agent's duties and obligations to the Fund shall be limited to those contractual duties and obligations expressly set forth in this Agreement and the Articles Supplementary, and (c) the Fund has consulted with those independent legal, financial and any other advisors to the extent it deemed appropriate in connection with any questions or other issues it might have relating to the remarketing of the VRDP Shares.

Section 7.    Information.

(a)       The Fund agrees to furnish to the Remarketing Agent:  (i) copies of the Offering Memorandum and the Articles Supplementary and its bylaws and any amendment thereto and each report or other document mailed or made available to Holders (including annual reports to shareholders) or filed by the Fund with the Commission (including any documents incorporated therein by reference); (ii) notice of the creation of any subsidiary by the Fund; (iii) notice of the purchase of VRDP Shares by a subsidiary or affiliate of the Fund as soon as the Fund shall become aware of such purchase; (iv) notice of the occurrence of any of the events set forth in clause (b)(i), (b)(ii) or (b)(iii) of Section 8 hereof (with the occurrence of any of the events described in clause (b)(iii) to be determined without regard to the opinion of the Remarketing Agent referred to therein); and (v) in connection with a Remarketing, the Offering Memorandum and such other publicly available remarketing information as the Remarketing Agent may reasonably request from time to time, including but not limited to the financial condition of the Fund.  The Fund agrees to provide the Remarketing Agent with as many copies of the foregoing materials and publicly available information as the Remarketing Agent may reasonably request for use in connection with any Remarketing of VRDP Shares and consents to the use thereof for such purpose.

(b)       If at any time during the term of this Agreement any event or condition known to the Fund relating to or affecting the Fund or the VRDP Shares shall occur which causes any of the Remarketing Materials or any other materials or information made publicly available by the Fund to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Fund shall promptly notify the Remarketing Agent in writing of the circumstances and details of such event or condition and the Fund shall promptly prepare or cause to be prepared and delivered to the Remarketing Agent, at the Fund’s expense, a supplement or amendment to the Remarketing Materials describing the circumstances and details of such event or condition.

Section 8.    Conditions to Obligations of the Remarketing Agent.  The obligations of the Remarketing Agent with respect to VRDP Shares under this Agreement have been undertaken in reliance on, and shall be subject to: (a) the due performance in all material respects by the Fund of its obligations and agreements as set forth in this Agreement (including Sections

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3(d) and 7(b) hereof); and (b) the non-occurrence of any of the following events: (i) the rating of the VRDP Shares or the Liquidity Provider shall have been downgraded or withdrawn by an NRSRO after the date hereof, the effect of which, in the reasonable opinion of the Remarketing Agent, is to affect materially and adversely the market price of the VRDP Shares or the Remarketing Agent’s ability to remarket the VRDP Shares; (ii) all of the VRDP Shares shall have been redeemed by the Fund; (iii) without the prior written consent of the Remarketing Agent, the Articles Supplementary, the Charter, or the Tender and Paying Agent Agreement, shall either not be in full force and effect or have been amended in any manner that in the reasonable opinion of the Remarketing Agent materially changes the nature of the VRDP Shares or the remarketing procedures; (iv) legislation, or a decision by a court of the United States shall be rendered, or stop order, ruling, regulation or official statement by, or on behalf of, the Commission or other governmental agency having jurisdiction of the subject matter shall be made, to the effect that the offering or sale of the VRDP Shares is or would be in violation of any provision of the Securities Act as then in effect, or the Exchange Act as then in effect, or with the purpose or effect of otherwise prohibiting the offering or sale of the VRDP Shares, as contemplated hereby, without registration under the Securities Act; (v) any legislation, resolution, ordinance, rule or regulation shall be enacted by, any governmental body, department or agency of the United States or the State of New York, or a decision by any court of competent jurisdiction within the United States or the State of New York shall be rendered, which, in the Remarketing Agent’s reasonable opinion, materially adversely affects the marketability of the VRDP Shares; (vi) additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any governmental authority or by any national securities exchange, which, in the Remarketing Agent’s reasonable opinion, would cause the performance of the Remarketing Agent’s obligations hereunder to violate applicable law; (vii) any litigation shall be instituted and be outstanding, to restrain or enjoin the sale or remarketing of the VRDP Shares or in any way protesting or affecting any authority for or the validity of the VRDP Shares or this Agreement, or the existence or powers of the Fund or the Liquidity Provider to perform, as applicable, its obligations hereunder or under the VRDP Shares Purchase Agreement; (viii) a general banking moratorium has been declared by federal or New York authorities having jurisdiction, a material disruption in commercial banking or securities settlement of clearances services or a force majeure event shall have occurred which in the reasonable opinion of the Remarketing Agent materially adversely affects the settlement or clearance of the VRDP Shares; or (ix) a material misstatement or omission in the Remarketing Materials, except for any Liquidity Provider Information, so long as the Liquidity Provider is an affiliate of the Remarketing Agent, has occurred, so that it is not advisable, in the reasonable judgment of the Remarketing Agent, to attempt to remarket the VRDP Shares, provided that the Remarketing Agent, upon identifying any such material misstatement or omission in the Remarketing Materials, shall promptly notify the Fund.  In the event of the failure of any such conditions with respect to VRDP Shares, the Remarketing Agent may terminate its obligations under this Agreement with respect to VRDP Shares as provided in Section 10(b).  Notwithstanding the foregoing, so long as the Purchase Obligation is in effect, following notice of a Mandatory Tender Event, the foregoing conditions shall not apply and the Remarketing Agent may not terminate this Agreement or resign until after the purchase of the VRDP Shares required to be made on the related Purchase Date, provided that the Remarketing Agent shall not be required to perform its obligations hereunder or under any other Related Document if, in the opinion of a nationally recognized outside counsel selected by the Remarketing Agent

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reasonably acceptable to the Fund and its investment adviser, such performance would violate any applicable laws.

Section 9.    Indemnification.

(a)       The Fund agrees to indemnify and hold harmless the Remarketing Agent and its respective officers, directors and employees (collectively, the “Indemnified Persons” and individually, an “Indemnified Person”) from and against any losses, claims, damages or liabilities to which any Indemnified Person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials or the Offering Memorandum or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading (except with respect to the Liquidity Provider Information, or information provided by the Remarketing Agent specifically for use therein), or arise out of, or are based upon, any violation by the Fund of, or any failure by the Fund to perform, any of its obligations under, this Agreement.  The Fund agrees to promptly reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in investigating, defending or preparing to defend any such action or claim; provided, however, that the Fund shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of the use by the Remarketing Agent of any information that is not contained in the Remarketing Materials.  The indemnity agreement in this paragraph shall be in addition to any liability or obligation which the Fund may otherwise have to any Indemnified Person and shall extend upon the same terms and conditions to each person, if any, who controls any Indemnified Person within the meaning of the Exchange Act. “Liquidity Provider Information” shall mean the (i) information under the captions “Summary — Liquidity Provider” and “Liquidity Provider” in the Offering Memorandum and (ii) any information in the Remarketing Materials under the caption “Liquidity Provider”, which in each case has been furnished in writing by the Liquidity Provider or its affiliates for inclusion therein.

(b)       The Fund agrees to indemnify and hold harmless the Indemnified Persons from and against every loss, liability or expense, including without limitation, damages, fines, suits, actions, demands, costs, out-of-pocket expenses, and reasonable legal fees and expenses (collectively, “Losses”), that may be imposed on, incurred by, or asserted against, any Indemnified Person for or in respect of its (1) execution and delivery of this Agreement, (2) compliance or attempted compliance with or reliance upon any instruction or other direction upon which the Remarketing Agent is authorized to rely pursuant to the terms of this Agreement and (3) performance under this Agreement, except to the extent that the Loss resulted from such Indemnified Person’s gross negligence, willful misconduct, bad faith, violations of law, violations of the terms and conditions of this Agreement or the failure of the Remarketing Agent to have the authority to execute, deliver or perform this Agreement.  For the avoidance of doubt, the Fund agrees to indemnify and hold harmless the Indemnified Persons from and against any and all Losses that may be imposed on, incurred by, or asserted against, any Indemnified Person for or in respect of the failure of the Remarketing Agent to deliver Remarketing Materials during the course of a Remarketing, if such failure is due to the failure by the Fund to provide to the Remarketing Agent such Remarketing Materials for delivery (regardless of whether the Remarketing Agent has requested such Remarketing Materials), notwithstanding that such

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failure by the Remarketing Agent to deliver Remarketing Materials during the course of a Remarketing could be deemed a violation of law by an Indemnified Person.  The indemnity agreement in this paragraph shall be in addition to any liability or obligation which the Fund may otherwise have to any Indemnified Person.

(c)       Each Indemnified Person shall give notice as promptly as reasonably practicable to the Fund (the “Indemnifying Person”) of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Persons shall not relieve the Indemnifying Person from any liability which it may have otherwise than on account of this indemnity agreement.  No settlement or compromise of any such action shall be made without the consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

(d)       In case any such action is brought against any Indemnified Person, and it notifies the Indemnifying Person from which it seeks indemnification of the commencement thereof, the Indemnifying Person will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof so long as its interests are not adverse to those of the Indemnified Person, with counsel reasonably satisfactory to such Indemnified Person, and after notice from the Indemnifying Person to such Indemnified Person of its election to assume the defense thereof, the Indemnifying Person will not be liable to such Indemnified Person under this Section 9 for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof other than reasonable costs of investigation.  Upon assumption by the Indemnifying Person of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel but the Indemnifying Person shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Indemnifying Person has agreed to pay such fees and expenses, (ii) the Indemnifying Person shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Indemnifying Person and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Fund.  If the Indemnifying Person elects not to assume the defense of any such suit, it will reimburse the Indemnified Persons for the reasonable fees and expenses of any counsel retained by them.  In the event that the parties to any such action (including impleaded parties) include the Indemnifying Person and one or more Indemnified Persons, and one or more Indemnified Persons shall have been advised by counsel reasonably satisfactory to the Indemnifying Person that there may be one or more legal defenses available to any of the Indemnified Persons, which are different from, additional to, or in conflict with those available to the Indemnifying Person, the Indemnifying Person will reimburse the Indemnified Persons for the reasonable fees and expenses of any counsel retained by the Indemnified Persons (it being understood that the Indemnifying Person shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (plus local counsel) for all Indemnified Persons, which firm shall be designated by the Indemnified Persons, the Remarketing Agent or the Indemnifying Person, as the case may be).  The Indemnifying Person agrees promptly to notify each Indemnified Person of the

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commencement of any litigation or proceedings against it in connection with the remarketing of the VRDP Shares.  The Indemnifying Person shall not consent to the terms of any compromise or settlement of any action defended by the Indemnifying Person in accordance with the foregoing without the prior consent of each Indemnified Person.  The Indemnifying Person shall not be liable under this Section 9 for the amount of any compromise or settlement of any action unless such compromise or settlement has been approved in writing by the Indemnifying Person, which approval shall not be unreasonably withheld.

(e)       If the indemnification provided for in subparagraph (a) of this Section 9 is unavailable, because of limitations imposed by securities laws or for any other reason, to a party that would otherwise have been an Indemnified Person under subparagraph (a) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then the party that would have been an Indemnifying Person thereunder shall, in lieu of indemnifying such Indemnified Person, contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion so that the Remarketing Agent is responsible for that portion represented by the percentage that the Remarketing Agent’s fee (calculated for a one year period) with respect to the relevant remarketing bears to the aggregate principal amount of the VRDP Shares being remarketed but will not exceed the amount of such fee (calculated for a one year period) and the Fund is responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereon referred to above in this subparagraph (e)) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claims (which shall be limited as provided in this subparagraph (f) above if the Indemnifying Person has assumed the defense of any such action in accordance with the provisions thereof).

(f)       The indemnity agreements contained in clauses (a), (b) and (c) of this Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent, and shall survive the termination or cancellation of this Agreement and the remarketing of any VRDP Shares hereunder.

(g)       The parties hereto acknowledge and agree that funds paid by the Liquidity Provider pursuant to the VRDP Shares Purchase Agreement are not subject to claims for indemnification made against the Fund under Section 9(a) or 9(b) of this Agreement.

Section 10.    Termination of VRDP Shares Remarketing Agreement.

(a)       This Agreement shall terminate as to the Remarketing Agent and its obligations hereunder with respect to VRDP Shares on the effective date of the resignation or removal of such Remarketing Agent pursuant to Section 5(a) and Section 5(b), respectively.

(b)       In addition, the Remarketing Agent may terminate this Agreement and all of its obligations hereunder with respect to VRDP Shares, by notifying the Fund, the Liquidity

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Provider and the Tender and Paying Agent of its election to do so, if any of the conditions referred to or set forth in Section 8 hereof with respect to VRDP Shares have not been met or satisfied in full and such failure shall have continued for a period of 30 days after such Remarketing Agent has given notice thereof to the Fund specifying the condition which has not been met and requiring it to be met; provided, however, that, subject to the last sentence of Section 8, termination of this Agreement with respect to VRDP Shares by the Remarketing Agent after giving the required notices with respect to VRDP Shares shall be immediate in the event of the occurrence and continuation of any event set forth in Section 8(b)(i), (ii), (iii) or (iv) hereof with respect to VRDP Shares.

(c)       Upon termination of this Agreement, the Remarketing Agent, at the request of the Fund, shall use commercially reasonable efforts, subject to confidentiality restrictions, to deliver to the Fund or any person designated by the Fund information maintained by it with respect to the VRDP Shares in connection with its duties hereunder provided that the Remarketing Agent may retain all or any portion of such information necessary or, in the good faith judgment of the Remarketing Agent, desirable to comply with laws and regulations applicable to the Remarketing Agent and its internal policies.

Section 11.    Remarketing Agent’s Performance; Duty of Care.

(a)       The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of this Agreement and the Articles Supplementary.  No implied covenants or obligations shall be read into this Agreement, or the Articles Supplementary.  In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Articles Supplementary, as to the truth of the statements expressed in any of such documents.  The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties.  The Remarketing Agent shall incur no liability to the Fund, the Fund’s investment adviser, the Liquidity Provider, the Tender and Paying Agent or to any Beneficial Owner (or its Agent Member) or any Holder of the VRDP Shares in its individual capacity or as Remarketing Agent for any action or failure to act, in connection with its duties under this Agreement and the Articles Supplementary or otherwise, except as a result of its bad faith, gross negligence or willful misconduct on its part.

(b)       The Remarketing Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out or caused by the failure of any other party (other than an affiliate of the Remarketing Agent) to provide any notice, statement or document required to be delivered pursuant to any Related Document in connection with performance by the Remarketing Agent of the relevant obligation.

Section 12.    Amendment, Supplement or Modification of Agreements.  Without the prior written consent of the Remarketing Agent, the Fund will not agree or consent to any amendment, supplement or modification of the VRDP Shares Purchase Agreement, the Fee Agreement, the Tender and Paying Agent Agreement, this Agreement or the Articles Supplementary, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the interests of the Remarketing Agent, in the

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Remarketing Agent’s sole discretion; provided, that, for purposes of this Section 12, any changes or amendments to the rating agency criteria provided in the Articles Supplementary for the VRDP Shares shall not be deemed to materially adversely affect the interests of the Remarketing Agent if immediately following such changes or amendments the VRDP Shares continue to be rated in the highest preferred stock ratings category by at least one NRSRO.

Section 13.    Books and Records.  The Remarketing Agent shall keep such books and records with respect to the performance of its duties hereunder as shall be consistent with prudent industry practice and shall, to the extent permitted by law, make such books and records available for inspection by the Fund on reasonable notice during normal business hours.  Any costs and expenses associated with such inspections shall be for the account of the party requesting such inspection.

Section 14.    Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

Section 15.    Waiver of Jury Trial.  The Fund and the Remarketing Agent hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

Section 16.    Term of Agreement.  Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof with respect to the VRDP Shares until the first day thereafter on which no such VRDP Shares are outstanding.  Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Fund pursuant to Sections 3, 4 and 9 hereof and of the Remarketing Agent pursuant to Section 9 hereof shall remain operative and in full force and effect until fully satisfied.

Section 17.    Successors and Assigns.  The rights and obligations of the Fund hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent and the Liquidity Provider.  The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Fund and the Liquidity Provider.  This Agreement shall inure to the benefit of and be binding upon the Fund and the Remarketing Agent and their respective permitted successors and assigns, and, subject to Section 23, will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling any Remarketing Agent within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act, or any Indemnified Person to the extent provided in Section 9 hereof.  As used in this Section 17, the terms “successors” and “assigns” shall not include any purchaser of VRDP Shares merely because of such purchase.

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Section 18.    Headings.  The section headings herein are for convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

Section 19.    Severability.  If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdiction or jurisdictions, because it conflicts with any provision of any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 20.    Counterparts.  This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

Section 21.    Remarketing Agent Not Acting as Underwriter.  It is understood and agreed by the parties hereto that the only obligations of the Remarketing Agent hereunder are as set forth in Sections 2, 3, 9 and 13 hereof.  When engaged in remarketing any properly-tendered VRDP Shares, the Remarketing Agent shall act only as agent for and on behalf of each owner of the VRDP Shares so tendered.  The Remarketing Agent shall not act as an underwriter for the tendered VRDP Shares and shall in no way be obligated to advance its own funds to purchase any tendered VRDP Shares (except to the extent that in its individual capacity as purchaser of those VRDP Shares it may elect, in accordance with Section 6 hereof, to purchase, in its sole discretion) or to otherwise expend or risk its own funds or incur or become exposed to financial liability in the performance of its duties hereunder.

Section 22.    Amendment.  This Agreement may be amended by any instrument in writing signed by all of the parties hereto so long as this Agreement as amended is not inconsistent with the Articles Supplementary in effect as of the date of any such amendment, provided that the parties to this Agreement agree not to unreasonably withhold or delay consent to any proposed amendment to Section 2(m) hereof.  The parties acknowledge that amendments to this Agreement (including with respect to Section 2(m)) are subject to prior notice requirements as set forth in the Tender and Paying Agent Agreement.

Section 23.    Benefits.  Nothing herein, express or implied, shall give to any person, other than the Fund, the Remarketing Agent and their respective permitted successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder, provided, however, that the Liquidity Provider shall be an express third party beneficiary hereunder with respect to any notices required to be delivered to it hereunder and with respect to the representations, warranties and covenants of the Fund.  Without limiting the generality of the foregoing, no Holder or Beneficial Owner (or their Agent Member) of VRDP Shares shall have or be deemed to have any right in respect of, or shall in any event be entitled to enforce or to seek recourse against any person in respect of, any provision of this Agreement, and any and all rights of holders of VRDP Shares or obligations of the Fund in respect thereof arise only under and as governed solely by the Charter, Articles Supplementary and by-laws as they are in effect from time to time.

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Section 24.    Notices and Wire Instructions.  Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing and shall be deemed to have been validly given or made upon receipt, if given by mail, or when delivered, if given by prepaid courier service, in each case addressed as follows:  if to the Fund or its investment adviser, to either of them at 100 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Accounting Custody; if to the Remarketing Agent, to Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013, Attention: Middle Office Manager, Telephone: (212) 723-7124, Fax: (212) 723-8642, Email: Glynn.Braithwaite@citi.com; if to the Liquidity Provider, to Citibank, N.A., 390 Greenwich Street, 2nd Floor, New York, New York 10013, Attention: MSD Middle Office Manager, Telephone: (212) 723-6320, Fax: (212) 723-8642, Email: Glynn.Braithwaite@citi.com; and if to the Tender and Paying Agent, to The Bank of New York Mellon, Corporate Trust Division, Dealing and Trading Group, 101 Barclay Street, Floor 7W, New York, New York 10286, Attention: Joseph Denno, Telephone: (212) 815-2898, Fax: (212) 815-2830, Email: joseph.denno@bnymellon.com, Christina Sotiriou, Telephone: (212) 815-2888, Fax: (212) 815-2830, Email: christina.sotiriou@bnymellon.com, John Maggio, Telephone (412) 234-4302, Fax: (212) 815-2830, Email: john.maggio@bnymellon.com, and Kristen Tartaglione, Telephone: (212) 815-2902, Fax: (212) 815-2830, Email: kristen.tartaglione@bnymellon.com; or to such other address as any of the foregoing persons shall specify to the parties hereto in writing.

The Purchase Price of remarketed VRDP Shares shall be paid by the Remarketing Agent in immediately available funds by wire transfer to the Tender and Paying Agent in accordance with the following instructions:

The Bank of New York Mellon
New York New York
ABA# 021 000 018
G/L/A# 111-565
For Further Credit to Account #704116
Ref:  mm/dd/yy and Event (e.g.:  Purchase Date)
Attn:  Joe Denno
Tel: (212) 815-2898

Email transmissions shall be deemed to have been validly given or made when sent to the following email addresses; if to the Fund or its investment adviser, to accounting.custody@blackrock.com; if to the Remarketing Agent, to Glynn.Braithwaite@citi.com; or to such other address as any such parties shall specify to the other party in writing; if to the Liquidity Provider, to Glynn.Braithwaite@citi.com; and, if to the Tender and Paying Agent, to BlackRockTenders@bnymellon.com.

Section 25.    Nonpetition Covenant.  Notwithstanding any prior termination of this Agreement, Citigroup Global Markets Inc., solely in its capacity as Remarketing Agent, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against, the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other

27

similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Remarketing Agent from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Fund, (y) any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than the Remarketing Agent, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

Section 26.    Confidentiality.  All information, whether oral, written, via computer disk or electronic media or otherwise, to which it is given access or is made available to it by the other party (including by such other party’s agents and representatives) in connection with the transactions contemplated by this Agreement or any other Related Document is referred to as “Confidential Information”.  Confidential Information shall include, without limitation, all technology, processes, trade secrets, contracts, proprietary information, portfolio information, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, customer information and customer lists, whether received before or after the date hereof.  Confidential Information shall also include information of or relating to any parent, subsidiary or affiliate of a party.

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any person, other than directors, officers, employees, agents or representatives (collectively, the “Representatives”) who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions. For the avoidance of doubt, any Rating Agency rating the VRDP Shares at the request of the Fund shall not be deemed to be a Representative for purposes of this Section 26 and will not be subject to the obligations of this Section 26. Each of party agrees to inform its Representatives of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 26.  Each party shall be responsible and liable for any breach of this Section 26 by its Representatives.  Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

It is understood and agreed that no information shall be within the protection of this Section 26 where such information: (a) is or becomes publicly available through no fault of either party or its Representatives, (b) is authorized to be released by the disclosing party or (c) is rightly obtained from a third party, who, to the best of the receiving party’s knowledge, is not under obligation of confidentiality.  Furthermore, the obligations of confidentiality set out in this Section 26 shall not extend to Confidential Information that is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the Remarketing Memorandum or the Remarketing Materials, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Liquidity Provider’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission.

28

In the event that either party to this Agreement or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, regulatory request or demand, civil investigative demand or similar process (“Legal Process”)) to disclose any of the Confidential Information, such party may disclose such Confidential Information to the extent legally required; provided, however, that such party shall: (a) first notify the other party of such legal process, unless such notice is prohibited by statute, regulatory request, rule or court order, (b) attempt to obtain such other party’s consent to such disclosure, and (c) in the event consent is not given, not object to the filing of  a motion to quash, or other similar procedural step, seeking protection against the production of publication of Confidential Information.  In making any disclosure under such legal process, each of party agrees to use all reasonable efforts to preserve the confidential nature of such information.  Nothing herein shall require a part to fail to honor any Legal Process on a timely basis.

In the event that this Agreement is terminated, or at any time upon request, each party agrees to return promptly or destroy all copies of the Confidential Information without retaining any copies thereof and to destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information.  Provided however each party will be permitted to retain all or any portion or the Confidential Information to comply with its governing laws, regulations or internal policies.  Such Confidential Information shall remain subject to the confidentiality obligations set forth in this Section 26.

Inasmuch as any breach of this Section 26 may result in immediate and irreparable injury, it is recognized and agreed that each party shall be entitled to equitable relief, including injunctive relief and specific performance, in addition to all other remedies available at law.  Further, all obligations, rights and remedies hereunder shall survive any return or destruction of the Confidential Information and any termination of this Agreement; provided, however, that all obligations, rights and remedies hereunder shall survive the termination of this Agreement and remain in full force and effect for one (1) year after the termination of this Agreement.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Section 26 shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 26.

Each party agrees not to disclose or allow disclosure to persons other than the Representatives that Confidential Information has been made available to it and that it has inspected any portion of such Confidential Information (the term “person” to be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership or other entity).

Each party hereby acknowledges that it is aware, and that it will advise such of its directors, officers, employees and other Representatives who are permitted to receive Confidential Information hereunder, that the United States securities laws prohibit any person, who has received material non-public information from an issuer which has public securities outstanding, from (i) purchasing or selling securities of such issuer or (ii) communicating such

29

information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

[Signatures Follow]

30

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By
Name:
Title:

31

ANNEX I

FORM OF REMARKETING NOTICE

[Date]

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, New York 10013
Attention: MSD Middle Office Manager

Telephone: (212) 723-6320
Fax: (212) 723-8642
Email: Glynn.Braithwaite@citi.com

THE BANK OF NEW YORK MELLON
Corporate Trust Division
Dealing and Trading Group
101 Barclay Street, Floor 7W
New York, New York  10286

Fax:  (212) 815-2830
Email:  BlackRockTenders@bnymellon.com

[or to such other Person and/or address or telecopy number or email address as the Tender and Paying Agent and/or the Liquidity Provider may specify for the purpose by notice to the Remarketing Agent]

Re:	BlackRock MuniYield Michigan Quality Fund, Inc. Series W-7 Variable Rate Demand Preferred Shares (“VRDP Shares”)

Pursuant to Section 2(f) of the VRDP Shares Remarketing Agreement dated as of April 21, 2011 (the “VRDP Shares Remarketing Agreement”), by and among BlackRock MuniYield Michigan Quality Fund, Inc., a non-diversified, closed-end investment company organized as a Maryland corporation, and Citigroup Global Markets Inc., a Delaware corporation (the “Remarketing Agent”), the undersigned Remarketing Agent hereby notifies you of the following information regarding the Remarketing of the VRDP Shares as of the date hereof:

1.         Information regarding the VRDP Shares is as follows:

VRDP Shares Series: ________

CUSIP number: 09254V 600

Purchase Date: ____________

ANNEX I-1

Purchase Price per share of VRDP Shares: ______________

2.         Remarketing Results:

(i) The number of VRDP Shares that were successfully remarketed for purchase on the Purchase Date: _________________.

(ii) The aggregate Purchase Price of the VRDP Shares that were SOLD in the Remarketing: _________________.

(iii) The number of VRDP Shares that were NOT successfully remarketed for purchase on the Purchase Date: _______________.

(iv) The aggregate Purchase Price of the VRDP Shares that were NOT SOLD in the Remarketing, to be paid by the Liquidity Provider: _______________.

3.         The undersigned hereby acknowledges that this Remarketing Notice is being provided by 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date, by Electronic Means to the Liquidity Provider and to the Tender and Paying Agent.

4.         Capitalized terms used herein shall have the meanings given to them in or by reference to the VRDP Shares Remarketing Agreement.

CITIGROUP GLOBAL MARKETS INC., as Remarketing Agent

By:
Name:
Title:

ANNEX I-2

ANNEX II

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC. (THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP NO. 09254V 600*

Mandatory Tender Notice

In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares (“VRDP Shares”) dated April 20, 2011 (the “Articles Supplementary”), the Fund hereby notifies Holders of VRDP Shares and the Liquidity Provider of the Mandatory Tender of the Outstanding VRDP Shares for Remarketing or purchase by the Liquidity Provider on the Purchase Date specified below due to the occurrence of the following Mandatory Tender Event:

(please select the applicable Mandatory Tender Event)

(i)       [Failure by the Fund to make a scheduled payment of dividends on a Dividend Payment Date]

(ii)       [Liquidity Provider Ratings Event]

(iii)       [Failure by the Fund to pay the Liquidity Provider the applicable fee due in advance under the terms of the Fee Agreement by seven Business Days prior to the beginning of the month to which such payment relates if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event]

(iv)       [The eighth day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event]

(v)       [The Fund has obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement being replaced] [the Effective Date of the Alternate VRDP Shares Purchase Agreement is [●], and the Liquidity Provider is [●]]

_________________________
* NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate.  It is included solely as a convenience to Holders of VRDP Shares.

ANNEX II-1

(vi)        [The Fund has provided a Notice of Proposed Special Rate Period in accordance with the Articles Supplementary]

(vii)       [A breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider in the Fee Agreement and the failure to cure such breach within 60 days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider)]

The Purchase Date for all Outstanding VRDP Shares for purchase pursuant to a successful Remarketing or otherwise by the Liquidity Provider will be ___________, 20___.

(to determine the applicable Purchase Date, please note:)

The Purchase Date in respect of a Mandatory Tender Event will be not later than seven days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (i) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (ii) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event will be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (iii) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of the VRDP Shares Purchase Agreement); and (iv) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first day of such proposed Special Rate Period.

Upon the occurrence of a Mandatory Tender Event, all Outstanding VRDP Shares automatically will be subject to Mandatory Tender and delivered to the Tender and Paying Agent for purchase on the designated Purchase Date by purchasers in the Remarketing in the event of a successful Remarketing or otherwise by the Liquidity Provider, including any VRDP Shares previously tendered pursuant to an Optional Tender for which the Purchase Date has not yet occurred.

In the event that VRDP Shares are issued in certificated form and a Holder of VRDP Shares fails to deliver such VRDP Shares to which a Mandatory Tender relates on or prior to the Purchase Date, the Holder of such VRDP Shares will not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered VRDP Shares as of the scheduled Purchase Date.  Any such undelivered VRDP Shares will be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent will place stop-transfer orders against the undelivered VRDP

ANNEX II-2

Shares.  Any moneys held by the Tender and Paying Agent for the purchase of undelivered VRDP Shares will be held in a separate account by the Tender and Paying Agent, will not be invested, and will be held for the exclusive benefit of the Holder of such undelivered VRDP Shares.  The undelivered VRDP Shares will be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement VRDP Share certificates in lieu of such undelivered VRDP Shares.

Any notice given to Holders in respect of a Mandatory Tender shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.

Terms used herein and not otherwise defined shall have the meanings given to such terms in the Articles Supplementary.

Dated: ______________________

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:

Name:

Title:

ANNEX II-3

SCHEDULE I

MAXIMUM RATE ADJUSTMENTS

1

AMENDMENT

dated as of

June 19, 2012

to the

VRDP SHARES REMARKETING AGREEMENT

dated as of

April 21, 2011

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.,

and

CITIGROUP GLOBAL MARKETS INC.,

BlackRock MuniYield Michigan Quality Fund, Inc.
Series W-7
Variable Rate Demand Preferred Shares (“VRDP Shares”)

AMENDMENT
TO THE
VRDP SHARES REMARKETING AGREEMENT

AMENDMENT TO THE VRDP SHARES REMARKETING AGREEMENT, dated as of June 19, 2012 (this “Amendment”)

BETWEEN:

(1)	BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation, (the “Fund”); and

(2)	CITIGROUP GLOBAL MARKETS INC. a New York corporation, (the “Remarketing Agent”).

WHEREAS:

The Fund issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of VRDP Shares, dated April 20, 2011, as the same may be amended (the “Articles Supplementary”) its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Fund and the Remarketing Agent entered into a VRDP Shares Remarketing Agreement, dated as of April 21, 2011 (the “Remarketing Agreement”) pursuant to which the Remarketing Agent agrees to act as agent for the Fund for the remarketing of the VRDP Shares that may be tendered for purchase from time to time and to perform certain other duties for the Fund;

The Fund has determined to designate a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary.  The Special Rate Period will commence on June 21, 2012 and end on June 24, 2015, and all references to “Special Rate Period” in this Amendment shall be to such proposed Special Rate Period;

In connection with the establishment of the Special Rate Period, the Fund has delivered a Notice of Proposed Special Rate Period, dated June 20, 2012 (the “Notice of Proposed Special Rate Period”), pursuant to, and in accordance with, the Articles Supplementary;

The providing of the Notice of Proposed Special Rate Period constituted a Mandatory Tender Event (the “SRP Mandatory Tender Event”);

The Fund intends to issue a Notice of Special Rate Period in the form attached hereto as Exhibit A (the “Notice of Special Rate Period”) to designate such proposed Special Rate Period as a Special Rate Period; and

The Fund and the Remarketing Agent wish to amend the Remarketing Agreement for the purpose of modifying certain of the respective rights and duties of the Fund and the Remarketing Agent under the Remarketing Agreement during the Special Rate Period.

1

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MODIFICATIONS TO THE REMARKETING AGREEMENT

SECTION 1.01.    Definitions.

(a)       Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Remarketing Agreement or by reference therein to other Related Documents.

SECTION 1.02.    Modifications to the Remarketing Agreement.

(a)       Section 2(n) of the Remarketing Agreement is hereby amended to permit the Remarketing Agent to remarket the VRDP Shares, subject to Mandatory Tender as a result of the occurrence of the SRP Mandatory Tender Event, directly to Citibank, N.A. in its individual capacity (and, for the avoidance of doubt, not in its capacity as Liquidity Provider pursuant to the Purchase Obligation).

(b)       The Remarketing Agent shall not be required to establish the Applicable Rate or calculate the Maximum Rate during the Special Rate Period.

(c)       During the period from (and including) the first day of the Special Rate Period to (but excluding) the day that is seven days prior to the end of the Special Rate Period, Section 4 of the Remarketing Agreement shall be amended by replacing the fee rate of ____% with a fee rate of ____%.

(d)       During the period from (and including) the first day of the Special Rate Period to (but excluding) the day that is seven days prior to the end of the Special Rate Period, Section 7 of the Remarketing Agreement shall not be applicable.

(e)       Except to the extent provided in the Notice of Special Rate Period, Section 2(q) of the Remarketing Agreement shall not be applicable during the Special Rate Period.

(f)       Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender during the Special Rate Period.

(g)       The provisions of the Related Documents relating to Mandatory Tender Events and related Mandatory Tenders shall be inapplicable during the Special Rate Period.

(h)       Notwithstanding Section 2(m) of the Remarketing Agreement, during the Special Rate Period, the Remarketing Agent shall not transfer or dispose of any VRDP Shares owned by the Remarketing Agent, except in accordance with Section 3.02 of the Amendment, dated as of June 20, 2012, to the LEARS Fee Agreement, dated as of December 30, 2010, between the Fund and Citibank, N.A. (the "Amendment to the Fee Agreement"), as if such Section 3.02 applied to the Remarketing Agent rather than Citibank, N.A.

2

SECTION 1.03.    Remarketing of the VRDP Shares and the SRP Mandatory Tender Event

The Remarketing Agent shall remarket all VRDP Shares, subject to Mandatory Tender as a result of the occurrence of the SRP Mandatory Tender Event, directly to Citibank, N.A. in its individual capacity (and, for the avoidance of doubt, not in its capacity as Liquidity Provider pursuant to the Purchase Obligation).

SECTION 1.04.    Consents

The Remarketing Agent hereby consents to (i) the Amendment to the Fee Agreement, (ii) the Amendment, dated as of June 20, 2012, to the Tender and Paying Agent Agreement, dated as of April 21, 2011, by and between the Fund and the Tender and Paying Agent, (iii) the Fund's Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of June 20, 2012, and (iv) the Notice of Special Rate Period.

ARTICLE II
MISCELLANEOUS

SECTION 2.01.    Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 2.02.    Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 2.03.    Waiver of Jury Trial.

The Fund and the Remarketing Agent hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

3

SECTION 2.04.    Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 2.05.    Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

AMENDMENT

dated as of

April 23, 2013

to the

VRDP SHARES REMARKETING AGREEMENT

dated as of

April 21, 2011

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.,

and

CITIGROUP GLOBAL MARKETS INC.,

BlackRock MuniYield Michigan Quality Fund, Inc.
Series W-7
Variable Rate Demand Preferred Shares (“VRDP Shares”)

AMENDMENT
TO THE
VRDP SHARES REMARKETING AGREEMENT

AMENDMENT TO THE VRDP SHARES REMARKETING AGREEMENT, dated as of April 23, 2013 (this “Amendment”)

BETWEEN:

(1)	BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation, (the “Fund”); and

(2)	CITIGROUP GLOBAL MARKETS INC. a New York corporation, (the “Remarketing Agent”).

WHEREAS:

The Fund issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of Variable Rate Demand Preferred Shares, dated April 20, 2011, as the same may be amended (the “Articles Supplementary”) its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Fund and the Remarketing Agent entered into a VRDP Shares Remarketing Agreement, dated as of April 21, 2011, as amended on June 21, 2012 (the “Remarketing Agreement”) pursuant to which the Remarketing Agent agrees to act as agent for the Fund for the remarketing of the VRDP Shares that may be tendered for purchase from time to time and to perform certain other duties for the Fund;

The Fund has designated a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary.  The Special Rate Period commenced on June 21, 2012 and will end on June 24, 2015, and all references to “Special Rate Period” in this Amendment shall be to such Special Rate Period; and

The Fund and the Remarketing Agent wish to amend certain provisions of the Remarketing Agreement in respect of the rights and obligations of the Fund and the Remarketing Agent under the Remarketing Agreement during the Special Rate Period as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1

ARTICLE I
MODIFICATIONS TO THE REMARKETING AGREEMENT

SECTION 1.01.    Definitions.

Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Remarketing Agreement, Articles Supplementary or Notice of Special Rate Period, dated as of June 20, 2012.

SECTION 1.02.    Modifications to the Remarketing Agreement.

(a)       Section 2(p) of the Remarketing Agreement shall have no effect during the Special Rate Period.

(b)       During the Special Rate Period, whenever the Fund intends or expects to include any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on VRDP Shares, the Fund shall notify the Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established and (ii) for any successive SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding SRP Calculation Date.  Whenever such advance notice is received from the Fund, the Tender and Paying Agent will notify each Holder and each Beneficial Owner or its Agent Member identified to the Tender and Paying Agent.

SECTION 1.03.    Consents

The Remarketing Agent hereby consents to (i) the Amendment to the LEARS Fee Agreement, dated as of April 23, 2013, (ii) the Amendment to the Tender and Paying Agent Agreement, dated as of April 23, 2013, (iii) the Amendment to the Articles Supplementary, dated as of April 23, 2013 and (iv) the Amendment to the Notice of Special Rate Period, dated as of April 23, 2013, attached hereto as Exhibits A, B, C and D, respectively.

ARTICLE II
MISCELLANEOUS

SECTION 2.01.    Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

2

SECTION 2.02.    Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 2.03.    Waiver of Jury Trial.

The Fund and the Remarketing Agent hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 2.04.    Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 2.05.    Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
	Name:	Robert W. Crothers
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

OMNIBUS AMENDMENT

TO

TENDER AND PAYING AGENT AGREEMENT

This amendment (this "Amendment"), dated as of June 16, 2015, to each Tender and Paying Agent Agreement, dated as of April 21, 2011 or May 19, 2011, as applicable, between The Bank of New York Mellon, a New York banking corporation, including its successors and assigns, as tender and paying agent (the “Tender and Paying Agent”), and each of the funds party hereto (each, a "Fund"), as amended from time to time (each, as amended, an "Agreement"). Capitalized terms used herein and not otherwise defined herein with respect to a Fund shall have the meanings set forth in such Fund's Agreement.

WHEREAS, each Fund has extended the Special Rate Period to June 22, 2016 and amended the definition of “Ratings Spread” in such Fund’s Notice of Special Rate Period; and

WHEREAS, each Fund wishes to amend, and hereby requests the Tender and Paying Agent to enter into this Amendment for the purpose of modifying the definitions of Special Rate Period and Ratings Spread in such Fund’s Agreement to reflect (i) the extension of the Special Rate Period to June 22, 2016 and (ii) the amendment to such Fund’s Notice of Special Rate Period, attached hereto as Exhibit A.

ACCORDINGLY, each Agreement is hereby amended as follows:

ARTICLE I
AMENDMENTS

SECTION 1.01	Definition of Special Rate Period.

All references to “Special Rate Period” in the Agreement shall be to the Special Rate Period as extended to June 22, 2016, or such later date to which it may be further extended in accordance with the terms of the Notice of Special Rate Period, as amended from time to time.

SECTION 1.02	Definition of Ratings Spread.

The definition of “Ratings Spread” in each Agreement is hereby deleted and replaced with the definition of “Ratings Spread” set forth below:

“Ratings Spread” means, with respect to an SRP Calculation Period, the percentage per annum set forth below opposite the highest applicable credit rating assigned to the VRDP Shares, unless the lowest applicable rating is below A3/A-, in which case the Ratings Spread shall mean the percentage per annum set forth below opposite the lowest applicable credit rating assigned to the VRDP Shares by Moody’s, Fitch or any Other Rating Agency, in each case rating the VRDP Shares at the request of the Fund, on the SRP Calculation Date for such SRP Calculation Period:

1

Moody’s/Fitch	Percentage
Aaa/AAA
Aa3/AA- to Aa1/AA+
A3/A- to A1/A+
Baa3/BBB- to Baa1/BBB+
Non-investment grade or Unrated

Except as amended or set forth above, each Agreement remains in full force and effect.

ARTICLE II
MISCELLANEOUS

SECTION 2.01	Successors and Assigns.

This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each Fund and the Tender and Paying Agent. The assignment or otherwise transfer of any party's rights under this Amendment with respect to any Agreement shall be governed by Section 7.06 of such Agreement.

SECTION 2.02	Governing Law.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

EACH FUND AND THE TENDER AND PAYING AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH FUND AND THE TENDER AND PAYING AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT IN

2

ANY COURT REFERRED TO IN THE PRECEDING PARAGRAPH OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 2.03	Waiver of Jury Trial.

EACH FUND, THE TENDER AND PAYING AGENT AND EACH THIRD PARTY BENEFICIARY OF THIS AMENDMENT HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO OR BENEFICIARIES HEREOF AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 2.04	Counterparts.

This Amendment may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

SECTION 2.05	Beneficiaries.

Nothing herein, express or implied, shall give to any Person, other than a Fund, the Tender and Paying Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder, provided that the Liquidity Provider, Holders and Beneficial Owners shall be express third party beneficiaries hereof and of such Fund's Agreement as amended hereby to the extent provided in Section 7.04 of such Fund's Agreement.

[Signature Pages Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

The Bank of New York Mellon

By: Glenn McKeever
Title: Vice President

[Signature Page of the Funds Follows]

4

BlackRock MuniYield Arizona Fund, Inc.		BlackRock MuniYield New York Quality Fund, Inc.

By:	Robert W. Crothers	By:	Robert W. Crothers
Title:	Vice President	Title:	Vice President

BlackRock MuniYield California Fund, Inc.		BlackRock MuniYield Investment Fund

By:	Robert W. Crothers	By:	Robert W. Crothers
Title:	Vice President	Title:	Vice President

BlackRock MuniYield Michigan Quality Fund, Inc.		BlackRock MuniYield Michigan Quality Fund II, Inc.

By:	Robert W. Crothers	By:	Robert W. Crothers
Title:	Vice President	Title:	Vice President

BlackRock MuniYield New Jersey Fund, Inc.		BlackRock MuniYield California Quality Fund, Inc.

By:	Robert W. Crothers	By:	Robert W. Crothers
Title:	Vice President	Title:	Vice President

BlackRock MuniYield Quality Fund III, Inc.		BlackRock MuniEnhanced Fund, Inc.

By:	Robert W. Crothers	By:	Robert W. Crothers
Title:	Vice President	Title:	Vice President

BlackRock MuniYield Pennsylvania Quality Fund		BlackRock Massachusetts Tax-Exempt Trust

By:	Robert W. Crothers	By:	Robert W. Crothers
Title:	Vice President	Title:	Vice President

BlackRock New Jersey Municipal Bond Trust

By:	Robert W. Crothers
Title:	Vice President

5

Citibank, N.A., the Liquidity Provider, and Citigroup Global Markets Inc., the Remarketing Agent, each hereby consents to this Amendment and the Exhibit A thereto:

Citibank, N.A.	Citigroup Global Markets Inc.

By:	By:
Name:	Name:
Title:	Title:

6

EXHIBIT A

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.
(THE “FUND”)
SERIES W-7
VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP No. 09254V600*

Amendment to Notice of Special Rate Period

June 16, 2015

BlackRock MuniYield Michigan Quality Fund, Inc.
100 Bellevue Parkway
Wilmington, Delaware 19809

To: Addressees listed on Schedule 1 hereto

In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated April 20, 2011 (the “Articles Supplementary”), the Fund hereby notifies the Liquidity Provider, the Remarketing Agent and the Holders of the VRDP Shares that the last day of the Special Rate Period has been extended from June 24, 2015 to June 22, 2016 in accordance with the terms of the Notice of Special Rate Period and the Fund has determined to amend the definition of “Ratings Spread” in the Notice of Special Rate Period, dated June 20, 2012 (the “Notice of Special Rate Period”).

The last day of the Special Rate Period shall be June 22, 2016, or such later date as the Special Rate Period may be extended pursuant to the terms of the Notice of Special Rate Period.

As of June 24, 2015, the definition of “Ratings Spread” in the Notice of Special Rate Period is hereby deleted in its entirety and replaced with the following:

“Ratings Spread” means, with respect to an SRP Calculation Period, the percentage per annum set forth below opposite the highest applicable credit rating assigned to the VRDP Shares, unless the lowest applicable rating is below A3/A-, in which case the Ratings Spread shall mean the percentage per annum set forth below opposite the lowest applicable credit rating assigned to the VRDP Shares by Moody’s, Fitch or any Other Rating Agency, in each case rating the VRDP Shares at the request of the Fund, on the SRP Calculation Date for such SRP Calculation Period:
___________________
* NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate. It is included solely as a convenience to Holders of VRDP Shares.

7

Moody’s/Fitch	Percentage
Aaa/AAA
Aa3/AA- to Aa1/AA+
A3/A- to A1/A+
Baa3/BBB- to Baa1/BBB+
Non-investment grade or Unrated

Capitalized terms used but not defined in this Amendment to Notice of Special Rate Period shall have the meanings given to such terms in the Statement of Preferences and the Notice of Special Rate Period.

[Signature Page Follows]

8

IN WITNESS WHEREOF, I have signed this Amendment to the Notice of Special Rate Period as of the date first written above.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:	/s/ Robert W. Crothers
	Name:	Robert W. Crothers
	Title:	Vice President

AMENDMENT

dated as of

September 14, 2015

to the

LEARS FEE AGREEMENT

dated as of

December 30, 2010

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.,
as Issuer

and

CITIBANK, N.A.,
as Liquidity Provider

BlackRock MuniYield Michigan Quality Fund, Inc.
Series W-7
Variable Rate Demand Preferred Shares (“VRDP Shares”)

– i –

AMENDMENT TO THE
LEARS FEE AGREEMENT

AMENDMENT TO THE LEARS FEE AGREEMENT dated as of September 14, 2015 (this “Amendment”)

BETWEEN:

(1)        BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation, as issuer (the “Fund”); and

(2)        CITIBANK, N.A. a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”) and, to the extent provided herein, in its individual capacity.

WHEREAS:

The Fund issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of Variable Rate Demand Preferred Shares, dated April 20, 2011, as the same may be amended from time to time (the “Articles Supplementary”), its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

The Fund entered into the LEARS Fee Agreement with the Liquidity Provider, dated as of December 30, 2010, as amended (the “VRDP Shares Fee Agreement”), relating to the VRDP Shares;

The Fund has determined to issue 873 additional VRDP Shares in connection with the reorganization of BlackRock MuniYield Michigan Quality Fund II, Inc. with the Fund (the “Issuance”); and

The Fund and the Liquidity Provider wish to amend certain provisions of the VRDP Shares Fee Agreement in respect of the rights and obligations of the Fund and the Liquidity Provider and, to the extent provided therein, Citibank, under the VRDP Shares Fee Agreement in connection with the Issuance.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Fee Agreement.

ARTICLE II
SCHEDULE I

Schedule I of the VRDP Shares Fee Agreement is hereby deleted in its entirety and replaced with the Schedule I attached to this Amendment.

ARTICLE III
MISCELLANEOUS

SECTION 3.01.	Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 3.02.	Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 3.03.	Waiver of Jury Trial.

THE FUND AND CITIBANK, IN ITS INDIVIDUAL CAPACITY AND AS THE LIQUIDITY PROVIDER, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 3.04.	Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 3.05.	Beneficiaries.

This Amendment  is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 3.06.	Non-petition Covenant.

Notwithstanding any prior termination of the VRDP Shares Fee Agreement, Citibank, in its individual  capacity and in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Fund under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Fund or any substantial part of the property of the Fund; provided, however, that nothing in this provision shall preclude, or be deemed to stop, Citibank, in its individual capacity and in its capacity as Liquidity Provider, from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Fund, (y) any involuntary insolvency proceeding filed or commenced against the Fund by a Person other than Citibank, in its individual  capacity or in its capacity as Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

SECTION 3.07.	Consents.

Citibank, in its individual capacity and in its capacity as Liquidity Provider, hereby consents to the Fund’s amendments to the Articles Supplementary and the VRDP Shares certificate, in the forms attached hereto as Exhibits A and B, respectively.

SECTION 3.08.	Notices to Citibank.

For purposes of Section 8.01 of the VRDP Shares Fee Agreement, the notice address for Citibank in its individual capacity or its capacity as Liquidity Provider is as follows:

Citibank, N.A.
390 Greenwich Street, 2nd Floor
New York, New York 10013
Attention:  MSD Middle Office Manager
Telephone:  (212) 723-6320
Fax:  (212) 723-8642
Email:  msdcititob@citi.com

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., as Issuer

By:
	Name:	John M. Perlowski
	Title:	President and
Chief Executive Officer

CITIBANK, N.A., in its individual capacity and as Liquidity Provider

By:
Name:
Title:

[Signature Page to Amendment to MIY Fee Agreement]

SCHEDULE I

Description of VRDP Shares:	2,319 Series W-7 Variable Rate Demand Preferred Shares, par value $0.10 per share, with a liquidation preference of $100,000 per share.

Initial Remarketing Agent:	Citigroup Global Markets Inc.

EXHIBIT A

EXHIBIT B

AMENDMENT

dated as of

September 14, 2015

to the

TENDER AND PAYING AGENT AGREEMENT

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

and

THE BANK OF NEW YORK MELLON,
as Tender and Paying Agent

Dated as of April 21, 2011

relating to

Series W-7 Variable Rate Demand Preferred Shares
Liquidation Preference $100,000 per Share

of

BlackRock MuniYield Michigan Quality Fund, Inc.

AMENDMENT
TO THE
TENDER AND PAYING AGENT AGREEMENT

AMENDMENT TO THE TENDER AND PAYING AGENT AGREEMENT dated as of September 14, 2015 (this “Amendment”)

BETWEEN:

(1)	BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation (the “Fund”); and

(2)	THE BANK OF NEW YORK MELLON, a New York banking corporation, including its successors and assigns, as tender and paying agent, (the “Tender and Paying Agent”).

WHEREAS:

The Fund issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of Variable Rate Demand Preferred Shares, dated April 20, 2011, as the same may be amended from time to time (the “Articles Supplementary”), its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Tender and Paying Agent and the Fund entered into a Tender and Paying Agent Agreement, dated as of April 21, 2011, as amended (the “Tender and Paying Agent Agreement”);

The Fund has determined to issue 873 additional VRDP Shares in connection with the reorganization of BlackRock MuniYield Michigan Quality Fund II, Inc. with the Fund (the “Issuance”); and

The Fund wishes to amend, and hereby requests the Tender and Paying Agent to enter into this Amendment for the purpose of modifying certain of the respective rights and obligations of the Fund and the Tender and Paying Agent under the Tender and Paying Agent Agreement in connection with the Issuance.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MODIFICATIONS TO THE TENDER AND PAYING AGENT AGREEMENT

SECTION 1.01.	Definitions.

(a)        The definition of VRDP Shares in the Tender and Paying Agent Agreement is hereby amended to mean 2,319 Series W-7 Variable Rate Demand Preferred Shares, par value $0.10 per share.

1

(b)        Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Tender and Paying Agent Agreement, the Articles Supplementary or Notice of Special Rate Period, dated as of June 20, 2012, as amended June 16, 2015.

ARTICLE II
MISCELLANEOUS

SECTION 2.01.	Successors and Assigns.

This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Fund and the Tender and Paying Agent.  The assignment or otherwise transfer of any party’s rights under this Amendment shall be governed by Section 7.06 of the Tender and Paying Agent Agreement.

SECTION 2.02.	Governing Law.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE FUND AND THE TENDER AND PAYING AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

THE FUND AND THE TENDER AND PAYING AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT IN ANY COURT REFERRED TO IN THE PRECEDING PARAGRAPH OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

2

SECTION 2.03.	Waiver of Jury Trial.

EACH OF THE FUND, THE TENDER AND PAYING AGENT AND EACH THIRD PARTY BENEFICIARY OF THIS AMENDMENT HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO OR BENEFICIARIES HEREOF AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 2.04.	Counterparts.

This Amendment may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

SECTION 2.05.	Beneficiaries.

Nothing herein, express or implied, shall give to any Person, other than the Fund, the Tender and Paying Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder, provided that the Liquidity Provider, Holders and Beneficial Owners shall be express third party beneficiaries hereof and of the Tender and Paying Agent Agreement as amended hereby to the extent provided in Section 7.04 of the Tender and Paying Agent Agreement.

SECTION 2.06.	Consents.

The Tender and Paying Agent hereby consents to the Fund’s amendments to the Articles Supplementary, in the form attached hereto as Exhibit A.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
	Name:	John M. Perlowski
	Title:	President and
Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Tender and Paying Agent

By:
Name:
Title:

[MIY VRDP Amendment to Tender and Paying Agent Agreement]

The Liquidity Provider and Remarketing Agent hereby consent to this Amendment:

Citibank, N.A. as Liquidity Provider	Citigroup Global Markets Inc. as Remarketing Agent
By:	By:
Name:	Name:
Title:	Title:

[MIY VRDP Amendment to Tender and Paying Agent Agreement]

EXHIBIT A

AMENDMENT

dated as of

September 14, 2015

to the

VRDP SHARES PURCHASE AGREEMENT

dated as of

April 21, 2011

between

THE BANK OF NEW YORK MELLON,
as Tender and Paying Agent

and

CITIBANK, N.A.,
as Liquidity Provider

BlackRock MuniYield Michigan Quality Fund, Inc.
Series W-7 Variable Rate Demand Preferred Shares

AMENDMENT
TO THE
VRDP SHARES PURCHASE AGREEMENT

AMENDMENT TO THE VRDP SHARES PURCHASE AGREEMENT dated as of September 14, 2015 (this “Amendment”)

BETWEEN:

(1)	THE BANK OF NEW YORK MELLON, a New York banking corporation, including its successors and assigns, as tender and paying agent, (the “Tender and Paying Agent”); and

(2)	CITIBANK, N.A., a national banking association, as liquidity provider, (the “Liquidity Provider”).

WHEREAS:

BlackRock MuniYield Michigan Quality Fund, Inc. (the “Fund”) issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of Variable Rate Demand Preferred Shares, dated April 20, 2011, as the same may be amended from time to time (the “Articles Supplementary”), its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Tender and Paying Agent and the Liquidity Provider entered into a VRDP Shares Purchase Agreement, dated as of April 21, 2011, as amended June 20, 2012 (the “VRDP Shares Purchase Agreement”);

The Fund has determined to issue 873 additional VRDP Shares in connection with the reorganization of BlackRock MuniYield Michigan Quality Fund II, Inc. with the Fund (the “Issuance”); and

The Liquidity Provider wishes to amend, and the Fund has consented to the Tender and Paying Agent entering into this Amendment for the purposes of modifying certain provisions of the VRDP Shares Purchase Agreement in connection with the Issuance.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

MODIFICATIONS TO THE VRDP SHARES PURCHASE AGREEMENT

SECTION 1.01.	Definitions.

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Purchase Agreement.

1

SECTION 1.02.	Schedule I.

Schedule I of the VRDP Shares Purchase Agreement is hereby deleted in its entirety and replaced with the Schedule I attached to this Amendment.

ARTICLE II
MISCELLANEOUS

SECTION 2.01.	Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The assignment or otherwise transfer of any party’s rights under this Amendment shall be governed by Section 7.05 of the VRDP Shares Purchase Agreement.

SECTION 2.02.	Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 2.03.	Waiver of Jury Trial.

THE TENDER AND PAYING AGENT AND THE LIQUIDITY PROVIDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 2.04.	Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 2.05.	Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder, except that the agreement of the Liquidity Provider to purchase VRDP Shares in accordance with the terms and conditions of the VRDP Purchase Agreement as amended hereby is made for the benefit of the Holders and Beneficial Owners from time to time of the VRDP

2

Shares and shall be directly enforceable by the Holders or Beneficial Owners against the Liquidity Provider.

SECTION 2.06.	Consents.

Reference is hereby made to the Tender and Paying Agent Agreement, dated as of April 21, 2011, as amended (the “Tender and Paying Agent Agreement”), by and between the Fund and the Tender and Paying Agent.  The Liquidity Provider in respect of the series of VRDP Shares issued by the Fund, and for itself as purchaser on June 20, 2012 of all of the beneficial ownership interests in all of such VRDP Shares issued by the Fund, hereby consents to the Tender and Paying Agent entering into the Amendment, dated as of September 14, 2015 to the Tender and Paying Agent Agreement and this Amendment.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

THE BANK OF NEW YORK MELLON, as Tender and Paying Agent

By:
Name:
Title:

CITIBANK, N.A., as Liquidity Provider

By:
Name:
Title:

[MIY VRDP Amendment to Purchase Agreement]

The Fund hereby consents to this Amendment:

BlackRock MuniYield Michigan Quality Fund, Inc.
By:
Name:	John M. Perlowski
Title:	President and Chief Executive Officer

[MIY VRDP Amendment to Purchase Agreement]

The Remarketing Agent hereby consents to this Amendment:

Citigroup Global Markets Inc.
By:
Name:
Title:

[MIY VRDP Amendment to Purchase Agreement]

SCHEDULE I

Description of VRDP Shares:	2,319 Series W-7 Variable Rate Demand Preferred Shares, par value $0.10 per share, with a liquidation preference of $100,000 per share.

Initial Remarketing Agent:	Citigroup Global Markets Inc.

AMENDMENT

dated as of

September 14, 2015

to the

VRDP SHARES REMARKETING AGREEMENT

dated as of

April 21, 2011

between

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.,

and

CITIGROUP GLOBAL MARKETS INC.,

BlackRock MuniYield Michigan Quality Fund, Inc.
Series W-7
Variable Rate Demand Preferred Shares (“VRDP Shares”)

AMENDMENT
TO THE
VRDP SHARES REMARKETING AGREEMENT

AMENDMENT TO THE VRDP SHARES REMARKETING AGREEMENT dated as of September 14, 2015 (this “Amendment”)

BETWEEN:

(1)	BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC., a closed-end investment company organized as a Maryland corporation (the “Fund”); and

(2)	CITIGROUP GLOBAL MARKETS INC., a New York corporation, (the “Remarketing Agent”).

WHEREAS:

The Fund issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of Variable Rate Demand Preferred Shares, dated April 20, 2011, as the same may be amended from time to time (the “Articles Supplementary”), its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Fund and the Remarketing Agent entered into a VRDP Shares Remarketing Agreement, dated as of April 21, 2011, as amended (the “Remarketing Agreement”) pursuant to which the Remarketing Agent agreed to act as agent for the Fund for the remarketing of the VRDP Shares that may be tendered for purchase from time to time and to perform certain other duties for the Fund;

The Fund has determined to issue 873 additional VRDP Shares in connection with the reorganization of BlackRock MuniYield Michigan Quality Fund II, Inc. with the Fund (the “Issuance”); and

The Fund and the Remarketing Agent wish to amend certain provisions of the Remarketing Agreement in respect of the rights and obligations of the Fund and the Remarketing Agent under the Remarketing Agreement in connection with the Issuance.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MODIFICATIONS TO THE REMARKETING AGREEMENT

SECTION 1.01.	Definitions.

(a)        The definition of VRDP Shares in the preamble of the Remarketing Agreement is hereby amended to mean 2,319 Series W-7 Variable Rate Demand Preferred Shares, par value $0.10 per share.

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(b)        Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Remarketing Agreement, Articles Supplementary or Notice of Special Rate Period, dated as of June 20, 2012, as amended June 16, 2015.

ARTICLE II
MISCELLANEOUS

SECTION 2.01.	Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 2.02.	Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 2.03.	Waiver of Jury Trial.

THE FUND AND THE REMARKETING AGENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 2.04.	Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 2.05.	Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

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SECTION 2.06.	Consents.

The Remarketing Agent hereby consents to the Fund’s amendments to the Articles Supplementary and the VRDP Shares certificate, in the forms attached hereto as Exhibits A and B, respectively.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

By:
	Name:	John M. Perlowski
	Title:	President and
Chief Executive Officer

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

[MIY VRDP Amendment to Remarketing Agreement]

The Liquidity Provider hereby consents to this Amendment:

Citibank, N.A.
By:
Name:
Title:

[MIY VRDP Amendment to Remarketing Agreement]

EXHIBIT A

EXHIBIT B